Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-173626-01 to 333-173626-13
PROSPECTUS

UCI International, Inc.

Offer to Exchange

$400,000,000 Outstanding 8.625% Senior Notes due 2019 (the “old notes”) for
$400,000,000 Registered 8.625% Senior Notes due 2019 (the “new notes”)

The New Notes:

•	The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933 (the “Securities Act”) and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 24 of this prospectus before participating in the exchange offer.

The Exchange Offer:

•	The offer to exchange old notes of UCI International, Inc. for new notes will be open until 12:00 a.m., New York City time, on June 11, 2011, unless extended.

•	No public market currently exists for the old notes or the new notes.

The Guarantees:

•	The new notes will be fully and unconditionally guaranteed on an unsecured senior basis by UCI Holdings Limited and certain of its subsidiaries, which include certain of UCI International, Inc.’s subsidiaries that are borrowers under, or that guarantee, the Senior Secured Credit Facilities (as defined herein).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2011

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We have not authorized anyone to give you any information or to make any representations about us or the exchange offer that we discuss in this prospectus other than the information contained in this prospectus or any other information to which we have specifically referred you. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of UCI International and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, we have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, under the Securities Act, relating to the new notes to be issued in the exchange offer. As permitted by the rules of the SEC, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the registration statement relating to the exchange offer and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

UCI International, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
Attention: Keith A. Zar
(812) 867-4156

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by June 3, 2011.

MARKET DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Estimates of historical growth rates in the markets where we operate are not necessarily indicative of future growth rates in such markets. In addition, unless stated otherwise, market share and market position data used throughout this prospectus refer to our share of the North American light vehicle aftermarket.

Unless stated otherwise, all market industry statistics, excluding estimates that are qualified by our belief, are based on data included in the 2011 Automotive Aftermarket Industry Association (“AAIA”) Digital Automotive Aftermarket Factbook (“Factbook”), which combines the latest available aftermarket industry data from many sources including original AAIA research, government sources and independent research suppliers.

BASIS OF PRESENTATION

Holdings, the top-level registrant hereunder and the ultimate parent guarantor of the notes, was formed on November 26, 2010 in connection with the Transactions (as defined herein). The audited consolidated financial statements of UCI International as of December 31, 2009 and 2010 and for the years ended December 31, 2008,

2009 and 2010, included in this registration statement, represent those of the predecessor (the “Predecessor”) and have been prepared based upon the historical carrying amounts of assets and liabilities of UCI International. Because Holdings was formed on November 26, 2010 in connection with the Transactions, it has no financial statements as of or for periods ended prior to that date. We have separately included in this registration statement the audited consolidated financial statements of Holdings as of and for the period ended December 31, 2010. For future periods ending after January 26, 2011, we will present the consolidated financial statements of Holdings as the successor (the “Successor”) and UCI International as the Predecessor. The consolidated financial statements of Holdings and of UCI International have been audited by Grant Thornton LLP.

The consolidated financial statements of Holdings for the periods subsequent to the Transactions will be prepared using the purchase method of accounting. Under the purchase method of accounting, the purchase price is required to be allocated to the underlying tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of the acquisition, with any excess purchase price allocated to goodwill.

CERTAIN TRADEMARKS

This prospectus includes trademarks, such as Airtex, Champ, Wells, ASC, Master Parts, Luber-finer and Airtex Engine Management, which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or tm symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

CERTAIN DEFINITIONS

In this prospectus:

•	“2006 Credit Facility” refers to UCI’s (as defined herein) senior secured term loan facility and senior secured revolving credit facility, which were repaid in full on September 23, 2010 with proceeds from the 2010 Credit Facility (as defined herein).

•	“2010 Credit Facility” refers to UCI International’s term loan facility in an aggregate principal amount of $425.0 million, which was fully funded on September 23, 2010, and a revolving credit facility in an aggregate principal amount of $75.0 million, none of which was drawn. The 2010 Credit Facility was repaid and terminated as part of the Transactions (as defined herein).

•	“Acquisition Co.” refers to Uncle Acquisition 2010 Corp, which was the initial issuer of the old notes, and which was merged with and into UCI International, with UCI International as the surviving company in the Rank Acquisition (as defined herein).

•	“aftermarket” refers to the North American light and heavy-duty vehicle replacement products market.

•	“ASC” refers to ASC Industries Inc., which was acquired by UCI International, Inc. in 2006.

•	“CAGR” refers to compounded annual growth rate.

•	“Carlyle” refers to The Carlyle Group; prior to the Rank Acquisition, affiliates of Carlyle owned approximately 90% of the common stock of UCI International, Inc. with the remainder owned by former members of our board of directors and certain current and former employees.

•	“C$” refers to the lawful currency of Canada.

•	“DIFM,” an acronym for “do-it-for-me,” refers to consumers who use professionals to perform the maintenance and repair work needed on their own vehicles.

•	“DIY,” an acronym for “do-it-yourself,” refers to consumers who themselves perform the maintenance and repair work needed on their vehicles.

•	“dollars” or “$” refers to the lawful currency of the United States.

•	“Equity Contribution” means cash in the amount of $320.0 million contributed to Acquisition Co. in connection with the Rank Acquisition.

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•	“exchange dealer” refers to a broker-dealer which elects to exchange the old notes, acquired for its own account as a result of market making activities or other trading activities, for new notes.

•	“fill rate” refers to the percentage of orders received which we fill in their entirety in the time agreed upon.

•	“Former UCI International External Borrowings” refers to the Senior PIK Notes (as defined herein) and the 2010 Credit Facility.

•	“GAAP” refers to generally accepted accounting principles in the United States.

•	“Holdings” refers to UCI Holdings Limited, a New Zealand limited liability company and the indirect parent of UCI International.

•	“initial purchasers” refers to Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Nomura Securities North America, LLC, as initial purchasers of the old notes.

•	“Issue Date” refers to January 26, 2011.

•	“Issuer” refers to UCI International, Inc., as successor by merger to Uncle Acquisition 2010 Corp.

•	“Merger Agreement” refers to the Agreement and Plan of Merger dated November 29, 2010, by and among UCI International, Inc., Rank Group (as defined herein), and Acquisition Co. pursuant to which Acquisition Co. merged with and into UCI International, Inc. with UCI International, Inc. continuing as the surviving corporation and an affiliate of Rank Group.

•	“new notes” refers to $400,000,000 aggregate principal amount of our registered 8.625% Senior Notes due 2019 and guarantees thereof.

•	“North America” and “North American” refer to the United States and Canada.

•	“notes” refers to the old notes and new notes collectively.

•	“OEM” refers to original equipment manufacturers.

•	“OES” refers to original equipment service providers (the service organizations connected with new car dealers).

•	“old notes” refers to $400,000,000 aggregate principal amount of our outstanding 8.625% Senior Notes due 2019 and guarantees thereof initially issued by Acquisition Co. in an unregistered transaction on January 26, 2011.

•	“Previously Outstanding Subordinated Notes” refers to UCI’s 9 3/8% Senior Subordinated Notes due 2013, which were discharged on October 25, 2010.

•	“Rank Acquisition” refers to the merger on January 26, 2011 of Acquisition Co., an indirect wholly owned subsidiary of Holdings and an affiliate of Rank Group, with and into UCI International, Inc. with UCI International, Inc. surviving the merger. See “The Transactions.”

•	“Rank Group” refers to Rank Group Limited, a private company based in New Zealand that is wholly owned by Graeme Hart.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Senior PIK Notes” refers to the floating rate Senior PIK Notes due 2013 issued by UCI International, Inc. on December 20, 2006; of which $355.1 million aggregate principal amount was outstanding at both December 31, 2010 and January 26, 2011. In connection with the Transactions, we purchased $315.0 million aggregate principal amount of the Senior PIK Notes pursuant to a tender offer we commenced on January 5,

2011. Also, on January 26, 2011, we (i) called for redemption all of the Senior PIK Notes that were not purchased as of the time of the Rank Acquisition and (ii) deposited $41.2 million for the satisfaction and discharge of such remaining Senior PIK Notes with the trustee under the indenture for the Senior PIK Notes.

•	“Senior Secured Credit Facilities” refers to the Senior Secured Term Loan Facility (as defined herein) and the Senior Secured Revolving Facility (as defined herein) entered into as part of the Transactions on January 26, 2011.

•	“Senior Secured Revolving Facility” refers to the $75.0 million senior secured revolving credit facility entered into as part of the Transactions on January 26, 2011.

•	“Senior Secured Term Loan Facility” refers to the $300.0 million senior secured term loan facility entered into as part of the Transactions on January 26, 2011.

•	“Transactions” refers to (i) the offering of $400.0 million of the old notes, (ii) the Equity Contribution, (iii) the borrowings under the Senior Secured Credit Facilities, (iv) the repayment of the 2010 Credit Facility, (v) the repurchase, call for redemption and satisfaction and discharge of the Senior PIK Notes, (vi) the Rank Acquisition, (vii) the merger of UCI Acquisition with and into UCI International, Inc., with the result that UCI is the direct, wholly owned subsidiary of UCI International, Inc., (viii) the transactions related to the foregoing and (ix) the payment of fees and expenses related to the foregoing, which occurred on January 26, 2011.

•	“UCI” refers to United Components, Inc., a wholly owned indirect subsidiary of UCI International, Inc.

•	“UCI Acquisition” refers to UCI Acquisition Holdings, Inc., a direct wholly owned subsidiary of UCI International, Inc. and, prior to the Transactions, the direct parent of UCI.

•	“UCI International” refers to UCI International, Inc., together with its subsidiaries.

•	“United States” and “U.S.” refer to the United States of America.

•	the “traditional” distribution channel refers to warehouse distributors, jobber stores and professional installers.

•	with respect to our customers, “Advance” refers to Advance Stores Company, Inc.; “AutoZone” refers to AutoZone, Inc.; “CARQUEST” refers to CARQUEST Auto Parts Inc.; “Chrysler” refers to Chrysler Group LLC; “Ford” refers to Ford Motor Company; “GM” refers to General Motors Company; “NAPA” refers to NAPA Autoparts Inc.; and “O’Reilly” refers to O’Reilly Automotive, Inc.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before making any investment decision. You should read this entire prospectus carefully. In this prospectus, unless otherwise indicated or the context otherwise requires, the terms “UCI International,” “we,” “us,” “our” and “our company” refer to UCI International, Inc. and its subsidiaries (including UCI), and “UCI” refers to United Components, Inc., our wholly owned subsidiary. “Holdings” refers to UCI Holdings Limited, the top-level registrant hereunder and the ultimate parent guarantor of the notes.

Our Business

We are a leading supplier to the light and heavy-duty vehicle aftermarket for replacement parts, supplying a broad range of filtration, fuel delivery systems, vehicle electronics and cooling systems products. We believe, based on management estimates, that we maintain a leading market position in each of our four product lines, including the number one market position by revenue in both fuel delivery systems and cooling systems in the North American light vehicle aftermarket. Approximately 87% of our 2010 net sales were generated from sales to a diverse group of aftermarket customers, including some of the largest and fastest growing companies in our industry. We have developed a global and low-cost manufacturing, sourcing and distribution platform and we sell into multiple sales channels, including retailers, wholesale distributors, dealers and the heavy-duty vehicle market. Our principal end markets include light vehicles, commercial vehicles and construction, mining, agricultural, marine and other industrial equipment. We have one of the most comprehensive product lines in the aftermarket, offering approximately 47,000 unique part numbers that we deliver at an industry leading average fill rate of approximately 98%.

We have established longstanding relationships with some of the largest companies in the aftermarket, such as Advance, AutoZone, CARQUEST, NAPA and O’Reilly. We have maintained our key customer relationships for approximately 20 years on average. We also supply to select OEM platforms that complement our core aftermarket business and provide us with visibility into emerging product trends. We believe our high-quality product portfolio and superior services, combined with our product support and category management services, enhance our customers’ financial and operating performance, allow us to achieve strong operating margins and position us well for profitable growth.

Our 2010 net sales were $945.0 million, Adjusted EBITDA was $169.5 million, or 17.9% of net sales, and net income attributable to UCI International (on a historical basis) was $23.0 million. See “— Summary Historical and Pro Forma Financial and Other Data.”

Our Product Lines

We design, develop, manufacture and distribute replacement parts that can be used in a substantial majority of light vehicles in operation in North America, including approximately 95% of pre-2008 models. Our four product lines provide a stable and diverse base of business, even in difficult economic cycles, and can be classified into two groups:

•	Non-Discretionary: Our fuel delivery systems, vehicle electronics and cooling systems products are critical for vehicle operation and must be replaced upon failure for the vehicle to successfully operate.

•	Recurring Maintenance: Our filtration products are replaced at regular maintenance intervals, generating a predictable, recurring revenue stream.

The following table sets forth information about our four product lines:

(1)	Based on 2010 net sales.

(2)	Numbers reflected are approximate.

(3)	Includes our brands, licensed brands and private label brands.

Our Industry

We operate primarily in the North American aftermarket, which is large and fragmented. According to J.D. Power, the number of vehicles in operation globally totals over one billion, of which approximately 259 million are located in the United States. Based on data available for 2009, we believe the addressable market for our current product lines servicing vehicles in North America represents approximately $10 billion of potential consumer spending.

The light vehicle aftermarket generally is stable and less susceptible to volatility in new vehicle sales. From 1999 to 2009, sales in the aftermarket grew at a CAGR of 3.3% with annual growth rates varying between (1.7)% and 7.0%. As an example of the aftermarket’s stability, while sales of new light vehicles in North America during 2009 declined 21.2%, sales in the aftermarket declined by only 1.7% in the same period.

Aftermarket sales generally are tied to the regular replacement cycle or the natural wearing cycle of a vehicle part; accordingly, we expect industry growth will be heavily influenced by the following key factors:

•	Increasing global vehicle population: According to J.D. Power, the global vehicle population is expected to experience growth at a CAGR of 3.3% from 2009 to 2015, and light vehicles in operation in the United States are expected to grow at a projected CAGR of 1.3% between 2009 and 2015.

•	Aging of vehicle population: The average age of light vehicles in use in the United States grew from 8.8 years in 1999 to 10.2 years in 2009.

•	Increasing vehicle miles driven: Miles driven in the United States has increased steadily over the last several decades. For example, between 1981 and 2010, miles driven in the United States increased at a CAGR of 2.3%, according to the U.S. Department of Transportation, and declined in only one year, 2008, mainly due to sharp increases in fuel prices. This amount increased 0.2% in 2009 from 2008 and 0.7% in 2010 from 2009.

•	Growing heavy-duty aftermarket: According to FTR Associates, historical total truck ton-miles increased in each year over the past 17 years, except for 2008 and 2009, when fuel price increases and the economic downturn affected this trend. MacKay & Company had estimated that the heavy-duty vehicle aftermarket would grow by approximately 8% in 2010, however final growth rates for 2010 are not yet available.

Further, we believe that aftermarket dynamics will continue to be impacted by additional longer-term trends, such as the increasing complexity of vehicles and proliferation of related parts, blurring distinctions between the retail and traditional channels and ongoing industry consolidation, resulting in a customer base with more complex needs. These trends are driving industry participants to rely on suppliers that can provide a full product portfolio across multiple channels in a timely and reliable manner. We believe that we are well positioned to capitalize on these trends as we continue to partner with our customers who are leading aftermarket participants and have been active in industry consolidation.

Replacement parts for the light vehicle aftermarket are distributed through three main channels:

•	Retail: National chains that primarily serve the DIY group and are strategically pursuing the DIFM group by targeting independent repair shops and professional installers or “commercial” sales. Leading retail providers include Advance, AutoZone and O’Reilly.

•	Traditional: Independent repair shops and professional installers supplied through companies such as CARQUEST and NAPA, as well as buying groups such as The Aftermarket Auto Parts Alliance (“The Alliance”) and the Automotive Distribution Network (“The Network”).

•	OES: Dealership service bays associated with OEMs such as GM, Ford and Chrysler.

Our Competitive Strengths

Aftermarket focus with a leading position in our product lines.  We are one of the largest aftermarket focused suppliers in North America, with approximately $818.5 million, or 87%, of our 2010 net sales, attributable to the aftermarket. We believe, based on management estimates, that we maintain a leading market position in each of our four product lines, including the number one market position by revenue in both fuel delivery systems and cooling systems in the North American light vehicle aftermarket.

Attractive aftermarket product portfolio.  We believe that we have an attractive product portfolio for several reasons, including:

•	Non-Discretionary: Our fuel delivery systems, vehicle electronics and cooling systems products are critical for vehicle operation and must be replaced upon failure for the vehicle to successfully operate.

•	Recurring Maintenance: Our filtration products are replaced at regular maintenance intervals, generating a predictable, recurring revenue stream.

•	Highly Engineered: Our product lines require significant engineering, product development, product support, sourcing and manufacturing capabilities.

Long-standing and deep relationships with industry leading customers.  We are a leading supplier to some of the largest companies in the aftermarket and have maintained our key relationships for approximately 20 years on average. We have supplied our largest customer, AutoZone, since it opened its first store in 1979. We are one of AutoZone’s largest suppliers today, with net sales of approximately $295 million, or 31% of our total net sales, in 2010. Underscoring the value we deliver, we have been selected as the “Category Captain” for our product lines at many of our customers. In this important role, we are responsible for analyzing market data and making product recommendations for a specific product category in order to drive higher customer sales and profitability. These recommendations, which include optimal inventory level and mix, marketing and promotion concepts and product positioning, are integral to our customers’ overall product strategy and procurement practices.

Capability to enhance customer financial and operating performance.  Through our strong service and delivery capabilities, broad product coverage, high product quality, engineering resources and product management support (such as cataloging and technical support), we enhance our customers’ financial and operating performance. We supply approximately 47,000 unique part numbers and deliver at an industry leading average fill rate of approximately 98%, allowing our customers to offer the right product, at the right place, at the right time. Our ability to reliably deliver a broad variety of products in a timely fashion, evidenced by our ability to ship products within 24 to 48 hours of the order, also allows our customers to reduce their working capital investment. Additionally, we utilize a flexible branding strategy, which includes our own brands, licensed brands and private label brands to best meet the needs of our customers.

Innovative category management expertise.  We believe our sophisticated category management capabilities are highly valued by our customers and provide us a competitive advantage. Our category management process utilizes our experienced professionals, specialized software and proprietary processes and tools to analyze industry, competitive and customer inputs to develop and recommend specific targeted actions to our customers. These targeted actions help our customers improve their sales growth and category profitability, increase consumer satisfaction through robust parts availability and minimize their working capital needs through enhanced inventory efficiency. Successful application of these services within our customer base has enabled us to increase our customer retention, expand sales of our products, optimize our product sourcing decisions through increased market visibility and penetrate new customers across the aftermarket.

Global and low-cost manufacturing, sourcing and distribution platform.  We operate manufacturing facilities in low-cost countries, including an approximately 20-year presence in both China and Mexico, and have invested significantly in automation throughout our global operations. In addition to our three manufacturing facilities, we have two sourcing offices in China, with low-cost product development, supplier development, engineering resources and procurement capabilities. Our worldwide distribution network allows us to achieve average fill rates of approximately 98% and provide unique direct shipment capabilities.

Strong Adjusted EBITDA margins and cash flow profile.  Our historical Adjusted EBITDA for 2010 was $169.5 million, representing 17.9% of our net sales, and we generated net cash flow from operating activities for that period of $113.3 million. Even during the economic downturn of 2008, when we reported a net loss of $12.4 million, we achieved Adjusted EBITDA of $113.4 million, representing 12.9% of our net sales, and generated net cash flow from operating activities of $31.7 million. Our ability to generate Adjusted EBITDA margins and cash flow from operations, that we believe are strong relative to our industry, provides financial flexibility and enables us to reinvest capital in our business, support growth and finance strategic acquisitions. In addition, during the past five years, we generally have maintained relatively low capital expenditure levels of approximately 2% to 4% of net sales, further bolstering our cash flow profile. Adjusted EBITDA is a non-GAAP measure. For a definition of Adjusted EBITDA and a reconciliation to net income (loss), see note 9 in “— Summary Historical and Pro Forma Financial and Other Data — Summary Historical UCI International Financial Information.”

Experienced management team supported by strong strategic ownership.  Our core senior management team has an average of 20 years of industry experience. Under the leadership of Bruce Zorich, our Chief Executive Officer, we have achieved significant accomplishments since 2003, including:

•	increasing average fill rates from the low 90s to approximately 98%;

•	increasing annual net sales per employee from approximately $140,000 to $245,000;

•	expanding our global footprint, while reducing total facilities from 47 to 29; and

•	increasing our Adjusted EBITDA as a percentage of net sales from 13.1% in the year ended December 31, 2003 to 17.9% for the year ended December 31, 2010.

In addition, we also expect to benefit from our strategic owner’s experience and business relationships.

Our Strategy

Our objective is to continue to be a market leader by providing superior products and services to our customers while maximizing sustainable free cash flow. Over the past several years, we have invested significant resources to develop differentiated services for our customers, improve our operational efficiency and enhance our low-cost country manufacturing and sourcing capabilities. We believe these investments provide a solid foundation for profitable net sales growth and continued operational improvements as highlighted below.

Maximize sustainable free cash flow.  One of our critical business strategies is to continue to maximize sustainable free cash flow. This strategy is based on increasing revenue through increased sales of existing products to existing and new customers, introduction of new products, select expansion into new geographic markets and increasing overall demand for our products. In addition, we intend to continue to reduce costs by promoting a culture of continuous improvement in our manufacturing operations and focusing on implementing cost-reduction measures, including streamlining operations through plant and overhead rationalization, systematically linking technological improvements to a reduction in material costs for new and existing products and optimizing our supply chain management. Furthermore, we will focus on maximizing our free cash flow through prudent working capital management and stringent minimum return levels for capital expenditures.

Our managers are accountable for meeting specific cost reduction and productivity improvement targets with a portion of their compensation based on achieving these targets. In addition, we believe we will benefit from the extensive operating experience of our strategic owner, Graeme Hart, who has implemented successful cost reduction programs with existing and previously owned companies.

Drive incremental net sales in excess of anticipated industry growth in our core markets.  Our strategy is to use our category management expertise, broad product coverage and superior product support and delivery to continue to differentiate ourselves from our competition, drive incremental growth and attract new customers. Historically, some of our most important customers have grown faster than the overall market and as these customers continue to expand their revenue and market share, we seek to increase their reliance on our capabilities to increase our own market share. We are also actively marketing these capabilities to new customers across our aftermarket channels and anticipate that we will secure new business similar to our recent wins with, among others, CARQUEST, NAPA and O’Reilly, with whom we have recently entered into contracts for our fuel delivery systems and cooling systems products.

Selectively pursue opportunities outside of the retail and traditional aftermarket channels.  Our product expertise and scalable platform enable us to add new customers and penetrate multiple end markets. We will continue to promote these attributes to pursue opportunities and expand our existing presence in the military, heavy-duty, power generation and other channels.

Expand sales in international markets.  We have a long-standing presence in the international light and heavy-duty vehicle aftermarket from which we generated $140 million of non-U.S. net sales in 2010. We plan to leverage our established global footprint to significantly increase our sales to international markets. We are strategically investing in targeted international market initiatives, including increasing management resources, expanding international product offerings, leveraging internationally recognized brands, such as Luber-finer and Airtex, and expanding our international catalog.

Enhance margins through our culture of operational excellence.  We have developed a culture that drives ongoing cost reduction and operational improvement through investments in automation and other process enhancements and the expansion of our global low-cost manufacturing, sourcing and distribution platform. We believe that our China manufacturing and sourcing capabilities, along with our Mexican operations, position us to realize continued cost savings. In addition, in late 2009 and 2010 we undertook our Product Source Optimization initiative (“PSO”) which utilizes our existing global footprint and unique category management insights to optimize the mix of products manufactured versus sourced and to determine the optimal manufacturing or sourcing location with a focus on increasing the utilization of our Chinese facilities.

Expand our platform through strategic partnerships and acquisitions.  The aftermarket remains relatively fragmented and we are well positioned to capitalize on additional partnering and consolidation opportunities. We and our strategic owner will continue to analyze and selectively pursue strategic opportunities where we can add value by leveraging our core competencies and realize synergies by applying our operating culture and processes to improve operating results. Our partnership and acquisition strategy also focuses on growth through product extensions that fit well within our existing distribution channels and expansion into new geographic markets.

Our Strategic Owner

As a result of the Rank Acquisition, we are part of a group of private companies based in New Zealand that are wholly owned by Graeme Hart, who is our strategic owner.

Other investments of Graeme Hart include:

•	Reynolds Group Holdings Limited (“RGHL”), a leading global manufacturer and supplier of consumer food and beverage packaging and storage products, comprising the SIG, Evergreen, Reynolds Consumer Products, Closures and Pactiv Foodservice businesses; and

•	Carter Holt Harvey (“Carter Holt”), which operates building supplies, pulp and paper, carton packaging and wood products businesses, primarily in Australia and New Zealand.

Our History and Corporate Information

UCI Holdings Limited, the top-level registrant hereunder, was incorporated under the New Zealand Companies Act 1993 on November 26, 2010, under the name Uncle Holdings (No. 3) Limited, as a holding company for UCI International. Holdings indirectly owns all of the common stock of UCI International and is the ultimate parent guarantor of the notes.

UCI International was incorporated at the direction of Carlyle on March 8, 2006 as a holding company for UCI Acquisition and UCI.

UCI, through its predecessors, has been in operation since 1958. Prior to June 20, 2003, UCI’s operations comprised the vehicle parts businesses of UIS, Inc., and UIS Industries, Inc. (together “UIS”). Beginning with the purchase of Airtex Products in 1958, UIS continued making acquisitions in the automotive industry over the following four decades, including Wells Manufacturing Corporation, Champion Laboratories, Inc., Neapco, Inc., Flexible Lamps Ltd. and Pioneer, Inc.

On June 20, 2003, UCI purchased all of its operating units from UIS. The purchase included the vehicle parts businesses of UIS, consisting of all of the issued and outstanding common stock or other equity interests of Champion Laboratories, Inc., Wells Manufacturing Corporation, Neapco, Inc., Pioneer, Inc., Wells Manufacturing Canada Limited, UIS Industries Ltd. (which was the owner of 100% of the capital stock of Flexible Lamps, Ltd. and Airtex Products Ltd.), Airtex Products S.A., Airtex Products, Inc. (currently Airtex Mfg., Inc.), Talleres Mecanicos Montserrat S.A. de C.V., Brummer Seal de Mexico, S.A. de C.V., Brummer Mexicana en Puebla, S.A. de C.V., Automotive Accessory Co. Ltd and Airtex Products, LLC. The purchase price paid was $808 million, plus transaction fees. The acquisition was financed through a combination of debt and $260 million in cash contributed to UCI as equity by its parent, UCI Acquisition Holdings, Inc. through contributions from affiliates of Carlyle. In 2006, UCI acquired ASC and sold the operations of Neapco, Inc., Pioneer, Inc. and Flexible Lamps Ltd.

Our principal executive offices are located at 14601 Highway 41 North, Evansville, Indiana 47725 and our telephone number is (812) 867-4156. Our internet address is www.uciholdings.com. The contents of our website are not part of this prospectus.

The Transactions

On November 29, 2010, UCI International, Inc. entered into the Merger Agreement by and among UCI International, Inc., Rank Group, and Acquisition Co. pursuant to which Acquisition Co. agreed to be merged with and into UCI International, Inc., with UCI International, Inc. continuing as the surviving corporation and an affiliate of Rank Group. Pursuant to the Merger Agreement, Acquisition Co. acquired all of the outstanding shares of capital stock and other equity interests in UCI International for a payment of $375.0 million and assumed the net indebtedness of UCI International and its subsidiaries. The Merger Agreement does not include any post-closing indemnification obligations or any provision for adjusting the amount payable to stockholders (whether for working capital or otherwise).

The merger and the related Transactions were completed on January 26, 2011. In addition, on January 26, 2011, we (i) repaid and terminated the 2010 Credit Facility, (ii) purchased $315.0 million aggregate principal amount of the Senior PIK Notes pursuant to a tender offer we commenced on January 5, 2011, (iii) called for redemption all of the remaining Senior PIK Notes that were not purchased as of the time of the Rank Acquisition and (iv) deposited $41.2 million for the satisfaction and discharge of such remaining Senior PIK Notes with the trustee under the indenture for the Senior PIK Notes. The redemption of the remaining Senior PIK Notes was completed on February 25, 2011.

On January 26, 2011, UCI International entered into the Senior Secured Credit Facilities, which consist of a $300.0 million Senior Secured Term Loan Facility drawn at closing, and a $75.0 million Senior Secured Revolving Facility, which was undrawn at closing. Availability under the Senior Secured Revolving Facility was reduced at closing by $16.3 million representing certain letters of credit issued at the closing of the Transactions. See “Description of Certain Other Indebtedness — Senior Secured Credit Facilities.”

The Transactions were financed with (i) the net proceeds from the issuance of the old notes, (ii) the Equity Contribution of $320.0 million, (iii) borrowings under the Senior Secured Term Loan Facility, (iv) advances from Rank Group and (v) available cash of UCI International in the amount of $179.0 million.

Corporate Structure

We are a holding company that conducts its business operations through its controlled entities. The following diagram sets forth a summary of our corporate structure and certain financing arrangements following the completion of the Transactions. For a summary of the debt obligations referenced in this diagram, see “Description of Certain Other Indebtedness” and “Description of the Notes.” Certain intermediate holding companies have been omitted from this chart for convenience.

*	Guarantor of the notes.

†	May be subsidiaries of U.S. Operating Subsidiaries.

United Components, Inc.’s principal U.S. operating subsidiaries are Airtex Products, LP, ASC Industries, Inc., Champion Laboratories, Inc. and Wells Manufacturing, LP.

Summary of the Terms of the Exchange Offer

The old notes were issued in private placement offerings only to qualified institutional buyers pursuant to Rule 144A under the Securities Act (“Rule 144A”) and to persons outside the United States pursuant to Regulation S under the Securities Act (“Regulation S”) and accordingly were exempt from registration under the Securities Act. See “The Exchange Offer.”

Notes Offered	$400,000,000 aggregate principal amount of new 8.625% senior notes due 2019, which have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are identical in all material respects to those of the old notes, except that the new notes:

• will be registered under the Securities Act and therefore will not contain restrictions on transfer;

• will not be subject to provisions relating to additional interest;

• will bear a different CUSIP or ISIN number from the old notes;

• will not entitle their holders to registration rights; and

• will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

The Exchange Offer	You may exchange old notes for a like principal amount of new notes.

Resale of New Notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the registration rights agreement entered into with the initial purchasers of the old notes. See “The Exchange Offer.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

• you do not tender your old notes; or

• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Consequences of Failure to Exchange.”

Upon completion of the exchange offer, there may be no market for the old notes that remain outstanding and you may have difficulty selling them.

Expiration Date	The exchange offer will expire at 12:00 a.m., New York City time, on June 11, 2011 (the “expiration date”), unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The new notes will accrue interest from the last interest payment date on which interest was paid on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if:

• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

See “The Exchange Offer — Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment and we will extend the exchange offer if necessary so that at least five business days remain in the offer following notice of the material change. The notice of extension to noteholders will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notices and may state that we are extending the exchange offer for a specified period of time.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must submit the required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Book-Entry Transfer.”

Guaranteed Delivery Procedures	None.

Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 12:00 a.m., New York City time, on June 11, 2011. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer — Exchange Agent” prior to the expiration date. See “The Exchange Offer — Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer will be accepted for exchange promptly after the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. We may reject any and all old notes that we determine have not been properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. With some limited exceptions, we will have no obligation to register the old notes after we consummate the applicable exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Material U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes will not result in a taxable exchange for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	D.F. King & Co., Inc. is serving as the exchange agent.

Summary of the Terms of the New Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes:

•	will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP or ISIN number from the old notes;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuer	The new notes will be the obligation of UCI International, Inc., as successor by merger to Acquisition Co.

New Notes	$400.0 million aggregate principal amount of registered 8.625% Senior Notes due 2019.

Maturity Date	The new notes will mature on February 15, 2019.

Interest Rates and Payment Dates	The interest rate on the new notes will be 8.625%. We will pay interest on the notes semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011.

Guarantees	The old notes are, and the new notes will be, guaranteed on a senior basis by Holdings and certain of its subsidiaries which include certain of UCI International, Inc.’s subsidiaries that are borrowers under, or that guarantee, the Senior Secured Credit Facilities. See “Description of the Notes — Guarantees” and “Description of the Notes — Certain Covenants — Future Guarantors” with respect to the notes.

Ranking	The notes:

• are our general senior obligations;

• rank pari passu in right of payment with all of our existing and future senior indebtedness;

• are effectively subordinated to all of our existing and future secured indebtedness (including indebtedness outstanding under the Senior Secured Credit Facilities) to the extent of the value of the assets securing such indebtedness;

• are senior in right of payment to all of our existing or future subordinated indebtedness;

• are unconditionally guaranteed on a senior basis by the guarantors; and

• are effectively subordinated to all claims of creditors, including trade creditors, and claims of preferred stockholders (if any) of each of our subsidiaries that is not a guarantor.

The guarantees of the notes:

• are general senior obligations of each guarantor;

• rank pari passu in right of payment with all existing and future senior indebtedness of such guarantor;

• are effectively subordinated to all existing and future secured indebtedness of such guarantor (including indebtedness of such guarantor with respect to its guarantee of the Senior Secured Credit Facilities) to the extent of the value of the assets securing such indebtedness; and

• are senior in right of payment to all existing or future subordinated indebtedness of such guarantor.

At December 31, 2010, on a pro forma basis after giving effect to the Transactions:

• Holdings and its subsidiaries had an aggregate principal amount of $304.0 million of indebtedness outstanding secured by liens, and Holdings and its subsidiaries had $58.7 million of availability under the Senior Secured Revolving Facility (as letters of credit of UCI International previously collateralized by cash were replaced at closing of the Transactions by letters of credit issued under the Senior Secured Revolving Facility), which if borrowed would be similarly secured; and

• Holdings and its subsidiaries had an aggregate principal amount of $704.0 million of unsubordinated indebtedness outstanding (whether secured or unsecured) consisting of amounts represented by the old notes (including the guarantees with respect thereto) and the Senior Secured Credit Facilities.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time on or after February 15, 2015, at the redemption prices described in this prospectus. Prior to February 15, 2015, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the applicable redemption date plus the applicable “make whole” premium described in this prospectus. See “Description of the Notes — Optional Redemption.” In addition, at any time prior to February 15, 2014, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at a redemption price of 108.625%, plus accrued and unpaid interest, if any, to the applicable redemption date. See “Description of the Notes — Optional Redemption.”

Change of Control	If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder’s notes at a purchase price of 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of repurchase. The term “Change of Control” is defined under “Description of the Notes — Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit the ability of Holdings and its restricted subsidiaries to:

• incur additional indebtedness and issue disqualified and preferred stock;

• make restricted payments, including dividends or other distributions;

• create certain liens;

• sell assets;

• enter into arrangements that limit any restricted subsidiary’s ability to pay dividends or make other payments or transfer assets to Holdings or any other restricted subsidiary;

• engage in transactions with affiliates; and

• consolidate, merge or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes — Certain Covenants.”

No Public Market	The new notes will be new securities for which there is currently no public market.

Governing Law of the Indenture, the Notes and the Guarantees	The indenture governing the notes, the notes and the guarantees are governed by the laws of the State of New York.

Risk Factors

You should carefully consider all of the information in this prospectus prior to making an investment decision. There are several risks related to our business that are described under “Risk Factors” and elsewhere in this prospectus.

Summary Historical and Pro Forma Financial and Other Data

The following tables set forth (i) summary historical UCI International financial information, as of the dates and for the periods indicated and (ii) summary unaudited pro forma condensed consolidated financial information. Holdings, the top-level registrant hereunder and the ultimate parent guarantor of the notes, was formed on November 26, 2010 in connection with the Transactions. We have presented the audited consolidated financial statements of UCI International, Inc., as the predecessor company, as of and for the period ended December 31, 2010 and for the prior periods presented in this prospectus. In addition, we have included the audited financial statements of Holdings as of and for the period ended December 31, 2010. For future periods ending after January 26, 2011, we will present the consolidated financial statements of Holdings as the successor company and UCI International as the predecessor company.

The summary historical and unaudited pro forma consolidated financial information should be read together with the respective financial statements and the notes thereto, along with “Certain Definitions,” “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should regard the summary financial information below only as an introduction and should base your investment decision on a review of the entire prospectus.

Summary Historical UCI International Financial Information

The audited consolidated financial statements for Holdings as of and for the period ended December 31, 2010, included elsewhere in this prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm. Holdings has prepared its financial statements in accordance with GAAP.

The audited consolidated financial statements for UCI International as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010, each included elsewhere in this prospectus, have been audited by Grant Thornton LLP, an independent registered public accounting firm.

Holdings was formed on November 26, 2010 in connection with the Transactions, and consequently does not have consolidated financial statements as of or for periods ended prior to that date. In addition, prior to the consummation of the Rank Acquisition, Holdings was minimally capitalized, generated no revenue and incurred costs only in anticipation of the Transactions. Consequently, we believe that summary historical financial information for Holdings would not be meaningful to investors and have not included it in the tables below.

The following tables set forth the summary historical financial data for UCI International for the years ended December 31, 2008, 2009 and 2010. Our summary historical income statement data for each of the years in the three-year period ended December 31, 2010 and our summary historical balance sheet data as of December 31, 2010 have been derived from the audited financial statements of UCI International included elsewhere in this prospectus. The financial data set forth below are not necessarily indicative of future results of operations. This data should be read in conjunction with, and is qualified in its entirety by reference to, the “Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis

of Financial Condition and Results of Operations” and “Capitalization” sections and our financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended
	December 31,
	2008	2009	2010
	(Audited)
	($ in millions)

Income Statement Data:
Net sales(1)	$880.4	$885.0	$945.0
Cost of sales	705.2	688.2	708.6

Gross profit	175.2	196.8	236.4
Operating expenses
Selling and warehousing	(62.9)	(56.6)	(60.5)
General and administrative(2)	(48.9)	(44.9)	(50.6)
Amortization of acquired intangible assets	(6.3)	(5.8)	(5.2)
Restructuring gains (costs), net(3)	(2.4)	(0.9)	(1.7)
Trademark impairment loss(4)	(0.5)	—	—
Patent litigation costs(5)	—	(7.0)	(5.9)

Operating income	54.2	81.6	112.5
Other expense
Interest expense, net	(65.4)	(60.5)	(60.8)
Management fee expense	(2.0)	(2.0)	(2.0)
Loss on early extinguishment of debt(6)	—	—	(8.7)
Miscellaneous, net	(3.5)	(5.5)	(3.5)

Income (loss) before income taxes	(16.7)	13.6	37.5
Income tax (expense) benefit	4.3	(5.1)	(14.5)

Net income (loss)	(12.4)	8.5	23.0
Less: Loss attributable to noncontrolling interest	(0.8)	(0.7)	(0.0)

Net income (loss) attributable to UCI International, Inc.	$(11.6)	$9.2	$23.0

As of
December 31, 2010
(Audited)
($ in millions)

Balance Sheet Data:
Cash and cash equivalents	$200.3
Accounts receivable, net	271.8
Inventories, net	144.2
Property, plant and equipment, net	135.1
Goodwill and other intangible assets, net	304.5
Other current and non-current assets	89.4

Total assets	1,145.3
Accounts payable	115.2
Short-term borrowings	3.3
Current maturities of long-term debt	4.5
Other current liabilities	131.3
Long-term debt, less current maturities	766.7
Other liabilities	100.7

Total liabilities	1,121.7

Shareholders’ equity	$23.6

	Year Ended December 31,
	2008		2009		2010
	(Audited)
	($ in millions except
	percentages and ratios)

Other Financial Data:
Capital expenditures	$31.9		$15.3		$21.3
Depreciation and amortization	37.0		37.1		35.4
EBITDA(7)	85.7		111.2		133.8
Adjusted EBITDA(8)	113.4		133.8		169.5
Adjusted EBITDA margin	12.9%		15.1%		17.9%
Ratio of earnings to fixed charges(9)	0.8	x	1.2	x	1.6x

(1)	Net sales in 2008 includes a special $6.7 million warranty provision related to unusually high warranty returns related to one category of parts.

(2)	During 2010, 2009 and 2008, we incurred $7.2 million, $1.3 million and $4.0 million, respectively, defending against claims, including class action litigation, alleging violations of antitrust and consumer protection laws by us and other parties in the North American automotive filter aftermarket. See Note 14 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus. In addition, we incurred $6.5 million, $2.2 million and $2.3 million of costs in 2010, 2009 and 2008, respectively, related to evaluating strategic opportunities including potential merger and acquisition and capital structure activities that are non-operating in nature. Costs in 2010 include costs related to the proposed initial public offering of UCI International’s stock that was withdrawn in November 2010 and costs associated with the Rank Acquisition.

(3)	Restructuring costs in 2010, 2009 and 2008 result from our capacity consolidation and realignment actions.

(4)	The 2008 amount relates to a trademark impairment loss due to a customer’s decision to market a significant portion of our products under the customer’s own private label brand.

(5)	Includes trial costs and damages awarded in connection with an unfavorable jury verdict on a patent infringement matter. See Note 14 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus.

(6)	The loss on early extinguishment of debt in 2010 relates to the termination of our 2006 Credit Facility and the discharge of UCI’s Previously Outstanding Subordinated Notes. The loss consists of the call premium on the Previously Outstanding Subordinated Notes ($3.6 million), interest during the Previously Outstanding Subordinated Notes redemption period ($1.9 million) and the write-off of unamortized deferred financing costs and original issue discount ($3.2 million). See further discussion in Note 11 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus.

(7)	EBITDA, a measure used by our strategic owner to measure operating performance, is defined as net income (loss) from continuing operations for the period plus income tax expense, net interest expense, depreciation expense of property, plant and equipment and amortization expense of identifiable intangible assets. Net income (loss) from continuing operations, income tax expense (benefit), net interest expense and depreciation and amortization expense are not reduced by the amounts attributable to noncontrolling interests. EBITDA is not a measure of our financial condition, liquidity or profitability and should not be considered as a substitute for net income (loss) from continuing operations for the period, operating profit or any other performance measures derived in accordance with GAAP or as a substitute for cash flow from operating activities as a measure of our liquidity in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, working capital needs, tax payments and capital expenditures. We believe that the inclusion of EBITDA in this prospectus is appropriate to provide additional information to investors about our operating performance and to provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We additionally believe that issuers of high yield debt securities also present EBITDA because investors, analysts and rating agencies consider these measures useful in measuring the ability of those issuers to meet debt service obligations. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to other similarly titled measures used by other companies.

(8)	Adjusted EBITDA as presented herein is a financial measure used by our strategic owner to measure operating performance and the indenture governing the notes. Adjusted EBITDA is calculated as EBITDA adjusted for particular items relevant to explaining operating performance. These adjustments include significant items of a non-recurring or unusual nature that cannot be attributed to ordinary business operations, restructuring and redundancy costs, gains and losses in relation to the valuation of derivatives, the full-period effect of businesses acquired after the beginning of a period and the full-period effect to implemented cost savings initiatives. Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) from continuing operations for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. The determination of Adjusted EBITDA contains a number of estimates and assumptions that may prove to be incorrect and differ materially from actual results. See “Risk Factors.” Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, working capital needs, tax payments, and capital expenditures. We believe that the inclusion of Adjusted EBITDA in this prospectus is appropriate to provide additional information to investors about our operating performance and to provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We additionally believe that issuers of high yield debt securities also present Adjusted EBITDA because investors, analysts and rating agencies consider these measures useful in measuring the ability of those issuers to meet debt service obligations. In addition, Adjusted EBITDA is used to determine our compliance with certain covenants, including the fixed charge coverage ratio used for purposes of debt incurrence under the indenture governing the notes and certain other agreements governing our indebtedness. Because not all companies calculate Adjusted EBITDA identically, this presentation of Adjusted EBITDA may not be comparable to the similarly titled measures of other companies.

The following table reconciles the EBITDA and Adjusted EBITDA calculations presented above to net income (loss) from continuing operations for the periods presented:

	Year Ended December 31,
	2008	2009	2010
	(Unaudited)
	($ in millions except percentages)

Net income (loss) attributable to UCI International, Inc.(a)	$(11.6)	$9.2	$23.0
Less: Net loss attributable to noncontrolling interest	(0.8)	(0.7)	—

Net income (loss) attributable to UCI International, Inc., as adjusted(a)	(12.4)	8.5	23.0
Income tax expense (benefit)(b)	(4.3)	5.1	14.6
Net interest expense(b)	65.4	60.5	60.8
Depreciation and amortization expense(b)	37.0	37.1	35.4

EBITDA(7) (above)	85.7	111.2	133.8
Restructuring costs and severance(c)	2.8	4.0	1.9
Trademark impairment loss(d)	0.5	—	—
Patent litigation costs(e)	—	7.0	5.9
Cost of defending class action litigation(f)	4.0	1.5	7.2
Special warranty expense(g)	6.7	—	—
New business changeover and sales commitment costs(h)	5.0	5.0	1.7
Establishment of new facilities in China(i)	3.6	0.5	—
Valuation allowance for non-trade receivables(j)	—	—	1.4
UCI International, Inc. non-operating expenses(k)	2.3	2.2	6.5
Loss on early extinguishment of debt(l)	—	—	8.7
Non-cash stock options expense(m)	0.8	0.4	0.4
Management fee(n)	2.0	2.0	2.0

Adjusted EBITDA(8) (above)	$113.4	$133.8	$169.5

Net sales	$880.4	$885.0	$945.0
Adjusted EBITDA margin	12.9%	15.1%	17.9%

(a)	Net income (loss), as adjusted, for all periods does not exclude the amount of net income (loss) attributable to noncontrolling interests as required by GAAP. The definition of Adjusted EBITDA in the Senior Secured Credit Facilities excludes any impact of noncontrolling interests.

(b)	Income tax expense (benefit), net interest expense and depreciation and amortization expense are not reduced by the amounts attributable to noncontrolling interests.

(c)	We have taken various restructuring actions to align our cost structure with customers’ spending and current market conditions. These actions have included the integration of our pre-ASC acquisition water pump product line into the water pump operations of ASC, as well as other targeted actions to reduce excess capacity and reduce our operating expenses. See Note 2 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus for further information regarding our restructuring actions.

(d)	In 2008, we recognized a trademark impairment loss of $0.5 million. This non-cash loss was due to a customer’s decision to market a significant portion of UCI-supplied products under the customer’s own private label brand, instead of UCI’s brand. This decision has not affected and is not expected to affect UCI’s sales of these products.

(e)	Our wholly owned subsidiary, Champion Laboratories, Inc. (“Champion”), is a defendant in litigation with Parker-Hannifin Corporation (“Parker-Hannifin”) pursuant to which Parker-Hannifin claims that certain of Champion’s products infringe a Parker-Hannifin patent. On December 11, 2009, following trial, a jury verdict was reached, finding in favor of Parker-Hannifin with damages of approximately $6.5 million. We recorded a provision of $6.5 million in the fourth quarter of 2009 and incurred trial costs of $0.5 million in the fourth quarter of 2009 related to this matter. During 2010, we incurred post-trial costs of $1.1 million. On May 3, 2010, the court entered a partial judgment in this matter, awarding Parker-Hannifin $6.5 million in damages and a permanent injunction. On March 17, 2011, the court issued an order denying Champion’s motion for a judgment at law and awarding Parker-Hannifin an additional $3.3 million in damages plus attorneys’ fees, estimated to be approximately $1.5 million. See “Our Business — Litigation — Patent Litigation.”

(f)	We incurred costs to defend ourselves in litigation, including class action litigation, alleging violations of antitrust and consumer protection laws by us and other parties in the North American automotive filter aftermarket. See “Our Business — Litigation — Antitrust Litigation.”

(g)	The special warranty expense of $6.7 million in 2008 related to a higher than normal failure rate of a specific category of parts resulting in an unusually high level of warranty returns.

(h)	New business changeover and sales commitment costs were up-front costs incurred to obtain new business and to extend existing long-term sales commitments. These costs are comprised of costs associated with stocklifts.

(i)	In 2008 and 2009, we incurred non-recurring start-up costs to establish two new factories in China.

(j)	In 2010, we provided a $1.4 million valuation allowance due to uncertainties of collection of Mexican value-added tax refund receivables.

(k)	From time to time, we have incurred costs related to evaluating strategic opportunities including potential merger and acquisition and capital structure activities that are non-operating in nature. Costs in 2010 included costs related to our proposed initial public offering of our stock that was withdrawn in November 2010 and costs associated with the Rank Acquisition.

(l)	The loss on early extinguishment of debt relates to the termination of the 2006 Credit Facility and the discharge of the Previously Outstanding Subordinated Notes. The loss consisted of the call premium on the Previously Outstanding Subordinated Notes ($3.6 million), interest during the Previously Outstanding Subordinated Notes redemption period ($1.9 million) and the write-off of unamortized deferred financing costs and original issue discount ($3.2 million).

(m)	Non-cash stock based compensation expense related to stock based awards under our amended and restated equity incentive plan.

(n)	Pursuant to our previous management agreement with TC Group, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight provided to us and our subsidiaries, we have historically paid an annual management fee of $2.0 million and out-of-pocket expenses. The agreement was terminated upon the consummation of the Rank Acquisition. The terms of the instruments governing our indebtedness permit us to pay management fees to Rank Group, but Rank Group currently does not intend for us to do so.

(9)	The ratio of earnings to fixed charges is calculated by dividing earnings before income taxes from continuing operations by fixed charges of continuing operations. For the periods presented, fixed charges consisted of interest expense, amortization and write off of financing costs and debt discount, and management’s estimate of interest within rent expense.

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

The summary unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of UCI International, which is included elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the impact of the Transactions. For further information regarding the Transactions, see “The Transactions.” The summary unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had been completed as of December 31, 2010. The summary unaudited pro forma condensed consolidated income statement gives effect to the Transactions as if they had been completed as of January 1, 2010.

The summary pro forma adjustments are based upon current available information and assumptions that we believe to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages and in “Unaudited Pro Forma Condensed Consolidated Financial Information.”

The summary unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or to be indicative of the consolidated results of operations or financial position that UCI International would have reported had the Transactions been completed as of the dates set forth in this summary unaudited pro forma condensed consolidated financial information and should not be taken as indicative of our future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the summary unaudited condensed consolidated pro forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the summary unaudited pro forma condensed consolidated financial information and actual amounts. As a result, the summary unaudited pro forma condensed consolidated financial data does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of the summary unaudited pro forma condensed consolidated financial information.

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

Year Ended
December 31, 2010
(Unaudited)
($ in millions)

Income Statement
Net sales	$945.0
Cost of sales	712.3

Gross profit	232.7
Operating expenses
Selling and warehousing	(60.9)
General and administrative	(50.8)
Amortization of acquired intangible assets	(22.9)
Restructuring costs, net	(1.7)
Patent litigation costs	(5.9)

Operating income	90.5
Other expense
Interest expense, net	(55.5)
Miscellaneous, net	(3.5)

Income before income taxes	31.5
Income tax expense	(12.3)

Net income	$19.2

As of
December 31, 2010
(Unaudited)
($ in millions)

Balance Sheet Data:
Cash and cash equivalents	$37.6
Accounts receivable, net	271.8
Inventories, net	159.8
Property, plant and equipment, net	162.1
Goodwill and other intangible assets, net	795.6
Other current and non-current assets	79.0

Total assets	1,505.9
Accounts payable	125.5
Short-term borrowings	3.3
Current maturities of long-term debt	3.0
Other current liabilities	115.8
Long-term debt, less current maturities	696.2
Other non-current liabilities	255.0

Total liabilities	1,198.8

Shareholder’s equity	$307.1

Year Ended
December 31, 2010
(Unaudited)
($ in millions except ratios)

Pro Forma Other Financial Data:
Total capital expenditures	$21.3
EBITDA(1)	143.1
Adjusted EBITDA(2)	168.1
Net cash interest expense(3)	52.5
Pro Forma Credit Statistics (at period end):
Total net senior secured debt(4)	$266.4
Total net debt(5)	666.4
Total net senior secured debt to Adjusted EBITDA	1.6x
Total net debt to Adjusted EBITDA	4.0x
Adjusted EBITDA to net cash interest expense	3.2x
Pro forma ratio of earnings to fixed charges(6)	1.6x

(1)	For a discussion regarding the calculation and purposes of the EBITDA presentation, see note 7 under “— Summary Historical UCI International Financial Information.” The following table reconciles the pro forma EBITDA calculation presented above to our net income for the period presented (net income, income tax expense, net interest expense and depreciation and amortization expense are not reduced by the amounts attributable to noncontrolling interests):

Year Ended
December 31, 2010
(Unaudited)
($ in millions)

Net income	$19.2
Income tax expense	12.3
Net interest expense	55.5
Depreciation and amortization expense	56.1

EBITDA(2)	$143.1

(2)	For a discussion regarding the calculation and purposes of the Adjusted EBITDA presentation, see note 8 under “— Summary Historical UCI International Financial Information.” The following table reconciles pro forma EBITDA as presented above to the pro forma Adjusted EBITDA for the period presented:

Year Ended
December 31, 2010
($ in millions)

EBITDA(2)	$143.1
Restructuring costs and severance(a)	1.9
Patent litigation costs(b)	5.9
Cost of defending class action litigation(c)	7.2
New business changeover costs(d)	1.7
Valuation allowance for non-trade receivables(e)	1.4
UCI International, Inc. non-operating expenses(f)	6.5
Non-cash stock option expense(g)	0.4

Adjusted EBITDA(3)	$168.1

(a)	We have taken various restructuring actions to align our cost structure with customers’ spending and current market conditions. These actions have included the integration of our pre-ASC acquisition water pump product line into the water pump operations of ASC, as well as other targeted actions to reduce excess capacity and reduce our operating expenses. See Note 2 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus for further information regarding our restructuring actions.

(b)	Our wholly owned subsidiary, Champion Laboratories, Inc. (“Champion”), is a defendant in litigation with Parker-Hannifin Corporation (“Parker-Hannifin”) pursuant to which Parker-Hannifin claims that certain of Champion’s products infringe a Parker-Hannifin patent. On December 11, 2009, following trial, a jury verdict was reached, finding in favor of Parker-Hannifin with damages of approximately $6.5 million. We recorded a provision of $6.5 million in the fourth quarter of 2009 and incurred trial costs of $0.5 million in the fourth quarter of 2009 related to this matter. During 2010, we incurred post-trial costs of $1.1 million. On May 3, 2010, the court entered a partial judgment in this matter, awarding Parker-Hannifin $6.5 million in damages and a permanent injunction. On March 17, 2011, the court issued an order denying Champion’s motion for a judgment at law and awarding Parker-Hannifin an additional $3.3 million in damages plus attorneys’ fees, estimated to be approximately $1.5 million. See “Our Business — Litigation — Patent Litigation.”

(c)	We incurred costs to defend ourselves in litigation, including class action litigation, alleging violations of antitrust and consumer protection laws by us and other parties in the North American automotive filter aftermarket. See “Our Business — Litigation — Antitrust Litigation.”

(d)	New business changeover and sales commitment costs were up-front costs incurred to obtain new business and to extend existing long-term sales commitments. These costs are comprised of costs associated with stocklifts.

(e)	In 2010, we provided a $1.4 million valuation allowance due to uncertainties of collection of Mexican value-added tax refund receivables.

(f)	From time to time, we have incurred costs related to evaluating strategic opportunities including potential merger and acquisition and capital structure activities that are non-operating in nature. Costs in 2010 included costs related to our proposed initial public offering of our stock that was withdrawn in November 2010 and costs associated with the Rank Acquisition.

(g)	Non-cash stock based compensation expense related to stock based awards under our amended and restated equity incentive plan.

(3)	Net cash interest excludes interest related to the original issue discount and amortization of deferred financing costs, as derived from the unaudited pro forma condensed consolidated income statement included under “Unaudited Pro Forma Condensed Consolidated Financial Information.”

(4)	Total net senior secured debt represents total senior secured debt less cash and cash equivalents of $37.6 million. Total senior secured debt of $304.0 million represents the aggregate of (i) $300.0 million under the Senior Secured Term Loan Facility and (ii) $4.0 million of secured short-term borrowings and finance lease obligations.

(5)	Total net debt represents total debt less cash and cash equivalents of $37.6 million. Total debt of $704.0 million represents the aggregate of (i) total senior secured debt described in note 4 above and (ii) $400.0 million of the notes.

(6)	For the purposes of calculating the ratio of earnings to fixed charges on a pro forma basis, earnings represent pro forma earnings before income taxes from continuing operations. Fixed charges include pro forma interest expense, amortization and write off of financing costs and debt discount, and management’s estimate of interest within rent expense.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information presented in this prospectus, including our financial statements and related notes, in evaluating our business and an investment in the notes. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of the notes to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to Our Business

Continued volatility in and disruption to the global economic environment may materially and adversely affect our business, financial condition and results of operations.

The global economy has continued to experience a period of significant uncertainty, characterized by very weak or negative economic growth, high unemployment, reduced spending by consumers and businesses, the bankruptcy, failure, collapse or sale of various businesses and financial institutions and a considerable level of intervention from the U.S. federal government and various foreign governments. Demand for automotive products such as ours is linked to consumer demand for automobiles, which has been, and may continue to be, adversely impacted by the continuing uncertain economic environment.

First, consumers’ driving habits are impacted by deteriorating economic conditions, leading to a reduction in miles driven thereby increasing the periods between maintenance and repairs. In the latter part of 2008 and 2009, consumers’ driving habits were impacted by deteriorating economic conditions. U.S. Department of Energy statistics indicate that miles driven in the United States for the year 2008 were 3.2% lower than for 2007. This amount increased 0.2% in 2009 from 2008 and 0.7% in 2010 from 2009. If total miles driven were to continue to remain fairly flat or decrease and consumers extend the mileage interval for routine maintenance, we could experience a decline in demand for our products due to a reduction in the need for replacement parts. Further, as economic conditions result in a reduction in discretionary spending for auto repair by the end users of our products, our results of operations could be impacted.

Second, difficult economic conditions may cause changes to the business models, products, financial condition or consumer financing and rebate programs of the OEMs, adversely affecting the number of cars produced and purchased. North American light vehicle sales reached their lowest point in nearly three decades in 2009 and the number of light vehicle registrations remained flat from 2008 to 2009. The effect of fewer cars being sold and fewer cars on the road adversely affected the demand for our products, reducing purchases by our customers in the aftermarket and by the OEMs.

If economic conditions continue to deteriorate or fail to improve, we may experience material adverse impacts to our business and operating results.

The economic environment and adverse credit market conditions may significantly affect our ability to meet liquidity needs and may materially and adversely affect the financial soundness of our customers and suppliers.

The capital and credit markets have experienced extreme volatility and disruption since the latter part of 2008, and, as a result, the markets have exerted downward pressure on the availability of liquidity and credit capacity for many companies. While currently these conditions have not materially impaired our ability to operate our business, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies, which could increase the cost of financing.

We need liquidity to pay our operating expenses, interest on our debt and capital expenditures. Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer. Our primary sources of liquidity are cash on hand, cash flow from operations, factoring of customer trade accounts receivable and available borrowing capacity under the Senior Secured Revolving Facility. Subject to certain limitations, the Senior Secured Credit Facilities permit sales of and liens on receivables, which are being sold pursuant to factoring arrangements arranged for us by certain customers with a number of banks. At December 31, 2010, we had factoring relationships arranged by four customers with eight banks. The terms of these relationships are such that the banks are not obligated to factor any amount of receivables. Because of the challenging capital markets, it is possible that these banks may not have the capacity or willingness to fund these factoring arrangements at the levels they have in the past, or at all, or our customers could discontinue their participation in the arrangements, which could have a material adverse impact on our liquidity.

In addition to the potential liquidity risks we face, some of our customers and suppliers could experience serious cash flow problems and, as a result, may find it difficult to obtain financing, if financing is available at all. As a result, our customers’ need for and ability to purchase our products or services may decrease, and our suppliers may increase their prices, reduce their output or change their terms of sale. Any inability of customers to pay us for our products and services, or any demands by suppliers for different payment terms, may materially and adversely affect our earnings and cash flow. Furthermore, our suppliers may not be successful in generating sufficient revenue or securing alternate financing arrangements, and therefore may no longer be able to supply goods and services to us. In that event, we would need to find alternate sources of these goods and services, and there is no assurance that we would be able to find such alternate sources on favorable terms, if at all. Any such disruption in our supply chain could adversely affect our ability to manufacture and deliver our products on a timely basis, and thereby affect our results of operations.

Our relationship with AutoZone creates risks associated with a concentrated net sales source.

We generate a large percentage of our net sales from our business with AutoZone, but we cannot be assured that AutoZone will continue to purchase from us. Net sales to AutoZone accounted for approximately 31%, 30% and 29% of our total net sales in 2010, 2009 and 2008, respectively. Several of our competitors are likely to pursue business opportunities with this customer and threaten our current position. If we fail to maintain this relationship, our net sales will be significantly diminished. Even if we maintain our relationship, our net sales concentration as a result of this relationship increases the potential impact to our business that could result from any changes in the economic terms of this relationship or in AutoZone’s business. Any change in the terms of our sales to this customer could have a material impact on our financial position and results of operations. Further, to the extent AutoZone’s overall business or market share decrease, or fail to increase, we may be adversely impacted.

Our contracts with our customers are generally short-term and do not require the purchase of a minimum amount.

We do not typically enter into firm, long-term agreements with customers for the sale of our products. Instead, our products are sold through a series of purchase orders based on our customers’ current or projected needs. By not having long-term agreements in place, we risk losing customers, or sales of a certain product to any particular customer, on relatively short notice. The loss of a significant customer, or a significant reduction in sales to a particular customer, could have a material impact on our financial position and results of operations.

Increases in our raw materials and component costs or the loss of a number of our suppliers could adversely affect our financial health.

We depend on third parties for the raw materials and components used in our manufacturing processes. We generally purchase our materials on the open market. However, in certain situations we have found it advantageous to enter into long-term contracts for certain commodities purchases. Our raw materials include hot rolled steel and other commodities such as aluminum, iron and multiple chemical products, including resin, rubber, media and packaging materials. During periods of peak demand for our raw materials, we experience significant price volatility, increases and/or surcharges. These higher costs affect the prices we pay for raw materials and for purchased component parts and finished products. The prices of these commodities have fluctuated significantly in recent years, and future volatility in the prices of these commodities could increase the costs of manufacturing our products and providing our services. We have been experiencing increases in certain commodity costs and extended lead times as the result of suppliers having reduced capacity during the economic downturn and a slight recovery being experienced in the general economy. More recently, we have experienced longer lead times and expedited freight costs due to logistics constraints in shipping product from China. A further economic recovery would likely increase the demand for many of the commodities used in our business. While we have been, and expect to continue to be, able to obtain sufficient quantities of these commodities to satisfy our needs, increased demand from current levels for these commodities could result in further cost increases and may make procurement more difficult in the future. We may not be able to pass on any increased costs to our customers and this could have a material adverse effect on our financial condition, results of operations and cash flows. Even in the event that increased costs can be passed through to customers, our gross margin percentages would decline. While we currently maintain alternative sources for steel and most other materials, our business is subject to the risk of additional price fluctuations and periodic delays in the delivery of our raw materials. Any such price fluctuations or delays, if material, could harm our profitability and operations. In addition, the loss of a substantial number of suppliers could result in material cost increases or reduce our production capacity. We are also significantly affected by the cost of natural gas used for fuel and the cost of electricity. Natural gas and electricity prices have historically been volatile.

We monitor sources of supply to attempt to assure that adequate raw materials and other supplies needed in manufacturing processes are available. However, we do not typically enter into hedge transactions to reduce our exposure to price risks and cannot assure you that we will be successful in passing on these attendant costs if these risks were to materialize. In addition, if we are unable to continue to purchase our required quantities of raw materials on commercially reasonable terms, or at all, if we are unable to maintain or enter into purchasing contracts for commodities, or if delivery of materials from suppliers is delayed or non-conforming, our operations could be disrupted and our profitability could be adversely impacted.

We face competition in our markets.

We operate in some very competitive and fragmented markets, and we compete against numerous different types of businesses, some of which have greater financial or other resources than we do. Although we have significant market positions in each of our product lines within the aftermarket, we cannot be assured that we will be able to maintain our current market share. In the OEM sales channel, some of our competitors have achieved substantially greater market penetration in many of the product lines which we offer. Competition is based on a number of considerations, including product performance, quality of customer service and support, timely delivery and price. Our customers increasingly demand a broad product range, and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in manufacturing, working capital, customer service and support, marketing and our distribution networks. We cannot be assured that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position within each of the markets we serve. As a result of competition, we have experienced pricing pressure. There can be no guarantee that this downward price pressure will not continue, and we may be forced to adjust the prices of some of our products to stay competitive, or not compete at all in some markets, possibly giving rise to revenue loss.

The trend toward consolidation and bankruptcies among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger companies, our financial condition and results of operations could be adversely affected due to a reduction of, or inability to increase, sales.

We are subject to increasing pricing pressure from import activity, particularly from Asia.

Price competition from light vehicle aftermarket suppliers, particularly those based in Asia and other locations with lower production costs, have historically played a role and may play an increasing role in the aftermarket channels in which we compete. Pricing pressures have historically been more prevalent with respect to our filter products than our other products. While aftermarket manufacturers in these locations have historically competed primarily in markets for less technologically advanced products and manufactured a limited number of products, they are expanding their manufacturing capabilities to move toward producing a broad range of lower cost, higher quality products and providing an expanded product offering. Partially in response to these pressures, we opened two new factories in China in 2008. In the future, competitors in Asia may be able to effectively compete in our premium markets and produce a wider range of products, which may force us to move additional manufacturing capacity offshore or lower our prices, reducing our margins or decreasing our net sales.

Our international operations are subject to uncertainties that could affect our operating results.

Our business is subject to certain risks associated with doing business internationally. Our non-U.S. sales represented approximately 14.8% of our total net sales for the year ended December 31, 2010. In addition, we operate seven manufacturing facilities outside of the United States. Accordingly, our future results could be harmed by a variety of factors, including:

•	fluctuations in currency exchange rates;

•	geopolitical instability;

•	exchange controls;

•	compliance with U.S. Department of Commerce export controls;

•	tariffs or other trade protection measures and import or export licensing requirements;

•	transport availability and cost;

•	potentially negative consequences from changes in tax laws;

•	fluctuations in interest rates;

•	unexpected changes in regulatory requirements;

•	differing labor regulations;

•	enforceability of contracts in the People’s Republic of China;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our subsidiaries;

•	exposure to liabilities under the U.S. Foreign Corrupt Practices Act;

•	difficulty of enforcing judgments or other remedies in foreign jurisdictions;

•	diminished protection for intellectual property outside of the United States; and

•	the potential for terrorism against U.S. interests.

In addition, we may face obstacles in the People’s Republic of China, including a cumbersome bureaucracy and significant political, economic and legal risks which may adversely affect our operations in that country.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

We could be materially adversely affected by changes or imbalances in currency exchange and other rates.

As a result of increased international production and sourcing of components and completed parts for resale, we are exposed to risks related to the effects of changes in foreign currency exchange rates, principally exchange rates between the U.S. dollar and the Chinese yuan and the U.S. dollar and the Mexican peso. The currency exchange rate from Chinese yuan to U.S. dollars has historically been fairly stable, in large part due to the economic policies of the Chinese government. However, the value of the yuan increased approximately 3% during the period from July 1, 2010 through December 31, 2010 as a result of the Chinese government changing its policy on “pegging” the yuan against the U.S. dollar during the third quarter of 2010. If we are unable to negotiate commensurate price decreases from our Chinese suppliers, these higher prices would eventually translate into higher costs of sales. In that event, we would attempt to obtain corresponding price increases from our customers, but there are no assurances that we would be successful.

Our Mexican operations source a significant amount of inventory from the United States. During the period September 30, 2008 through March 31, 2009, the U.S. dollar strengthened against the Mexican peso by approximately 33%. During the period March 31, 2009 through December 31, 2010, the U.S. dollar weakened against the Mexican peso by approximately 16%, partially offsetting the trend experienced in the prior six months. A strengthening U.S. dollar against the Mexican peso means that our Mexican operations must pay more in pesos to obtain inventory from the United States, which translates into higher cost of sales for the Mexican operations. We are attempting to obtain price increases from our customers for the products sold by our Mexican operations, but there are no assurances that we will be successful.

We currently do not enter into foreign exchange forward contracts to hedge transactions in major currencies and even if we wished to do so in the future, we may not be able, or it may not be cost-effective, to enter into contracts to hedge our foreign currency exposure.

If the North American light vehicle aftermarket adopts more expansive return policies or practices such as extended payment terms, our cash flow and results of operations could be harmed.

We are subject to returns from customers, some of which may manage their excess inventory through returns. In line with industry practices, arrangements with customers typically include provisions that permit them to return specified levels of their purchases. Returns have historically represented approximately 3% to 5% of our sales. If returns from our customers significantly increase, for reasons such as obsolescence or changes in inventory management by our customers, our profitability may be adversely affected. Further, certain of our products may not be reused or resold upon return. In addition, some customers in the North American light vehicle aftermarket are pursuing ways to shift their costs of working capital, including extending payment terms. To the extent customers extend payment terms, our cash flow may be adversely affected.

The introduction of new and improved products and services poses a potential threat to the aftermarket for light vehicle parts.

Improvements in technology and product quality are extending the longevity of light vehicle parts and delaying aftermarket sales. In particular, the introduction of oil change indicators and the use of synthetic motor oils may extend oil filter replacement cycles. In addition, the introduction of electric, fuel cell and hybrid light vehicles may pose a long-term risk to our business because these vehicles are unlikely to utilize many of our existing product lines. The introduction of new and improved service initiatives by OEMs also poses a risk to our market share in the light vehicle replacement parts market. In particular, we face market share risk from general automakers, which have introduced increased warranty and maintenance service initiatives, which are gaining popularity. These service initiatives have the potential to decrease the demand on aftermarket sales of our products in the traditional and retail sales channels.

The consolidation of our customers can have adverse effects on our business.

Our financial condition and results of operations could also be adversely affected because the customer base for automotive parts is decreasing in both the OEM channel and aftermarket. As a result, we are competing for business from fewer customers. Due to the growing market share of these major customers, we have been, and expect to continue to be, requested to reduce prices. We cannot be certain that we will be able to generate cost savings and operational improvements in the future that are sufficient to offset price reductions requested by existing customers and necessary to win additional business.

Our lean manufacturing and other cost-saving plans may not be effective.

Our strategy includes goals such as improvement of inventory management and customer delivery and plant and distribution facility consolidation. While we have and will continue to implement these strategies, there can be no assurance that we will be able to do so successfully or that we will realize the projected benefits of these and other cost-saving plans. If we are unable to realize these anticipated cost reductions, our financial health may be adversely affected. Moreover, our continued implementation of cost saving plans and facilities integration may disrupt our operations and performance.

It may be difficult for us to recruit and retain the types of highly skilled employees we need to remain competitive.

Our continued success depends in part on our ability to recruit, retain and motivate highly skilled sales, marketing and engineering personnel. Competition for persons in our industry is intense, and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers and retain existing customers, develop new products and provide acceptable levels of customer service could suffer. We have entered into employment agreements with certain of our key personnel. However, we cannot be assured that these individuals will stay with us. If any of these persons were to leave our company, it could be difficult to replace him or her, and our operations and ability to manage day-to-day aspects of our business may be materially adversely affected.

We may be subject to work stoppages at our facilities, or our customers may be subjected to work stoppages, either of which could negatively impact the profitability of our business.

As of December 31, 2010, we had approximately 3,900 employees, with union affiliations and collective bargaining agreements at two of our facilities, representing approximately 11% of our workforce. The bargaining agreements for our Fond du Lac, Wisconsin plant and our Fairfield, Illinois plant expire in 2012 and 2013, respectively. Since 1984, we have had only one work stoppage, which lasted for three days at our Fairfield, Illinois plant. Although we believe that our relations with our employees are currently good, if our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. We may also incur increased labor costs in the event our work force becomes more unionized or as a result of any renegotiation of our existing labor arrangements. In addition, many of our direct and indirect customers and vendors have unionized workforces. Strikes, work stoppages or slowdowns experienced by these customers or vendors or their other suppliers could result in slowdowns or closings of assembly plants that use our products or supply materials for use in the production of our products. Organizations responsible for shipping our products may also be impacted by occasional strikes. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on us.

Increased crude oil and energy prices and overall economic conditions could reduce global demand for and use of automobiles, which could have an adverse effect on our profitability.

Material increases in the price of crude oil have, historically, been a contributing factor to the periodic reduction in the global demand for and use of automobiles. A significant increase in the price of crude oil could reduce global demand for and use of automobiles and shift customer demand away from larger cars and light trucks, including SUVs, which we believe have more frequent replacement intervals for our products, which could have an adverse effect on our profitability. For example, historical highs in crude oil prices and corresponding historical highs in gasoline prices at the pump in 2008 impacted consumers’ driving habits. More recently, gasoline prices at the pump have increased to levels similar to those experienced in the early spring of 2008 due in part to the impact of political turmoil in North Africa and the Middle East on oil prices. See “— Continued volatility in and disruption to the global economic environment may materially and adversely affect our business, financial condition and results of operations.” Further, higher gasoline prices may result in a reduction in discretionary spending for auto repair by the end users of our products, which could materially adversely impact our results of operations. A reduction in discretionary spending can also result in a decrease in the number of new cars purchased, which adversely affects the demand for our products by our customers in the aftermarket and by the OEMs. Additionally, higher energy costs may increase our freight expenses associated with the shipping of our products to customers.

Environmental, health and safety laws and regulations may impose significant compliance costs and liabilities on us.

We are subject to many environmental, health and safety laws and regulations governing emissions to air, discharges to water, the generation, handling and disposal of waste and the investigation and cleanup of contaminated properties. Compliance with these laws and regulations is costly. We have incurred, and expect to continue to incur, significant costs to maintain or achieve compliance with applicable environmental, health and safety laws and regulations. Moreover, if these environmental, health and safety laws and regulations become more stringent in the future, we could incur additional costs. We cannot assure we are in full compliance with all environmental, health and safety laws and regulations. Our failure to comply with applicable environmental, health and safety laws and regulations and permit requirements could result in civil or criminal fines, penalties or enforcement actions, third-party claims for property damage and personal injury, requirements to investigate or cleanup property or to pay for the costs of investigation or cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions.

We may be subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act and similar state or foreign laws for contaminated properties that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. Such liability may be joint and several so that we may be liable for more than our share of contamination, and any such liability may be determined without regard to fault or knowledge of contamination. We or our predecessors have been named potentially responsible parties at contaminated sites from time to time in the past.

We are currently investigating or remediating, or are otherwise currently responsible for, contamination at several sites, for which management believes it has made adequate reserves. See “Our Business — Environmental, Health and Safety Matters.” In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closings. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closings of facilities may trigger remediation requirements that are not applicable to operating facilities. We may also face lawsuits brought by third parties that either allege property damage or personal injury as a result of, or seek reimbursement for costs associated with, such contamination.

If the products we manufacture or distribute are found to be defective, we could incur significant costs and our reputation could be adversely affected.

We face a business risk of exposure to product liability claims in the event that the use of our products has, or is alleged to have, resulted in injury, death or other adverse effects. We currently maintain product liability insurance coverage, but we cannot be assured that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or prospects. If one of our products is determined to be defective, we may face substantial warranty costs and may be responsible for significant costs associated with a product recall or a redesign. In addition, our business depends on the strong brand reputation we have developed. In the event that our reputation is damaged, we may face difficulty in maintaining our pricing positions with respect to some of our products or have reduced demand for our products, which could negatively impact our net sales and profitability.

We are subject to class action lawsuits alleging conspiracy violations of Section 1 of the Sherman Act, 15 U.S.C. § 1 and state law, related to aftermarket oil, air, fuel and transmission filters and lawsuits alleging violations of the Canadian Competition Act. If the plaintiffs in these lawsuits against us are successful, our financial condition, results of operations and liquidity, as well as our reputation, may be materially and adversely affected.

UCI’s wholly owned subsidiary, Champion, has been named as one of multiple defendants in three consolidated amended complaints alleging conspiracy violations of Section 1 of the Sherman Act, 15 U.S.C. § 1 and state law, related to aftermarket oil, air, fuel and transmission filters. The complaints are styled as putative class actions. One asserts claims on behalf of a putative class of direct filter purchasers, one asserts claims on behalf of a putative class of indirect end user filter purchasers, and one asserts claims on behalf of a class of operators of service stations in California who indirectly purchased filters from defendants for resale. All three complaints seek damages, including statutory treble damages, an injunction against future violations, costs and attorneys’ fees. Champion, but not UCI, was also named as one of multiple defendants in a related complaint filed on behalf of a purported class of indirect filter purchasers consisting of towns, counties, villages, police, fire, sanitation departments and municipalities throughout the United States. The complaint alleges violations of Section 1 of the Sherman Act and New York’s Donnelly Act. Champion, but not UCI, was also named as one of multiple defendants in a related complaint filed by William G. Burch in the United States District Court for the Northern District of Oklahoma on behalf of the United States pursuant to the False Claims Act, 31 U.S.C. § 3729, et seq., and on behalf of nineteen states and the District of Columbia pursuant to similar acts of the respective states and the District of Columbia. The action also asserts common law claims of fraud, unjust enrichment and payment under mistake of fact. The United States declined to intervene in that case. The case was consolidated with the class actions in the United States District Court for the Northern District of Illinois for pretrial proceedings. Champion was also named as one of five defendants in a putative class action filed in Quebec, Canada. This action alleges conspiracy violations of the Canadian Competition Act and violations of the obligation to act in good faith (contrary to article 6 of the Civil Code of Quebec) related to the sale of aftermarket filters. The plaintiff seeks compensatory damages against the five defendants in the amount of C$5 million and C$1 million in punitive damages. Champion, but not UCI, was also named as one of 14 defendants in a putative class action filed in Ontario, Canada. This action alleges civil conspiracy, intentional interference with economic interests, and conspiracy violations under the Canadian Competition Act related to the sale of aftermarket filters. The plaintiff seeks C$150 million in general damages against the 14 defendants and C$15 million in punitive damages. The Offices of the Attorneys General for the State of Florida and the State of Washington are also investigating the allegations raised in these suits. We are fully cooperating with the Florida and Washington Attorney General investigations. The Florida Attorney General filed a complaint against Champion and eight other defendants in the Northern District of Illinois, which has been consolidated with the putative class actions for pretrial proceedings. The complaint alleges violations of Section 1 of the Sherman Act and Florida law related to the sale of aftermarket filters. The complaint asserts direct and indirect purchaser claims on behalf of Florida governmental entities and Florida consumers. It seeks damages, including statutory treble damages, penalties, fees, costs and an injunction.

The Antitrust Division of the Department of Justice (“DOJ”), investigated the allegations raised in these suits, and certain current and former employees of the defendants, including Champion, testified pursuant to subpoenas. On January 21, 2010, the DOJ sent a letter to counsel for Champion stating that “the Antitrust Division’s investigation into possible collusion in the replacement auto filters industry is now officially closed.”

We intend to vigorously defend against these claims. However, the outcome of these cases, like other litigation proceedings, is uncertain. Also, litigation and other steps taken to defend these lawsuits can be costly, and we may incur substantial costs and expenses in doing so. Multidistrict litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. The defense of these lawsuits is also expected to divert the efforts and attention of some of our key management and personnel from our normal business operations. As a result, our defense of this litigation, regardless of its eventual outcome, will likely be costly and time-consuming. If the plaintiffs in these lawsuits against us are successful, it may result in substantial monetary damages, which could have a material adverse effect on our business, financial condition, results of operations, and liquidity as well as our reputation.

Entering new markets poses commercial risks.

We have recently made significant investments as part of our strategy to expand into new markets. Maintaining continued expansion requires significant investment and resources, and we cannot be assured these resources will continue to be available as needed. We also cannot guarantee that our expansion into any new market will be successful, or whether we will be able to meet the needs of new customers or compete favorably in any new market. Therefore, we may be unable to recover the costs associated with such efforts.

If we are unable to meet future capital requirements, our business may be adversely affected.

We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes. As we grow, we may have to incur capital expenditures. Historically, we have been able to fund these expenditures through cash flow from operations and borrowings under the 2006 Credit Facility and the 2010 Credit Facility and expect to continue to do so under the Senior Secured Credit Facilities.

However, the Senior Secured Credit Facilities contain limitations that could affect our ability to fund our future capital expenditures and other capital requirements. We cannot be assured that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product lines may become dated, our productivity may be decreased and the quality of our products may be adversely affected, which, in turn, could reduce our net sales and profitability.

We are subject to risks associated with changing manufacturing techniques, which could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to continuously evolve our existing products and introduce new products to meet customers’ needs in the industries we serve. Our products are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these requirements, our business could be at risk. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including:

•	product quality;

•	technical expertise and development capability;

•	new product innovation;

•	reliability and timeliness of delivery;

•	price competitiveness;

•	product design capability;

•	manufacturing expertise;

•	operational flexibility;

•	customer service; and

•	overall management.

Our success will depend on our ability to continue to meet our customers’ changing specifications with respect to these criteria. We cannot be assured that we will be able to address technological advances or introduce new products that may be necessary to remain competitive within our businesses. Furthermore, we cannot be assured that we can adequately protect any of our own technological developments to produce a sustainable competitive advantage.

We may not be able to continue to grow through acquisitions of, or investments in, other companies.

In the past we have grown through acquisitions and partnership opportunities and we may engage in similar transactions in the future, including as a result of the investment strategy of our strategic owner, Graeme Hart. Such transactions, however, involve significant risks including the integration of the newly acquired business, the diversion of management’s attention from other business concerns and effects on our business relationships with customers and suppliers. We cannot be assured that we will successfully identify suitable acquisition or partnership opportunities in the future, and in the event we do commence with such transactions, we cannot assure we will be successful at integrating the newly acquired businesses or that they will perform as anticipated. Any such failure could have a material and adverse effect on our business. On January 27, 2011, Rank Group and one of its affiliates, which are ultimately owned by Mr. Hart, entered into a stock and asset purchase agreement to purchase the automotive consumer products group of Honeywell International. As of the date of this prospectus, it is not known whether or how this acquisition will affect Holdings or UCI International.

Our intellectual property may be misappropriated or subject to claims of infringement.

We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret protection, as well as licensing agreements and third-party nondisclosure and assignment agreements. The costs associated with the protection of our intellectual property are ongoing and in some instances may be substantial. We cannot be assured that any of our applications for protection of our intellectual property rights will be approved or that others will not infringe or challenge our intellectual property rights. We currently do, and may continue in the future to, rely on unpatented proprietary technology. It is possible that our competitors will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants and advisors to maintain the confidentiality of our trade secrets and proprietary information. We cannot be assured that these measures will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, our ability to sustain margins on some or all of our products may be affected, which could reduce our sales and profitability.

In addition, from time to time, we pursue and are pursued in potential litigation relating to the protection of certain intellectual property rights, including with respect to some of our more profitable products. In some instances, we may be found to have infringed on the intellectual property rights of others. In such a case, we may incur significant costs or losses and may be subject to an injunction that would prevent us from selling a product found to infringe. For example, in December of 2009, a jury determined that Champion Laboratories, Inc., our wholly owned subsidiary, had infringed on a competitor’s patent and, on May 3, 2010, the court entered a partial judgment in this matter, awarding the plaintiff $6.5 million in damages and a permanent injunction. The plaintiff sought treble damages and attorneys’ fees. On March 17, 2011, the court issued an order denying Champion’s motion for a judgment at law and awarding the plaintiff an additional $3.3 million in damages plus attorneys’ fees, estimated to be approximately $1.5 million. See “Our Business — Litigation — Patent Litigation.”

An impairment in the carrying value of goodwill or other assets could negatively affect our consolidated results of operations and net worth.

Pursuant to GAAP, we are required to annually assess our goodwill, intangibles and other long-lived assets to determine if they are impaired. In addition, interim reviews must be performed whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or other intangible assets in the period the determination is made. Disruptions to our business, end market conditions, protracted economic weakness and unexpected significant declines in operating results may result in charges for goodwill and other asset impairments. We assess the potential impairment of goodwill on an annual basis, as well as when interim events or changes in circumstances indicate that the carrying value may not be recoverable. We assess definite lived intangible assets when events or changes in circumstances indicate that the carrying value may not be recoverable. Our most recent annual goodwill impairment test resulted in no goodwill impairment charge. Although our analysis regarding the fair value of goodwill indicated that it exceeded its carrying value, changes in our business environment or materially different assumptions regarding the future performance of our businesses could result in goodwill impairment losses.

Our pension obligations could adversely impact our business.

We sponsor defined benefit pension plans that were underfunded by $76.0 million at December 31, 2010. Historically, it has been UCI International’s policy to fund amounts for pension plans sufficient to meet the minimum requirements set forth in applicable benefits laws and local tax laws, including the Pension Protection Act of 2006 and the Worker, Retiree, and Employer Recovery Act of 2008 for U.S. plans. From time to time, UCI International may have contributed additional amounts as deemed appropriate. Following the Rank Acquisition, UCI International intends to change its funding policy for pension plans to fund amounts sufficient to maintain a minimum 80% funded level. During 2011, UCI International expects to contribute approximately $15.6 million to its plans. If the performance of the assets in the pension plans does not meet our expectations or actuarial assumptions, our required contributions may be significantly greater than we currently expect. In such an event, our cash flows may be insufficient to make such a payment or otherwise be negatively impacted.

Risks Related to Our Structure, the Guarantees and the Notes

Our substantial indebtedness could adversely affect our ability to fulfill our obligations under the notes.

We have a substantial amount of outstanding indebtedness. As of December 31, 2010, after giving effect to the Transactions as if they had occurred as of that date, we would have had (i) outstanding indebtedness of $400.0 million in aggregate principal amount of notes, (ii) $300.0 million of outstanding borrowings under the Senior Secured Term Loan Facility, and (iii) $4.0 million in other short term borrowings and capital lease obligations. In addition, we currently have available to us $58.7 million under the Senior Secured Revolving Facility (letters of credit of UCI International in the amount of $16.3 million which were previously collateralized by cash were replaced at closing of the Transactions by letters of credit issued under the Senior Secured Revolving Facility). See “Description of Certain Other Indebtedness — Senior Secured Credit Facilities.” Our substantial indebtedness could have significant consequences for you. For example, it could:

•	make it more difficult for us to generate sufficient cash to satisfy our obligations with respect to the notes, the Senior Secured Credit Facilities and our other indebtedness;

•	increase our vulnerability to general adverse economic or market conditions;

•	limit our ability to obtain additional financing necessary for our business;

•	require us to dedicate a substantial portion of our cash flow from operations to payments in relation to indebtedness, reducing the amount of cash flow available for other purposes, including working capital, capital expenditures, acquisitions and other general corporate purposes;

•	require us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet debt payment obligations;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	limit our flexibility in planning for, or reacting to, changes in our business or industry;

•	place us at a possible competitive disadvantage compared to our competitors that have less debt;

•	expose us to increased interest expense because certain of our indebtedness bears variable rates of interest; and

•	subject us to financial and other restrictive covenants, and if we fail to comply with these covenants and that failure is not waived or cured, could result in an event of default under our indebtedness.

Despite our substantial indebtedness we may be able to incur substantially more debt.

Despite our substantial indebtedness we may be able to incur or issue substantial additional debt in the future. Although restrictions on the incurrence of additional debt are contained in the indenture governing the notes, in the terms of our Senior Secured Credit Facilities and in our other financing arrangements, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, the debt incurred in compliance with such restrictions could be very substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness as defined in such restrictions. Our ability to incur indebtedness will depend, in part, upon our satisfaction of certain financial covenants in the indenture governing the notes and in the terms of our Senior Secured Credit Facilities. The amount of indebtedness that we can incur at any point in time will vary materially as a result of historical and pro forma changes in our earnings, cash flows and performance, including as a result of acquisitions.

Restrictive covenants in the notes and our other indebtedness could adversely affect our business by limiting our operating and strategic flexibility.

The indenture governing the notes contains restrictive covenants that limit our ability to, among other things:

•	incur or guarantee additional indebtedness or issue preferred stock or disqualified stock (including to refinance existing indebtedness);

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make certain investments or certain other restricted payments;

•	create or incur liens;

•	sell assets;

•	limit the ability of certain of our subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	effect a consolidation, amalgamation or merger.

These restrictive covenants could have an adverse effect on our financial flexibility, restricting our ability to take advantage of mergers and acquisitions, joint ventures or other growth opportunities and limiting our ability to respond to competitive changes.

The Senior Secured Credit Facilities contain, and our future indebtedness may contain, other and more restrictive covenants and also prohibit us from prepaying certain of our other indebtedness, prior to discharge of the Senior Secured Credit Facilities or such future indebtedness. The Senior Secured Credit Facilities require us to maintain a senior secured leverage ratio and an interest coverage ratio, of which the senior secured leverage ratio becomes more restrictive over time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Secured Credit Facilities, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our Senior Secured Credit Facilities, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our Senior Secured Credit Facilities, including a failure to satisfy the relevant financial ratios:

•	the lenders under our Senior Secured Credit Facilities could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against our assets;

•	even if those lenders do not declare a default, they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and the ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to generate sufficient cash flow from operations to make scheduled payments on, or to refinance obligations under, our debt will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to financial and business-related factors, many of which may be beyond our control. See “— Risks Related to Our Business” above.

As of December 31, 2010, after giving pro forma effect to the Transactions as if they had occurred as of that date, we would have had $704.0 million (excluding original issue discount of $1.5 million) of outstanding indebtedness. For the year ended December 31, 2010, after giving pro forma effect to the Transactions, cash interest obligations on our Senior Secured Credit Facilities, the notes and our other indebtedness would have been $52.7 million. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce working capital levels, reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure all or a portion of our debt. In the future, our cash flow and capital resources may not be sufficient to allow us to make payments of principal and interest on our debt. In addition, any alternative measures we may take may not be successful or be on commercially reasonable terms and may not permit us to meet our scheduled debt service obligations, including the payment of interest or principal in respect of the notes. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt, prevailing market conditions and the debt incurrence restrictions imposed by the agreements governing our debt. In the absence of sufficient cash flow and capital resources, we could face substantial liquidity problems and may be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture governing the notes, the terms of the Senior Secured Credit Facilities and the agreements governing our other debt restrict, and our future indebtedness is likely to restrict, both our ability to dispose of assets and the use of proceeds from any such disposition. We cannot assure you that we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet our debt service obligations when due or that we will be contractually permitted to apply such proceeds for that purpose. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to implement any of these alternative measures, would have a material adverse effect on our business, financial condition and results of operations.

Graeme Hart, our strategic owner, controls us through a number of holding companies and may have conflicts of interest with the holders of our debt or us in the future. Our strategic owner may also enter into, or cause us to enter into, strategic transactions that could change the nature or structure of our business, our capital structure or our credit profile.

As a result of the Rank Acquisition, Graeme Hart indirectly owns all of our common stock, and the actions he is able to undertake as our sole ultimate shareholder may differ from or adversely affect the interests of our debt holders. Because Mr. Hart ultimately controls our voting shares and those of all of our subsidiaries, he has the power, among other things, to affect our legal and capital structure and our day-to-day operations, as well as to elect our directors and those of our subsidiaries, to change our management and to approve any other changes to our operations. Mr. Hart has advised us that an entity controlled by him has pledged its capital stock in the entities that control us in support of indebtedness with respect to which an affiliate under the ultimate common control of Mr. Hart is the obligor. If that affiliate were to default on such obligations, the lenders under the applicable agreements could foreclose on the capital stock that is subject to the pledge, which could result in a change of control with respect to us. The lenders under any indebtedness with respect to which the affiliate of Mr. Hart is the obligor may have interests that differ from those of holders of the notes or of our lenders under the Senior Secured Credit Facilities.

Additionally, Mr. Hart is in the business of making investments in companies and is actively seeking to acquire interests in businesses that operate in our industry and may compete, directly or indirectly, with us. Mr. Hart may also pursue acquisition opportunities that may be complementary to our business, which could have the effect of making such acquisition opportunities unavailable to us. In the past, Mr. Hart has caused certain of the companies in which he has made investments to acquire or purchase other companies or businesses, in whole or in part, or to enter into transactions and business relationships with other businesses that he controls, directly or indirectly, for the purpose of, among other things, achieving operating synergies and cost savings. If Mr. Hart were to cause us to enter into any transaction with another company or business that he acquires or controls, our business or the scope of our operations could significantly change, or we could become part of a group of companies organized under the ultimate common control of Mr. Hart that may be operated in a manner different from the manner in which we have historically operated. Any such group of companies may have a significant amount of indebtedness, and such indebtedness may be secured by substantially all our assets. The timing of entering into any such strategic transactions may follow closely upon the completion of the exchange offer. On January 27, 2011, Rank Group and one of its affiliates, which are ultimately owned by Mr. Hart, entered into a stock and asset purchase agreement to purchase the automotive consumer products group of Honeywell International. As of the date of this prospectus, it is not known whether or how this acquisition will affect Holdings or UCI International.

Finally, because we have no securities listed on a securities exchange, we are not subject to certain of the corporate governance requirements of any securities exchange, including any requirement to have any independent directors.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt, including the borrowings under the Senior Secured Credit Facilities bears and, potentially, our future indebtedness will bear, interest at variable rates. As of December 31, 2010, after giving pro forma effect to the Transactions as if they had occurred as of that date, we would have had $300.0 million of variable rate debt outstanding. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our cost of borrowing, would increase the cost of servicing this debt and could materially reduce our profitability and adversely affect our ability to meet our obligations under the notes. The impact of such an increase would be more significant than it would be for some other companies because of our substantial debt.

UCI International, Inc. and Holdings are holding companies with no operations and no assets other than their investments in their respective subsidiaries. Each conducts all of its operations through its subsidiaries. Accordingly, UCI International, Inc.’s ability to make payments on its indebtedness, including the notes, and Holdings’ ability to meet its obligations under its guarantee of the notes, are entirely dependent on the generation of cash flow by their respective subsidiaries.

UCI International, Inc. is a holding company with no operations and no assets other than its investments in its subsidiaries, and it conducts all of its operations through its subsidiaries. UCI International, Inc.’s ability to make payments on the notes and its other indebtedness is entirely dependent on the earnings and the distribution of funds from its subsidiaries.

Accordingly, repayment of UCI International, Inc.’s indebtedness, including the notes, depends on the generation of cash flow by its subsidiaries, and (if they are not guarantors of the notes) the ability of subsidiaries to make such cash available to it whether by dividend, debt repayment, investment, loan, advance or otherwise. Unless they are guarantors of the notes, UCI International, Inc.’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. UCI International, Inc.’s subsidiaries may not be able to make payments to it to enable it to make payments in respect of its indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit UCI International, Inc.’s ability to obtain cash from its subsidiaries. While the indenture governing the notes limits the ability of UCI International, Inc.’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments, these limitations are subject to certain qualifications and exceptions. We cannot assure you that the agreements governing the current and future indebtedness of UCI International, Inc.’s subsidiaries will permit its subsidiaries to provide it with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes when due. In the event that UCI International, Inc. does not receive payments from its subsidiaries, it may be unable to make required principal and interest payments on its indebtedness, including the notes. In addition, any payment of interest, dividends, distributions, debt repayments, investments, loans or advances by UCI International, Inc.’s subsidiaries could be subject to restrictions on such payments under applicable local law, monetary transfer restrictions, withholding taxes and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate or under arrangements with local partners.

In addition, Holdings’ only assets are the equity interests it holds in its subsidiaries. It has no operations of its own and derives all of its revenue and cash flows from its subsidiaries. As a result, it is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its outstanding debt service and other obligations, including its guarantee of the notes. Holdings’ subsidiaries may not generate sufficient cash from operations to enable it to make principal and interest payments on the notes in the event it is required to make such payments on the notes pursuant to its guarantee. Accordingly, Holdings’ guarantee of the notes provides little, if any, additional credit support for the notes and investors should not rely on this guarantee in evaluating an investment in the notes.

Your right to receive payments on the notes is effectively subordinated to the right of lenders who have security interests in our assets, to the extent of the value of those assets.

Our obligations under the notes and the obligations of the guarantors of the notes under their guarantees are unsecured and, therefore, are effectively subordinated to our secured obligations and the secured obligations of our existing or future guarantors, to the extent of the value of the assets securing such obligations. All of Holdings’ subsidiaries that guarantee the notes also guarantee all of our obligations under our Senior Secured Credit Facilities. Our obligations under our Senior Secured Credit Facilities and our subsidiary guarantors’ obligations thereunder are secured by a first-lien security interest in substantially all of such subsidiary guarantors’ assets.

If we are declared bankrupt or become insolvent, or if we default under our Senior Secured Credit Facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on their collateral to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes are not secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Certain Other Indebtedness.”

As of December 31, 2010, after giving pro forma effect to the Transactions, we would have had $304.0 million of secured indebtedness.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes and similar requirements in the agreements governing our other indebtedness.

If a specified change of control occurs in relation to us, we would be required to make an offer to purchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The occurrence of a change of control under the notes would require that the Senior Secured Credit Facilities, and may require that any of our future indebtedness, be immediately repaid or that we make an offer to repurchase it, possibly at a premium or subject to penalties. We may be dependent on our subsidiaries for the funds necessary to cure the events of default caused by such change of control event. UCI International, Inc. and its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or to redeem such notes. Our failure to purchase the notes after a change of control in accordance with the terms of the indenture requiring such purchases would result in a default under the Senior Secured Credit Facilities and the indenture governing the notes and may result in a default under any future indebtedness.

In the event of a change of control, we cannot assure you that we will have sufficient assets to satisfy all of our obligations under the Senior Secured Credit Facilities, the notes, any future indebtedness and any other debt requiring repayment upon such event.

The terms of the Senior Secured Credit Facilities limit, and our future indebtedness may limit, our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under the Senior Secured Credit Facilities or our future lenders to permit the required repurchase or redemption, but the required lenders do not have, and our future lenders are unlikely to have, any obligation to grant, and may refuse to grant, such a waiver. See “Description of the Notes — Change of Control.”

Not all of our subsidiaries guarantee the notes, and the notes and the guarantees of the notes are structurally subordinated to all of the claims of creditors of those non-guarantor subsidiaries.

The notes are guaranteed by our subsidiaries that guarantee the Senior Secured Credit Facilities. In the future, other subsidiaries will be required to guarantee the notes only under certain limited circumstances. See “Description of the Notes — Certain Covenants — Future Guarantors.” Therefore, not all of our subsidiaries will guarantee the notes. Moreover, guarantees may be released from time to time as described under “Description of the Notes — Guarantees.”

In the event that any non-guarantor subsidiary becomes insolvent, is liquidated, reorganized or dissolved, or is otherwise wound up other than as part of a solvent transaction, the assets of such non-guarantor subsidiary are used first to satisfy the claims of its creditors, including its trade creditors, banks and other lenders. Only the residual equity value will be available to us and any other guarantor (and only to the extent the Issuer or any guarantor are parent companies of such non-guarantor subsidiary). Consequently, the notes and each guarantee of the notes will be structurally subordinated to claims of creditors of non-guarantor subsidiaries. The indenture governing the notes permits our subsidiaries, including our non-guarantor subsidiaries, to incur additional debt (subject to certain conditions and limitations with respect to restricted subsidiaries) and does not limit their ability to incur trade payables and similar liabilities. In addition, the indenture governing the notes does not limit the transfer of assets to, or the making of investments in, any of our restricted subsidiaries, including our non-guarantor subsidiaries.

As of December 31, 2010, UCI International, Inc.’s subsidiaries that do not guarantee the notes accounted for approximately $96.1 million, or 8.4%, of UCI International, Inc.’s total assets, and for the year ended December 31, 2010, UCI International, Inc.’s subsidiaries that do not guarantee the notes accounted for approximately (i) $82.6 million, or 8.7%, of our net sales to third parties and (ii) $11.6 million, or 6.8%, of our total Adjusted EBITDA.

Federal and state fraudulent transfer laws may permit a court to void the notes or the guarantees, and if that occurs, you may not receive any payments on the notes.

The proceeds from the sale of the notes (together with other funds available on the closing date of the Transactions) were used in part to consummate the Rank Acquisition and pay the purchase price to our prior shareholders. In addition, the notes are guaranteed by certain of Holdings’ subsidiaries. Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantee;

•	the issuance of the notes or the incurrence of the guarantee left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such note guarantor would, incur debts beyond our or such note guarantor’s ability to pay as they mature.

We cannot be certain as to the standards a court would use to determine whether or not we or any of the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to our or any of our guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

As a general matter, value is given for a note or guarantee if, in exchange for the note or guarantee, property is received or an antecedent debt is satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to retire or redeem equity securities issued by the debtor. For example, in a transaction such as the initial offering of the old notes, there is increased risk of a determination that we incurred the debt obligations represented by the notes and the guarantees for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to our prior equity holders, while neither we nor the guarantors benefited directly from the notes or the guarantees. Even if a court found that we received reasonably equivalent value or fair consideration because we received the net cash proceeds from the sale of the notes, in order to avoid a finding that there was fraudulent transfer with respect to the guarantees, there is an additional requirement of a determination that the guarantors also received reasonably equivalent or fair consideration in exchange for the guarantees that they will grant with respect to the notes.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to the notes or that guarantee. Furthermore, the holders of voided notes would cease to have any direct claim against us or the applicable guarantor. Consequently, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s other liabilities, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holders of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

Holders of the notes have the benefit of the guarantees of Holdings and certain of its subsidiaries. However, the guarantees are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under a guarantee could be reduced to zero depending on the amount of other obligations of such entity. Further, under certain circumstances, a court under applicable fraudulent conveyance and transfer statutes or other applicable laws could void the obligations under a guarantee or subordinate the guarantee to other obligations of the guarantor. See “— Federal and state fraudulent transfer laws may permit a court to void the notes or the guarantees, and if that occurs, you may not receive any payments on the notes.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes — Guarantees.”

As a result, an entity’s liability under its guarantee could be materially reduced or eliminated depending upon the amounts of its other obligations and upon applicable laws. In particular, in certain jurisdictions, a guarantee issued by a company that is not in the company’s corporate interests or where the burden of that guarantee exceeds the benefit to the company may not be valid and enforceable. It is possible that a creditor of an entity or the insolvency administrator in the case of an insolvency of an entity may contest the validity and enforceability of the guarantee and that the applicable court may determine that the guarantee should be limited or voided. In the event that any guarantees are deemed invalid or unenforceable, in whole or in part, or to the extent that agreed limitations on the guarantee apply, the notes would be effectively subordinated to all liabilities of the applicable guarantor, including trade payables of such guarantor.

The calculation of Adjusted EBITDA in accordance with the instruments governing our indebtedness permits certain estimates and assumptions that may cause Adjusted EBITDA to differ materially from actual results.

Although the Adjusted EBITDA presentation included in this prospectus is derived from our historical financial records, the calculation of Adjusted EBITDA presented in this prospectus permits certain estimates and assumptions that may differ materially from actual results. Although our management believes these estimates and assumptions are reasonable, investors should not place undue reliance upon any of these calculations given how they are calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. In addition, the estimated savings expected from our cost savings plans are merely estimates and may not actually be achieved in the time frame anticipated or at all.

Potential investors should regard the assumptions and projections with considerable caution and are urged to evaluate the potential for our results to deviate from the assumptions set out in “Summary — Summary Historical and Pro Forma Financial and Other Data” and the implications of deviations in different assumptions on other assumptions and on our income and cash flows.

We have not presented individual financial statements for the guarantors of the notes or our other subsidiaries and are not required to do so in the future under the indenture governing the notes.

We have not presented individual financial statements for the guarantors of the notes or our other subsidiaries in this prospectus and may not be required to do so in the future under the indenture governing the notes. The absence of financial statements for the guarantors may make it difficult for holders of the notes to assess the financial condition or results of the Issuer and the guarantors or their compliance with the covenants in the indenture for the notes.

There is currently no public market for the notes. We cannot assure you that an active trading market will develop for the notes, in which case your ability to transfer the notes, as applicable, will be limited.

The notes are new securities for which there presently is no established public market. We cannot give you any assurance as to the development or maintenance of any active trading market for the notes or, if a market does develop for the notes, the liquidity of such market, your ability to sell your notes or the price at which you may be able to sell your notes. Future prices of the notes will depend on many factors, including:

•	our operating performance and financial conditions;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

In addition, the liquidity of the trading markets for the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or in the prospects of companies in our industry generally. As a result, you cannot be certain that active trading markets will develop for the notes or, if such markets develop, that they will be maintained.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of securities similar to the notes. The market, if any, for the notes may be subject to similar disruptions and any such disruptions may adversely affect the value of the notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the notes, if any, could cause the liquidity or market value of the notes to decline.

The notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may lose some or all of the value of your investment.

Since the outstanding old notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration requirements, you may have difficulty selling the old notes that you do not exchange.

If a large number of the old notes are exchanged for the new notes issued in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market for those old notes. There may be few investors that will purchase unregistered securities for which there is not a liquid market.

In addition, if you do not tender your outstanding old notes or if we do not accept some outstanding old notes, those old notes will continue to be subject to the existing restrictions on transfer and exchange set forth in the indenture.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to:

•	our substantial indebtedness, which could adversely affect our ability to fulfill our obligations under the notes and our Senior Secured Credit Facilities;

•	risks related to restrictive covenants in the notes, our Senior Secured Credit Facilities and our other indebtedness which could adversely affect our business by limiting our operating and strategic flexibility;

•	growth of, or changes in, the light and heavy-duty vehicle aftermarket;

•	maintaining existing sales levels with our current customers while attracting new ones;

•	operating in international markets and expanding into adjacent markets while strengthening our market share in our existing markets;

•	the impact of general economic conditions in the regions in which we do business;

•	increases in costs of fuel, transportation and utilities and in the costs of labor, employment and health care;

•	general industry conditions, including competition, consolidation, pricing pressure and product, raw material and energy prices;

•	our relationship with AutoZone creates risks associated with a concentrated net sales source;

•	our contracts with our customers are generally short-term and do not require the purchase of a minimum amount;

•	disruptions in our supply chain;

•	implementing effective cost-cutting initiatives;

•	the introduction of new and improved products or manufacturing techniques;

•	the impact of governmental laws and regulations and the outcome of legal proceedings;

•	changes in exchange rates and currency values;

•	capital expenditure requirements;

•	access to capital markets;

•	protecting our intellectual property rights;

•	our dependence on key personnel or our inability to hire additional qualified personnel;

•	the risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	risks related to other factors discussed in this prospectus.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Several important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange offer being made pursuant to the registration rights agreement, dated as of January 26, 2011, among UCI International (as successor by merger to Uncle Acquisition 2010 Corp), Holdings, UCI Acquisition Holdings (No. 1) Corp (“Holdings No. 1”), UCI Acquisition Holdings (No. 2) Corp (“Holdings No. 2”) and the initial purchasers of the old notes, with respect to the old notes (the “registration rights agreement”). Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading “Where You Can Find More Information.”

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and will not be subject to restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes, will not entitle their holders to registration rights and will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Terms of the Exchange Offer

Purpose of the Exchange Offer

In connection with the issuance of the old notes pursuant to a purchase agreement, dated as of January 11, 2011, among UCI International (as successor by merger to Uncle Acquisition 2010 Corp), Holdings, Holdings No. 1 and Holdings No. 2 and the initial purchasers of the old notes, the holders of the old notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to cause the registration statement, of which this prospectus is a part, to become effective under the Securities Act within 365 days of the date of original issue of the old notes. We have also agreed to use our commercially reasonable efforts to keep the exchange offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 20 business days.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 12:00 a.m., New York City time, on June 11, 2011 will be accepted for exchange. We will issue new notes in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of May 13, 2011. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth below under “— Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, you will represent to us that:

•	any new notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” If you are not a broker-dealer, you will be required to represent that you are not engaged in and do not intend to engage in the distribution of the new notes. Whether or not you are a broker-dealer, you must also represent that you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If you are unable to make the foregoing representations, you may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. UCI International has agreed that, for a period of (i) in the case of an exchange dealer or initial purchaser, 180 days after the expiration date and (ii) in the case of any broker-dealer, 90 days after the expiration date, it will make this prospectus available to any such exchange dealer, initial purchaser or broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 8.625%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date for the exchange offer shall be 12:00 a.m., New York City time, on June 11, 2011, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such notice to noteholders will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notice and may state that we are extending the exchange offer for a specified period of time.

In relation to the exchange offer, we reserve the right to:

(1) delay acceptance of any old notes due to an extension of the exchange offer, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us prior to 12:00 a.m., New York City time, on June 11, 2011, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

(2) amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension, termination or amendment to the exchange agent. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment and we will extend the exchange offer if necessary so that at least five business days remain in the offer following notice of the material change.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 8.625% per annum, accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the exchange offer or, if no interest has been paid on the old notes, from the date of original issuance of the old notes, and thereafter, at the rate of 8.625% per annum, provided that if an old note is surrendered for exchange on or after a record date for an interest payment that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on February 15 and August 15 of each year, commencing August 15, 2011. No additional interest will be paid on old notes tendered and accepted for exchange except as provided in the registration rights agreement.

Procedures for Tendering

To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 12:00 a.m., New York City time, on June 11, 2011.

In addition, either:

•	certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal; or

•	a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal.

There is no procedure for guaranteed delivery of old notes.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below under “— Exchange Agent.” You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

Your tender of old notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer;

•	redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of the Notes — Optional Redemption;” and

•	the extent permitted under applicable law, purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after the expiration date. See

“— Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such note will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “— Exchange Agent” on or prior to 12:00 a.m., New York City time, on June 11, 2011. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility, The Depository Trust Company, have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 12:00 a.m., New York City time, on June 11, 2011.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 12:00 a.m., New York City time, on June 11, 2011 at the address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” and “— Book-Entry Transfer” above at any time on or prior to 12:00 a.m., New York City time, on June 11, 2011.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 12:00 a.m., New York City time, on June 11, 2011, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 12:00 a.m., New York City time, on June 11, 2011 shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 12:00 a.m., New York City time, on June 11, 2011.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act. Pursuant to the registration rights agreement, we are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

D. F. King & Co., Inc. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of letters of transmittal should be directed to the exchange agent addressed as follows:

Deliver To:

By registered or certified mail, hand delivery or overnight courier: D. F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005	By facsimile: (Eligible Institutions Only) (212) 809-8838 Attn: Elton Bagley	To confirm by telephone or for information call: (212) 493-6996

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other person will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The new notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be expensed.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the old notes having been issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, there may be little or no trading market for untendered and tendered but unaccepted old notes. The restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

THE TRANSACTIONS

Rank Acquisition

On November 29, 2010, UCI International entered into the Merger Agreement by and among UCI International, Inc., Rank Group, and Acquisition Co. pursuant to which Acquisition Co. agreed to be merged with and into UCI International, Inc., with UCI International, Inc. continuing as the surviving corporation and an affiliate of Rank Group. Pursuant to the Merger Agreement, Acquisition Co. acquired all of the outstanding shares of capital stock and other equity interests in UCI International for a payment of $375.0 million and assumed the net indebtedness of UCI International and its subsidiaries. The Merger Agreement does not include any post-closing indemnification obligations or any provision for adjusting the amount payable to stockholders (whether for working capital or otherwise).

The merger and the related Transactions were completed on January 26, 2011. In addition, on January 26, 2011, we (i) repaid and terminated the 2010 Credit Facility, (ii) purchased $315.0 million aggregate principal amount of the Senior PIK Notes pursuant to a tender offer we commenced on January 5, 2011, (iii) called for redemption all of the remaining Senior PIK Notes that were not purchased as of the time of the Rank Acquisition and (iv) deposited $41.2 million for the satisfaction and discharge of such remaining Senior PIK Notes with the trustee under the indenture for the Senior PIK Notes. The redemption of the remaining Senior PIK Notes was completed on February 25, 2011.

Financing

On January 26, 2011, UCI International entered into the Senior Secured Credit Facilities, which consist of a $300.0 million Senior Secured Term Loan Facility drawn at closing, and a $75.0 million Senior Secured Revolving Facility, which was undrawn at closing. Availability under the Senior Secured Revolving Facility was reduced at closing by $16.3 million representing certain letters of credit issued at the closing of the Transactions. See “Description of Certain Other Indebtedness — Senior Secured Credit Facilities.”

The Transactions were financed with (i) the net proceeds from the issuance of the old notes, (ii) the Equity Contribution of $320.0 million, (iii) borrowings under the Senior Secured Term Loan Facility, (iv) advances from Rank and (v) available cash of UCI International in the amount of $179.0 million.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in like principal amount, the terms of which are identical in all material respects to the new notes, subject to limited exceptions. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

The net proceeds from the sale of the old notes (net of the initial purchasers’ discount) were approximately $391.0 million. We used the proceeds from the issuance of the old notes together with the Equity Contribution, borrowings under the Senior Secured Term Loan Facility, advances from Rank Group and available cash of UCI International to (i) finance the Rank Acquisition, (ii) repay the 2010 Credit Facility, (iii) repurchase, call for redemption and satisfy and discharge the Senior PIK Notes and (iv) pay related fees and expenses.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected financial data have been derived from UCI International’s and, prior to UCI International’s inception, UCI’s consolidated financial statements. The financial data as of December 31, 2009 and 2010 and for each of the years in the three-year period ended December 31, 2010 have been derived from the audited consolidated financial statements of UCI International included elsewhere in this prospectus. We derived the balance sheet data as of December 31, 2006, 2007 and 2008 and the statement of income data for the 2006 and 2007 years from the audited consolidated financial statements of UCI International that are not included herein. The data includes the results of operations of ASC beginning on May 25, 2006, the date of the acquisition of ASC by UCI International. The operating results of UCI International’s driveline components and specialty distribution operations, which were sold on June 30, 2006, and lighting systems operation, which was sold on November 30, 2006, are presented as discontinued operations for all periods presented. Holdings was formed on November 26, 2010 in connection with the Transactions, and consequently does not have consolidated financial statements as of or for periods ended prior to that date. In addition, prior to the consummation of the Rank Acquisition, Holdings was minimally capitalized, generated no revenue and incurred costs only in anticipation of the Transactions. Consequently, we believe that selected consolidated financial data for Holdings would not be meaningful to investors and have not included it in the tables below. We have presented the consolidated financial statements of UCI International, Inc., as the Predecessor, as of and for the year ended December 31, 2010 and for the prior periods presented in this prospectus. In addition, we have included elsewhere in this prospectus the audited consolidated financial statements of Holdings as of and for the period ended December 31, 2010. For future periods ending after January 26, 2011, we will present the consolidated financial statements of Holdings as the Successor and UCI International as the Predecessor.

The financial data for UCI International set forth below are not necessarily indicative of future results of operations. This data should be read in conjunction with, and is qualified in its entirety by reference to, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(Audited)
	($ in millions)

Income Statement Data:
Net sales(1)	$906.1	$969.8	$880.4	$885.0	$945.0
Cost of sales(2)(3)	731.3	751.6	705.2	688.2	708.6

Gross profit	174.8	218.2	175.2	196.8	236.4
Operating (expenses) income
Selling and warehousing	(60.0)	(61.2)	(62.9)	(56.6)	(60.5)
General and administrative(4)	(40.1)	(47.1)	(48.9)	(44.9)	(50.6)
Amortization of acquired intangible assets	(6.7)	(7.0)	(6.3)	(5.8)	(5.2)
Restructuring (costs) gains, net(5)	(13.4)	0.8	(2.4)	(0.9)	(1.7)
Trademark impairment loss(6)	—	(3.6)	(0.5)	—	—
Patent litigation costs(7)	—	—	—	(7.0)	(5.9)

Operating income	54.6	100.1	54.2	81.6	112.5

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(Audited)
	($ in millions)

Other expense
Interest expense, net	(44.2)	(72.9)	(65.4)	(60.5)	(60.8)
Management fee expense	(2.0)	(2.0)	(2.0)	(2.0)	(2.0)
Loss on early extinguishment of debt(8)	(2.6)	—	—	—	(8.7)
Miscellaneous, net	(1.0)	(2.8)	(3.5)	(5.5)	(3.5)

Income (loss) before income taxes	4.8	22.4	(16.7)	13.6	37.5
Income tax (expense) benefit	(0.2)	(8.4)	4.3	(5.1)	(14.5)

Net income (loss) from continuing operations	4.6	14.0	(12.4)	8.5	23.0
Net income from discontinued operations, net of tax	2.0	—	—	—	—
Gain (loss) on sale of discontinued operations, net of tax	(16.9)	2.7	—	—	—

Net income (loss)	(10.3)	16.7	(12.4)	8.5	23.0
Less: Loss attributable to noncontrolling interest	(0.8)	(0.1)	(0.8)	(0.7)	(0.0)

Net income (loss) attributable to UCI International, Inc.	$(9.5)	$16.8	$(11.6)	$9.2	$23.0

Other Financial Data:
Net cash provided by operating activities of continuing operations	$74.1	$93.1	$31.7	$129.3	$113.3
Net cash (used in) operating activities of discontinued operations	(1.5)	—	—	—	—
Net cash (used in) investing activities of continuing operations	(79.7)	(19.0)	(31.5)	(22.1)	(27.5)
Net cash (used in) investing activities of discontinued operations	(2.9)	—	—	—	—
Net cash provided by (used in) financing activities of continuing operations	15.5	(63.5)	4.7	(22.0)	(17.3)

	December 31,
	2006	2007	2008	2009	2010
	(Audited)
	($ in millions)

Balance Sheet Data:
Cash and cash equivalents	$31.5	$42.0	$46.7	$131.9	$200.3
Working capital	280.2	280.9	298.5	339.3	434.4
Total assets	1,005.1	1,002.0	1,007.7	1,058.9	1,145.3
Total debt (including current maturities)	727.4	696.6	732.9	741.6	774.5
Total shareholders’ equity (deficit)	19.3	49.6	(7.5)	9.2	23.6

(1)	Net sales in 2008 includes a special $6.7 million warranty provision related to unusually high warranty returns related to one category of parts.

(2)	Cost of sales in 2006 includes $9.8 million for the sale of inventory written up to market value from historical cost per GAAP rules for accounting for the acquisition of ASC.

(3)	Cost of sales in 2007 and 2006 include $4.7 million and $3.9 million, respectively, of costs incurred in connection with the integration of our pre-ASC Acquisition water pump operations with the operations of ASC. The remaining $0.7 million of water pump integration costs in 2007 and $7.0 million in 2006 are included in “Restructuring gains (costs), net.”

(4)	During 2010, 2009 and 2008, we incurred $7.2 million, $1.3 million and $4.0 million, respectively, defending against claims, including class action litigation, alleging violations of antitrust and consumer protection laws by us and other parties in the North American automotive filter aftermarket. See Note 14 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus. In addition, we incurred $6.5 million, $2.2 million and $2.3 million of costs in 2010, 2009 and 2008, respectively, related to evaluating strategic opportunities including potential merger and acquisition and capital structure activities that are non-operating in nature. Costs in 2010 include costs related to the proposed initial public offering of UCI International’s stock that was withdrawn in November 2010 and costs associated with the Rank Acquisition.

(5)	Restructuring costs in 2010, 2009 and 2008 result from our capacity consolidation and realignment actions. The restructuring gain in 2007 includes a gain on the sale of land and building. The restructuring costs in 2006 include asset write-downs and severance and other costs in connection with the closures of our Canadian fuel pump facility and Mexican filter manufacturing facility.

(6)	2008 and 2007 amounts relate to trademark impairment losses due to a customer’s decision to market a significant portion of our products under the customer’s own private label brand.

(7)	Includes trial costs and damages awarded in connection with an unfavorable jury verdict on a patent infringement matter. See Note 14 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus.

(8)	The loss on early extinguishment of debt in 2010 relates to the termination of our 2006 Credit Facility and the discharge of UCI’s Previously Outstanding Subordinated Notes. The loss consists of the call premium on the Previously Outstanding Subordinated Notes ($3.6 million), interest during the Previously Outstanding Subordinated Notes redemption period ($1.9 million) and the write-off of unamortized deferred financing costs and original issue discount ($3.2 million). See further discussion in Note 11 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus. The loss on early extinguishment of debt in 2006 related to the write-off of unamortized deferred financing costs related to previously outstanding debt, which was replaced in connection with the establishment of our 2006 Credit Facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of UCI International included elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the Transactions. For further information regarding the Transactions, see “The Transactions.” The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on December 31, 2010. The unaudited pro forma condensed consolidated income statement information gives effect to the Transactions as if they had occurred on January 1, 2010.

The unaudited pro forma condensed consolidated financial information has been derived from the financial information for UCI International under the column titled “Historical UCI International Information” which has been derived without adjustment from UCI International’s audited consolidated financial statements for the year ended December 31, 2010 which are included elsewhere in this prospectus.

Holdings was formed on November 26, 2010 in connection with the Transactions, and consequently does not have consolidated financial statements as of or for periods ended prior to that date. In addition, prior to the consummation of the Rank Acquisition, Holdings was minimally capitalized, generated no revenue and incurred costs only in anticipation of the Transactions. While we have not separately included the historical financial information of Holdings in the following unaudited pro forma condensed consolidated financial information, the unaudited pro forma adjustments giving effect to the Transactions include the costs incurred by Holdings in anticipation of the Transactions during the period from its formation through December 31, 2010, with the exception of Holdings’ initial capitalization.

The unaudited pro forma adjustments are based upon currently available preliminary information and assumptions that we believe to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or to be indicative of the consolidated results of operations or financial position that UCI International would have reported had the Transactions been completed as of the dates set forth in this unaudited pro forma condensed consolidated financial information and should not be taken as indicative of our future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial information and actual amounts.

The unaudited pro forma condensed consolidated financial information has been prepared using the purchase method of accounting as if the Transactions had occurred on January 1, 2010 for the purposes of the unaudited pro forma condensed consolidated income statement, and on December 31, 2010 for the purposes of the unaudited pro forma condensed consolidated balance sheet. Under the purchase method of accounting, the purchase price is required to be allocated to the underlying tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of the acquisition, with any excess purchase price allocated to goodwill. The allocation of the purchase price as reflected in the unaudited pro forma condensed consolidated financial information is based upon management’s internally developed preliminary estimates of the values of assets acquired and liabilities assumed as if the Transactions had occurred on the above dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and in some instances are incomplete and have been made solely for the purpose of developing the unaudited pro forma condensed consolidated financial information. We are continuing with the appraisals necessary to finalize the required purchase price allocation based upon the fair values as of the actual closing date of the Transactions, at which time the final allocation of the purchase price will be determined. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation, and those differences may be material.

The unaudited pro forma condensed consolidated balance sheet includes pro forma adjustments to illustrate the impact of the fair value adjustments as if the Transactions had occurred on December 31, 2010. The unaudited pro forma condensed consolidated income statement includes pro forma adjustments to illustrate the impact of the acquisition fair value adjustments as if the Transactions had occurred on January 1, 2010. As discussed above, the pro forma adjustments are based upon a preliminary purchase price allocation as our analysis to assign the final fair market values has not been completed as of the date of this prospectus.

The unaudited pro forma condensed consolidated income statement does not include (i) any revenue or cost saving synergies that may be achievable subsequent to the completion of the Transactions or (ii) the impact of non-recurring items directly related to the Transactions. In addition, the unaudited pro forma condensed consolidated financial information does not give effect to any of the adjustments made to derive the pro forma Adjusted EBITDA (with the exception of certain management fees incurred historically that will not be incurred after the Rank Acquisition), which are described under “Summary — Summary Historical and Pro Forma Financial and Other Data.”

The unaudited pro forma consolidated financial information should be read in conjunction with “Certain Definitions,” “The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and the historical financial statements and the notes thereto of UCI International included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2010

		The Transactions
				Preliminary
				Fair Value
	Historical			and Other
	UCI			Adjustments
	International	New Financing		for the		Pro
	Information(1)	Arrangements(2)		Acquisition(3)		Forma(4)(5)
	($ in millions)

Assets
Current assets
Cash and cash equivalents	$200.3	$997.1	(a)	$(1,159.8	)(a)	$37.6
Accounts receivable, net	271.8	—		—		271.8
Inventories, net	144.2	—		15.6	(k)	159.8
Deferred tax assets	38.4	—		(5.6	)(k)	32.8
Restricted cash	16.3	—		(16.3	)(l)	—
Other current assets	17.7	—		—		17.7

Total current assets	688.7	997.1		(1,166.1)		519.7

Property, plant and equipment, net	135.1	—		27.0	(k)	162.1
Goodwill	241.5	—		116.6	(k)	358.1
Other intangible assets, net	63.0	—		374.5	(k)	437.5
Deferred financing costs, net	9.9	21.4	(b)	(9.9	)(b)	21.4
Other long-term assets	7.1	—		—		7.1

Total non-current assets	456.6	21.4		508.2		986.2

Total assets	$1,145.3	$1,018.5		$(657.9)		$1,505.9

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable	$115.2	$—		$10.3	(a)	$125.5
Short-term borrowings	3.3	—		—		3.3
Current maturities of long-term debt	4.5	3.0	(c)	(4.5	)(c)	3.0
Accrued expenses and other current liabilities	131.3	—		(15.5	)(k)	115.8

Total current liabilities	254.3	3.0		(9.7)		247.6
Long-term debt, less current maturities	766.7	695.5	(d)	(766.0	)(d)	696.2
Pension and other postretirement benefits	87.0	—		—		87.0
Deferred tax liabilities	9.0	—		153.3	(k)	162.3
Other long-term liabilities	4.7	—		1.0	(k)	5.7

Total non-current liabilities	867.4	695.5		(611.7)		951.2

Total liabilities	1,121.7	698.5		(621.4)		1,198.8
Shareholder’s equity
Common stock	—	320.0	(e)	—	(e)	320.0
Additional paid in capital	279.9	—		(279.9	)(f)	—
Retained deficit	(214.8)	—		201.9	(g)	(12.9)
Accumulated other comprehensive loss	(41.5)	—		41.5	(h)	—

Total equity (deficit)	23.6	320.0		(36.5)		307.1

Total liabilities and shareholder’s equity	$1,145.3	$1,018.5		$(657.9)		$1,505.9

Unaudited Pro Forma Condensed Consolidated Income Statement for the Year Ended
December 31, 2010

		The Transactions
				Preliminary
				Fair Value
	Historical			and Other
	UCI			Adjustments
	International	New Financing		for the		Pro
	Information(1)	Arrangements(2)		Acquisition(3)		Forma(4)
	($ in millions)

Net sales	$945.0	$—		$—		$945.0
Cost of sales	708.6	—		3.7	(k)	712.3

Gross profit	236.4	—		(3.7)		232.7
Operating expense income
Selling and warehousing	(60.5)	—		(0.4	)(k)	(60.9)
General and administrative	(50.6)	—		(0.2	)(k)	(50.8)
Amortization of acquired intangible assets	(5.2)	—		(17.7	)(k)	(22.9)
Restructuring costs, net	(1.7)	—		—		(1.7)
Patent litigation costs	(5.9)	—		—		(5.9)

Operating income	112.5	—		(22.0)		90.5
Interest expense, net	(60.8)	(55.4	)(f)	60.7	(i)	(55.5)
Management fee expense	(2.0)	—		2.0	(m)	—
Loss on early extinguishment of debt	(8.7)	—		8.7	(j)	—
Miscellaneous, net	(3.5)	—		—		(3.5)

Income (loss) before income taxes	37.5	(55.4)		49.4		31.5
Income tax (expense) benefit	(14.5)	21.2	(g)	(19.0	)(n)	(12.3)

Net income (loss)	$23.0	$(34.2)		$30.4		$19.2

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

(1)	Historical UCI International Information

The historical financial information for UCI International is derived from the audited historical consolidated financial statements of UCI International as of and for the year ended December 31, 2010 included elsewhere in this prospectus. The historical financial information excludes the amount of net income (loss) attributable to noncontrolling interests as required by GAAP.

(2)	New Financing Arrangements

This adjustment is comprised of:

•	borrowings of $300.0 million under the Senior Secured Term Loan Facility, net of the original issue discount;

•	the issuance of $400.0 million of notes;

•	the Equity Contribution; and

•	the assumed estimated transaction costs associated with the issuance of the notes and the borrowings under the Senior Secured Credit Facilities.

(a) Represents the net adjustment to cash, calculated as follows:

($ in millions)

Senior Secured Term Loan Facility(i)	$300.0
Notes(ii)	400.0
Equity Contribution	320.0
Payment of the estimated fees and expenses(iii)	(22.9)

Net adjustment to cash	$997.1

(i)	Represents borrowings under the Senior Secured Term Loan Facility in the amount of $300.0 million.

(ii)	Represents the proceeds from the notes in aggregate principal amount of $400.0 million.

(iii)	Represents the payment of an estimated $12.3 million of fees and expenses associated with the notes, an estimated $9.1 million of fees and expenses associated with the Senior Secured Credit Facilities and $1.5 million of original issue discount on the Senior Secured Revolving Facility.

(b)	Represents the deferred financing costs associated with the notes and the Senior Secured Credit Facilities:

($ in millions)

Estimated fees and expenses associated with the notes	$12.3
Estimated fees and expenses associated with the Senior Secured Credit Facilities	9.1

Adjustment to deferred financing costs	$21.4

(c)	Represents the current portion of the Senior Secured Term Loan Facility, calculated as follows:

($ in millions)

Senior Secured Term Loan Facility(i)	$3.0

Adjustment to current maturities of long-term debt	$3.0

(i)	Represents the current portion of the Senior Secured Term Loan Facility, equal to the 1% per annum required amortization under the Senior Secured Term Loan Facility.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

(d)	Represents the net increase in long-term debt less current maturities, calculated as follows:

($ in millions)

Notes(i)	$400.0
Senior Secured Term Loan Facility(ii)	297.0
Original issue discount associated with the Senior Secured Credit Facilities(iii)	(1.5)

Net adjustment to long-term debt, less current maturities	$695.5

(i)	Represents the proceeds from the notes in aggregate principal amount of $400.0 million.

(ii)	Represents the borrowings under the Senior Secured Term Loan Facility of $300.0 million, less current maturities of $3.0 million.

(iii)	Represents the $1.5 million original issue discount associated with the Senior Secured Revolving Facility.

(e)	Represents the net adjustment to common stock, comprising:

($ in millions)

Equity Contribution	$320.0

Net adjustment to common stock	$320.0

(f) Represents the adjustment to interest expense, net as if the Transactions had been completed as of January 1, 2010, comprising:

For the Year
Ended
December 31,
2010
($ in millions)

Interest expense on the notes(i)	$(34.5)
Amortization of notes deferred financing costs(ii)	(1.2)

Interest expense on notes	(35.7)
Interest expense on the Senior Secured Term Loan Facility(iii)	(16.5)
Revolving facility commitment fee(iv)	(1.5)
Amortization of the Senior Secured Credit Facilities deferred financing costs(v)	(1.4)
Amortization of the original issue discount associated with the Senior Secured Revolving Facility(vi)	(0.3)

Adjustment to interest expense, net	$(55.4)

(i)	Reflects the interest on the notes of 8.625%.

(ii)	Reflects the non-cash amortization expense of an assumed aggregate $12.3 million of deferred financing costs associated with the notes. This non-cash expense has been calculated using the effective interest rate method.

(iii)	The interest rate on the Senior Secured Term Loan Facility is 5.50% (based on a LIBOR floor of 1.50% and an applicable margin of 400 basis points). Each 0.125% change in the interest rate above the LIBOR floor would change interest expense on the Senior Secured Term Loan Facility by $0.4 million for the year ended December 31, 2010.

(iv)	Represents the revolving facility commitment fee calculated as 1% per annum on the undrawn portion of the Senior Secured Revolving Facility. This revolving facility commitment fee assumes no borrowings on the Senior Secured Revolving Facility during the pro forma periods. The undrawn portion of the Senior Secured

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Revolving Facility assumes $16.3 million of letters of credit were issued which would reduce available borrowing capacity.

(v)	Reflects the non-cash amortization expense of an assumed aggregate $9.1 million of deferred financing costs associated with the Senior Secured Credit Facilities. This non-cash expense has been calculated using the effective interest rate method.

(vi)	Reflects the non-cash amortization expense of an aggregate $1.5 million of original issue discount associated with the Senior Secured Revolving Facility. This non-cash expense has been calculated using the effective interest rate method.

(g) Represents the adjustment to income tax (expense) benefit as if the funding for the Transactions had occurred on January 1, 2010. The tax benefit has been calculated using an estimated effective tax rate of 38.2%.

(3)	Preliminary Fair Value and Other Adjustments for the Rank Acquisition

This adjustment is comprised of:

•	the Rank Acquisition;

•	preliminary fair value adjustments with respect to the Rank Acquisition;

•	the repayment or redemption of the Former UCI International External Borrowings, which will be repaid or redeemed as part of the Transactions; and

•	the payment of estimated fees and expenses.

(a) Represents the net adjustment to cash, calculated as follows:

($ in millions)

Purchase consideration to acquire UCI International(i)	$(375.0)
Repayment of the Former UCI International External Borrowings(ii)	(779.0)
Change in control call premiums on the Former UCI International External Borrowings(iii)	(5.9)
Payment of the estimated fees and expenses(iv)	(16.2)
Reclassification from restricted cash(v)	16.3

Net adjustment to cash	$(1,159.8)

(i)	Under the terms of the Rank Acquisition, the aggregate purchase consideration was $375.0 million.

(ii)	Represents the full repayment of the Former UCI International External Borrowings with a principal value of $779.0 million based upon the amount outstanding as of December 31, 2010.

(iii)	Represents the change of control call premiums and associated transaction costs on the Former UCI International External Borrowings repaid as part of the Transactions.

(iv)	Represents the estimated fees and expenses associated with the Rank Acquisition, including advisory fees, other transaction costs and other professional fees, as well as expenses related to the cancelled initial public offering of UCI International, totaling $26.5 million. As part of the Transactions, $10.3 million of the estimated fees and expenses were paid on behalf of UCI International by Rank Group, a related party. These amounts will be repaid by UCI International to Rank Group in the future.

(v)	Represents cash of $16.3 million presented as restricted cash on UCI International’s balance sheet as of December 31, 2010. This restricted cash collateralizes letters of credit in the same amount. Cash in the table above reflects that the letters of credit were replaced by letters of credit issued under the Senior Secured Revolving Facility and that the restrictions on the cash were eliminated.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

(b) Represents the decrease in deferred financing costs, calculated as follows:

($ in millions)

Unamortized deferred financing costs written off on early extinguishment of the Former UCI International External Borrowings	$(9.9)

Adjustment to deferred financing costs	$(9.9)

(c) Represents the decrease in current maturities of long-term debt, calculated as follows:

($ in millions)

Repayment of the current portion of the Former UCI International External Borrowings(i)	$(4.5)

Adjustment to current maturities of long-term debt	$(4.5)

(i)	Represents the repayment of the current portion of the Former UCI International External Borrowings with a principal value of $4.5 million repaid as part of the Transactions.

(d) Represents the decrease in long-term debt less current maturities, calculated as follows:

($ in millions)

Repayment of the non-current portion of the Former UCI International External Borrowings(i)	$(774.5)
Unamortized original issue discount written off on early extinguishment of the Former UCI International External Borrowings(ii)	8.5

Net adjustment to long-term debt less current maturities	$(766.0)

(i)	Represents the repayment of the non-current portion of the Former UCI International External Borrowings with a principal value of $774.5 million, repaid as part of the Transactions.

(ii)	Represents unamortized original issue discount in respect of the Former UCI International External Borrowings repaid as part of the Transactions.

(e) Represents the adjustment to common stock, comprising:

($ in millions)

Elimination of UCI International pre-acquisition common stock	$—

Adjustment to common stock	$—

(f) Represents the adjustment to additional paid in capital, comprising:

($ in millions)

Elimination of UCI International pre-acquisition additional paid in capital	$(279.9)

Adjustment to additional paid in capital	$(279.9)

(g) Represents the adjustment to accumulated deficit, comprising:

($ in millions)

Elimination of UCI International pre-acquisition accumulated deficit	$214.8
Other transaction fees and expenses associated with the acquisition of UCI International(i)	(12.9)

Adjustment to accumulated deficit	$201.9

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

(i)	Represents the transaction fees and expenses associated with the acquisition of UCI International of $15.3 million to be recorded as period costs, net of a tax benefit of $2.4 million. The tax benefit has been recognized as a reduction in Accrued expenses and other current liabilities.

(h) Represents the adjustment to accumulated other comprehensive loss, comprising:

($ in millions)

Elimination of UCI International pre-acquisition accumulated other comprehensive loss	$41.5

Adjustment to accumulated other comprehensive loss	$41.5

(i) Represents the adjustment to interest expense as if the Transactions had been completed as of January 1, 2010, comprising:

For the Year
Ended
December 31,
2010
($ in millions)

Elimination of historical interest on the Former UCI International External Borrowings(i)	$60.7

Adjustment to interest expense, net	$60.7

(i)	Represents the pro forma effect of the repayment of the Former UCI International External Borrowings with a principal value of $779.0 million repaid as part of the Transactions.

(j) Represents the adjustment to loss on early extinguishment of debt as if the Transactions had been completed as of January 1, 2010, comprising:

For the Year
Ended
December 31,
2010
($ in millions)

Elimination of historical loss on early extinguishment of the 2006 Credit Facility and the Previously Outstanding Subordinated Notes(i)	$8.7

Adjustment to loss on early extinguishment of debt	$8.7

(i)	Represents the elimination of the loss incurred by UCI International on the early extinguishment of the 2006 Credit Facility and the Previously Outstanding Subordinated Notes in the year ended December 31, 2010.

(k) Represents the fair value adjustments required on acquisition of UCI International by Acquisition Co.

The acquisition of UCI International by Acquisition Co. is an acquisition of a business by a third party. Accordingly, GAAP requires that Acquisition Co. record the identifiable assets acquired and liabilities assumed as part of the Acquisition at their fair values. Goodwill is then recognized and measured with reference to the excess of the consideration paid over the net assets acquired and liabilities assumed measured at their fair values.

We have initiated a preliminary evaluation study to identify certain fair value adjustments required as they relate to the audited historical consolidated balance sheet of UCI International as of December 31, 2010 and the audited historical consolidated income statement for year ended December 31, 2010. The procedures performed to date do not include preparation of a full assessment of all of the fair value adjustments that will be required upon the completion of the Rank Acquisition, which may differ materially from the information presented, and our auditors have not reviewed or audited our preliminary fair value adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Based on our preliminary evaluation, for the purposes of presenting the unaudited pro forma financial information, we have made the fair value adjustments described below. The following table presents the calculation of preliminary goodwill arising from the Rank Acquisition.

	($ in millions)

Cost of acquisition(i)		$375.0
Less estimated book value of assets acquired and liabilities assumed:
Historical book value of assets acquired and liabilities assumed(ii)	23.6
Pre-acquisition transaction costs(iii)	(7.3)
Less UCI International’s existing goodwill(ii)	(241.5)

GAAP book value of identifiable assets acquired and liabilities assumed		(225.2)
Fair value adjustments
Inventory(iv)	15.6
Provisions — unfavorable lease contracts(v)	(1.0)
Pension liability(vi)	—
Property, plant and equipment(vii)	27.0
Identifiable intangible assets(viii)	374.5
Change of control call premiums and write off of unamortized deferred financing costs and unamortized original issue discount on the Former UCI International External Borrowings that were repaid as part of the Transactions(ix)	(24.3)
Deferred tax asset(x)	9.6
Deferred tax liability(x)	(159.3)

Fair value adjustment to assets acquired and liabilities assumed		242.1

Goodwill arising from the Acquisition		$358.1

(i)	Under the terms of the Rank Acquisition, the aggregate purchase consideration was $375.0 million.

(ii)	Derived from the UCI International audited consolidated balance sheet as of December 31, 2010, included elsewhere in this prospectus.

(iii)	Reflects expenses associated with the cancelled initial public offering of UCI International and seller-side merger and acquisition costs aggregating expenses of $11.2 million, net of a tax benefit of $3.9 million. The tax benefit has been recognized as a reduction in Accrued expenses and other current liabilities.

(iv)	Reflects the preliminary fair value adjustment to increase inventory by $15.6 million based on our preliminary assessment as of December 31, 2010.

(v)	Reflects the preliminary assessment of the fair value of the liability associated with certain unfavorable contractual arrangements which are contractual arrangements with terms less favorable to UCI International than current market terms.

(vi)	The net pension liability of UCI International’s pension plans at December 31, 2010 was calculated using December 31, 2010 plan asset values and discount rates. As such, there is no fair value adjustment necessary to the pro forma balance sheet at December 31, 2010. Based upon changes in the pension plan asset values and discount rates from December 31, 2010 to the date of the Rank Acquisition, the net liability has been preliminarily determined to have decreased by approximately $7.0 million. Accordingly, the final purchase price allocation as of the date of the Rank Acquisition will include a fair value adjustment of approximately $7.0 million to reduce the net pension liability.

(vii)	Reflects the preliminary fair value adjustment to property, plant and equipment. For the purpose of the unaudited pro forma income statement, depreciation has been calculated based on the revised fair value using the remaining estimated average useful lives of each class of asset. A change in the remaining estimated average useful lives of each class of property, plant and equipment would change depreciation expense. An increase of one year in the remaining estimated average useful lives would decrease depreciation expense by $6.8 million in the year ended December 31, 2010. A decrease of one year would increase depreciation expense by $13.1 million in the year ended December 31, 2010.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

(viii)	Reflects the preliminary fair value adjustments to identifiable intangible assets to reflect the value of trade names, lease arrangements, customer relationships, and software. For the purpose of the unaudited pro forma income statement, amortization has been calculated based on the estimated average useful lives of the definite life intangible assets recognized on acquisition. A change in the remaining estimated average useful lives of each class of intangible asset would change amortization expense. An increase of one year in the remaining estimated average useful lives would decrease amortization expense by $1.7 million in the year ended December 31, 2010. A decrease of one year would increase amortization expense by $2.5 million in the year ended December 31, 2010.

	Preliminary	Estimated
Type of Identifiable Intangible Assets	Fair Value	Useful Life
	(In $ millions)

Trade names	$154.8	indefinite
Trade names	0.6	5 years
Customer relationships	273.0	10-15 years
Software	9.1	5 years

Total	$437.5

UCI International’s historical depreciation and amortization charge has been adjusted in the unaudited pro forma income statement due to the fair value adjustments associated with property, plant and equipment and intangible assets with definite lives. To recognize the Transactions as if they had been completed as of January 1, 2010, depreciation and amortization expense would increase in the pro forma combined income statement for the year ended December 31, 2010 as follows:

For the Year
Ended
December 31,
2010
(In $ millions)

Amortization of intangible assets (excluding goodwill)	$17.7
Depreciation of property, plant and equipment	3.0

Total	$20.7

Recognized in:
Cost of sales	$2.5
Selling and warehousing	0.1
General and administrative	0.4
Amortization of acquired intangible assets	17.7

Total	$20.7

(ix)	Reflects the preliminary fair value adjustment to recognize change in control premiums (including associated transaction expenses) of $5.9 million, to write off unamortized original issue discounts of $8.5 million, and to write off deferred debt issuance costs of $9.9 million associated with the Former UCI International External Borrowings that were repaid as part of the Transactions.

(x)	Reflects the tax effect of the above preliminary fair value adjustments determined using an estimated effective tax rate of 38.2%.

(l) Represents the reclassification to cash of amounts previously restricted and used to collaterize letters of credit. Our letters of credit collateralized by this cash were replaced by letters of credit issued under the Senior Secured Revolving Facility and the restrictions on the $16.3 million of cash were eliminated.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

($ in millions)

Reclassification to cash	$16.3

Adjustment to restricted cash	$16.3

(m) Represents the adjustment to management fee expense as if the Transactions had been completed as of January 1, 2010, comprising:

For the Year
Ended
December 31,
2010
($ in millions)

Elimination of historical management fee expense(i)	$2.0

Adjustment to management fee expense	$2.0

(i)	Represents the elimination of the historical management fee paid to TC Group L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight, which terminated upon consummation of the Acquisition. Pursuant to the indenture governing the notes, we are permitted to pay management fees to Rank Group, but Rank Group currently does not intend for us to do so.

(n) Represents the adjustment to income tax (expense) benefit as a result of the above adjustments. The tax adjustment has been calculated using an estimated effective tax rate of 38.2%.

(4)	Pro Forma Depreciation and Amortization

The income statement includes cost of sales, selling and warehousing expenses and general and administrative expenses, and included in each of these line items are depreciation and amortization expense. The following table presents the calculation of the pro forma depreciation and amortization expense derived from the applicable accounting records for the respective time periods:

For the Year
Ended
December 31,
2010
($ in millions)

UCI International	$56.1

Total for the period	$56.1

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

(5)	Debt

The following table identifies the components of our current and long-term debt on an unaudited pro forma condensed consolidated basis.

($ in millions)

Notes(i)	$400.0
Senior Secured Credit Facilities(ii)	298.5
Short-term borrowings and capitalized lease obligations	4.0

Total debt	$702.5

Short-term borrowings	$3.3
Current maturities of long-term debt	3.0
Long-term debt, less current maturities	696.2

Total debt	$702.5

(i)	Represents the proceeds from the notes in aggregate principal amount of $400.0 million.

(ii)	Represents borrowings under the Senior Secured Term Loan Facility in aggregate principal amount of $300.0 million and the $1.5 million of original issue discount associated with the Senior Secured Revolving Facility.

Our total indebtedness of $704.0 million represents total interest bearing borrowings of $702.5 million presented net of original issue discounts of $1.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Risk Factors,” “Forward-Looking Statements” and other matters included elsewhere in this prospectus. In addition, the following discussion covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Transactions had and will have on us, including significantly increased leverage and liquidity requirements. See “— Liquidity and Capital Resources” below for a discussion of new indebtedness that we have incurred and former indebtedness that we have repaid as part of the Transactions. The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements of UCI International and the notes thereto included elsewhere in this prospectus, as well as the information presented under “Selected Consolidated Financial Data.”

Overview

We are a leading supplier to the light-and heavy-duty vehicle aftermarket for replacement parts, supplying a broad range of filtration, fuel delivery systems, vehicle electronics and cooling systems products. We believe, based on management estimates, that we maintain a leading market position in each of our four product lines, including the number one market position by revenue in both fuel delivery systems and cooling systems in the North American light vehicle aftermarket. Approximately 87% of our 2010 net sales were generated from sales to a diverse group of aftermarket customers, including some of the largest and fastest growing companies in our industry. We have developed a global and low-cost manufacturing, sourcing and distribution platform and we sell into multiple sales channels, including retailers, wholesale distributors, dealers and the heavy-duty vehicle market. Our principal end-markets include light vehicles, commercial vehicles and construction, mining, agricultural, marine and other industrial equipment. We believe we have one of the most comprehensive product lines in the aftermarket, offering approximately 47,000 unique part numbers that we deliver at an industry leading average fill rate of approximately 98%.

Aftermarket sales generally are tied to the regular replacement cycle or the natural wearing cycle of a vehicle part; accordingly, we expect industry growth will be heavily influenced by the following key factors: increasing global vehicle population, aging of vehicle population, increasing vehicle miles driven and growing heavy-duty aftermarket.

The following is a discussion of the key line items included in the financial statements of UCI International for the periods presented below under the heading “Results of Operations.” These are the measures that management utilizes most to assess our results of operations and anticipate future trends and risks in our business.

Basis of Presentation

Holdings, the top-level registrant hereunder and the ultimate parent guarantor of the notes, was formed on November 26, 2010 in connection with the Transactions and, consequently, has no financial statements as of and for periods prior to that date. Therefore, we have presented the consolidated financial statements of UCI International, as the Predecessor, as of and for the year ended December 31, 2010 and for prior periods presented in this registration statement. In addition, we have included audited financial statements of Holdings as of and for the period ended December 31, 2010. For future periods ending after January 26, 2011, we will present the consolidated financial statements of Holdings as the Successor and UCI International as the Predecessor.

Components of Income Statement

Net Sales

Net sales includes the selling price of our products sold to our customers, less provisions for warranty costs, estimated sales returns, customer allowances and cash discounts. In addition, up-front costs to obtain exclusive contracts and other new business changeover costs are recorded as a reduction to sales in arriving at net sales.

Recording such provisions as a reduction to sales is customary in our industry. Provisions for sales returns, customer allowances and warranty costs are recorded at the time of sale based upon historical experience, current trends and our expectations regarding future experience. Adjustments to such sales returns, allowances and warranty costs are made as new information becomes available.

As most of our sales are to the aftermarket, we believe that our sales are primarily driven by the number of vehicles on the road, the average age of those vehicles, the average number of miles driven per year, the mix of light trucks to passenger cars on the road and the relative strength of our sales channels. Historically, our sales have not been materially adversely affected by market cyclicality, as we believe that our aftermarket sales are less dependent on economic conditions than our sales to OEMs, due to the generally non-discretionary nature of vehicle maintenance and repair. While many vehicle maintenance and repair expenses are non-discretionary in nature, high gasoline prices and difficult economic conditions can lead to a reduction in miles driven, which then results in increased time intervals for routine maintenance and vehicle parts lasting longer before needing replacement. Historical highs in crude oil prices experienced in 2008 and corresponding historical highs in retail gasoline prices at the pump negatively impacted consumers’ driving and vehicle maintenance habits. In addition, we believe consumers’ driving and vehicle maintenance habits have been impacted by the generally weak economic conditions experienced in the latter part of 2008 and through 2009. These factors, together with lower heavy-duty aftermarket sales due to weakness in the transportation segment in 2008 and 2009, and lower OEM sales due to the significant decline in new vehicle production, resulted in the downward trend in sales starting in the third quarter of 2008 through the first half of 2009. More recently, our 2010 retail channel sales increased 8.2% over the year ended December 31, 2009, reflecting the growth of our retail customer base. Additionally, heavy-duty channel sales and OEM channel sales for the year ended December 31, 2010 increased 10.6% and 24.7%, respectively, over the year ended December 31, 2009 suggesting signs of recovery in the transportation sector.

Sales in the North American light vehicle aftermarket have grown at a CAGR of approximately 3.3% from 1999 through 2009. However, aftermarket sales grew by only 0.1% in 2008 and declined by 1.7% in 2009. According to the Factbook, North American light vehicle aftermarket sales were forecasted to increase by 3.8% in 2010. A key metric in measuring aftermarket performance is miles driven. For 2008, the U.S. Department of Energy reported a decrease in miles driven of 3.2% (equaling 96 billion fewer miles). This was the first annual decrease in miles driven since 1980. We believe that high gasoline prices and generally weak economic conditions adversely affected our sales during the second half of 2008 and into 2009. During 2009, retail gasoline prices were significantly lower than the historical highs experienced at the beginning of the third quarter of 2008. Despite the lower retail gasoline prices, the negative trend in miles driven continued in the first quarter of 2009 (a 2.7% decrease over the comparable quarter in 2008) due to the ongoing weak economic conditions. The negative trend reversed in the last three quarters of 2009 as miles driven exceeded the comparable 2008 quarters. For the full year of 2009, miles driven increased 0.2% from 2008, and for the full year of 2010, miles driven increased 0.7% from 2009.

We believe that we have leading market positions in our primary product lines, based on management estimates, and we continue to expand our product and service offerings to meet the needs of our customers. We believe that a key competitive advantage is that we have one of the most comprehensive product offerings in the vehicle replacement parts market, consisting of approximately 47,000 parts. This product breadth, along with our extensive manufacturing and distribution capabilities, product innovation and reputation for quality and service, makes us a leader in our industry.

However, it is also important to note that in 2010, 2009 and 2008, approximately 31%, 30% and 29%, respectively, of our total net sales were derived from our business with AutoZone. AutoZone is considered to be a leader in the North American aftermarket and, like all of our customers, we make efforts to maintain and strengthen our relationship with AutoZone. Our failure to maintain a healthy relationship with AutoZone would result in a significant decrease in our net sales. Even if we maintain our relationship, this sales concentration with one customer increases the potential impact to our business that could result from any changes in the economic terms of this relationship or a change in AutoZone’s business.

Cost of Sales

Cost of sales includes all costs of manufacturing required to bring a product to a ready-for-sale condition. Such costs include direct and indirect materials, direct and indirect labor and benefit costs, supplies, utilities, freight, depreciation, insurance and other costs. Cost of sales also includes all costs to procure, package and ship products that we purchase and resell.

During much of 2008, the cost of commodities, including steel, aluminum, iron and chemical products, such as plastic, packaging materials and media, increased significantly compared to 2007. Energy costs also increased significantly during this period. These higher costs affected the prices we paid for raw materials and for purchased component parts and finished products. Due to our inventory being accounted for on the first-in, first-out method, a time lag of approximately three months exists from the time we experience cost increases until these increases flow through cost of sales. As a result of this time lag, our results for the first quarter of 2009 were negatively impacted by the higher cost of materials purchased in the latter part of 2008. During 2009, general market prices for most commodities moderated from 2008 levels in reaction to global economic conditions and uncertainties regarding short-term demand. This decrease in most commodities during 2009 had a favorable impact on our results for the latter part of 2009. We have been experiencing increases in certain commodity costs and extended lead times as the result of suppliers having reduced capacity during the economic downturn and a slight recovery being experienced in the general economy. More recently, we have experienced longer lead times and expedited freight costs due to logistics constraints shipping product from China. A further economic recovery would likely increase the demand for many of the commodities used in our business. While we have been, and expect to continue to be, able to obtain sufficient quantities of these commodities to satisfy our needs, increased demand from current levels for these commodities could result in further cost increases and may make procurement more difficult in the future.

In addition to the adverse impact of increasing commodities and energy costs, we have been adversely affected by changes in foreign currency exchange rates, primarily relating to the Mexican peso and the recent changes in currency policy by the Chinese government. Our Mexican operations source a significant amount of inventory from the United States. During the period September 30, 2008 through March 31, 2009, the U.S. dollar strengthened against the Mexican peso by approximately 33%. During the period March 31, 2009 through December 31, 2010, the U.S. dollar weakened against the Mexican peso by approximately 16%, partially offsetting the trend experienced in the prior six months. A strengthening of the U.S. dollar against the Mexican peso means that our Mexican operations must pay more pesos to obtain inventory from the United States. In addition to the negative impacts of the Mexican peso, the value of the Chinese yuan increased approximately 3% during the period from July 1, 2010 through December 31, 2010 as a result of the Chinese government changing its policy on “pegging” the yuan against the U.S. dollar during the third quarter of 2010. The result of this action is that the costs of goods imported from China will increase as the Chinese yuan strengthens against the U.S. dollar.

Generally, we attempt to mitigate the effects of cost increases and currency changes via a combination of design changes, material substitution, global resourcing efforts and increases in the selling prices for our products. With respect to pricing, it should be noted that, while the terms of supplier and customer contracts and special pricing arrangements can vary, generally a time lag exists between when we incur increased costs and when we might recover a portion of the higher costs through increased pricing. This time lag typically spans a fiscal quarter or more, depending on the specific situation. During 2008, we secured customer price increases that offset a portion of the cost increase we experienced in 2008. However, because of reductions from 2008 highs in both energy costs and the costs of certain commodities used in our operations, we have not been able to retain the entire effect of customer price increases secured in 2008. We continue to pursue efforts to mitigate the effects of any cost increases; however, there are no assurances that we will be successful. To the extent that we are unsuccessful, our profit margins will be adversely affected and even if we are successful our gross margin percentages will decline. Because of uncertainties regarding future commodities and energy prices, and the success of our mitigation efforts, it is difficult to estimate the impact of commodities and energy costs on future operating results.

We implemented a number of cost savings initiatives in late 2008 and throughout 2009 to align our cost structure with current business levels. Cost savings initiatives included workforce reductions in both direct and indirect manufacturing headcounts. Also, we implemented wage freezes and suspended certain matching contributions to defined contribution and profit sharing plans, as well as instituted tight controls over discretionary spending. These cost savings actions helped offset the adverse impact of higher material costs and lower sales volumes. These tight controls over discretionary spending continued throughout 2010 and are expected to continue. Effective January 1, 2011, we reinstituted discretionary merit increases and matching contributions to defined contribution and profit sharing plans which will result in higher costs.

In addition, in late 2009 and 2010 we undertook our Product Source Optimization, or “PSO,” initiative. PSO utilizes our existing global footprint and unique category management insights to optimize the mix of products manufactured versus sourced, and to determine the optimal manufacturing or vendor location. We expect that PSO will allow us to deliver a high-quality, low-cost product by assembling certain products in the markets where they are sold, assembling certain products specifically in low-cost countries and procuring certain products from selected low-cost country suppliers.

Selling and Warehousing Expenses

Selling and warehousing expenses primarily include sales and marketing, warehousing and distribution costs. Our major cost elements include salaries and wages, pension and fringe benefits, depreciation, advertising and information technology costs.

General and Administrative Expenses

General and administrative expenses primarily include executive, accounting and administrative personnel salaries and fringe benefits, professional fees, pension benefits, insurance, provision for doubtful accounts, rent and information technology costs.

Critical Accounting Policies and Estimates

The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate, and different assumptions or estimates about the future could change our reported results.

We believe the following accounting policies are the most critical in that they significantly affect our financial statements, and they require our most significant estimates and complex judgments.

Revenue Recognition

We record sales when title and risk of loss transfer to the customer, the sale price is fixed and determinable, and the collection of the related accounts receivable is reasonably assured.

Some agreements with our customers provide for sales discounts, marketing allowances, return allowances and performance incentives. Any discount, allowance or incentive is treated as a reduction to sales, based on estimates of the criteria that give rise to the discount, allowance or incentive, such as sales volume and marketing spending. We routinely review these criteria and our estimating process and make adjustments as facts and circumstances change.

In order to obtain exclusive contracts with certain customers, we may incur up-front costs or assume the cost of returns of products sold by the previous supplier. These costs are capitalized and amortized over the life of the contract. The amortized amounts are recorded as a reduction to sales.

New business changeover costs also can include the costs related to removing a new customer’s inventory and replacing it with our inventory, commonly referred to as a “stocklift.” Stocklift costs are recorded as a reduction to sales when incurred.

Our customers have the right to return parts that are covered under our standard warranty within stated warranty periods. Our customers also have the right, in varying degrees, to return excess quantities of product. Credits for parts returned under warranty and parts returned because of customer excess quantities are estimated and recorded as a reduction to sales at the time of the related sales. These estimates are based on historical experience, current trends and our expectations regarding future experience. Revisions to these estimates are recorded in the period in which the facts and circumstances that give rise to the revision become known. Any significant increase in the amount of product returns above historical levels could have a material adverse effect on our financial results. Our product returns accrual was $53.7 million at December 31, 2010. A hypothetical 10% increase in the product returns accrual would decrease our pre-tax earnings by $5.4 million.

The table below provides a summary reconciliation of reductions from sales to net sales as reported in our consolidated income statement (in millions):

	Year Ended December 31,
	2010	2009	2008

Sales	$1,074.2	$1,004.6	$996.7
Provision for warranty costs and sales returns	(70.6)	(62.0)	(61.6)
Provision for customer contracted sales deductions	(49.7)	(44.8)	(37.3)
New business costs and other	(8.9)	(12.8)	(17.4)

Net sales	$945.0	$885.0	$880.4

Inventory

We record inventory at the lower of cost or market. Cost is principally determined using standard cost or average cost, which approximates the first-in, first-out method. Estimated market value is based on assumptions for future demand and related pricing. If actual market conditions are less favorable than those projected by management, reductions in the value of inventory may be required.

Impairment of Intangible Assets

Goodwill is subject to annual review unless conditions arise that require a more frequent evaluation. The review for impairment is based on a two-step accounting test. The first step is to compare the estimated fair value with the recorded net book value (including the goodwill). If the estimated fair value is higher than the recorded net book value, no impairment is deemed to exist and no further testing is required. If, however, the estimated fair value is below the recorded net book value, then a second step must be performed to determine the goodwill impairment required, if any. In this second step, the estimated fair value from the first step is used as the purchase price in a hypothetical acquisition. Purchase business combination accounting rules are followed to determine a hypothetical purchase price allocation to the reporting unit’s assets and liabilities. The residual amount of goodwill that results from this hypothetical purchase price allocation is compared to the recorded amount of goodwill, and the recorded amount is written down to the hypothetical amount, if lower.

We perform our annual goodwill impairment review in the fourth quarter of each year using discounted future cash flows, unless conditions exist that would require a more frequent evaluation. Management retains the services of an independent valuation company in order to assist in evaluating the estimated fair value of our business. The process of evaluating the potential impairment of goodwill is subjective because it requires the use of estimates and assumptions as to future cash flows, discount rates commensurate with the risks involved in the assets, future economic and market conditions, competition, customer relations, pricing, raw material costs, production costs, selling, general and administrative costs, and income and other taxes. Although we base cash flow forecasts on assumptions that are consistent with plans and estimates we use to manage our business, there is significant judgment in determining the cash flows. Based upon the results of the annual impairment review in the fourth quarter of 2010, it was determined that the fair value of our business significantly exceeded the carrying value of our assets. A hypothetical 10% decrease to the fair value of our business would not have triggered an impairment of goodwill.

Trademarks with indefinite lives are tested for impairment on an annual basis in the fourth quarter, unless conditions arise that would require a more frequent evaluation. In assessing the recoverability of these assets, projections regarding estimated discounted future cash flows and other factors are made to determine if impairment has occurred. If we conclude that there has been impairment, we will write down the carrying value of the asset to its fair value. In 2008, we recorded a trademark impairment loss of $0.5 million. A further discussion of such trademark impairment losses is included elsewhere under the subheading “Trademark Impairment Loss” in “— Results of Operations” below.

Each year, we evaluate those trademarks with indefinite lives to determine whether events and circumstances continue to support the indefinite useful lives. We have concluded that events and circumstances continue to support the indefinite lives of these trademarks.

Retirement Benefits

Pension obligations are actuarially determined and are affected by assumptions including discount rate, life expectancy, annual compensation increases and the expected rate of return on plan assets. Changes in the discount rate, and differences between actual results and assumptions, will affect the amount of pension expense we recognize in future periods. See Note 13 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus for the detailed assumptions used in determining the present value of benefit obligations and net periodic pension expense for our pension plans.

Postretirement health obligations are actuarially determined and are based on assumptions including discount rate, life expectancy and health care cost trends. Changes in the discount rate, and differences between actual results and assumptions, will affect the amount of expense we recognize in future periods. See Note 13 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus for the detailed assumptions used in determining the present value of benefit obligations for postretirement health care and life insurance plans and the sensitivity analysis of a one percentage point change in the discount rate and health care cost trend rate.

Insurance Reserves

Our insurance policies for workers’ compensation, automobile, product and general liability include high deductibles (up to $0.5 million) for which we are responsible. Deductibles for which we are responsible are recorded in accrued expenses. Estimates of such losses involve substantial uncertainties including litigation trends, the severity of reported claims and incurred but not yet reported claims. External actuaries are used to assist us in estimating these losses. Our self-insured insurance reserves, including group medical insurance reserves, were $11.0 million at December 31, 2010. A hypothetical 10% increase in the insurance reserve would decrease our pre-tax earnings by $1.1 million.

Environmental Expenditures

Our expenditures for environmental matters fall into two categories. The first category is routine compliance with applicable laws and regulations related to the protection of the environment. The costs of such compliance are based on actual charges and do not require significant estimates.

The second category of expenditures is for matters related to investigation and remediation of contaminated sites. The impact of this type of expenditure requires significant estimates by management. The estimated cost of the ultimate outcome of these matters is included as a liability in our December 31, 2010 balance sheet. This estimate is based on all currently available information, including input from outside legal and environmental professionals, and numerous assumptions. Management believes that the ultimate outcome of these matters will not exceed the $1.4 million accrued at December 31, 2010 by a material amount, if at all. However, because all investigation and site analysis has not yet been completed and because of the inherent uncertainty in such environmental matters and any related litigation, there can be no assurance that the ultimate outcome of these matters will not be significantly different than our estimates.

Stock-Based Compensation

We recognize compensation expense for employee stock option grants using the non-substantive vesting period approach, in which the expense (net of estimated forfeitures) is recognized ratably over the requisite service period based on the grant date fair value. The fair value of new stock options is estimated on the date of grant using the Black-Scholes option pricing model. Determining the fair value of stock options at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield and volatility. These assumptions may differ significantly between grant dates because of changes in the actual results of these inputs that occur over time. See Note 17 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus for the principal assumptions used in applying the Black-Scholes option pricing model to determine the estimated fair value of stock options at the date of grant.

The terms of our former restricted stock agreement provided that the shares of restricted stock would vest only upon a change of control of UCI International, Inc., as defined in our equity incentive plan. Due to the uncertainty surrounding the ultimate vesting of the restricted stock, no stock-based compensation expense was recorded. The Rank Acquisition resulted in a change in control. Accordingly, compensation expense of approximately $13.2 million, which was equal to the fair value of the restricted stock at the date of the Rank Acquisition, will be recognized in January 2011 by UCI International as the Predecessor.

Results of Operations

The following table was derived from UCI International’s consolidated income statements for the years ended December 31, 2010, 2009 and 2008. The amounts are presented in millions of dollars.

	2010	2009	2008

Net sales	$945.0	$885.0	$880.4
Cost of sales	708.6	688.2	705.2

Gross profit	236.4	196.8	175.2
Operating (expenses) income
Selling and warehousing	(60.5)	(56.6)	(62.9)
General and administrative	(50.6)	(44.9)	(48.9)
Amortization of acquired intangible assets	(5.2)	(5.8)	(6.3)
Restructuring (costs) gains	(1.7)	(0.9)	(2.4)
Trademark impairment loss	—	—	(0.5)
Patent litigation costs	(5.9)	(7.0)	—

Operating income	112.5	81.6	54.2
Other expense
Interest expense, net	(60.8)	(60.5)	(65.4)
Management fee expense	(2.0)	(2.0)	(2.0)
Loss on early extinguishment of debt	(8.7)	—	—
Miscellaneous, net	(3.5)	(5.5)	(3.5)

Income (loss) before income taxes	37.5	13.6	(16.7)
Income tax (expense) benefit	(14.5)	(5.1)	4.3

Net income (loss)	23.0	8.5	(12.4)
Less: Loss attributable to noncontrolling interest	(0.0)	(0.7)	(0.8)

Net income (loss) attributable to UCI International, Inc.	$23.0	$9.2	$(11.6)

Year Ended December 31, 2010 compared with Year Ended December 31, 2009

Net sales.  Net sales of $945.0 million in 2010 increased $60.0 million, or 6.8%, compared to net sales of $885.0 million in 2009. In connection with obtaining new business, sales were reduced by $1.7 million in 2010 and $5.0 million in 2009. These reductions were the result of accepting returns of the inventory of our customers’ previous suppliers in connection with securing new business with these customers.

Excluding the effects of obtaining new business from both periods, sales were 6.4% higher in 2010 compared to 2009. Within the aftermarket channel, our retail and traditional channel net sales increased approximately 8.2% and 1.5%, respectively, and our heavy duty channel net sales increased approximately 10.6%. Our OES channel sales to dealerships decreased approximately 2.1%. The increased net sales in our retail and traditional channels primarily reflected the sales growth experienced by our customer base. The increased net sales in our heavy duty channel resulted from a generally improved market trend in the transportation sector. The decreased sales in our OES channel were due primarily to timing of replenishment orders by our OES channel customers and the reduction in the number of dealerships by GM and Chrysler in connection with their 2009 bankruptcy proceedings. Our OEM channel net sales in 2010 increased approximately 24.7% over 2009 due to the recovery of new car sales from the difficult economic environment in 2009 and recent new business wins.

Net sales for 2010 and 2009 for our four product lines were as follows:

	Year Ended December 31,
	2010	%	2009	%
	($ in millions, except percentages)

Filtration	$352.3	37%	$346.6	39%
Fuel delivery systems	262.8	28%	221.9	25%
Vehicle electronics	183.9	20%	163.2	19%
Cooling systems	146.0	15%	153.3	17%

	$945.0	100%	$885.0	100%

Each of our product lines, except cooling systems, experienced increased net sales in 2010, reflecting the sales growth of our customer base. Our fuel delivery systems sales were also positively impacted by market share gains. While our cooling systems product line experienced sales growth with existing customers, this increase was more than offset by market share losses.

Gross profit.   Gross profit, as reported, was $236.4 million for 2010 and $196.8 million for 2009. Both periods included special items which are presented in the following table along with a comparison of adjusted gross profit after excluding such special items. Adjusted gross profit is a non-GAAP financial measurement of our performance which is not in accordance with, or a substitute for, GAAP measures. It is intended to supplement the presentation of our financial results that are prepared in accordance with GAAP. We use adjusted gross profit as presented to evaluate and manage our operations internally.

	2010	2009
	($ in millions)

Gross profit, as reported	$236.4	$196.8
Add back special items:
New business changeover and sales commitment costs	1.7	5.0
Valuation allowance for non-trade receivables	1.4	—
Severance costs	—	0.8
Costs to establish additional manufacturing in China	—	0.5

Adjusted gross profit	$239.5	$203.1

The 2010 $1.7 million and the 2009 $5.0 million of “new business changeover and sales commitment costs” were up-front costs incurred to obtain new business.

During 2010, we recorded a $1.4 million provision due to uncertainties of collection of refunds of Mexican value-added tax from the Mexican Department of Finance and Public Credit. See further discussion under “Our Business — Litigation — Value-added Tax Receivable.”

The $0.8 million of “severance costs” in 2009 related to actions taken to further align our cost structure with customers’ spending and current market conditions. These actions included, among other things, workforce reductions with related severance costs.

The $0.5 million of “costs to establish additional manufacturing in China” in 2009 related to start-up costs establishing two new factories in China.

Excluding the special items, adjusted gross profit increased to $239.5 million in 2010 from $203.1 million in 2009, and the related gross margin percentage increased to 25.3% in 2010 from 22.8% in 2009. The gross margin percentage is based on sales before the effects of obtaining new business, which are discussed in the net sales comparison above.

Higher net sales volume in 2010 was a significant factor in our gross profit increase year over year, accounting for $19.0 million of the increase. The 2010 results were also positively affected by approximately $22.0 million by the favorable effects of (1) procurement decisions to manufacture internally certain higher volume parts, (2) lower commodity costs and (3) cost reduction initiatives to align our cost structure with our customers’ spending and current market conditions. Additionally, favorable trends in our insurance costs increased our gross profit by approximately $3.0 million. The cost reduction initiatives included workforce reductions and other employee cost saving actions, as well as the institution of tight controls over discretionary spending. Partially offsetting these factors were the effects of higher estimated product returns, customer price concessions and unfavorable product mix of approximately $8.0 million.

Selling and warehousing expenses.  Selling and warehousing expenses were $60.5 million in 2010; $3.9 million higher than 2009. Selling and marketing expenses increased $3.0 million related to higher variable selling costs associated with our higher sales volume, investments in our growth initiatives including staffing and brand development and other costs. Shipping and warehousing expenses increased $0.9 million to support the increased sales volume. Selling and warehousing expenses were 6.4% of net sales in 2010 and 2009. The ability to maintain the same selling and warehousing expenses as a percentage of net sales despite the increased spending levels related to investments in growth initiatives was the result of the cost reduction actions taken during 2009.

General and administrative expenses.  General and administrative expenses were $50.6 million in 2010, an increase of $5.7 million over 2009. This increase was the result of $5.8 million of higher costs incurred in connection with our antitrust litigation (discussed in Note 14 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus), higher professional fees of $4.2 million primarily related to the proposed initial public offering of UCI International’s stock that was withdrawn in November 2010 and costs associated with the Rank Acquisition and higher incentive compensation. Partially offsetting these items were reductions in overhead spending including the favorable effect of lower employee expenses of $2.5 million in 2010 due to headcount reductions in 2009 (inclusive of severance in 2009 related to the headcount reductions) and cost control initiatives.

Restructuring costs.  In 2010, we recognized a gain of $0.3 million related to the sale of the land and building at a previously idled manufacturing facility. In addition, we incurred costs of $0.3 million to maintain the land and building prior to the sale. In 2009, we incurred costs of $0.4 million to maintain the land and building.

In 2010, we recorded pension curtailment and settlement losses and other severance costs related to headcount reductions at our Mexican subsidiaries totaling $0.6 million. Additionally, we recorded a non-cash charge of $1.1 million related to the sale of the company’s interest in a 51% owned joint venture in 2010.

We implemented restructuring plans in 2009 to further align our cost structure with customers’ spending and current market conditions. The restructuring plans targeted excess assembly and aluminum casting capacity and restructuring costs of the plan included workforce reductions, facility closures, consolidations and realignments.

We idled a Mexican aluminum casting operation in 2009 and consolidated the capacity into our Chinese casting operation. During that period, we also relocated a small amount of filter manufacturing capacity which resulted in the idling of certain equipment with no alternative use. In connection with these capacity consolidations, we recorded asset impairments of $1.8 million in 2009 and incurred post employment benefit plans curtailment costs of $0.1 million.

In order to accommodate expected growth in Europe, our Spanish distribution operation was relocated to a new leased facility resulting in the idling and subsequent sale of an owned facility. We recognized a gain of $1.5 million on the sale of this facility in 2009. We incurred other costs of $0.1 million during that period associated with the relocation of the facility.

Patent litigation costs.  Champion is a defendant in litigation with Parker-Hannifin Corporation pursuant to which Parker-Hannifin claims that certain of Champion’s products infringe a Parker-Hannifin patent. On December 11, 2009, following trial, a jury verdict was reached, finding in favor of Parker-Hannifin with damages of approximately $6.5 million. We recorded a $6.5 million liability and incurred trial costs of $0.5 million in 2009 for this matter.

On May 3, 2010, the court entered a partial judgment in this matter, awarding Parker-Hannifin $6.5 million in damages and a permanent injunction. Both parties have filed post-trial motions. Parker-Hannifin sought treble damages and attorneys’ fees. Champion sought a judgment as a matter of law on the issues of infringement and patent invalidity. On March 17, 2011, the court issued an order denying Champion’s motion for a judgment at law and awarding Parker-Hannifin an additional $3.3 million in damages plus attorneys’ fees, estimated to be approximately $1.5 million. As a result of this order, we recorded an additional provision of $4.8 million in 2010 for this matter. Also, we incurred $1.0 million of post trial costs during 2010. Champion continues to vigorously defend this matter; however, there can be no assurance with respect to the outcome of litigation. As of December 31, 2010, we maintained an $11.3 million liability. See “Our Business — Litigation — Patent Litigation” for updates related to this matter subsequent to this period.

Interest expense, net.  Net interest expense was $0.3 million higher in 2010 compared to 2009. This increase was primarily due to interest on higher average borrowings of $14.0 million during 2010 and higher amortization of deferred financing costs, largely offset by lower interest rates on our debt in 2010 versus 2009. The outstanding balance of the Senior PIK Notes increased in 2010 due to the quarterly payment of interest through the issuance of new notes. This increase more than offset the lower level of borrowings under UCI’s 2006 Credit Facility from the $17.7 million mandatory prepayment on our term loan made in April 2010 and the repayment of revolving credit facility borrowings of $20.0 million in June 2009. The lower interest rates on our debt in 2010 versus 2009 reduced interest expense by approximately $2.2 million.

Loss on early extinguishment of debt.  We recorded a loss of $8.7 million in the third quarter of 2010 on the early extinguishment of our 2006 Credit Facility and the Previously Outstanding Subordinated Notes. See further discussion in Note 11 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus. The components of the loss on early extinguishment were as follows (in millions):

Previously Outstanding Subordinated Notes call premium	$3.6
Write-off unamortized debt discount	1.8
Previously Outstanding Subordinated Notes redemption period interest	1.9
Write-off unamortized deferred financing costs	1.4

$8.7

Miscellaneous, net.  Miscellaneous, net which consists primarily of costs associated with the sale of receivables was $1.6 million lower in 2010 compared to 2009. The lower expense was due to lower selling discount costs, partially offset by higher sales of receivables in 2010 versus 2009. Miscellaneous, net for 2010 also included a favorable $0.5 million related to changes in market value of our swaption agreement.

Income tax expense.  Income tax expense was $9.4 million higher in 2010 as compared to 2009 due primarily to higher pre-tax income in 2010. For reasons why the effective tax rates in both years differed from statutory rates, see the table in Note 12 to the financial statements of UCI International included elsewhere in this prospectus, which reconciles income taxes computed at the U.S. federal statutory rate to income tax expense. The higher effective tax rate in 2010 compared to 2009 was due primarily to foreign taxes.

Net income.  Due to the factors described above, we reported net income of $23.0 million in 2010 compared to net income of $8.5 million in 2009.

Net income attributable to UCI International, Inc.  After deducting losses attributable to a noncontrolling interest, net income attributable to UCI International, Inc. was $23.0 million in 2010, compared to net income of $9.2 million in 2009.

Year Ended December 31, 2009 compared with Year Ended December 31, 2008

Net sales.  Net sales of $885.0 million in 2009 increased $4.6 million, or 0.5%, compared to net sales of $880.4 million in 2008. Sales in 2008 were reduced by a $6.7 million loss provision resulting from the unusually high level of warranty returns related to a specific category of parts discussed below. In connection with obtaining new business, sales were reduced by $5.0 million in 2009 and $7.8 million in 2008. These reductions were the result of accepting returns of the inventory of our customers’ previous suppliers in connection with securing new business with our customers.

Excluding the 2008 $6.7 million warranty loss provision, and the effects of obtaining new business from both periods, sales were 0.5% lower in 2009 compared to 2008. Within the aftermarket channel, our retail and traditional channel sales increased approximately 5.7% and approximately 6.5%, respectively, compared to 2008, while sales to dealerships in the OES channel decreased approximately 6.6%. The increased sales in the retail and traditional channels reflect the sales growth experienced by our retail and traditional customer base. The overall uncertainty surrounding GM and Chrysler leading up to their bankruptcy proceedings initiated during the second quarter of 2009 resulted in the decreased OES channel sales. Our heavy-duty vehicle aftermarket sales also decreased approximately 23.3% due to weakness in the transportation segment. OEM sales, which comprised only 6% of our sales in 2009, decreased approximately 17.7% compared to 2008 due to general economic conditions in the United States and the significant downturn in the automotive industry, which resulted in a reduction in vehicles manufactured.

Net sales for 2009 and 2008 for our four product lines were as follows:

	Year Ended December 31,
	2009	%	2008	%
	($ in millions, except percentages)

Filtration	$346.6	39%	$366.2	42%
Fuel delivery systems	221.9	25	218.2	25
Vehicle electronics	163.2	19	142.3	16
Cooling systems	153.3	17	153.7	17

	$885.0	100%	$880.4	100%

Our filtration product line has a higher level of net sales than our other product lines to the heavy-duty aftermarket sales channels which was negatively impacted by the weakness in the transportation sector in 2008 and 2009. Additionally, our filtration products are recurring maintenance type products. The reduction in miles driven in 2009 as compared to 2008 resulted in increased time intervals for routine maintenance which also impacted our filtration product line net sales. The higher vehicle electronics product line net sales were the result of market share gains and sales growth resulting from new vehicle electronics applications in the light vehicle aftermarket.

Gross profit.  Gross profit, as reported, was $196.8 million for 2009 and $175.2 million for 2008. Both periods included special items which are presented in the following table along with a comparison of adjusted gross profit after excluding such special items. Adjusted gross profit is a non-GAAP financial measurement of our performance which is not in accordance with, or a substitute for, GAAP measures. It is intended to supplement the presentation of our financial results that are prepared in accordance with GAAP. We use adjusted gross profit as presented to evaluate and manage our operations internally. You are encouraged to evaluate each adjustment and whether you consider it to be appropriate.

	2009	2008
	($ in millions)

Gross profit, as reported	$196.8	$175.2
Add back special items:
Special provision for warranty costs	—	6.7
New business changeover and sales commitment costs	5.0	7.8
Severance costs	0.8	0.1
Costs to establish additional manufacturing in China	0.5	3.1

Adjusted Gross profit	$203.1	$192.9

The “special provision for warranty costs” in 2008 related to an unusually high level of warranty returns of a specific category of parts. When those parts were subjected to certain conditions, they experienced a higher than normal failure rate. As a result of the higher than normal failure rate, a $6.7 million warranty loss provision was recorded in 2008. We modified the design of these parts in 2008 to eliminate this issue.

The $5.0 million and the $7.8 million of “new business changeover and sales commitment costs” in 2009 and 2008, respectively, were up-front costs incurred to obtain new business and to extend existing long-term sales commitments.

The $0.5 million and the $3.1 million of “costs to establish additional manufacturing in China” in 2009 and 2008, respectively, related to start-up costs establishing two new factories in China.

Excluding the special items, adjusted gross profit increased to $203.1 million in 2009 from $192.9 million in 2008, and the related gross margin percentage increased to 22.8% in 2009 from 21.6% in 2008. The gross margin percentage is based on sales before the effects of obtaining new business and deducting the $6.7 million warranty loss provision in 2008, which are discussed in the net sales comparison above.

The higher gross profit in 2009 as compared to 2008 was primarily due to the favorable effects of cost reduction initiatives in an amount of approximately $8.3 million to align our cost structure with our customers’ spending and current market conditions, lower commodity and energy costs, favorable exchange rates and price increases of approximately $9.3 million. The cost reduction initiatives included workforce reductions and other employee cost saving actions, as well as the institution of tight controls over discretionary spending. Partially offsetting these factors were higher product returns expense of $6.4 million (excluding the aforementioned special $6.7 million charge in 2008) and a higher percentage of third-party sourced products which have lower margins than manufactured products.

Selling and warehousing expenses.  Selling and warehousing expenses were $56.6 million in 2009; $6.3 million lower than 2008. The reduction was driven by cost saving initiatives to reduce headcount of approximately $3.1 million, and tight controls over discretionary spending. Selling and warehousing expenses were 6.4% of sales in 2009 and 7.1% in 2008.

General and administrative expenses.  General and administrative expenses were $47.7 million in 2009, a decrease of $3.9 million from 2008. Costs incurred in connection with our antitrust litigation (discussed in Note 14 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus) were $1.5 million in 2009 as compared to $4.0 million in 2008 accounting for $2.5 million of the decrease in general and administrative expenses. The 2009 reduction also included the favorable effects of lower salary expense due to headcount reductions of approximately $1.7 million and lower bad debt expense of approximately $1.5 million. The reduction in 2009 compared to 2008 was also attributable to 2008 costs associated with establishing two factories in China. These cost reductions were partially offset by $1.8 million of higher severance expense in 2009 and higher other employee costs related to matters other than headcount.

Restructuring costs.  To further align our cost structure with customers’ spending and current market conditions, we implemented restructuring plans in 2009. The restructuring plans target excess assembly and aluminum casting capacity and restructuring costs of the plan include workforce reductions, facility closures, consolidations and realignments. During 2009, we recorded asset write-offs of $1.8 million associated with the capacity consolidation, recognized a gain of $1.5 million on the sale of a facility and incurred other costs of $0.2 million.

In 2006, we completed the acquisition of ASC and its subsidiaries (the “ASC Acquisition”). Before the ASC Acquisition, we manufactured and distributed water pumps for all market channels. In June 2006, we began the process of integrating our pre-ASC Acquisition water pump operations with the water pump operations of ASC. In 2007, we completed the integration. By mid-2007, all domestic water pump manufacturing had been combined at ASC’s manufacturing facilities. Our pre-ASC Acquisition water pump facility was closed as of July 2007. In 2008 and 2009, we recorded additional pre-tax expense related to the water pump integration. These costs were reported in the income statement in “Restructuring gains (costs), net.” These costs were as follows:

	Year Ended
	December 31,
	2009	2008
	($ in millions)

Severance	$—	$0.2
Costs of maintaining the pre-acquisition water pump system facility	0.4	0.6
Additional asset impairments	—	1.6

	$0.4	$2.4

In the fourth quarter of 2008, in light of current market and economic conditions, we wrote down the carrying value of the pre-ASC Acquisition water pump manufacturing facility from $1.3 million to zero. Also in the fourth quarter of 2008, we recorded a $0.3 million impairment loss on pre-ASC Acquisition water pump equipment that was no longer useable.

Trademark impairment loss.  In 2008, we recognized a trademark impairment loss of $0.5 million. This non-cash loss was due to a customer’s decision to market a significant portion of our products under the customer’s own private label brand, instead of our brand. This decision has not affected and is not expected to affect our sales of these products.

Patent litigation costs.  Champion is a defendant in litigation with Parker-Hannifin Corporation pursuant to which Parker-Hannifin claims that certain of Champion’s products infringe a Parker-Hannifin patent. On December 11, 2009, following trial, a jury verdict was reached, finding in favor of Parker-Hannifin with damages of approximately $6.5 million. A judgment was not entered by the court in this matter during the year ended December 31, 2009. Champion continues to vigorously defend this matter; however, there can be no assurance with respect to the outcome of litigation. We recorded a $6.5 million liability and incurred trial costs of $0.5 million in 2009 for this matter. See “Our Business — Litigation — Patent Litigation” for updates related to this matter subsequent to this period.

Interest expense, net.  Net interest expense was $4.9 million lower in 2009 compared to 2008. This reduction was primarily due to lower interest rates in 2009.

Miscellaneous, net.  Miscellaneous expense which consists of costs associated with the sale of receivables was $2.0 million higher in 2009 compared to 2008. This increase was due to a higher level of receivables sold in 2009 in relation to 2008.

Income tax (expense) benefit.  Income tax expense was $9.4 million higher in 2009 as compared to 2008 due to higher pre-tax income in 2009. For reasons why the effective tax rates in both years differ from statutory rates, see the table in Note 12 to the audited consolidated financial statements of UCI International included elsewhere in this prospectus, which reconciles income taxes computed at the U.S. federal statutory rate to income tax expense.

Net income (loss).  Due to the factors described above, we reported a net income of $8.5 million in 2009 compared to a net loss of $12.4 million in 2008.

Net income (loss) attributable to UCI International, Inc.  After deducting losses attributable to a noncontrolling interest, net income attributable to UCI International, Inc. was $9.2 million in 2009, compared to a net loss of $11.6 million in 2008.

Geographic Results of Operations

Net sales made by our U.S. and foreign subsidiaries, excluding intercompany sales which are eliminated in consolidation, were as follows:

	Year Ended December 31,
	2010	%	2009	%	2008	%
	($ in millions, except percentages)

United States subsidiaries	$874.5	93%	$818.3	92%	$812.1	92%
Foreign subsidiaries	70.5	7%	66.7	8%	68.3	8%

	$945.0	100%	$885.0	100%	$880.4	100%

The U.S. and foreign components of income (loss) before income taxes were as follows (in millions):

	Year Ended December 31,
	2010	2009	2008

Income (loss) before income taxes
United States	$35.8	$8.1	$(17.7)
Foreign	1.7	5.5	1.0

	$37.5	$13.6	$(16.7)

Income (loss) before income taxes in 2008 was impacted by the forgiveness of a $10.2 million intercompany debt by a U.S. subsidiary with a foreign subsidiary. This debt forgiveness resulted in nonrecurring foreign sourced income of $10.2 million and a corresponding nonrecurring U.S. sourced loss. Excluding the effect of this forgiveness of debt, the U.S. and foreign components of income (loss) before income taxes in 2008 were losses of $7.5 million and $9.2 million, respectively.

The improvement in the U.S. operating results in 2010 as compared to 2009 was largely due to the increased sales volume experienced in our sales to the North American retail and traditional channels and the improved operating cost structure discussed throughout this section. The lower foreign operating results are primarily due to the loss on the disposal of our interest in a joint venture, restructuring actions taken at our Mexican operations and costs incurred as part of our PSO initiatives relocating certain production to our low cost foreign operations.

The improvement in both U.S. and foreign operating results for the year in 2009 as compared to 2008 was largely due to the favorable effects of cost reduction activities both in the U.S. and our foreign operations and lower commodity and energy costs in 2009. Additionally, the new manufacturing facilities in China achieved operating income in relation to operating losses in 2008 which included start-up costs and production inefficiencies.

Liquidity and Capital Resources

September 2010 Debt Refinancing

On September 23, 2010, UCI International, along with UCI Acquisition and UCI, entered into the 2010 Credit Facility, with UCI as borrower, and with UCI International, UCI Acquisition and UCI’s domestic subsidiaries as guarantors. The 2010 Credit Facility provided for borrowings of up to $500.0 million, which consisted of a term loan facility in an aggregate principal amount of $425.0 million, which was fully funded on the closing date of the 2010 Credit Facility, and a revolving credit facility in an aggregate principal amount of $75.0 million, none of which was drawn as of December 31, 2010.

The proceeds of the term loan under the 2010 Credit Facility were used to (i) repay existing borrowings under UCI’s 2006 Credit Facility, (ii) discharge UCI’s Previously Outstanding Subordinated Notes and (iii) pay transaction costs. The following table summarizes the sources and uses of the proceeds at closing (in millions):

Sources		Uses

Revolving credit facility	$—	Accrued interest payment	$6.4
2010 Credit Facility term loan	425.0	Repay 2006 Credit Facility term loan	172.3
Cash on Balance Sheet	4.0	Redeem Previously Outstanding Subordinated Notes	230.0
		Transaction costs and original issue discount	20.3

Total Sources	$429.0	Total Uses	$429.0

In connection with the entry by UCI into the 2010 Credit Facility, UCI’s 2006 Credit Facility was terminated and all obligations existing under the 2006 Credit Facility were repaid in full using a portion of the proceeds of the term loan borrowings under the 2010 Credit Facility. The 2006 Credit Facility was scheduled to expire on June 30, 2012; there were no penalties for early termination.

The 2006 Credit Facility included a term loan pursuant to which, as a result of previous prepayments, no scheduled repayments were due before December 2011. Mandatory prepayments of the term loan were required, however, when UCI generated Excess Cash Flow as defined in the 2006 Credit Facility. UCI generated Excess Cash Flow in the year ended December 31, 2009, resulting in a mandatory prepayment of $17.7 million which was made on April 1, 2010 reducing the amount outstanding under the term loan to $172.3 million. The remaining $172.3 million was paid in full with the proceeds of the term loan borrowings under the 2010 Credit Facility.

On September 23, 2010, UCI discharged its Previously Outstanding Subordinated Notes in accordance with the terms of the indenture governing the Previously Outstanding Subordinated Notes by depositing with the trustee all outstanding amounts due under the Previously Outstanding Subordinated Notes and instructing the trustee to provide holders of all the Previously Outstanding Subordinated Notes with an irrevocable notice of redemption. The redemption date was October 25, 2010. As of September 23, 2010, the aggregate outstanding principal amount of the Previously Outstanding Subordinated Notes was approximately $228.2 million, net of unamortized original issue discount of $1.8 million. Pursuant to the terms of the indenture, all of the Previously Outstanding Subordinated Notes outstanding on the redemption date were redeemed at 101.563% of their principal amount plus accrued and unpaid interest thereon to, but not including, the redemption date.

Historical Cash Flows

Net Cash Provided by Operating Activities

Year Ended December 31, 2010

Net cash provided by operating activities in 2010 was $113.3 million compared to $129.3 million in 2009. The decrease in 2010 compared to 2009 was due primarily to higher working capital investments to support the higher level of sales volume in the latter part of 2010 compared to the latter part of 2009 which more than offset the higher level of net income in 2010 compared to 2009. A more detailed discussion of the components of cash provided by operating activities in 2010 and the significant factors behind the impact on cash follows. Profits, before deducting depreciation and amortization, non-cash interest on the Senior PIK Notes of $31.2 million and other non-cash items, generated $103.0 million of cash.

An increase in accounts receivable and inventory resulted in uses of cash of $11.7 million and $13.6 million, respectively. The increase in accounts receivable was primarily due to higher sales of $478.5 million in the third and fourth quarters of 2010 compared to $447.7 million in the third and fourth quarters of 2009, a $30.8 million increase, partially offset by timing of factoring of accounts receivable. Factored accounts receivable totaled $137.8 million and $121.5 million at December 31, 2010 and December 31, 2009, respectively. The increase in inventory was due to (i) inventory builds to support the higher sales levels, (ii) temporary buffer stock while manufacturing is transferred between manufacturing locations as part of our PSO initiatives, (iii) longer lead times on some inventories resourced to our low cost country manufacturing locations, (iv) material cost increases and (v) foreign exchange rates. An increase in accounts payable reduced the use of cash by $5.6 million due primarily to the higher inventory levels.

Changes in all other assets and liabilities netted to a $30.0 million increase in cash. This amount consisted primarily of (i) higher accruals for product returns and customer rebates and credits due to increases in our retail and distribution channel sales, (ii) timing of payment of employee-related accrued liabilities, including salaries and wages, incentive compensation and employee insurance and (iii) timing of income tax payments.

Year Ended December 31, 2009

Net cash provided by operating activities in 2009 was $129.3 million compared to $31.7 million in 2008. The increase in 2009 over 2008 was due in part to the increased operating results over 2008. Additionally, as a result of the termination of the revolving credit facility in June 2009, we focused significant efforts on improving our cash generation from operating activities. A more detailed discussion of the components of cash provided by operating activities in 2009 and the significant factors behind the impact on cash follows. Profits, before deducting depreciation and amortization, non-cash interest on the Senior PIK Notes of $28.9 million and other non-cash items, generated $78.9 million of cash.

A decrease in inventory resulted in a generation of cash of $27.0 million. The decrease in inventory was due to (i) focused efforts to reduce inventory investments through improved inventory turns, (ii) higher sales in the fourth quarter of 2009 compared to the fourth quarter of 2008 and (iii) reduced material costs as compared to December 31, 2008 resulting from decreases in costs of certain commodities used in our operations. An increase in accounts payable resulted in a generation of cash of $7.2 million. The increase in accounts payable was due to initiatives with our vendors to reduce our working capital investment levels, which offset reductions in accounts payable related to the significantly lower inventory balances at December 31, 2009 compared to December 31, 2008. A decrease in accounts receivable resulted in a generation of cash of $1.0 million. The decrease in accounts receivable was due to an increase in factored accounts receivable during 2009. This decrease was largely offset by an increase in sales of $25.6 million in the third and fourth quarters of 2009, as compared to the third and fourth quarters of 2008, and the impact of the higher mix of retail and traditional channel sales in relation to OEM and OES channels. Accounts receivable dating terms with OEM and OES customers are significantly shorter than retail and traditional customers. As a result of the higher mix of retail and traditional channel sales, gross account receivable days sales outstanding has increased. The effect of higher sales and changes in channel mix was partially offset by an increase in factored accounts receivable during 2009. Factored accounts receivable totaled $121.5 million and $80.1 million at December 31, 2009 and December 31, 2008, respectively.

Changes in all other assets and liabilities netted to a $15.2 million increase in cash. This amount consisted primarily of timing of payment of employee-related accrued liabilities, including salaries and wages, incentive compensation and employee insurance, timing of product returns and customer rebates and credits, timing of income tax payments and the accrual for the adverse patent litigation verdict.

Year Ended December 31, 2008

Net cash provided by operating activities in 2008 was $31.7 million compared to $93.1 million in 2007. The decrease in 2008 as compared to 2007 was largely due to lower operating results in relation to 2007. Although we always emphasize strong working capital management, certain economic and other factors had a negative impact on our working capital investment in 2008. A more detailed discussion of the components of cash provided by operating activities in 2008 and the significant factors behind the impact on cash follows.

Profits, before deducting depreciation and amortization, non-cash interest on the Senior PIK Notes of $29.8 million and other non-cash items, generated $56.5 million of cash. An increase in accounts receivable and inventory resulted in the use of cash of $9.5 million and $19.1 million, respectively. The increase in accounts receivable was primarily due to increased days sales outstanding as a result of increased accounts receivable dating terms with certain customers, partially offset by lower sales in the latter half of 2008. Factored accounts receivable totaled $80.1 million and $81.1 million at December 31, 2008 and 2007, respectively. The increase in inventory was due to (i) lower than expected sales in the fourth quarter of 2008, (ii) higher inventory levels to support new business wins that began to ship in the first quarter of 2009, (iii) higher raw material costs resulting from the significant increases experienced in commodity costs in 2008 and (iv) increased production related to the ramp up of our Chinese operations. An increase in accounts payable resulted in a generation of cash of $3.0 million. Changes in all other assets and liabilities netted to a $0.8 million generation of cash. This amount included income tax refunds resulting from the carryback of 2006 operating losses to 2004, partially offset by employee-related accrued liabilities, including annual employee bonus and profit sharing payments, due to headcount reductions and the lower operating performance in 2008 as compared to 2007.

Net Cash Used in Investing Activities

Historically, net cash used in investing activities has been for capital expenditures, including routine expenditures for equipment replacement and efficiency improvements, offset by proceeds from the disposition of property, plant and equipment. Capital expenditures for the years ended December 31, 2010, 2009 and 2008 were $21.3 million, $15.3 million and $31.9 million, respectively. The higher capital expenditures in 2010 versus 2009 were primarily the result of funding specific targeted cost reduction opportunities as part of the PSO initiative. The lower capital expenditures in 2009 were the result of capital spending being limited to expenditures necessary to maintain current operations and projects that have short payback periods. The 2008 amount included $3.6 million for our two new factories in China.

Proceeds from the sale of property, plant and equipment for the years ended December 31, 2010, 2009 and 2008 were $0.4 million, $2.6 million and $0.4 million, respectively. Proceeds from the sale of our joint venture interest in China, net of transaction costs and cash sold, totaled approximately $0.3 million. In 2009, in order to accommodate expected growth in the European market, our Spanish operation was relocated to a new leased facility resulting in the idling of an owned facility. Proceeds for 2009 primarily related to the sale of that facility.

During 2010, we posted $7.4 million of cash to collateralize a letter of credit required to appeal the judgment in the patent litigation discussed in more detail under “Our Business — Litigation — Patent Litigation.” During 2009, we posted $9.4 million of cash to collateralize a letter of credit required by our workers compensation insurance carrier. During 2010, the letter of credit requirement with the workers compensation insurance carrier was reduced by $0.5 million and this amount of the cash collateral was returned. This cash is invested in highly liquid, high quality government securities and is not available for general operating purposes as long as the letters of credit remain outstanding or until alternative collateral is posted. Accordingly, the cash collateral totaling $16.3 million is recorded as “Restricted cash” as a component of current assets on the balance sheet at December 31, 2010. In connection with entering into the Senior Secured Credit Facilities in January 2011, the letters of credit were replaced by letters of credit issued under the Senior Secured Revolving Facility and the cash collateral was released.

Net Cash Provided by/Used in Financing Activities

Net cash used in financing activities in 2010 was $17.3 million. Net cash used in financing activities in 2009 was $22.0 million, while net cash provided by financing activities in 2008 was $4.6 million.

Borrowings during 2010 included the $419.6 million proceeds of the term loan under the 2010 Credit Facility, net of original issue discount of $5.4 million, and $11.9 million of short-term borrowings payable to foreign credit institutions.

Borrowings of $13.2 million during 2009 consisted solely of short-term borrowings payable to foreign credit institutions. In 2008, we borrowed $20.0 million of revolving credit facility borrowings under UCI’s 2006 Credit Facility to increase our short-term liquidity in light of the current challenging capital markets. The $8.0 million remainder of our borrowings during 2008 consisted of short-term borrowings payable to foreign credit institutions.

During 2010, we made a $17.7 million mandatory prepayment on the term loan of the 2006 Credit Facility reducing the amount outstanding under the term loan to $172.3 million. The remaining $172.3 million was paid in full with the proceeds of the term loan under the 2010 Credit Facility. Also during 2010, we used cash of $235.5 million, representing the $230.0 million principal, the $3.6 million call premium and $1.9 million of interest during the redemption period, to redeem the Previously Outstanding Subordinated Notes.

During the second quarter of 2009, we repaid $20.0 million of outstanding revolving credit facility borrowings under UCI’s 2006 Credit Facility. In 2008, we used cash on hand to voluntarily repay $10.0 million of our term loan under UCI’s 2006 Credit Facility. Additionally, during 2010, 2009 and 2008, our Spanish and Chinese subsidiaries repaid short-term borrowings from foreign credit institutions in the amount of $12.1 million, $14.9 million and $12.9 million, respectively.

During 2010, we paid $9.3 million of deferred financing costs associated with entering into the 2010 Credit Facility and we paid a $0.5 million premium related to a swaption agreement we entered in connection with the 2010 Credit Facility.

January 2011 Rank Acquisition and Related Financing

In connection with the Rank Acquisition on January 26, 2011, we (i) repaid and terminated the 2010 Credit Facility, (ii) purchased $315.0 million aggregate principal amount of the Senior PIK Notes pursuant to a tender offer we commenced on January 5, 2011, (iii) called for redemption any of the Senior PIK Notes that were not purchased as of the time of the Rank Acquisition and (iv) deposited $41.2 million for the satisfaction and discharge of such remaining Senior PIK Notes with the trustee under the indenture for the Senior PIK Notes. The redemption of the remaining Senior PIK Notes was completed on February 25, 2011.

On January 26, 2011, UCI International entered into the Senior Secured Credit Facilities, which consist of a $300.0 million Senior Secured Term Loan Facility drawn at closing, and a $75.0 million Senior Secured Revolving Facility, which was undrawn at closing. Availability under the Senior Secured Revolving Facility was reduced at closing by $16.3 million representing certain letters of credit issued at the closing of the Transactions. Also on January 26, 2011, we issued the old notes in an aggregate principal amount of $400.0 million.

Current and Pro Forma Debt Capitalization

At December 31, 2010 and December 31, 2009, we had $200.3 million and $131.9 million of cash and cash equivalents, respectively. The following table details our debt outstanding as of December 31, 2010 and December 31, 2009 on a historical basis and on a pro forma basis, assuming the Transactions occurred as of December 31, 2010 (in millions):

			December 31,
	December 31,	December 31,	2010
	2010	2009	(Pro Forma for the
	(Actual)	(Actual)	Transactions)

Senior PIK Notes	$355.1	$324.1	$—
Notes	—	—	400.0
2010 Credit Facility — Term Loan	423.9	—	—
2010 Credit Facility — Revolver	—	—	—
2006 Credit Facility — Term Loan	—	190.0	—
Senior Secured Term Loan Facility	—	—	300.0
Senior Secured Revolving Facility	—	—	—
Previously Outstanding Subordinated Notes	—	230.0	—
UCI short-term borrowings	3.3	3.5	3.3
UCI capital lease obligations	0.7	0.9	0.7
Unamortized original issue discount	(8.5)	(6.9)	(1.5)

	774.5	741.6	702.5
Less:
UCI short-term borrowings	3.3	3.5	3.3
Current maturities	4.5	17.9	3.2

Long-term debt	$766.7	$720.2	$696.0

Our significant debt service obligation is an important factor when assessing UCI International’s liquidity and capital resources. At our December 31, 2010 debt level and borrowing rates, annual interest expense, including amortization of deferred financing costs and debt discount, is approximately $55.3 million. An increase of 0.25 percentage points (25 basis points) on our variable interest rate debt would increase our annual interest cost by $0.9 million.

Pro Forma Scheduled Maturities

Below is a schedule of required future repayments of all debt outstanding on December 31, 2010 on a pro forma basis assuming the Transactions occurred on December 31, 2010 (in millions).

2011	$6.5
2012	3.2
2013	3.1
2014	3.1
2015	3.0
Thereafter	685.1

$704.0

Covenant Compliance

The Senior Secured Credit Facilities require us to maintain a minimum interest coverage ratio, a maximum senior secured leverage ratio and a maximum level of capital expenditures. The financial covenants are calculated on a trailing four consecutive quarters basis, with compliance to be tested for the first time as of June 30, 2011. See “Description of Certain Other Indebtedness — Senior Secured Credit Facilities — Covenants.”

Management’s Action Plan and Outlook

Our primary sources of liquidity are cash on hand, cash flow from operations, available borrowing capacity under the Senior Secured Credit Facilities and accounts receivable factoring arrangements.

Accounts Receivable Factoring

Factoring of customer trade accounts receivable is a significant part of our liquidity. Subject to certain limitations, UCI’s 2010 Credit Facility permitted, and our Senior Secured Credit Facilities permit, sales of and liens on receivables, which are being sold pursuant to factoring arrangements. At December 31, 2010, we had factoring relationships with eight banks. The terms of these relationships are such that the banks are not obligated to factor any amount of receivables. Because of the current challenging capital markets, it is possible that these banks may not have the capacity or willingness to fund these factoring arrangements at the levels they have in the past, or at all.

We sold approximately $248.3 million, $225.9 million and $197.9 million of receivables in 2010, 2009 and 2008, respectively. If receivables had not been factored, $137.8 million and $121.5 million of additional receivables would have been outstanding at December 31, 2010 and December 31, 2009, respectively. If we had not factored these receivables, we would have had to finance these receivables in some other way or reduce cash on hand. Our short-term cash projections assume an increase in the level of factored accounts receivable over the $137.8 million at December 31, 2010 due to a forecasted increase in our gross days sales outstanding.

Short-Term Liquidity Outlook

Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness or to fund working capital requirements, capital expenditures and other current obligations will depend on our ability to generate cash from operations and from factoring arrangements as discussed above. Such cash generation is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Capital expenditures for 2011 are expected to be in the range of $35 million to $40 million. This increase over 2010 relates to funding specific targeted cost reduction opportunities as part of the PSO initiative and incremental growth initiatives, as well as capital investment requirements for recently awarded long life-cycle OEM contracts launching over the next 18 months.

Based on our forecasts, we believe that cash flow from operations, available cash and cash equivalents and available borrowing capacity under the Senior Secured Credit Facilities will be adequate to service debt, meet liquidity needs and fund necessary capital expenditures for the next twelve months.

Long-Term Liquidity Outlook

We are a holding company with no business operations or assets other than the capital stock of UCI. Consequently, we are dependent on loans, dividends and other payments from UCI and its subsidiaries to make payments of principal and interest in cash on the notes. As presently structured, UCI and its subsidiaries would be the sole source of cash for the payment of cash interest on the notes, and there is no assurance that the cash for those interest payments will be available. In the future, we may also need to refinance all or a portion of the borrowings under the Senior Secured Credit Facilities on or prior to maturity. If refinancing is necessary, there can be no assurance that we will be able to secure such financing on acceptable terms, or at all.

Contractual Obligations

The following table is a summary of contractual cash obligations of UCI International as of December 31, 2010 before giving effect to the Transactions (in millions):

	Payments Due by Period
	Less Than			More Than
	1 Year	2-3 Years	4-5 Years	5 Years	Total

Debt repayments (excluding interest)(1)	$7.7	$8.8	$243.6	$402.8	$662.9
Interest payments(2)	27.2	216.8	52.2	26.6	322.8
Estimated pension funding(3)	15.6	29.2	24.2	See (3) below	69.0
Other postretirement benefit payments(4)	0.7	1.5	1.5	See (4) below	3.7
Operating leases	5.3	7.1	5.7	8.2	26.3
Purchase obligations(5)	96.7	—	—	—	96.7
Management fees(6)	—	—	—	—	—
Unrecognized tax benefits(7)	—	—	—	—	—

Total contractual cash obligations	$153.2	$263.4	$327.2	$437.6	$1,181.4

(1)	Debt repayments exclude $120.1 million of the Senior PIK Notes which were issued in lieu of cash interest. See (2) below for a discussion of the catch-up interest payment. See “— Pro Forma Contractual Obligations” below for revised contractual cash obligations for debt repayments on a pro forma basis assuming the Transactions occurred on December 31, 2010.

(2)	Estimated interest payments are based on the assumption that (i) December 31, 2010 interest rates will prevail throughout all future periods, (ii) debt is repaid on its original due date, and (iii) no new debt is issued. Had the Senior PIK Notes not been redeemed as part of the Transactions, UCI International would have been required to make cash payments for all accumulated paid-in-kind interest on the Senior PIK Notes in 2012 or in some combination of 2012 and 2013, depending on certain circumstances. In the above table, the entire cash payment is presented in 2012. See “— Pro Forma Contractual Obligations” below for revised contractual cash obligations for interest repayments on a pro forma basis assuming the Transactions occurred on December 31, 2010.

(3)	Estimated pension funding is based on the current composition of pension plans and current actuarial assumptions. Pension funding will continue beyond year 5. Nevertheless, estimated pension funding is excluded from the table after year 5. See Note 13 to the financial statements of UCI International included elsewhere in this prospectus for the funding status of the pension plans at December 31, 2010.

(4)	Estimated benefit payments are based on current actuarial assumptions. Benefit payments will continue beyond year 5. Nevertheless, estimated payments are excluded from the table after year 5. See Note 13 to the financial statements of UCI International included elsewhere in this prospectus for the funding status of the other postretirement benefit plans at December 31, 2010.

(5)	Included in the purchase obligations is $6.4 million related to property, plant and equipment. The remainder is for materials, supplies and services routinely used in the normal course of operations.

(6)	Pursuant to the instruments governing our indebtedness, we are permitted to pay management fees to Rank Group, but Rank Group does not currently intend for us to do so.

(7)	Possible payments of $5.0 million related to unrecognized tax benefits are not included in the table because management cannot make reasonable reliable estimates of when cash settlement will occur, if ever. These unrecognized tax benefits are discussed in Note 12 to the financial statements of UCI International included elsewhere in this prospectus.

Pro Forma Contractual Obligations

As a result of changes in our debt and ownership structure resulting from the Transactions as described elsewhere in this prospectus, our contractual cash obligations for debt repayments and related interest payments changed significantly. The following table is a summary of contractual cash obligations for debt repayments and interest payments on a pro forma basis assuming the Transactions occurred on December 31, 2010 (in millions):

	Payments Due by Period
	Less Than			More Than
	1 Year	2-3 Years	4-5 Years	5 Years	Total

Debt repayments (excluding interest)(1)	$6.5	$6.3	$6.1	$685.1	$704.0
Interest payments(2)	52.1	103.8	102.9	132.0	390.8

(1)	Represents contractual obligations in relation to the Senior Secured Term Loan Facility, the notes and other short-term non-U.S. borrowings and capital lease obligations.

(2)	Includes commitment fees.

Recently Adopted Accounting Guidance

See the Recently Adopted Accounting Guidance section of Note 1 to the consolidated financial statements of UCI International included elsewhere in this prospectus.

Recently Issued Accounting Guidance

See the Recently Issued Accounting Guidance section of Note 1 to the consolidated financial statements of UCI International included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk consists of foreign currency exchange rate fluctuations and changes in interest rates.

Foreign Currency Exposure

Currency Translation

As a result of international operating activities, we are exposed to risks associated with changes in foreign exchange rates, principally exchange rates between the U.S. dollar and the Mexican peso, British pound and the Chinese yuan. The results of operations of our foreign subsidiaries are translated into U.S. dollars at the average exchange rates for each relevant period, except for our Chinese subsidiaries, where cost of sales is translated primarily at historical exchange rates. This translation has no impact on our cash flow. However, as foreign exchange rates change, there are changes to the U.S. dollar equivalent of sales and expenses denominated in foreign currencies. In 2010, approximately 7% of our net sales were made by our foreign subsidiaries, and our total non-U.S. net sales represented approximately 14.8% of our total net sales. Their combined net income was not material. While these results, as measured in U.S. dollars, are subject to foreign exchange rate fluctuations, we do not consider the related risk to be material to our financial condition or results of operations.

The following table summarizes the potential impact on sales of a 10% change in the relationship of the U.S. dollar to the foreign currencies of our foreign subsidiaries (in millions):

	2010	Potential
	Sales	Impact

Euro	$33.4	$3.3
Mexican Peso	26.3	2.6
Pound Sterling	7.6	0.8
Chinese Yuan	3.3	0.3

Except for the Chinese subsidiaries, the balance sheets of foreign subsidiaries are translated into U.S. dollars at the closing exchange rates as of the relevant balance sheet date. Any adjustments resulting from the translation are recorded in accumulated other comprehensive income (loss) on our statements of changes in shareholders’ equity (deficit). For our Chinese subsidiaries, non-monetary assets and liabilities are translated into U.S. dollars at historical rates and monetary assets and liabilities are translated into U.S. dollars at the closing exchange rate as of the relevant balance sheet date. Adjustments resulting from the translation of the balance sheets of our Chinese subsidiaries are recorded in our income statements.

The following table summarizes the potential impact on net asset values of a 10% change in the relationship of the U.S. dollar to the foreign currencies of our foreign subsidiaries (in millions):

	2010 Net	Potential
	Asset Value	Impact

Euro	$14.0	$1.4
Mexican Peso	15.9	1.6
Pound Sterling	1.3	0.1

Currency Transactions

Currency transaction exposure arises where actual sales and purchases are made by a company in a currency other than its own functional currency. In 2011, we expect to source approximately $115 million of components from China. To the extent possible, we structure arrangements where the purchase transactions are denominated in U.S. dollars as a means to minimize near-term exposure to foreign currency fluctuations. The currency exchange rate from Chinese yuan to U.S. dollars has historically been fairly stable, in large part due to the economic policies of the Chinese government. However, the value of the yuan increased approximately 3% during the period July 1, 2010 through December 31, 2010 as a result of the Chinese government changing its policy on “pegging” the yuan against the U.S. dollar during the third quarter of 2010.

A weakening of the U.S. dollar means that we must pay more U.S. dollars to obtain components from China, which equates to higher cost of sales. If the U.S. dollar weakened by 10% against the Chinese yuan, the potential impact would be to increase cost of goods sold by approximately $11.5 million. If we are unable to negotiate commensurate price decreases from our Chinese suppliers, these higher prices would eventually translate into higher cost of sales. In that event we would attempt to obtain corresponding price increases from our customers, but there are no assurances that we would be successful.

Our Mexican operations source a significant amount of inventory from the United States. During the period September 30, 2008 through March 31, 2009, the U.S. dollar strengthened against the Mexican peso by approximately 33%. During the period March 31, 2009 through December 31, 2010, the U.S. dollar weakened against the Mexican peso by approximately 16%, partially offsetting the trend experienced in the prior six months. A strengthening of the U.S. dollar against the Mexican peso means that our Mexican operations must pay more pesos to obtain inventory from the United States. These higher prices translate into higher cost of sales for our Mexican operations. If the U.S. dollar strengthened 10% against the Mexican peso, the potential impact would be to increase cost of goods sold of our Mexican operations by $1.0 million. We are attempting to obtain corresponding price increases from our customers served by our Mexican operations, but the weakness in the Mexican economy has limited the ability to entirely offset the higher cost of sales.

We will continue to monitor our transaction exposure to currency rate changes and in the future may enter into currency forward and option contracts to reduce this exposure, as appropriate. Where these contracts are deemed to be effective hedges the gains and losses are deferred until the transaction being hedged is settled. As of December 31, 2010, we had no foreign currency contracts outstanding. We do not engage in speculative activities.

Interest Rate Risk

We periodically enter into interest rate agreements to manage interest rate risk on borrowing activities. On September 28, 2010, in connection with the 2010 Credit Facility, we entered into a “swaption” agreement providing us with the right but not the obligation to enter into an interest rate swap on or about March 23, 2012. If we exercise the swaption, we would effectively convert $212.5 million of variable rate debt under the 2010 Credit Facility into fixed rate debt, with a Eurodollar rate of 2.75% plus the applicable margin under the 2010 Credit Facility for a two-year period ending March 23, 2014. The cost of entering into the swaption was $0.5 million. While we consider the swaption to be an effective economic hedge of interest rate risks, we did not designate or account for the swaption as a hedge. Subsequent to the Transactions, changes in the market value of the swaption will continue to be recognized currently in income.

We utilize, and we will continue to utilize, sensitivity analyses to assess the potential effect of our variable rate debt. At our December 31, 2010 debt level and borrowing rates (pro forma for the Transactions), annual interest expense including amortization of deferred financing costs and debt discount, would be approximately $55.3 million. If variable interest rates were to increase by 0.25% per annum, the net impact would be a decrease of approximately $0.6 million of our net income and cash flow.

Treasury Policy

Our treasury policy seeks to ensure that adequate financial resources are available for the development of our businesses while managing our currency and interest rate risks. Our policy is to not engage in speculative transactions. Our policies with respect to the major areas of our treasury activity are set forth above.

Off Balance Sheet Arrangements

We do not enter into off balance sheet arrangements, and no such arrangements existed as of December 31, 2010.

OUR BUSINESS

Business Overview

We are a leading supplier to the light and heavy-duty vehicle aftermarket for replacement parts, supplying a broad range of filtration, fuel delivery systems, vehicle electronics and cooling systems products. We believe, based on management estimates, that we maintain a leading market position in each of our four product lines, including the number one market position by revenue in both fuel delivery systems and cooling systems in the North American light vehicle aftermarket. Approximately 87% of our 2010 net sales were generated from sales to a diverse group of aftermarket customers, including some of the largest and fastest growing companies in our industry. We have developed a global and low-cost manufacturing, sourcing and distribution platform and we sell into multiple sales channels, including retailers, wholesale distributors, dealers and the heavy-duty vehicle market. Our principal end-markets include light vehicles, commercial vehicles and construction, mining, agricultural, marine and other industrial equipment.

We have one of the most comprehensive product lines in the aftermarket, offering approximately 47,000 unique part numbers that we deliver at an industry leading average fill rate of approximately 98%. The majority of our products, including fuel delivery systems, vehicle electronics and cooling systems, are non-discretionary parts that must be replaced upon failure for the vehicle to successfully operate. In addition, filtration products are replaced at regular maintenance intervals, generating a predictable, recurring revenue stream. This overall product mix provides a stable base of business, even in difficult economic cycles.

We have established longstanding relationships with some of the largest companies in the aftermarket, such as Advance, AutoZone, CARQUEST, NAPA and O’Reilly. We have maintained our key customer relationships for approximately 20 years on average. We also supply to select OEM platforms that complement our core aftermarket business and provide us with visibility into emerging product trends. We believe our high-quality product portfolio and superior services, combined with our product support and category management services, enhance our customers’ financial and operating performance, allow us to achieve strong operating margins and position us well for profitable growth.

Our 2010 net sales were $945.0 million, Adjusted EBITDA was $169.5 million, or 17.9% of net sales, and net income attributable to UCI International (on a historical basis) was $23.0 million. See “Summary — Summary Historical and Pro Forma Financial and Other Data.”

We design, develop, manufacture and distribute replacement parts that can be used in a substantial majority of light vehicles in operation in North America, including approximately 95% of pre-2008 models. Our four product lines provide a stable and diverse base of business, even in difficult economic cycles, and can be classified into two groups:

•	Non-Discretionary: Our fuel delivery systems, vehicle electronics and cooling systems products are critical for vehicle operation and must be replaced upon failure for the vehicle to successfully operate.

•	Recurring Maintenance: Our filtration products are replaced at regular maintenance intervals, generating a predictable, recurring revenue stream.

The following table sets forth information about our four product lines:

(1)	Based on 2010 net sales.

(2)	Numbers reflected are approximate.

(3)	Includes our brands, licensed brands and private label brands.

Our Competitive Strengths

Aftermarket focus with a leading position in our product lines.  We are one of the largest aftermarket focused suppliers in North America, with approximately $818.5 million, or 87% of our 2010 net sales, attributable to the aftermarket. We believe, based on management estimates, that we maintain a leading market position in each of our four product lines, including the number one market position by revenue in both fuel delivery systems and cooling systems in the North American light vehicle aftermarket. This market leadership is further bolstered by our family of brand names, which are widely recognized and respected in the light and heavy-duty vehicle aftermarkets.

Attractive aftermarket product portfolio.  We believe that we have an attractive product portfolio for several reasons, including:

•	Non-Discretionary: Our fuel delivery systems, vehicle electronics and cooling systems products are critical for vehicle operation and must be replaced upon failure for the vehicle to successfully operate.

•	Recurring Maintenance: Our filtration products are replaced at regular maintenance intervals, generating a predictable, recurring revenue stream.

•	Highly Engineered: Our product lines require significant engineering, product development, product support, sourcing and manufacturing capabilities. As the parts within our product lines continue to increase in complexity, we believe we are well positioned to benefit from these trends.

Long-standing and deep relationships with industry leading customers.  We have a diverse and extensive customer base with embedded long-term relationships, and we are a leading supplier to some of the largest companies in the aftermarket and have maintained our key relationships for approximately 20 years on average. We have supplied our largest customer, AutoZone, since it opened its first store in 1979, and we are one of its largest suppliers today, with net sales of approximately $295 million, or 31% of our total net sales, in 2010. Underscoring the value we deliver, we have been selected as the “Category Captain” for our product lines at many of our customers. In this important role, we are responsible for analyzing market data and making product recommendations for a specific product category in order to drive higher customer sales and profitability. These recommendations, which include optimal inventory level and mix, marketing and promotion concepts and product positioning, are integral to our customers’ overall product strategy and procurement practices. These “Category Captain” responsibilities position us well to profitably grow alongside our customers.

Capability to enhance customer financial and operating performance.  Through our strong service and delivery capabilities, broad product coverage, high product quality, engineering resources and product management support (such as cataloging and technical support), we enhance our customers’ financial and operating performance. We supply approximately 47,000 unique part numbers, providing our customers with one of the most comprehensive product offerings in our product categories. We believe that this breadth of product numbers enables our customers to fulfill their customer needs often to a greater extent than many of our competitors, adding revenue and end consumer satisfaction while providing us with higher revenue. We deliver these products at an average fill rate of approximately 98%, allowing our customers to offer the right product, at the right place, at the right time. Our ability to reliably deliver a broad variety of products in a timely fashion, evidenced by our ability to ship products within 24 to 48 hours of the order, also allows our customers to reduce their working capital investment. Additionally, we utilize a flexible branding strategy, which includes our own brands, licensed brands and private label brands to best meet the needs of our customers.

Innovative category management expertise.  We believe our sophisticated category management capabilities are highly valued by our customers and provide us a competitive advantage. Our category management process utilizes our experienced professionals, specialized software and proprietary processes and tools to analyze industry, competitive and customer inputs to develop and recommend specific targeted actions to our customers. These targeted actions help our customers improve their sales growth and category profitability, increase consumer satisfaction through robust parts availability and minimize their working capital needs through enhanced inventory efficiency. Our early adoption of these innovative category management services has strengthened our customer relationships, as evidenced by our “Category Captain” status with key customers across multiple product areas. Successful application of these services within our customer base has enabled us to increase our customer retention, expand sales of our products, optimize our product sourcing decisions through increased market visibility and penetrate new customers across the aftermarket.

Global and low-cost manufacturing, sourcing and distribution platform.  We operate manufacturing facilities in low-cost countries, including an approximately 20-year presence in both China and Mexico, and have invested significantly in automation throughout our global operations. We have made recent investments to establish Chinese filtration and fuel pump manufacturing facilities which complement our existing cooling system operations. Currently, approximately 14% of our total workforce is located in China. In addition to our three manufacturing facilities, we have two sourcing offices in China, with low-cost product development, supplier development, engineering resources and procurement capabilities. Our world-wide distribution network allows us to achieve average fill rates of approximately 98% and provide unique direct shipment capabilities. These global capabilities enable us to provide our customers with quality components at a competitive cost on a timely basis.

Strong Adjusted EBITDA margins and cash flow profile.  Our Adjusted EBITDA for 2010 was $169.5 million, representing 17.9% of our net sales, and we generated net cash flow from operating activities for that period of $113.3 million. Even during the economic downturn of 2008, when we reported a net loss of $12.4 million, we achieved Adjusted EBITDA of $113.4 million, representing 12.9% of our net sales, and generated net cash flow from operating activities of $31.7 million. Our ability to generate Adjusted EBITDA margins and cash flow from operations, that we believe are strong relative to our industry, provides financial flexibility and enables us to reinvest capital in our business, support growth and finance strategic acquisitions. In addition, during the past five years, we generally have maintained relatively low capital expenditure levels of approximately 2% to 4% of net sales, further bolstering our cash flow profile. Adjusted EBITDA is a non-GAAP measure. For a definition of Adjusted EBITDA and reconciliation to net income (loss), see “Summary — Summary Historical and Pro Forma Financial and Other Data — Summary Historical UCI International Financial Information.”

Experienced management team supported by strong strategic ownership.  Our core senior management team has an average of 20 years of industry experience. Under the leadership of Bruce Zorich, our Chief Executive Officer, we have achieved significant accomplishments since 2003, including:

•	increasing average fill rates from the low 90s to approximately 98%;

•	increasing annual net sales per employee from approximately $140,000 to $245,000;

•	expanding our global footprint, while reducing total facilities from 47 to 29; and

•	increasing our Adjusted EBITDA as a percentage of net sales from 13.1% in the year ended December 31, 2003 to 17.9% for the year ended December 31, 2010.

In addition, we also expect to benefit from our strategic owner’s experience and business relationships.

Our Strategy

Our objective is to continue to be a market leader by providing superior products and services to our customers while maximizing sustainable free cash flow. Over the past several years we have invested significant resources to develop differentiated services for our customers, improve our operational efficiency and enhance our low-cost country manufacturing and sourcing capabilities. We believe these investments provide a solid foundation for profitable net sales growth and continued operational improvements as highlighted below.

Maximize sustainable free cash flow.  One of our critical business strategies is to continue to maximize sustainable free cash flow. This strategy is based on increasing revenue through increased sales of existing products to existing and new customers, introduction of new products, select expansion into new geographic markets and increasing overall demand for our products. In addition, we intend to continue to reduce costs by promoting a culture of continuous improvement in our manufacturing operations and focusing on implementing cost-reduction measures, including streamlining operations through plant and overhead rationalization, systematically linking technological improvements to a reduction in material costs for new and existing products and optimizing our supply chain management. Furthermore, we will focus on maximizing our free cash flow through prudent working capital management and stringent minimum return levels for capital expenditures.

Our managers are accountable for meeting specific cost reduction and productivity improvement targets with a portion of their compensation based on achieving these targets. In addition, we believe we will benefit from the extensive operating experience of our strategic owner, Graeme Hart, who has implemented successful cost reduction programs with existing and previously owned companies.

Drive incremental net sales in excess of anticipated industry growth in our core markets.  Our strategy is to use our category management expertise, broad product coverage and superior product support and delivery to continue to differentiate ourselves from our competition, drive incremental growth and attract new customers. Historically, some of our most important customers have grown faster than the overall market and as these customers continue to expand their revenue and market share, we seek to increase their reliance on our capabilities to increase our own market share. We are also actively marketing these capabilities to new customers across our aftermarket channels and anticipate that we will secure new business similar to our recent wins with, among others, CARQUEST, NAPA and O’Reilly, with whom we have recently entered into contracts for our fuel delivery systems and cooling systems products.

Selectively pursue opportunities outside of the retail and traditional aftermarket channels.  Our product expertise and scalable platform enable us to add new customers and penetrate multiple end markets. We will continue to promote these attributes to pursue opportunities and expand our existing presence in the military, heavy-duty, power generation and other channels. We believe these opportunities will provide incremental near-term growth, visibility into technological trends and profit expansion over the long term. For example, we have been awarded long life-cycle OEM contracts with Caterpillar/Perkins, Ford and GM which will launch over the next 18 months.

Expand sales in international markets.  We have a long-standing presence in the international light and heavy-duty vehicle aftermarket from which we generated $140.0 million of non-U.S. net sales in 2010. We plan to leverage our established global footprint to significantly increase our sales to international markets. We are strategically investing in targeted international market initiatives, including increasing management resources, expanding international product offerings, leveraging internationally recognized brands, such as Luber-finer and Airtex, and expanding our international catalog.

Enhance margins through our culture of operational excellence.  We have developed a culture that drives ongoing cost reduction and operational improvement through investments in automation and other process enhancements and the expansion of our global low-cost manufacturing, sourcing and distribution platform. We believe that our China manufacturing and sourcing capabilities, along with our Mexican operations, position us to realize continued cost savings. In addition, in late 2009 and 2010 we undertook our Product Source Optimization initiative, or PSO, which utilizes our existing global footprint and unique category management insights to optimize the mix of products manufactured versus sourced and to determine the optimal manufacturing or sourcing location with a focus on increasing the utilization of our Chinese facilities. Beyond PSO, we believe that there are further cost improvements that will be captured through our collective global purchasing power, utilization of our low-cost country resources and further operational enhancements. We believe this established culture of operational excellence and specific initiatives such as PSO will continue to drive annual cost reductions in our core operations and overhead.

Expand our platform through strategic partnerships and acquisitions.  The aftermarket remains relatively fragmented and we are well positioned to capitalize on additional partnering and consolidation opportunities. We and our strategic owner will continue to analyze and selectively pursue strategic opportunities where we can add value by leveraging our core competencies and realize synergies by applying our operating culture and processes to improve operating results. Our partnership and acquisition strategy also focuses on growth through product extensions that fit well within our existing distribution channels and expansion into new geographic markets.

Our Industry

We operate primarily in the North American aftermarket, which is large and fragmented. According to J.D. Power, the number of vehicles in operation globally totals over one billion, of which approximately 259 million are located in the United States. Based on data available for 2009, we believe the addressable market for our current product lines servicing vehicles in North America represents approximately $10 billion of potential consumer spending.

The light vehicle aftermarket generally is stable and less susceptible to volatility in new vehicle sales. From 1999 to 2009, sales in the aftermarket grew at a CAGR of 3.3% with annual growth rates varying between (1.7)% and 7.0%. As an example of the aftermarket’s stability, while sales of new light vehicles in North America during 2009 declined 21.2%, sales in the aftermarket declined by only 1.7% in the same period.

Aftermarket sales generally are tied to the regular replacement cycle or the natural wearing cycle of a vehicle part; accordingly, we expect industry growth will be heavily influenced by the following key factors:

•	Increasing global vehicle population: Growth in vehicle population represents increased demand for aftermarket parts. Registered passenger cars and light trucks in the United States increased by approximately 20% or 40 million from 1999 to 2009. According to J.D. Power, the global vehicle population is expected to experience growth at a CAGR of 3.3% from 2009 to 2015, and light vehicles in operation in the United States are expected to grow at a projected CAGR of 1.3% between 2009 and 2015.

•	Aging of vehicle population: Average vehicle age also is a demand driver for light vehicle aftermarket parts and services. As vehicles age, increased maintenance is required, resulting in a greater demand for replacement parts. The average age of light vehicles in use in the United States grew from 8.8 years in 1999 to 10.2 years in 2009 and is expected to continue increasing due to the higher quality of vehicles sold today. Continued aging is expected to accelerate demand for aftermarket parts due to the large number of vehicles entering the prime age for maintenance (6-12 years) where warranties expire and ownership often changes hands.

•	Increasing vehicle miles driven: Increased vehicle usage naturally leads to greater demand for replacement parts. Miles driven in the United States has increased steadily over the last several decades. For example, between 1981 and 2010, miles driven in the United States increased at a CAGR of 2.3%, according to the U.S. Department of Transportation, and declined in only one year, 2008, mainly due to sharp increases in fuel prices. This amount increased 0.2% in 2009 from 2008 and 0.7% in 2010 from 2009.

•	Growing heavy-duty aftermarket: The North American heavy-duty aftermarket is comprised of replacement parts and accessories for vehicles weighing more than 19,500 pounds. Increased North American freight activity and fleet utilization drive heavy-duty vehicle aftermarket demand. According to FTR Associates, historical total truck ton-miles increased in each year over the past 17 years, except for 2008 and 2009, when fuel price increases and the economic downturn affected this trend. However, truck tonnage climbed 5.7% in 2010 compared with 2009 according to American Trucking Association. Additionally, MacKay & Company had estimated that the heavy-duty vehicle aftermarket would grow by approximately 8% in 2010, however final growth rates are not yet available.

Further, we believe that aftermarket dynamics will continue to be impacted by additional longer-term trends, such as the increasing complexity of vehicles and proliferation of related parts, blurring distinctions between the retail and traditional channels and on-going industry consolidation, resulting in a customer base with more complex needs. These trends are driving industry participants to rely on suppliers that can provide a full product portfolio across multiple channels in a timely and reliable manner. We believe that we are well positioned to capitalize on these trends as we continue to partner with our customers who are leading aftermarket participants and have been active in industry consolidation.

Sales Channels and Customers

We capture demand throughout the life cycle of a vehicle by diversifying our sales among the various aftermarket sales channels. In the early part of a vehicle’s life, the OES channel services a significant percentage of aftermarket vehicle maintenance and repair volume as the vehicle is still under the original OEM warranty period. As vehicles age and the original OEM warranty expires, consumers increasingly rely on the traditional and retail aftermarket channels for vehicle repair and maintenance.

The Light Vehicle Aftermarket

Replacement parts for the light vehicle aftermarket are distributed through three main channels:

•	Retail: National chains that primarily serve the DIY group and are strategically pursuing the DIFM group by targeting independent repair shops and professional installers or “commercial” sales. Leading retail providers include Advance, AutoZone and O’Reilly.

•	Traditional: Independent repair shops and professional installers supplied through companies like CARQUEST and NAPA, as well as buying groups such as The Alliance and The Network.

•	OES: Dealership service bays associated with OEMs such as GM, Ford and Chrysler.

Light Vehicle Aftermarket Channel Overview

Retail

The retail channel is our largest channel, representing approximately 47% of our 2010 net sales, and historically has provided us with a steadily increasing revenue stream. As retailers become increasingly focused on consolidating their supplier base, we believe that our category management, broad product offering, product quality and customer-focused service make us increasingly valuable to these customers. One of our longest-standing customers is AutoZone, which we have been supplying since the opening of its first store in 1979. We believe that we are one of the few suppliers in the industry that can consistently provide AutoZone with the levels of quality, customer service and product breadth that AutoZone requires, which is substantiated by our receipt of multiple honorary awards from AutoZone based on our service, including the “Extra Miler” Award 2007 and 2008, Vendor of the Year Award 2008, and “What it Takes to do the Job Right” Award 2008, as well as the “What it Takes to do the Job Right” Award in 2010 from AutoZone Mexico and in 2011 from AutoZone. Other honorary awards we have received in the retail channel include O’Reilly Auto Parts “Changeover Award” in 2009 for work with O’Reilly Auto Parts’ acquisition of CSK, O’Reilly Auto Parts Vendor of the Year 2006 and Advance Vendor of the Year 2005 and 2007. We have successfully developed specific strategies to assist our retail customers with sales growth within our product lines that often exceeds growth in non-UCI product lines through category management, a key differentiator in the industry.

Traditional

The traditional channel is comprised of established warehouses and installers and represented approximately 24% of our 2010 net sales. The traditional channel is important to us because it is the primary source of products for professional mechanics, or the DIFM market. We have many long-standing relationships with leading customers in the traditional channel, such as CARQUEST and NAPA, for whom we have supplied products for over 20 years. We believe that our product depth and outstanding product quality place us in a strong position in this channel, allowing us to further capitalize on the growth of the traditional channel within the aftermarket. We believe that professional mechanics place a premium on the quality of a product and unlike the retail channel, these users require manufacturers to provide a high level of individual customer service, including field support and product breadth.

Awards from customers in the traditional channel include: CARQUEST Vendor of the Year Award 2005; NAPA Excellence in Shipping Performance 2005; and Automotive Distribution Network Preferred Vendor Award 2005.

The traditional channel also includes installers such as quick lubes, tire dealers and full service gas stations. Almost all of our sales to installers consist of filtration products, which are supplied to the national and regional service chains through distributors such as Firestone and Service Champ. Installers require “Just-In-Time” availability, ability to meet competitive price points and product breadth and depth. We believe these capabilities will allow our customers to capture additional revenue and increase customer satisfaction.

OES

The OES channel is comprised of a diverse mix of dealership service bays in the automotive, truck, motorcycle and watercraft vehicle markets, and represented approximately 7% of our 2010 net sales. A substantial majority of our OES net sales were derived from sales of filtration products and cooling systems. Our position in this channel allows us to capitalize on vehicle maintenance in the early years of a vehicle’s life, when the vehicle is under warranty and the consumer typically returns to the dealer for routine maintenance. We utilize our industry leading direct ship logistics capability to allow these customers to reduce their overall working capital investment and improve their product flow. Our most significant OES channel customers include service parts operations associated with companies such as GM, Ford and Chrysler.

Heavy-Duty Vehicle Aftermarket

We believe the large and highly fragmented heavy-duty vehicle aftermarket channel, which accounted for approximately 8% of our 2010 net sales, provides us with another strong opportunity for growth. Heavy-duty truck owners tend to be less price-sensitive and more diligent about maintenance of their vehicles than vehicle owners in other markets. We believe we have developed a well-recognized brand presence in this channel with our Luber-finer brand of filtration products which has further opportunity for growth given our relatively small market share in this channel both domestically and internationally. We supply several points within the channel, including large distributors such as FleetPride and TruckPro as well as individual service depots. This channel recently suffered from a significant reduction in freight demand in North America and as a result, many vehicles were parked, making routine maintenance unnecessary. We believe that we are well positioned to benefit as this market continues to recover.

Original Equipment Manufacturers

The OEM channel comprised approximately 8% of our 2010 net sales. We selectively participate in this channel to gain visibility into emerging product trends and to strengthen our credibility in the aftermarket as an OEM supplier where we believe that we can achieve our targeted margins. We sell products to a strategic mix of OEMs, enabling us to capitalize on a number of different opportunities and market shifts. Our OEM products are sold to end users within each of the following categories:

•	Automotive: Ford, GM and Remy

•	Heavy-duty Truck: Perkins/Caterpillar, Freightliner and Parker-Hannifin

•	Motorcycle: Harley-Davidson and Kawasaki

•	Recreational Equipment: Onan and Polaris

•	Agriculture: Deere and Kubota

•	Marine: Mercury Marine and Sierra Supply

•	Lawn and Garden: Briggs and Stratton, Deere and Kohler

We are benefiting from the nascent OEM channel recovery following the difficult economic environment in 2008 and early 2009. In addition, we have recently been awarded new long life-cycle OEM contracts with Caterpillar/Perkins, Ford and GM in our cooling systems and fuel delivery systems product lines that will launch over the next 18 months.

Products

We design, develop, manufacture and distribute replacement parts that can be used in a substantial majority of light vehicles in operation in North America, including approximately 95% of pre-2008 models. Our four product lines are filtration, fuel delivery systems, vehicle electronics and cooling systems.

Filtration

We are a leading designer and manufacturer of a broad range of filtration products for the automotive, trucking, construction, mining, agricultural, marine and other industrial markets. Our filtration product line consists of approximately 5,000 part numbers, including oil filters, air filters, fuel filters, transmission filters, cabin air filters, PCV valves, hydraulic filters, fuel dispensing filters and fuel/water separators. These products serve approximately 1,400 customers across a wide range of channels, including premier retailers as well as the heavy-duty, installer and OEM channels. Our filtration market position is bolstered by our broad portfolio of brands, which include private label brands such as ACDelco, Ford, K&N and Service Champ, national consumer brands under exclusive license, including STP and Mobil 1, and our proprietary brands, Champ, Luber-finer, ACE and Kleener.

We have established ourselves as a low-cost provider in the aftermarket for filters by making significant investments in high-speed automated filter lines, low-cost country sourcing and increased manufacturing capabilities and efficiencies.

Fuel Delivery Systems

We are a leading provider of fuel delivery systems for the aftermarket and strategic OEM applications, supplying approximately 1,700 part numbers to approximately 1,000 customers. Our fuel delivery systems are distributed under the proprietary brands Airtex and Master Parts as well as certain private labels, such as CARQUEST and NAPA.

In recent years, fuel delivery systems have become increasingly complex, transitioning from basic mechanical and electrical pumps to higher priced module assemblies, which we believe will constitute a majority of fuel delivery systems sales in the light vehicle aftermarket in the future. With our sophisticated engineering and operational capabilities, we believe that we are well positioned to benefit from this trend, as well as other emerging trends in the market, including diesel emissions regulations.

Vehicle Electronics

We are a leading designer and manufacturer of a broad line of vehicle electronics components for aftermarket and OEM applications. Vehicle electronics components include distributor caps and rotors, ignition coils, electronic controls, sensors, emissions components, solenoids, switches, voltage regulators and wire sets. These components are primarily used to regulate the ignition, emissions and fuel management functions of the engine and determine vehicle performance. By supplying over 38,300 part numbers to approximately 275 customers, we believe that we have one of the industry’s most comprehensive lines of highly engineered vehicle electronics products for use in a broad range of vehicle platforms. Our portfolio of brands in our vehicle electronics product line includes our Wells and Airtex Engine Management proprietary brand names and certain private labels, such as CARQUEST and Duralast.

Given the increase in vehicle variety, complexity and electrical content over the last decade, the vehicle electronics product line is expected to grow as these new applications enter the light vehicle aftermarket.

Cooling Systems

We believe, based on management estimates, that we are the largest manufacturer of new light vehicle aftermarket cooling systems in the world, supplying approximately 1,500 part numbers to over 1,000 customers under our Airtex, ASC and Master Parts brands as well as private labels, such as CARQUEST. In addition to the aftermarket, we manufacture cooling systems for strategic OEM applications.

Our leading market position is a result of our worldwide manufacturing, sourcing and distribution footprint, the broadest product coverage in the industry and value-added services. Over the past few decades, enhanced product quality has increased the life expectancy for cooling systems, thus decreasing failure rates, which negatively impacted aftermarket unit volumes. However, the average price for cooling systems increased steadily over this time, as the industry shifted away from remanufactured parts to new and more complex product applications. Combined with the proliferation of OEM parts, this has led to a greater number of lower unit volume, higher-value pumps.

Competition

Within each of our product lines, we compete on price, part offerings, fill rates, quality, technology, product support and value added services. All of our product lines are highly competitive, although each line has a different competitive dynamic.

Filtration.  The North American filter aftermarket is comprised of both light and heavy-duty vehicle participants. The light duty filter aftermarket is comprised of several large U.S. manufacturers that compete with us, including Honeywell Consumer Products Group under its FRAM brand, Bosch/MANN+HUMMEL under its Purolator brand and The Affinia Group under its Wix brand. Our primary heavy-duty vehicle competitors include Cummins under its Fleetguard brand, Donaldson and CLARCOR under its Baldwin brand.

Fuel Delivery Systems.  Fuel delivery systems in the North American aftermarket have become increasingly complex, transitioning from basic mechanical and electrical pumps to higher priced module assemblies. Our primary fuel delivery systems competitors are Federal-Mogul under its Carter brand, ACDelco, Delphi and Bosch.

Vehicle Electronics.  The vehicle electronics category is expected to grow given the increase in vehicle variety, complexity and electrical content. Our primary vehicle electronics competitors are Standard Motor Products and ACDelco.

Cooling Systems.  Competition in the cooling systems space is limited to a few competitors, including GMB North America, Inc. and Gates Corporation.

Sales and Marketing

We market our products to a wide range of customers across a variety of global sales channels. To effectively address the requirements of our customers and end users, we organize our approximately 200 person sales force and independent representatives primarily by product line and secondarily by sales channel. Each sales group and representative is uniquely qualified to sell our products and has specific expertise to focus on the requirements of their particular market, bolstering our market positions. In addition, we have a centralized in-house sales force for selected markets, including regional traditional channel participants and international customers. We have a dedicated marketing group that promotes our products through selected activities including extensive cataloging, industry trade shows and print media. We are increasing our efforts in selected international markets by investing in an expanded international catalog and strategic management additions. The following table reflects our net sales by country (in millions):

	Year Ended December 31,
	2010	2009	2008

United States	$805.4	$755.1	$735.1

Canada	31.4	29.0	30.1
Mexico	23.5	24.7	32.9
United Kingdom	15.6	11.6	12.3
France	10.7	8.6	9.8
Germany	6.5	5.4	5.0
Spain	4.4	4.2	5.2
Venezuela	2.2	2.3	4.6
Other	45.3	44.1	45.4

All non-U.S.	139.6	129.9	145.3

Total	$945.0	$885.0	$880.4

Operations

We have a global and low-cost manufacturing, procurement and distribution platform, including an approximate 20-year presence in both China and Mexico. We have invested significantly in automation throughout our operations as part of our culture of operational excellence. This culture relies on continuous improvement in quality, inventory management, customer delivery and maximizing plant utilization. We have made substantial progress in improving our cost structure and overall productivity and our results reflect the related benefits captured to date.

Our procurement organization, comprised of approximately 80 employees, includes dedicated commodity buyers at each of our manufacturing locations and centralized corporate level resources. Specific raw material and product expertise typically resides at our manufacturing locations and is leveraged and coordinated globally with overall procurement activities through our centralized procurement organization. Our overall global procurement strategy is to secure a stable supply chain and leverage our collective buying power while mitigating risk. Our standardized policies and processes for purchase orders, supply agreements and commodity risk management are in place and led from the corporate level. Enabling this strategy are our two procurement offices in China, which are focused on low cost product development, supplier development, engineering and supply chain capabilities.

We have a world-wide distribution network, including our own facilities in North America, Europe and Asia, in addition to strategic distributor relationships on other continents. This network provides us the capability to efficiently distribute our products on a global basis, while maintaining average fill rates of approximately 98%. We have a unique capability to direct ship on a daily basis to individual customer service locations, bypassing their distribution network, thereby reducing their inventory levels and logistics costs. For example, we currently direct ship products on a daily basis to over 5,500 service locations for one of our customers.

We provide extensive technical and installation support to our customers and end users, including product training and toll-free technical service lines manned by our own personnel.

Suppliers and Raw Materials

We purchase various raw materials, components and finished goods for use in our manufacturing processes as well as purchasing finished products for resale. In 2010, we procured goods and services from approximately 1,200 suppliers. Our raw materials include hot rolled steel and other commodities such as aluminum, iron and multiple chemical products, including resin, rubber, media and packaging materials. During periods of peak demand for our raw materials, we experience significant price volatility, increases and/or surcharges. More recently, the volatility associated with many of the commodities in our business has been coupled with supply and demand issues resulting in increased prices for some of the materials we use. While we have been, and expect to continue to be, able to obtain sufficient quantities of these raw materials to satisfy our needs, due to volatility and allocation, we may be required to pay higher prices and/or be required to purchase across multiple suppliers adding complexity into the supply chain, or have difficulty procuring these raw materials. Historically, we have been able to pass a portion of higher commodity prices on to our customers through contractual clauses or negotiated increases.

Trademarks and Patents

We rely on a combination of patents, trademarks, copyright and trade secret protection, employee and third-party non-disclosure agreements, license arrangements and domain name registrations to protect our intellectual property. We sell many of our products under a number of registered trademarks, which we believe are widely recognized in the sales channels we serve. No single patent, trademark or trade name is material to our business as a whole.

Employees

As of December 31, 2010, we had approximately 3,900 employees, with union affiliations and collective bargaining agreements at two of our manufacturing locations, representing approximately 11% of our workforce. The bargaining agreements for our Fond du Lac, Wisconsin plant and our Fairfield, Illinois plant expire in 2012 and 2013, respectively. Management considers our labor relations to be good and our labor rates competitive.

Environmental, Health and Safety Matters

We are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes and the investigation and cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. We are also subject to the U.S. Occupational Health and Safety Act and similar state and foreign laws. We believe that we are in substantial compliance with all applicable material environmental, health and safety laws and regulations in the United States. Historically, our costs of achieving and maintaining compliance with environmental, health and safety requirements have not been material to our operations.

We may be subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act and similar state or foreign laws for contaminated properties that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. Such liability may be joint and several so that we may be liable for more than our share of contamination, and any such liability may be determined without regard to fault or knowledge of contamination.

We are currently investigating and/or remediating, or are otherwise currently responsible for, contamination at several sites for which management believes it has adequate reserves. One of these sites is a former facility in Edison, New Jersey, where a state agency has ordered us to continue with the monitoring and investigation of chlorinated solvent groundwater contamination. We are analyzing what further investigation and remediation, if any, may be required at this site. We also have certain responsibilities for contamination identified at a previously owned site in Solano County, California. At the request of the regional water board, we are investigating and analyzing the nature and extent of the chlorinated solvent groundwater contamination at the site and are conducting some remediation. Based on currently available information, management believes that the cost of the ultimate outcome of these matters will not exceed the amounts accrued at December 31, 2010 by a material amount, if at all. See Note 14 to the consolidated financial statements of UCI International included elsewhere in this prospectus for details regarding such accrued amounts.

Property, Plant and Equipment

We currently maintain 19 manufacturing facilities, 14 of which are located in North America, two in Europe and three in China. In addition, we maintain nine distribution and warehouse facilities. Listed below are the locations of our principal manufacturing facilities:

Location	Owned/Leased	Square Footage	Products Manufactured

North America
Albion, Illinois I	Owned	271,000	Spin-on Oil Filters; Heavy-duty Lube Filters; Micro Glass Elements
Albion, Illinois II	Owned	53,000	Spin-on Oil Filters; Poly Panel Air Filters
Albion, Illinois III	Owned	50,000	Heavy-duty Lube Units; Round Air Filters
Albion, Illinois IV	Owned	101,000	Heavy-duty Air Filters; Radial Air Filters; Automotive Conical and Radial Air Filters
Shelby Township, Michigan	Leased	30,000	Auto Fuel Filters
West Salem, Illinois	Owned	217,000	Heavy-duty Lube Filters; Spin-on Oil Filters
York, South Carolina	Owned	189,000	Auto Spin-on Oil Filters
Fairfield, Illinois I	Owned	183,000	Electric and Mechanical Fuel Pump Components
Fairfield, Illinois II	Owned	457,000	Electric Fuel Pump Assemblies and Components; Mechanical Fuel Pumps and Components
North Canton, Ohio	Leased	210,000	Water Pump Assemblies
Fond du Lac, Wisconsin I	Owned	230,000	Screw Machining and Stampings
Fond du Lac, Wisconsin II	Owned	36,000	Electronic Controls; Sensors; Voltage Regulators
Puebla, Mexico	Two Owned Buildings, One Leased Building	229,000	Gray Iron Foundry Castings and Pump Assemblies; Water Pump Assemblies and Components
Reynosa, Mexico	Owned	108,000	Coils; Distributor Caps and Rotors; Sensors; Solenoids; Switches and Wire Sets; 5,000 square feet utilized for Fuel Products
Europe
Mansfield Park, United Kingdom	Leased	100,000	Radial Seal Air Filters; Poly Panel Air Filters; Heavy-duty Air Filters; Dust Collection Filters
Zaragoza, Spain	Leased	86,000	Water Pump Assemblies; Gray Iron Foundry Castings; Water Pump Assemblies and Components
China
Tianjin, China	Land leased/Building owned	162,000	Water Pump Components
Tianjin Economic Development Areas, China	Leased	60,000	Fuel Pump Components
Wujiang, China	Leased	35,000	Light-duty Panel Air Filters

Litigation

Antitrust Litigation

Starting in 2008, UCI and its wholly owned subsidiary, Champion, were named as defendants in numerous antitrust complaints originally filed in courts around the country. The complaints allege that several defendant filter manufacturers engaged in price fixing for aftermarket automotive filters in violation of Section 1 of the Sherman Act and/or state law. Some of these complaints are putative class actions on behalf of all persons that purchased aftermarket filters in the U.S. directly from the defendants, from 1999 to the present. Others are putative class actions on behalf of all persons who acquired indirectly aftermarket filters manufactured and/or distributed by one or more of the defendants, from 1999 to the present. The complaints seek treble damages, an injunction against future violations, costs and attorneys’ fees.

On August 18, 2008, the Judicial Panel on Multidistrict Litigation (“JPML”) transferred these cases to the United States District Court for the Northern District of Illinois for coordinated and consolidated pretrial proceedings.

On November 26, 2008, the direct purchaser plaintiffs filed a Consolidated Amended Complaint. This complaint names Champion as one of multiple defendants, but it does not name UCI. The complaint is a putative class action and alleges violations of Section 1 of the Sherman Act in connection with the sale of light duty (i.e., automotive and light truck) oil, air and fuel filters for sale in the aftermarket. The direct purchaser plaintiffs seek treble damages, an injunction against future violations, costs and attorneys’ fees.

On February 24, 2011, the indirect purchaser plaintiffs filed a Fourth Amended Consolidated Indirect Purchaser Complaint. This complaint names Champion as one of multiple defendants, but it does not name UCI. The complaint is a putative class action and alleges violations of Section 1 of the Sherman Act and violations of state antitrust, consumer protection and unfair competition law related to the sale of replacement motor vehicle oil, fuel and engine air filters. The indirect purchaser plaintiffs seek treble damages, penalties and punitive damages where available, an injunction against future violations, disgorgement of profits, costs and attorneys’ fees. Champion’s answer to the third amended complaint was filed on March 25, 2011.

On January 12, 2009, Champion, but not UCI, was named as one of ten defendants in a related action filed in the Superior Court of California, for the County of Los Angeles on behalf of a purported class of direct and indirect purchasers of aftermarket filters. This case has been removed to federal court and transferred to the Northern District of Illinois for coordinated pre-trial proceedings. On February 25, 2010, the California plaintiffs filed a second amended complaint on behalf of a putative class of operators of service stations in California who indirectly purchased for resale oil, air, transmission, and fuel filters from defendants.

In 2008, the Office of the Attorney General for the State of Florida issued Antitrust Civil Investigative Demands to Champion and UCI requesting documents and information related to the sale of oil, air, fuel and transmission filters. On April 16, 2009, the Florida Attorney General filed a complaint against Champion and eight other defendants in the Northern District of Illinois. The complaint alleges violations of Section 1 of the Sherman Act and Florida law related to the sale of aftermarket filters. The complaint asserts direct and indirect purchaser claims on behalf of Florida governmental entities and Florida consumers. It seeks treble damages, penalties, fees, costs and an injunction. The Florida Attorney General action is being coordinated with the rest of the filters cases pending in the Northern District of Illinois.

On August 9, 2010, the County of Suffolk, New York, filed a related complaint in the United States District Court for the Eastern District of New York against Champion and eight other defendants on behalf of a purported class of indirect aftermarket filter purchasers consisting of towns, counties, villages, police, fire and sanitation departments and municipalities throughout the United States. The complaint alleges violations of Section 1 of the Sherman Act and New York’s Donnelly Act. The JPML transferred this case to the Northern District of Illinois for coordinated pre-trial proceedings. On April 5, 2011, the County of Suffolk and the defendants filed with the court a stipulation dismissing the County’s complaint without prejudice.

The parties substantially completed their production of documents on or around September 20, 2010. Depositions began in December 2010. Following the completion of depositions, the court will set a schedule for class certification briefing.

On December 21, 2009, William G. Burch filed a related complaint under seal in the United States District Court for the Northern District of Oklahoma against Champion and other defendants on behalf of the United States pursuant to the False Claims Act. On June 10, 2010, the United States filed a Notice of the United States’ Election to Decline Intervention. On June 17, 2010, the court ordered the complaint unsealed and directed Mr. Burch to serve it on the defendants, which he has done. The JPML transferred this action to the Northern District of Illinois for coordinated pre-trial proceedings with the other aftermarket filters matters pending there. Mr. Burch filed a First Amendment complaint there on November 24, 2010 raising claims under the federal False Claims Act, similar acts of nineteen states and the District of Columbia, and common law claims of fraud, unjust enrichment and payment under mistake of fact.

On April 14, 2011, the court entered a 90-day stay of all proceedings in all actions consolidated in the Northern District of Illinois by the JPML. The parties to these consolidated actions jointly requested this stay in light of a pending criminal investigation by the United States Attorney’s Office of the Eastern District of Pennsylvania into evidence and statements related to William G. Burch.

Champion, but not UCI, was also named as one of five defendants in a class action filed in Quebec, Canada in 2008. This action alleges conspiracy violations under the Canadian Competition Act and violations of the obligation to act in good faith related to the sale of aftermarket filters. The plaintiff seeks joint and several liability against the five defendants in the amount of C$5 million in compensatory damages and C$1 million in punitive damages. The plaintiff is seeking authorization to have the matter proceed as a class proceeding, which motion has not yet been ruled on.

Champion, but not UCI, was also named as one of 14 defendants in a class action filed in Ontario, Canada in 2008. This action alleges civil conspiracy, intentional interference with economic interests, and conspiracy violations under the Canadian Competition Act related to the sale of aftermarket filters. The plaintiff seeks joint and several liability against the 14 defendants in the amount of C$150 million in general damages and C$15 million in punitive damages. The plaintiff is also seeking authorization to have the matter proceed as a class proceeding, which motion has not yet been ruled on.

On June 10, 2010, the Office of the Attorney General for the State of Washington issued an Antitrust Civil Investigative Demand to Champion requesting documents and information related to the sale of oil, air, fuel and transmission filters. We are cooperating with the Attorney General’s requests.

The Antitrust Division of the DOJ investigated the allegations raised in these suits and certain current and former employees of the defendants, including Champion, testified pursuant to subpoenas. On January 21, 2010, the DOJ sent a letter to counsel for Champion stating that “the Antitrust Division’s investigation into possible collusion in the replacement auto filters industry is now officially closed.”

We intend to vigorously defend against these claims. No amounts have been reserved in the financial statements of UCI International for these matters as management does not believe a loss is probable. During 2010, we incurred $7.2 million defending against these claims.

Value-added Tax Receivable

Our Mexican operation has outstanding receivables denominated in Mexican pesos in the amount of $2.3 million, net of allowances, from the Mexican Department of Finance and Public Credit. The receivables relate to refunds of Mexican value-added tax, to which UCI International believes it is entitled in the ordinary course of business. The local Mexican tax authorities have rejected our claims for these refunds, and we have commenced litigation in the regional federal administrative and tax courts to order the local tax authorities to process these refunds. During 2010, we recorded a $1.4 million provision due to uncertainties of collection of these receivables.

Patent Litigation

Champion is a defendant in litigation with Parker-Hannifin Corporation pursuant to which Parker-Hannifin claims that certain of Champion’s products infringe a Parker-Hannifin patent. On December 11, 2009, following trial, a jury verdict was reached, finding in favor of Parker-Hannifin with damages of approximately $6.5 million. On May 3, 2010, the court entered a partial judgment in this matter, awarding Parker-Hannifin $6.5 million in damages and a permanent injunction. Both parties have filed post-trial motions. Parker-Hannifin sought treble damages and attorneys’ fees. Champion sought a judgment as a matter of law on the issues of infringement and patent invalidity. On March 17, 2011, the court issued an order denying Champion’s motion for a judgment at law and awarding Parker-Hannifin an additional $3.3 million in damages plus attorneys’ fees, estimated to be approximately $1.5 million. Champion continues to vigorously defend this matter, and intends to appeal the court’s final judgment when it is entered; however, there can be no assurance with respect to the outcome of litigation. Champion recorded an $11.3 million liability for this matter, reflected on the consolidated balance sheet of UCI International in “Accrued expenses and other current liabilities” at December 31, 2010. During 2010 and 2009,

Champion incurred post-trial costs of $1.1 million and $0.5 million, respectively. These costs are included in the consolidated income statements of UCI International in “Patent litigation costs”.

Other Litigation

We are subject to various other contingencies, including routine legal proceedings and claims arising out of the normal course of business. These proceedings primarily involve commercial claims, product liability claims, personal injury claims and workers’ compensation claims. The outcome of these lawsuits, legal proceedings and claims cannot be predicted with certainty. Nevertheless, we believe that the outcome of any of these currently existing proceedings, even if determined adversely, would not have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

The following table lists the members of the boards of directors of Holdings and UCI International, Inc., and the senior management of UCI International, Inc. as of the date of this prospectus:

Directors of Holdings and Directors and Senior Management of UCI International, Inc.

Name	Age	Position

Graeme Hart	55	Sole indirect owner, Director of Holdings
Allen Hugli	48	Director of Holdings and UCI International, Inc.
Gregory Cole	48	Director of Holdings and UCI International, Inc.
Bryce Murray	53	Director of Holdings
Thomas Degnan	63	Director of UCI International, Inc.
Helen Golding	48	Director of UCI International, Inc.
Bruce Zorich	57	President, Chief Executive Officer, Director of UCI International, Inc.
Keith Zar	56	Vice President, General Counsel and Secretary; Acting Chief Financial Officer
Michael Malady	55	Vice President, Human Resources

Graeme Hart is the sole indirect owner of Holdings and has served as a director of Holdings since February 2011. In addition, Mr. Hart is the ultimate owner and a director of Reynolds Group Holdings Limited (“RGHL”), a global manufacturer and supplier of consumer food, beverage and foodservice packaging products, and of a number of other companies, including Carter Holt Harvey Limited (“Carter Holt”), which was previously listed on the New Zealand Stock Exchange and is in the business of building supplies, pulp and paper and wood products, mainly in Australia and New Zealand. Mr. Hart is also the sole shareholder and a director of Rank Group and a director of a number of private investment companies.

Allen Hugli has served as a director of Holdings since its formation and of UCI International, Inc. since the Rank Acquisition. In addition, Mr. Hugli is the Chief Financial Officer of RGHL and serves as a director and officer of a number of other companies within the RGHL group of companies. He is also the Chief Financial Officer and a director of Rank Group and has been a senior executive of the Rank Group since 1993. He has been the Chief Financial Officer of Burns, Philp & Company Pty Limited (“Burns Philp”) since 1999. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand.

Gregory Cole has served as a director of Holdings since its formation and of UCI International, Inc. since the Rank Acquisition. Mr. Cole is also a director of RGHL and a director and officer of a number of other companies within the RGHL group of companies. He is also a director of Rank Group and has been a senior executive of Rank Group since 2004. From 1994 to 2004, Mr. Cole was a partner with Deloitte Touche Tohmatsu, a firm he joined in 1986.

Bryce Murray has served as a director of Holdings since its formation. In addition, Mr. Murray is a director of RGHL and has an oversight role over a number of the operating companies within the RGHL group of companies. He also is a director of Rank Group and has primary responsibility for the operational management of the Carter Holt group of companies. He joined Rank Group in 1992 as Chief Financial Officer and held this position until 2004. During his time with Rank Group he held a number of roles involving financial control, financing, acquisitions, divestments and strategy. He also served as a director of Burns Philp and of Carter Holt while both were public companies. Prior to joining Rank Group he was a partner with the accounting firm Deloitte Touche Tohmatsu (New Zealand).

Thomas Degnan has served as a director of UCI International, Inc. since the Rank Acquisition. In addition, Mr. Degnan is a director and the Chief Executive Officer of RGHL, a position he has held since 2007, and a director and officer of a number of companies within the RGHL group of companies. He also served as a director of Burns Philp and of Carter Holt while both were public companies.

Helen Golding has served as a director of UCI International, Inc. since the Rank Acquisition. Ms. Golding is also a director of a number of companies within the RGHL group of companies. Ms. Golding is also the Rank Group Legal Counsel, a position she has held since 2006. Prior to joining Rank Group, she was Company Secretary and Group Legal Counsel of Burns Philp from 1998 to 2006. Prior to joining Burns Philp, Ms. Golding was a Senior Associate at a Sydney based law firm.

Bruce M. Zorich is UCI International, Inc.’s President and Chief Executive Officer and has served as a director of UCI International, Inc. since 2006. He has also served in the same capacities for UCI since that time. From January 2002 through May 2003, Mr. Zorich was President and CEO of Magnatrax Corporation. From 1996 to 2001, Mr. Zorich was President of Huck International. In May of 2003, Magnatrax Corporation filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Mr. Zorich received his B.S. in Aeronautical Engineering from Purdue University and his M.B.A. from the Graduate School of Business at the Illinois Institute of Technology.

Keith A. Zar has been UCI International, Inc.’s Vice President, General Counsel and Secretary since 2006. He has also served in the same capacity for UCI since 2005. Prior to joining UCI, Mr. Zar was Senior Vice President, General Counsel and Chief Administrative Officer of Next Level Communications. Mr. Zar received his B.S. from the University of Illinois and his J.D. from Rutgers University School of Law. Mr. Zar is currently acting as UCI International, Inc.’s Chief Financial Officer on an interim basis.

Michael G. Malady has been UCI International, Inc.’s Vice President, Human Resources since 2006. He has also served in the same capacity for UCI since 2003. Prior to joining UCI, Mr. Malady spent 16 years in various positions with Howmet Corporation, most recently as Vice President, Human Resources. Mr. Malady received his B.S. from Miami University, Oxford, Ohio.

Directors’ and Senior Management’s Compensation

The compensation and benefits package for UCI International’s senior executives is set forth in their employment agreements described below. No equity awards will be granted.

The following table sets forth the 2010, 2009, and 2008 compensation of the Chief Executive Officer and the three other most highly compensated employees:

							Non-Equity	Change in
Name and					Stock	Option	Incentive Plan	Pension	All Other
Principal Position	Year	Salary	Bonus		Awards(1)	Awards(1)	Compensation(2)	Value	Compensation(3)	Total

Bruce M. Zorich	2010	$465,000					$558,000	$49,232		$1,073,232
President and	2009	465,000					558,000	36,936	$8,401	1,068,337
Chief Executive Officer	2008	465,000	$125,000	(4)	$267,691			36,856	7,935	902,482
Mark P. Blaufuss	2010	380,000	75,000	(5)			285,000		1,488	741,488
Chief Financial Officer	2009	126,667	75,000	(7)	1,129,200		95,000		556	1,426,423
and Executive Vice President(6)
Michael G. Malady	2010	238,000					125,000	47,851	1,062	411,913
Vice President,	2009	238,000					125,000	29,984	3,143	396,012
Human Resources	2008	238,000	35,000	(4)	114,566			28,212	7,140	422,918
Keith A. Zar	2010	289,000	50,000	(5)			173,400		1,292	513,692
Vice President, General	2009	289,000					173,400		3,410	465,810
Counsel and Secretary	2008	289,000	50,000	(4)	128,714				5,661	473,375

(1)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	Represents bonus amounts earned under UCI International’s annual bonus program for fiscal years ended December 31, 2010 and December 31, 2009. No bonuses were earned under the annual bonus program with respect to performance for the year ended December 31, 2008.

(3)	Includes UCI’s matching funds under the 401(k) plan and life insurance premiums paid by UCI.

(4)	Represents discretionary bonuses paid in 2009 with respect to the year ended December 31, 2008. These bonuses were not paid under our annual bonus program.

(5)	Represents discretionary bonuses paid in 2010 outside of our annual bonus program.

(6)	Mr. Blaufuss’s employment with UCI commenced on September 8, 2009. Mr. Blaufuss resigned his position with UCI effective April 29, 2011.

(7)	Represents payments made to Mr. Blaufuss in connection with the commencement of his employment with UCI.

Directors’ and Senior Management’s Employment Agreements

Four current and former senior management employees currently have employment agreements with our company. Mr. Zorich has an employment agreement with UCI International, Inc., dated as of February 16, 2011, with an original one-year term that is extended automatically for successive one-year periods thereafter unless either party delivers notice within specified notice periods to terminate the agreement. Under the agreement Mr. Zorich is entitled to receive a base salary in the amount of $765,000, and he is eligible to participate in our company’s annual bonus program at a target level of 100% of his base salary. In addition, Mr. Zorich is entitled to participate in employee benefit plans, programs and arrangements of our company which are applicable to the senior officers of our company at a level commensurate with his position, and he is also entitled to receive relocation benefits if our company requires him to relocate his place of residence outside of the Greater Atlanta area. The agreement provides that upon termination of Mr. Zorich’s employment either by our company without cause or due to nonextension of the term by our company or by Mr. Zorich for good reason, he is entitled to receive his stated annual base salary paid in monthly installments for 24 months, a lump sum payment of the pro rata portion of his target level bonus and, during the severance period, continued coverage under all of our company’s group health benefit plans in which Mr. Zorich and any of his dependents were entitled to participate immediately prior to termination. The agreement also provides that upon termination of Mr. Zorich’s employment due to his death or disability, he or his estate shall be entitled to six months of his annual base salary and the pro rata portion of his annual bonus. During his employment and for 24 months following termination, Mr. Zorich is prohibited from competing with any material business of our company, or from soliciting our company’s employees, customers or suppliers to terminate their employment or arrangements with our company.

The agreement between UCI International, Inc. and Mr. Malady, dated March 22, 2011, provides that Mr. Malady would continue employment through August 2011 (and, if mutually agreed between Mr. Malady and our company, though December 2011). During his continued employment, Mr. Malady will receive an annual salary of $300,000, and be eligible for a target bonus opportunity for 2011 at 60% of his base salary, pro-rated for the period during which he remains employed with our company. Upon termination of employment, Mr. Malady is entitled to receive his stated annual base salary, paid in monthly installments for 6 months and, during the severance period, medical and dental coverage paid for by our company.

The agreement with Mark P. Blaufuss, UCI International, Inc.’s former Chief Financial Officer, dated as of September 8, 2009, provides that, upon termination of employment either by UCI without cause or by the executive for good reason, the executive is entitled to receive his stated annual base salary, paid in monthly installments for 24 months and, during the severance period, direct payment or reimbursement of health and dental insurance premiums. On April 29, 2011, Mr. Blaufuss resigned from our company to accept a position with another company, which does not constitute “good reason” as defined in his agreement with us.

Under Mr. Zar’s employment agreement with UCI International, Inc., dated April 4, 2011, Mr. Zar will serve as the general counsel of our company. Mr. Zar will receive a base salary at a rate of $372,500 per year and he will also participate in the annual bonus at a target level of 65% of his salary. He will also be entitled to participate in employee benefit plans, programs and arrangements of our company which are applicable to the senior officers of our company at a level commensurate with his position. In addition to the forgoing compensation, Mr. Zar will also be eligible to receive a retention payment in the amount of $100,000 on January 27, 2012, if he is employed by our company on that date, plus another retention payment in the amount of $100,000 on January 25, 2013, if he is employed by our company on that date. Upon Mr. Zar’s voluntary separation from service with our company after

January 25, 2013, our company will pay him $75,000, provided that he has given our company advanced written notice at least six months prior to his separation from service, and he has assisted our company in training his replacement. If our company terminates Mr. Zar’s employment without cause on or before December 31, 2011, our company will pay Mr. Zar his stated annual base salary paid in monthly installments for 24 months and reimburse him for, or make direct payment to the carrier for, the premium costs under COBRA for the severance period or, if earlier, the date Mr. Zar is employed by another employer. If our company terminates Mr. Zar’s employment without cause on or after January 1, 2012, the payments and benefits described above would be provided for 12 months, instead of 24 four months. During his employment and for 12 months following termination, Mr. Zar is prohibited from competing with any material business of UCI’s, or from soliciting UCI’s employees, customers or suppliers to terminate their employment or arrangements with UCI.

Management Pension Participation

Mr. Zorich and Mr. Malady participate in the Champion Laboratories, Inc. Pension Plan. Annual retirement benefits under the plan accrue at a rate of 1.5% of the first $200,000 of gross wages for each year of service up to 30 years of service. Benefits are payable as a life annuity for the participant. The full retirement benefit is payable to participants who retire on or after the social security retirement age, and a reduced early retirement benefit is available to participants who retire on or after age 55. No offsets are made for the value of any social security benefits earned.

The following table sets forth information regarding the accrued pension benefits for the named executive officers for 2010 under the Champion Laboratories Inc. Pension Plan, described below.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

Bruce Zorich	Champion Laboratories Inc. Pension Plan	8	$201,765	$0
Michael Malady	Champion Laboratories Inc. Pension Plan	7	175,042	0

Mr. Zorich and Mr. Malady are the only named executive officers eligible to participate in the Champion Laboratories Inc. Pension Plan offered by us as described below. The following table shows the estimated annual pension benefit under the pension plan for the specified compensation and years of service.

	Years of Service
	5	10	15	20	25	30

Remuneration
$125,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250
$150,000	11,250	22,500	33,750	45,000	56,250	67,500
$175,000	13,125	26,250	39,375	52,500	65,625	78,750
$200,000 and over	15,000	30,000	45,000	60,000	75,000	90,000

Annual retirement benefits accrue at a rate of 1.5% of the first $200,000 of gross wages for each year of service up to 30 years of service. Benefits are payable as a life annuity for the participant. If elected, joint & survivor and 10 year guaranteed options are available at reduced benefit levels. The full retirement benefit is payable to participants who retire on or after the social security retirement age, and a reduced early retirement benefit is available to participants who retire on or after age 55. No offsets are made for the value of any social security benefits earned.

Directors’ and Senior Management’s Indemnification Agreements

Holdings has entered into Agreements of Indemnification for the benefit of the directors and officers of UCI International and the subsidiaries and parent companies of UCI International that are guarantors of the notes. The agreements provide that Holdings shall, subject to certain limitations, indemnify each director and officer of UCI International and the guarantors against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by such director or officer or on behalf of such director or officer in connection with any proceeding resulting from or relating to decisions a director or officer made or any actions a director or officer took on behalf of such entity in his capacity as a director or officer of such entity in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions and the related acquisition, financing and structuring documents.

SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders and Beneficial Ownership

As of the date of this prospectus, Holdings and UCI International are indirectly wholly owned by Graeme Hart. Other than Mr. Hart, no director or member of our senior management team beneficially owns any shares in Holdings or UCI International.

Related Party Transactions

Other than our strategic owner, Graeme Hart, none of our directors, members of management or shareholders, has or had any interest in any transactions with us which are or were unusual in their nature or conditions or significant to our business taken as a whole and that were effected during the current or immediately preceding fiscal year, or during any earlier fiscal year and which remain in any respect outstanding or unperformed. No loans are outstanding from us to any director or member of management and there are no guarantees provided by us for the benefit of any such person.

Director and Officer Indemnification Agreements

Holdings has entered into agreements of indemnification for the benefit of the directors and officers of certain subsidiaries of Holdings, including UCI International and the guarantors of the notes, as described under “Management — Directors’ and Senior Management’s Indemnification Agreements.”

Advances from Rank Group

As part of the Transactions, Rank Group paid approximately $10.3 million in fees and expenses associated with the Rank Acquisition on UCI International’s behalf. These amounts were advanced on customary trade terms and are expected to be repaid during June 2011.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following is a summary of the material terms and conditions of our material debt instruments other than the notes. The summary is not complete and may not contain all of the information that is important to you.

Senior Secured Credit Facilities

Overview

On January 26, 2011, we entered into the Senior Secured Credit Facilities, pursuant to which certain lenders provided term and revolving loans and commitments to the Issuer (and any subsidiaries of Holdings designated as borrowers after the closing date of the Senior Secured Credit Facilities (“Additional Borrowers”)) in an aggregate principal amount equal to $375.0 million.

The proceeds of the term loans made under the Senior Secured Credit Facilities were applied, together with the proceeds from the issuance of the old notes, the Equity Contribution and available cash of UCI International (i) to finance the Rank Acquisition, (ii) to repay the 2010 Credit Facility, (iii) to repurchase, call for redemption and satisfy and discharge the Senior PIK Notes and (iv) to pay related fees and expenses.

Structure

The Senior Secured Credit Facilities consist of the following:

•	$300.0 million of term loans under the Senior Secured Term Loan Facility, borrowed by the Issuer on the closing of the Transactions; and

•	a Senior Secured Revolving Facility of $75.0 million (of which up to $50.0 million may be drawn by way of letters of credit), which was undrawn at the closing of the Transactions and which may be drawn by the Issuer or any Additional Borrowers. Certain letters of credit were deemed issued at the closing and, consequently, availability under the Senior Secured Revolving Facility was reduced by $16.3 million.

We (or any Additional Borrower) may by written notice to the agent under the Senior Secured Credit Facilities request incremental term or revolving facilities in an amount of up to $235.0 million (the “Incremental Facility Amount”) in the aggregate, less any amounts previously used to incur such incremental facilities. The existing lenders have no obligation to make the Incremental Facility Amount available to us, and the existing lenders may agree or decline to participate in the incremental facilities in their sole discretion. The Senior Secured Credit Facilities provide that, to the extent incremental term loans or incremental revolving commitments are used concurrently with the incurrence thereof to refinance term loans and revolving credit commitments outstanding under the Senior Secured Credit Facilities, such usage will not reduce the otherwise available Incremental Facility Amount.

Incremental lenders share, to the extent possible, in the collateral securing and the guarantees in respect of the Senior Secured Credit Facilities on a pari passu basis.

Repayment, Prepayments and Amortization

The Senior Secured Revolving Facility will mature on January 26, 2016. The Senior Secured Term Loan Facility will mature on July 26, 2017.

In addition, the outstanding term loans under the Senior Secured Credit Facilities are required to be prepaid with (a) up to 50% of excess cash flow (which will be reduced to 25% if certain senior secured leverage ratios are met), (b) 100% of the net cash proceeds of certain asset dispositions, subject to certain thresholds and reinvestment exceptions, and (c) 100% of the net proceeds of debt that is incurred in violation of the Senior Secured Credit Facilities.

Indebtedness under the Senior Secured Credit Facilities may be voluntarily prepaid in whole or in part, subject to minimum amounts and break funding costs. The Senior Secured Credit Facilities also provide that Holdings, the Issuer (or any Additional Borrower) or any of their respective subsidiaries is permitted to repurchase all or any portion of the outstanding term loans under the Senior Secured Term Loan Facility pursuant to auction procedures and certain other conditions set forth therein.

The term loans under the Senior Secured Term Loan Facility amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the principal amount thereof outstanding on the closing date of the Senior Secured Credit Facilities, with the balance payable in full on the maturity date thereof. The first amortization payment on the term loans under the Senior Secured Term Loan Facility was paid on March 31, 2011.

Interest Rate and Fees

The rate of interest on loans under each of the Senior Secured Credit Facilities for each interest period is the percentage rate per annum equal to the sum of:

(i) the applicable margin; and

(ii) (A) in the case of Alternate Base Rate borrowings, the greatest of (1) the agent’s prime rate in effect from time to time, (2) the Federal funds effective rate in effect from time to time plus 1/2 of 1.00% and (3) the Adjusted LIBO Rate (as defined below) for a three month interest period plus 1.00%; and

(B) in the case of Eurocurrency borrowings, the greater of (1) the LIBO rate for the interest period in effect multiplied by statutory reserves and (2) 1.50% per annum (the “LIBOR Floor”) (such rate, the “Adjusted LIBO Rate”).

The applicable margin is equal to (i) with respect to any Eurocurrency term loan, 4.00% per annum, (ii) with respect to any ABR term loan, 3.00% per annum, (iii) with respect to any Eurocurrency revolving loan, 4.00% per annum and (iv) with respect to any ABR revolving loan, 3.00% per annum.

If there is a payment default at any time, then the interest rate applicable to overdue principal will be the rate otherwise applicable to such loan plus 2.00% per annum. Default interest will also be payable on other overdue amounts at a rate of 2.00% per annum above the amount that would apply to an ABR loan.

The borrowers are required to pay a commitment fee equal to 1.125% per annum on undrawn and uncancelled amounts of the Senior Secured Revolving Facility. The borrowers are also required to pay certain arrangement fees to certain lenders in connection with the syndication of the Senior Secured Credit Facilities and agency fees to the agent under the Senior Secured Credit Facilities, in the amounts and at the times agreed between the relevant parties.

The borrowers are required to pay to each revolving lender under the Senior Secured Revolving Facility a letter of credit participation fee, calculated at the rate equal to the margin applicable to Eurocurrency loans under the revolving credit facilities, on the outstanding amount of such lender’s pro rata percentage of letter of credit exposure under the Senior Secured Credit Facilities. The relevant borrower is also required to pay any letter of credit issuing bank the fronting, issuing and drawing fees specified from time to time by such issuing bank.

Guarantees and Security

All obligations under the Senior Secured Credit Facilities are guaranteed by Holdings and certain of its direct and indirect subsidiaries that guarantee the notes, including the Issuer and any Additional Borrowers under the Senior Secured Credit Facilities, subject to certain legal and tax limitations and other agreed exceptions.

All obligations under the Senior Secured Credit Facilities, and the guarantee of those obligations (as well as obligations under certain hedging agreements and certain cash management obligations), are secured by certain assets of Holdings, the Issuer (and any Additional Borrowers) and certain of the other guarantors under the Senior Secured Credit Facilities, subject to certain agreed limitations.

Covenants

The Senior Secured Credit Facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior credit facility of this type. The negative covenants in the Senior Secured Credit

Facilities include limitations (subject to agreed exceptions) on the ability of Holdings and its material subsidiaries to:

•	incur additional indebtedness (including guarantees and hedging arrangements);

•	incur liens;

•	enter into sale and lease-back transactions;

•	make loans and investments;

•	implement mergers, dispositions and sales of assets;

•	make restricted payments or enter into restrictive agreements;

•	enter into transactions with affiliates on non-arm’s length terms;

•	change the business conducted by Holdings and its subsidiaries;

•	prepay, or make redemptions and repurchases of the notes and certain other specified debt;

•	amend the terms of the notes;

•	amend certain organizational documents;

•	change Holdings’ fiscal year; and

•	conduct an active business (in the case of Holdings).

In addition to other customary exceptions, Holdings and its subsidiaries are able to incur additional indebtedness, including the ability to incur (a) certain other senior secured indebtedness (that will share in the collateral) so long as, among other conditions, Holdings is in pro forma compliance with its financial covenants, (b) certain secured junior indebtedness (that will share in the collateral) and unsecured indebtedness so long as, among other conditions, Holdings is in pro forma compliance with its financial covenants, (c) certain indebtedness that is subordinated to the Senior Secured Credit Facilities so long as, among other conditions, Holdings is in pro forma compliance with its financial covenants and (d) certain permitted refinancing indebtedness in respect of the foregoing. Indebtedness of the type described in clause (a) and certain permitted refinancing indebtedness thereof may be secured on a pari passu basis by the same collateral securing the Senior Secured Credit Facilities.

In addition, the Senior Secured Credit Facilities contain customary financial covenants, including maximum senior secured leverage ratios, minimum interest coverage ratios and limitations on capital expenditures. We are required to maintain a minimum interest coverage ratio of 2.00x and a maximum senior secured leverage ratio of 3.75x which becomes increasingly more restrictive over time to 2.50x.

Events of Default

The Senior Secured Credit Facilities contain certain customary events of default (subject in certain cases to certain cure periods), including:

•	non-payment of principal, interest or other amounts;

•	violation of covenants;

•	material breach of the representations or warranties;

•	cross-default and cross-acceleration to other material indebtedness;

•	bankruptcy;

•	material judgments;

•	certain ERISA events;

•	actual or asserted invalidity of any collateral or guarantee; and

•	a change of control (as defined in the Senior Secured Credit Facilities).

Senior PIK Notes

On December 20, 2006, we issued $235.0 million of floating rate Senior PIK Notes. The Senior PIK Notes were sold at a 3.5% discount and were due December 15, 2013.

Interest on the Senior PIK Notes was payable quarterly beginning March 15, 2007. The interest rate for the Senior PIK Notes was based on three-month LIBOR plus the applicable spread. The spread was 750 basis points from December 15, 2007 through December 15, 2008, and 800 basis points after December 15, 2008. The rate was 9.25% throughout all 2010. Since issuance, interest on the Senior PIK Notes has been paid by issuing new notes and interest was to be payable in additional notes until December 15, 2011. After 2011, the interest was payable in cash.

In addition, in connection with the Transactions, we (i) purchased $315.0 million aggregate principal amount of the Senior PIK Notes pursuant to a tender offer we commenced on January 5, 2011, (ii) called for redemption any of the Senior PIK Notes that were not purchased as of the time of the Rank Acquisition and (iii) deposited $41.2 million for the satisfaction and discharge of such remaining Senior PIK Notes with the trustee under the indenture for the Senior PIK Notes. The redemption of the remaining Senior PIK Notes was completed on February 25, 2011. See “The Transactions.”

2010 Credit Facility

The 2010 Credit Facility provided for borrowings of up to $500.0 million, consisting of a term loan facility in an aggregate principal amount of $425.0 million and a revolving credit facility in an aggregate principal amount of $75.0 million, none of which was drawn on the closing date of the 2010 Credit Facility. The portion of the $75.0 million revolving credit facility available for borrowing at December 31, 2010 was approximately $23.7 million due to certain restrictions under the Senior PIK Notes. The maturity dates for the term loan facility and the revolving credit facility were 6.5 years and 5 years, respectively, from the date that we entered into the 2010 Credit Facility.

As of December 31, 2010, the outstanding principal balance on the term loan was $418.8 million, net of unamortized original discount of $5.1 million. There was no outstanding balance on the revolving credit facility.

On January 26, 2011, we paid and terminated the 2010 Credit Facility using the proceeds from the offering of old notes. See “The Transactions.”

UCI’s Short-Term Borrowings

At December 31, 2010, short-term borrowings included $3.3 million of the Chinese subsidiaries’ notes payable to foreign credit institutions. At December 31, 2009, short-term borrowings included $0.3 million of a Spanish subsidiary’s notes payable and $3.2 million of the Chinese subsidiaries’ notes payable to foreign credit institutions. At December 31, 2008, short-term borrowings included $2.3 million of a Spanish subsidiary’s notes payable and $2.9 million of the Chinese subsidiaries’ notes payable to foreign credit institutions. At December 31, 2010, the interest rate on the Chinese subsidiaries’ note payable was 3.1%. At December 31, 2009, the interest rate on the Spanish subsidiary’s notes payable and the Chinese subsidiaries’ notes payable was 0.9% and 3.5%, respectively. At December 31, 2008, the interest rate on the Spanish subsidiary’s notes payable and the Chinese subsidiaries’ notes payable was 3.7% and 5.3%, respectively.

The Spanish subsidiary’s notes payable are collateralized by certain accounts receivable related to the amounts financed. The Chinese subsidiaries’ notes payable are secured by certain accounts receivable and buildings.

DESCRIPTION OF THE NOTES

General

On January 26, 2011, Uncle Acquisition 2010 Corp, a Delaware corporation an indirect, wholly owned subsidiary of UCI Holdings Limited, a New Zealand limited liability company (the “Company”), issued $400,000,000 aggregate principal amount of Notes (the “Notes”) pursuant to an Indenture (the “Indenture”), among the Issuer, the Company and Wilmington Trust FSB, as Trustee, Paying Agent, Transfer Agent and Registrar. As used in this “Description of the Notes” section, (i) prior to the consummation of the UCI Acquisition, references to the “Issuer” refer to Uncle Acquisition 2010 Corp and (ii) after the consummation of the UCI Acquisition, such references refer to UCI International, Inc., a Delaware corporation (“UCI International”).

The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indenture.

The Indenture contains provisions that define your rights and govern the obligations of the Issuer under the notes. Copies of the Indenture and the notes are filed as exhibits to the registration statement of which this prospectus forms a part and will be made available to holders of the notes upon request. See “Where You Can Find More Information.”

The following summary of certain provisions of the Indenture, the Notes and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Notes and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We urge you to read those documents because they, not this description, define your rights as holders of the Notes. Terms used in this “Description of the Notes” section and not otherwise defined herein have the meanings set forth in the section “— Certain Definitions.” As used in this “Description of the Notes” section, “we”, “us” and “our” means the Company (including any successor in interest thereto) and its Subsidiaries unless otherwise expressly stated or the context otherwise requires. For all purposes of the Indenture and this “Description of the Notes,” references to an entity shall be to it and to any successor in interest thereto. Any reference to “Notes” in this “Description of the Notes” refers to the new notes and any old notes that are not exchanged in the exchange offer.

Brief Description of the Notes and the Guarantees

The Notes:

•	are general senior obligations of the Issuer;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer;

•	are effectively subordinated to any Secured Indebtedness of the Issuer (including Indebtedness of the Issuer outstanding under the Senior Secured Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	are unconditionally guaranteed on a senior basis by the Guarantors; and

•	are subordinated to all claims of creditors, including trade creditors, and claims of preferred stockholders (if any) of each of the Subsidiaries of the Company that is not a Guarantor or the Issuer.

The Guarantees:

•	are general senior obligations of each Guarantor;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor;

•	are effectively subordinated to any Secured Indebtedness of such Guarantor (including Indebtedness of such Guarantor with respect to its guarantee of the Senior Secured Credit Facilities) to the extent of the value of the assets securing such Indebtedness; and

•	are senior in right of payment to any Subordinated Indebtedness of such Guarantor.

Principal, Maturity and Interest

An aggregate principal amount of $400,000,000 of old notes is currently outstanding. The Issuer may issue additional Notes, from time to time (“Additional Notes”). Any offering of Additional Notes is subject to the covenants described below under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

The Notes will mature on February 15, 2019. Each Note will bear interest at 8.625% per annum from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing on August 15, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Principal of, premium, if any, and interest (including additional interest, if any) on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the principal corporate trust office of the Paying Agent).

Paying Agent and Registrar for the Notes

The Issuer will maintain a paying agent for the Notes in the United States. The initial Paying Agent will be Wilmington Trust FSB, in the United States (the “Paying Agent”). The Issuer will also maintain one or more registrars (each, a “Registrar”) and a transfer agent in the United States. The initial Registrar will be Wilmington Trust FSB. The initial transfer agent will be Wilmington Trust FSB, in the United States. The Issuer may change any Paying Agent, Registrar or transfer agent for the Notes without prior notice to the noteholders, provided that in all circumstances the Paying Agent will be located in the United States. The Company or any of its Subsidiaries may act as Registrar or, provided that such Subsidiaries are located in the United States, Paying Agent (other than with respect to Global Notes).

Optional Redemption

On or after February 15, 2015, the Issuer may redeem the Notes at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below. Without limiting the Issuer’s obligations under the Indenture, the Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Redemption
Period	Price

2015	104.313%
2016	102.156%
2017 and thereafter	100.000%

In addition, at any time and from time to time prior to February 15, 2015, the Issuer may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address (or otherwise delivered in accordance with applicable DTC procedures), at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium (as calculated by the Issuer or on behalf of the Issuer by such person as the Issuer shall designate) as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Without limiting the Issuer’s obligations under the Indenture, the Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Notwithstanding the foregoing, at any time and from time to time prior to February 15, 2014, the Issuer may at its option redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of any Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) any direct or indirect parent of the Company, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or any of its Restricted Subsidiaries or used to purchase Capital Stock (other than Disqualified Stock) of any such entity from it, at a redemption price (expressed as a percentage of principal amount thereof) of 108.625%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of any Additional Notes) remain outstanding after each such redemption; provided further, however, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. Without limiting the Issuer’s obligations under the Indenture, the Issuer may provide in such notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Selection and Notice

If less than all of the Notes are to be redeemed or are required to be repurchased at any time, the Trustee will select Notes for redemption or repurchase on a pro rata basis, to the extent practicable and in compliance with the requirements of DTC and any stock exchange on which the applicable Notes are then admitted to trading; provided, however, that no Note of $2,000 in aggregate principal amount or less, or other than in an integral multiple of $1,000 in excess thereof, shall be redeemed in part.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. In the case of a Definitive Registered Note, a new Note in currency and in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the noteholder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice, Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Asset Sales.” We and our affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Company and each Subsidiary of the Company that guarantees the Issuer’s obligations under the Senior Secured Credit Facilities will, jointly and severally, irrevocably guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantors and by any of the Company’s Subsidiaries that subsequently become Guarantors being herein called the “Guaranteed Obligations”), subject to limitations imposed by applicable local law and certain other limitations imposed by the terms of such guarantees. It is anticipated that the entities that will be Subsidiary Guarantors based on the guarantees provided with respect to the Senior Secured Credit Facilities will be limited to entities organized in the United States. The Guarantees will generally be implemented on the Issue Date or as soon as reasonably practicable thereafter. Entities organized in other jurisdictions may be added as guarantors after the Issue Date concurrently with granting a guarantee with respect to the Senior Secured Credit Facilities. Although it is intended that all of the entities that guarantee the Senior Secured Credit Facilities will ultimately also provide a Guarantee, not every entity that will guarantee the Senior Secured Credit Facilities may be able to provide a Guarantee on the date it enters into such guarantee of the Senior Secured Credit Facilities, and there is no certainty that any such entity will be able to provide such a Guarantee in the future. Therefore, to the extent an entity organized in a jurisdiction other than the United States enters into a guarantee with respect to the Senior Secured Credit Facilities, for some period of time thereafter, and potentially for the term of the Notes, to the extent such entity is not able to provide the above-mentioned Guarantee, lenders under the Senior Secured Credit Facilities will have the benefit of greater guarantee coverage than holders of Notes.

Such Guarantors and any of the Company’s Subsidiaries that subsequently become Guarantors will agree to pay, subject to limitations imposed by applicable local law and certain other limitations, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Not all of our future Subsidiaries will be required to guarantee the Notes. Under the Indenture, only future guarantors of any Credit Agreement or Public Debt of the Company or its Restricted Subsidiaries will be required to provide Guarantees, and no US Controlled Foreign Subsidiary will be required to provide Guarantees unless such Subsidiary guarantees a Credit Agreement. See the covenant described under “— Certain Covenants — Future Guarantors.” Accordingly, in the future other Indebtedness of ours could have the benefit of guarantees that are not also provided in favor of the Notes. See “— Ranking.”

The obligations of each Subsidiary Guarantor under its Guarantee are designed to be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, each Guarantee by a Subsidiary Guarantor is specifically limited to an amount that such Subsidiary Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Related to Our Structure, the Guarantees and the Notes — Federal and state fraudulent transfer laws may permit a court to void the notes or the guarantees, and if that occurs, you may not receive any payments on the notes” and “Risk Factors — Risks Related to Our Structure, the Guarantees and the Notes — Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.”

Each Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantee will be a continuing guarantee and shall, subject to the release of Guarantors as described below under “— Guarantees — Release of Guarantees”:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

Release of Guarantees

A Guarantee of a Subsidiary Guarantor will be automatically released upon (a) receipt by the Trustee of a notification from the Issuer or the Company that such Guarantee be released and (b) the occurrence of any of the following:

(1) the consummation of any transaction permitted by the Indenture as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary;

(2) the release or discharge of the guarantee or other obligation by such Subsidiary Guarantor of the Senior Secured Credit Facilities or such other guarantee or other obligation that resulted in the creation of such Guarantee, except a release or discharge by or as a result of payment under such guarantee;

(3) the Company designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary;”

(4) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “— Defeasance,” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(5) the transfer or sale of the equity interests of such Subsidiary Guarantor pursuant to an enforcement action.

The Issuer will be required to deliver to the Trustee an Officers’ Certificate stating that all conditions precedent provided for in the Indenture relating to the release of the relevant Guarantor have been complied with. Upon any occurrence specified in the two preceding paragraphs, the Trustee shall, at the instruction of and at the cost of the Issuers, execute any documents reasonably requested of it to evidence such release.

Addition of Guarantors

Under certain circumstances, additional Restricted Subsidiaries may be added as Guarantors (see “— Certain Covenants — Future Guarantors”).

Withholding Taxes

All payments made by any Guarantor or any successor in interest to any Guarantor (each, a “Payor”) on or with respect to the Notes or any Guarantee will be made without withholding or deduction for, or on account of, any Taxes unless such withholding or deduction is required by law. If any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) from or through which payment on or with respect to the Notes or any Guarantee is made by a Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2) any other jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a Payor that actually makes a payment on or with respect to the Notes or any Guarantee is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax, (each of clause (1) and (2), a “Relevant Taxing Jurisdiction”), is at any time required from any payment made by a Payor on or with respect to the Notes or any Guarantee, including payments of principal, redemption price, interest or premium, if any, then the relevant Payor will pay (together with such payment) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payment by a noteholder or the Trustee, as the case may be, after such withholding or deduction (including any such withholding or deduction from such Additional Amounts), will not be less than the amount that would have been received in respect of such payment on the Notes or Guarantee in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1) any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant noteholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant noteholder, if such noteholder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of a Note or the receipt of any payment in respect thereof;

(2) any Taxes that would not have been so imposed or levied if the relevant noteholder (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant noteholder, if such noteholder is an estate, nominee, trust, partnership, limited liability company or corporation) had complied with a reasonable request in writing of the Payor (such request being made at a time that would enable such Person acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled (provided that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes);

(3) any Taxes that are payable otherwise than by withholding from a payment by a Payor of the principal of, premium, if any, or interest under the Notes or any Guarantee;

(4) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Tax;

(5) any Taxes that are required to be deducted or withheld on a payment pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income (the “Directive”) or any law implementing, or introduced in order to conform to, the Directive;

(6) except in the case of the liquidation, dissolution or winding up of the Payor, any Taxes imposed in connection with a Note presented for payment by or on behalf of a noteholder or beneficial owner to the extent such Taxes could have been avoided by presenting such Note to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(7) any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the noteholder or (y) where, had the beneficial owner of the Note been the holder of the Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. Upon request, such Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If, notwithstanding the efforts of such Payor to obtain such receipts, the same are not obtainable, such Payor will provide the Trustee with other evidence reasonably satisfactory to the relevant noteholder.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Notes or any Guarantee, at least 30 days prior to the date of such payment, such Payor will deliver to the Trustee an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to noteholders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case such Payor shall deliver such Officers’ Certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date, but no less than five (5) Business Days prior thereto, and otherwise in accordance with the requirements of DTC).

Wherever in the Indenture, the Notes, any Guarantee or this “Description of the Notes” there is mentioned, in any context:

(1) the payment of principal,

(2) redemption prices or purchase prices in connection with a redemption or purchase of Notes,

(3) interest, or

(4) any other amount payable on or with respect to any of the Notes or any Guarantee,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Notes, the Indenture, or any other document or instrument in relation thereto (other than a transfer of the Notes) excluding any such Taxes imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Issuer and each Guarantor agree to indemnify the noteholders and the Trustee for any such Taxes paid by such noteholders. The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to the Issuer is organized or otherwise considered to be a resident for Tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Ranking

The indebtedness evidenced by the Notes will be Senior Indebtedness of the Issuer, will be equal in right of payment to all existing and future Senior Indebtedness of the Issuer and will be senior in right of payment to all future Subordinated Indebtedness of the Issuer.

The Indebtedness evidenced by the Guarantees will be Senior Indebtedness of each Guarantor, will be equal in right of payment to all existing and future Senior Indebtedness of such Guarantor and will be senior in right of payment to all future Subordinated Indebtedness of such Guarantor.

At December 31, 2010, on a pro forma basis after giving effect to the UCI Transactions:

(1) the Company and its Subsidiaries would have had an aggregate principal amount of $304.0 million of Indebtedness outstanding secured by Liens, and the Company and its Subsidiaries would have had $58.7 million of availability under the revolving credit facility under the Senior Secured Credit Facilities, which if borrowed would be similarly secured; and

(2) the Company and its Subsidiaries would have had an aggregate principal amount of $704.0 million of unsubordinated Indebtedness outstanding consisting of amounts outstanding under the Notes (including the Guarantees with respect thereto) and the Senior Secured Credit Facilities.

Although the Indenture limits the Incurrence of Indebtedness and Disqualified Stock by the Company and any Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries (other than the Issuer or a Subsidiary Guarantor), such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Company and its Subsidiaries (including the Issuer) may be able to Incur substantial amounts of additional Indebtedness, Disqualified Stock or Preferred Stock. Such obligations may be secured and, therefore, have a claim prior to the Notes and the Guarantees on the assets securing such obligations. See “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.”

The Notes and Guarantees will rank pari passu in right of payment with the Senior Secured Credit Facilities (and related guarantees). In the event that the Issuer or a Guarantor becomes a debtor in a United States bankruptcy case and claims under the Senior Secured Credit Facilities are not fully secured, claims of holders of Notes and Guarantees will rank pari passu in right of payment with the unsecured portion of claims of holders of the Senior Secured Credit Facilities (and related guarantees).

Unless a Subsidiary of the Company is a Subsidiary Guarantor or the Issuer, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not the Subsidiary Guarantors or the Issuer. As of December 31, 2010, UCI International’s subsidiaries that do not guarantee the notes accounted for approximately $96.2 million, or 8.4%, of our total assets, and for the year ended December 31, 2010, UCI International’s subsidiaries that do not guarantee the notes accounted for approximately (i) $82.6 million, or 8.7%, of our net sales to third parties and (ii) $11.6 million, or 6.8%, of our total Adjusted EBITDA. See “Risk Factors — Risks Related to Our Structure, the Guarantees and the Notes — Not all of our subsidiaries guarantee the notes, and the notes and the guarantees of the notes are structurally subordinated to all of the claims of creditors of those non-guarantor subsidiaries.”

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem all of the Notes as described under “— Optional Redemption:”

(1) the sale, lease or transfer, in one or a series of transactions, of all or Substantially All the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than, directly or indirectly, any of the Permitted Holders;

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company; or

(3) the Company ceases to own, directly or indirectly, 100% of the Capital Stock of the Issuer, other than directors’ qualifying shares or other de minimis shareholdings required by law.

In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing (or delivery) of the notice to holders provided for in the immediately following paragraph but in any event within 45 days following any Change of Control, the Issuer shall:

(1) repay in full all such Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender that has accepted such offer; or

(2) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

The Issuer’s failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (4) and not in clause (2) under “— Defaults” below.

Within 45 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “— Optional Redemption” and all conditions to such redemption have been satisfied or waived, the Issuer shall mail (or otherwise deliver in accordance with applicable DTC procedures) a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered) (the “Change of Control Payment Date”);

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased; and

(5) if applicable and such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

On the Change of Control Payment Date, if the Change of Control shall have occurred, the Issuer will, to the extent lawful:

(1) accept for payment all Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes so tendered;

(3) deliver or cause to be delivered to the Trustee an Officers’ Certificate stating the Notes or portions of the Notes being purchased by the Issuer in the Change of Control Offer;

(4) in the case of Global Notes, deliver, or cause to be delivered, to the principal Paying Agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(5) in the case of Definitive Registered Notes, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

The Paying Agent will promptly mail (or otherwise deliver in accordance with applicable DTC procedures) to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder of Notes a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount that is at least $2,000 and integral multiples of $1,000 in excess thereof.

Notes repurchased by the Issuer or an Affiliate pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by an unaffiliated third party pursuant to the procedure described above will have the status of Notes issued and outstanding.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company, the Issuer and the Initial Purchasers. Neither the Company nor the Issuer has any present intention to engage in a transaction involving a Change of Control, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, the Company or any of the Restricted Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit rating of the Company or its Restricted Subsidiaries.

The occurrence of events that would constitute a Change of Control would require repayment of all amounts outstanding under the Senior Secured Credit Facilities. Agreements and instruments with respect to future indebtedness that the Company or any of its Subsidiaries may incur may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Related to Our Structure, the Guarantees and the Notes — We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes and similar requirements in the agreements governing our other indebtedness.”

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of outstanding Notes.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.  The Indenture provides that:

(1) the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Company will not permit any Restricted Subsidiary (other than the Issuer or a Subsidiary Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Company may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements of the Company are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries (other than the Issuer or a Subsidiary Guarantor) shall not exceed $10.0 million at any one time outstanding.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount not to exceed, at any one time outstanding, the greater of (A) $625.0 million and (B) the maximum amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Senior Secured First Lien Leverage Ratio of the Company to exceed 3.50 to 1.00;

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees;

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by the Company or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any of the foregoing; provided that the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) shall not at any time exceed the greater of $25.0 million and 2.0% of Total Assets;

(e) Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the UCI Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Company to any Restricted Subsidiary; provided that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Restricted Subsidiaries, any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor shall within 90 days of the Issue Date, to the extent legally permitted, be subordinated in right of payment to the obligations of the Issuer under the Notes; provided further however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h) shares of Preferred Stock of any Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i) Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Restricted Subsidiaries, if the Issuer or a Subsidiary Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness shall within 90 days of the Issue Date, to the extent legally permitted, be subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company, the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j) Hedging Obligations that are Incurred not for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(l) (i) any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary was not in violation of the terms of the Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien permitted to be granted or to subsist pursuant to “— Certain Covenants — Limitation on Liens” and so long as the Indebtedness secured by such Lien was not incurred in violation of the Indenture;

(m) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness or Disqualified Stock or Preferred Stock of any Restricted Subsidiary, in either case, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant or clauses (b), (c), (m) and (n) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premium), defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness will be Refinancing Indebtedness if and to the extent it:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the

Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes (provided that any Refinancing Indebtedness Incurred in reliance on this subclause (1)(y) does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(2) has a Stated Maturity that is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded, refinanced or defeased or (y) 91 days following the maturity date of the Notes; and

(3) refinances (a) Indebtedness junior to the Notes or any Guarantee, such Refinancing Indebtedness is junior to the Notes or the Guarantee of such Guarantor, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively;

provided further, however, that Refinancing Indebtedness will not include (x) Indebtedness of any Restricted Subsidiary that is not the Issuer or a Subsidiary Guarantor that refinances, refunds or defeases Indebtedness of the Company, the Issuer or any Guarantor, or (y) Indebtedness of the Company or any Restricted Subsidiary that refinances, refunds or defeases Indebtedness of an Unrestricted Subsidiary;

(n) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary Incurred to finance an acquisition, merger, consolidation or amalgamation or (y) Persons that constitutes Acquired Indebtedness; provided, however, that after giving effect to such acquisition or merger, consolidation or amalgamation, the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or the Fixed Charge Coverage Ratio of the Company would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(o) Indebtedness Incurred by any Receivables Subsidiary in a Qualified Receivables Financing that is not with recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(r) Indebtedness representing deferred compensation or other similar arrangements to employees and directors of the Company or any Restricted Subsidiary Incurred in the ordinary course of business or in connection with the UCI Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith), an acquisition or any other Permitted Investment;

(s) Indebtedness of the Company or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) Indebtedness Incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Company or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of $5.0 million and 0.5% of Total Assets at the time of Incurrence;

(u) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (u), does not exceed the greater of $50.0 million and 4.25% of Total Assets at the time of Incurrence (subject to the third paragraph of this covenant, it being understood that any Indebtedness Incurred under this clause (u) shall cease to be deemed Incurred or outstanding for purposes of this clause (u) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (u));

(v) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder and Refinancing Indebtedness thereof in an aggregate principal amount or liquidation preference not exceeding at any one time outstanding 200.0% of the net cash proceeds received by the Company and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests or Subordinated Shareholder Funding of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any of its Subsidiaries and other than in connection with the UCI Transactions) as determined in accordance with clauses (2) and (3) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Restricted Payments pursuant to the second paragraph of “— Certain Covenants — Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof);

(w) Indebtedness arising as a result of implementing composite accounting or other cash pooling arrangements involving solely the Company and the Restricted Subsidiaries or solely among Restricted Subsidiaries and entered into in the ordinary course of business and netting, overdraft protection and other arrangements among the Company, any Restricted Subsidiary and a bank arising under standard business terms of such bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar arrangement;

(x) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent companies to the extent described in clause (4) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments;”

(y) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of obligations (including guarantees thereof) to repurchase equipment sold to customers or third party leasing companies pursuant to the terms of sale of such equipment in the ordinary course of business;

(z) without limiting clause (a) of this paragraph, Indebtedness under local overdraft and other local working capital facilities in an aggregate principal amount not to exceed, at any one time outstanding, the greater of $35.0 million and 2.5% of Total Assets at the time of Incurrence; and

(aa) Indebtedness in the form of deferred payment obligations under any arrangement permitted by clause (12) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

Notwithstanding the foregoing, neither the Company, the Issuer nor any Subsidiary Guarantors will Incur any Indebtedness as any Permitted Debt if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness of the Company, the Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Guarantee to at least the same extent as such Subordinated Indebtedness.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a)

through (aa) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided, however, that (x) Indebtedness Incurred under the Senior Secured Credit Facilities on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) of Permitted Debt and the Company shall not be permitted to reclassify all or any portion of such Indebtedness and (y) the Company shall not be permitted to reclassify all or any portion of any Secured Indebtedness Incurred as Permitted Debt unless at the time of such reclassification the Company could secure such Secured Indebtedness pursuant to clause (6) of the definition of “Permitted Liens;” and

(2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above, and in that connection shall be entitled to treat a portion of such Indebtedness as having been Incurred under the first paragraph above and thereafter the remainder of such Indebtedness having been Incurred under the second paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with this covenant, the U.S. Dollar Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first drawn, in the case of Indebtedness Incurred under a revolving credit facility; provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than U.S. Dollars, and such refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the U.S. Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreements.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For all purposes of the Indenture, (1) unsecured Indebtedness will not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) Senior Indebtedness will not be treated as subordinated or junior to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral, (3) Indebtedness of such Person which is not guaranteed will not be treated as subordinated or junior to Indebtedness that is guaranteed merely because of such guarantee and (4) Indebtedness under any Secured Indebtedness will not be deemed to be subordinated because of the application of waterfall or other payment-ordering or collateral-sharing provisions affecting any such Secured Indebtedness.

Limitation on Restricted Payments.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests or pay any amounts in respect of Subordinated Shareholder Funding, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company or in Subordinated Shareholder Funding of the Company; (B) dividends or distributions payable to the Company or a Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such dividends or distributions paid to minority shareholders, provided that the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities (except to the extent non pro rata payments of such dividends or distributions are required by law or under the terms of any agreement in effect on the Issue Date));

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Shareholder Funding, any Subordinated Indebtedness of the Company, the Issuer or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) any Subordinated Indebtedness between the Company and a Restricted Subsidiary or between Restricted Subsidiaries); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (and not returned or rescinded) (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period, the “Reference Period”) from the beginning of the fiscal quarter during which the Issue Date occurred to the end of the most recently ended fiscal quarter for which internal financial statements of the Company are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (v) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Company or Subordinated Shareholder Funding to the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock and other than Equity Interests issued in connection with the UCI Transactions), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary); plus

(3) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of property other than cash received after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions (x) to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to clause (v) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (y) made in connection with the UCI Transactions); plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in or Subordinated Shareholder Funding of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished); plus

(5) 100% of the aggregate amount received after the Issue Date by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary:

(A) from the sale or other disposition (other than to the Company or a Restricted Subsidiary and other than in connection with the UCI Transactions) of Restricted Investments made after the Issue Date by the Company or the Restricted Subsidiaries and from repurchases and redemptions after the Issue Date of such Restricted Investments from the Company or the Restricted Subsidiaries by any Person (other than the Company or any Restricted Subsidiaries) and from repayments of loans or advances and releases of guarantees, which constituted Restricted Investments made after the Issue Date (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the succeeding paragraph),

(B) from the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) from a distribution or dividend from an Unrestricted Subsidiary; plus

(6) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary after the Issue Date or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary after the Issue Date, the Fair Market Value (and, if such Fair Market Value exceeds $20.0 million, such Fair Market Value shall be set forth in a written resolution of a majority of the Board of Directors of the Company) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness or Subordinated Shareholder Funding of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests or Subordinated Shareholder Funding of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”), and

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company, the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company, the Issuer or a Subsidiary Guarantor which is Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, and any defeasance costs, fees and expenses Incurred in connection therewith);

(b) such Indebtedness is subordinated to the Notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired or (y) 91 days following the maturity date of the Notes; and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred that is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the last maturity date of any Notes then outstanding were instead due on such date one year following the last date of maturity of the Notes (provided that in the case of this subclause (d)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the Notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased);

(4) a Restricted Payment to pay for the purchase, repurchase, retirement, defeasance, redemption or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $5.0 million in any calendar year); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any Restricted Subsidiary from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the

Company and the Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (2) of the first paragraph under “— Certain Covenants — Limitation on Restricted Payments”); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the Issue Date;

provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that, (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale or issuance of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date or contributed by Subordinated Shareholder Funding to the Company after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $10.0 million and 1.0% of Total Assets (determined at the time of such Investment and with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Company’s ordinary shares (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s ordinary shares) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of ordinary shares of the Company or any of its direct or indirect parents;

(9) Restricted Payments that are made up to the aggregate amount of Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company, the Issuer or a Restricted Subsidiary by, any Unrestricted Subsidiary;

(12) Restricted Payments (a) to any direct or indirect parent of the Company in amounts required for such parent to pay national, state or local income taxes (as the case may be) imposed directly on such parent to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Company or the Restricted Subsidiaries are members) or (b) to the Company or any of its Affiliates relating to the transfer or surrender, in each case on arm’s-length terms, of any tax losses or other tax assets that can be used by the Company or a Restricted Subsidiary;

(13) the payment of dividends, other distributions or other amounts or the making of loans or advances or any other Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any direct or indirect parent of the Company and general corporate operating and overhead expenses (including without limitation compliance and reporting expenses) of any direct or indirect parent of the Company to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries; provided, however, that for so long as such direct or indirect parent owns no material assets other than Equity Interests in the Company or any direct or indirect parent of the Company, such fees and expenses shall be deemed for purposes of this clause 13(a) to be attributable to such ownership or operation;

(b) in amounts required for any direct or indirect parent of the Company to pay interest and principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(c) in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent;

(14) Restricted Payments used to fund the UCI Transactions as described in the Offering Circular (including payments made pursuant to the UCI Acquisition Document, whether payable on the Issue Date or thereafter) or owed by the Company or any direct or indirect parent of the Company, as the case may be, or any Restricted Subsidiary to Affiliates for services rendered or goods sold, in each case to the extent permitted by the covenant described under “— Transactions with Affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) payments of cash, or dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “— Change of Control” and “— Certain Covenants — Asset Sales;” provided, however, that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value in accordance with the terms of the Indenture; and

(19) payments or distributions to dissenting stockholders pursuant to applicable law or in connection with a consolidation, amalgamation, merger or transfer of all or Substantially All of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;” provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.”

Dividend and Other Payment Restrictions Affecting Subsidiaries.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b) make loans or advances to the Company or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary; except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facilities (and any security documents related thereto), local overdraft and other local working capital facilities and contractual encumbrances or restrictions pursuant to customary intercreditor agreements entered into after the Issue Date in connection with the incurrence of additional Secured Indebtedness as contemplated under the Senior Secured Credit Facilities;

(2) the Indenture, the Notes (and Guarantees thereof), any Currency Agreement, any agreement or instrument creating a Hedging Obligation and any other intercreditor agreements;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) any Restricted Investment not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and any Permitted Investment;

(7) restrictions on cash or other deposits or net worth imposed by regulatory authorities (including with respect to tax obligations and value-added taxes), in connection with deductions made for tax, pension, national insurance and other similar purposes or for the benefit of customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements, similar agreements relating solely to such joint venture and other similar agreements entered into in the ordinary course of business;

(9) Capitalized Lease Obligations and purchase money obligations for property acquired in the ordinary course of business;

(10) customary provisions contained in leases (other than financing or similar leases), licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date by the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the Notes than the encumbrances and restrictions contained in the Senior Secured Credit Facilities or the Indenture as of the Issue Date (in each case, as determined in good faith by the Company) or (ii) if such encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes as and when they come due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(13) any encumbrances or restrictions of the type referred to in clause (c) above existing by reason of any Lien permitted under the covenant described under “— Certain Covenants — Liens;”

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings taken as a whole are, in the good-faith judgment of the Company, no more materially restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(15) restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of (or remedy bars in respect of) loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause or make an Asset Sale, unless (x) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided, however, that for purposes of clause (y) the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $15.0 million and 1.25% of Total Assets (determined at the time of the receipt of such Designated Non-cash Consideration and with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be Cash Equivalents for the purposes of this clause (y).

Within 12 months after the Company or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1) to repay (a) Obligations constituting Secured Indebtedness (and, if such Indebtedness repaid is under a revolving credit facility, to correspondingly reduce commitments with respect thereto), (b) Obligations constituting Senior Indebtedness (other than Secured Indebtedness) (and, if such Indebtedness repaid is under a revolving credit facility, to correspondingly reduce commitments with respect thereto); provided, however, that if any such Senior Indebtedness described in this clause (b) other than the Notes are repaid with the Net Proceeds of any Asset Sale, the Issuer will equally and ratably reduce Obligations under the Notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof), by optional redemption under the Indenture or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes or (c) Obligations constituting Indebtedness of a Restricted Subsidiary that is not the Issuer or a Guarantor, in the case of each of clauses (a), (b) and (c), other than Indebtedness owed to the Company or its Affiliates;

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary if it is not already a Restricted Subsidiary), assets, or property or capital expenditures (including refurbishments), in each case used or useful in a Similar Business; or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment to make an investment described in such clauses shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided, however, that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within nine months of such cancellation or termination of the prior binding commitment and such Net Proceeds are ultimately applied to make such an investment; provided further, however, that the Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the immediately two preceding paragraphs (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Senior Indebtedness of the Issuer or a Guarantor or any other Indebtedness of a Restricted Subsidiary of the Company that is not an Obligor) (an “Asset

Sale Offer”) to purchase on a pro rata basis the maximum principal amount of Notes (and such Senior Indebtedness and other Indebtedness), that is at least $2,000 and an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Senior Indebtedness or other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Senior Indebtedness or other Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness or other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed $10.0 million by mailing (or otherwise delivering in accordance with applicable DTC procedures) the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Senior Indebtedness or other Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or such Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Senior Indebtedness or other Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. An Asset Sale Offer need not be made by the Issuer until the date that is 12 months after the date on which an Asset Sale is made, the proceeds of which, in aggregate with all funds not applied in accordance with this covenant or the subject of an Asset Sale Offer, exceed $10.0 million.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Senior Indebtedness or other Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made by the Trustee on a pro rata basis, to the extent practicable and in compliance with the requirements of DTC, and any stock exchange on which the Notes are then admitted to trading; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Senior Indebtedness or other Indebtedness will be made pursuant to the terms of such Senior Indebtedness or other Indebtedness.

An Asset Sale Offer insofar as it relates to the Notes, will remain open for a period of not less than 20 Business Days following its commencement (the “Offer Period”). No later than five Business Days after the termination of the applicable Offer Period the Issuer will purchase the principal amount of the Notes (and purchase or repay any relevant Senior Indebtedness or other Indebtedness required to be so purchased or repaid as set out above) validly tendered.

To the extent that any portion of the Net Proceeds payable in respect of the Notes is denominated in a currency other than the currency in which the Notes are denominated, the amount payable in respect of the Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated as is actually received by the Company or such Restricted Subsidiary upon converting the relevant portion of the Net Proceeds into such currency.

Notices of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid (or otherwise delivered in accordance with applicable DTC procedures) at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The provisions under the Indenture relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with the consent of a majority in principal amount of the Notes.

In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture that is likely, in turn, to constitute a default under the Issuer’s other Indebtedness.

Transactions with Affiliates.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

An Affiliate Transaction shall be deemed to have satisfied the approval requirements set forth in the preceding paragraph if (i) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (ii) in the event there are no Disinterested Directors, a fairness opinion is provided by an Independent Financial Advisor with respect to such Affiliate Transaction.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries or any Receivables Subsidiary and any merger, consolidation or amalgamation of the Company and any direct parent of the Company; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Certain Covenants — Limitation on Restricted Payments” and Permitted Investments (other than Investments discussed in clause (3) of the definition of Permitted Investments);

(3) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to Rank in an aggregate amount in any fiscal year not to exceed 1.5% of EBITDA of the Company and the Restricted Subsidiaries for the immediately preceding fiscal year, plus out-of-pocket expense reimbursement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company;

(5) payments by the Company or any Restricted Subsidiary to Rank made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the UCI Transactions, acquisitions or divestitures, which payments are (x) made pursuant to the agreements with Rank described in the Offering Circular under the caption “Shareholders and Related Party Transactions” or (y) approved by a majority of the Board of Directors of the Company in good faith;

(6) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(8) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Company;

(9) the existence of, or the performance by the Company or any Restricted Subsidiaries of its obligations under the terms of, the UCI Acquisition Document, the Credit Agreement Documents, any intercreditor agreements, any shareholders’ agreement, (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or any other agreement or arrangement in existence on the Issue Date or described in the Offering Circular and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date and the existence of, or the performance by the Company or any Restricted Subsidiaries of its obligations under the terms of any intercreditor agreements entered into after the Issue Date in connection with the Incurrence of additional Secured Indebtedness as contemplated under the Credit Agreement Documents;

(10) the execution of the UCI Transactions and the payment of all fees and expenses, bonuses and awards related to the UCI Transactions, including fees to Rank, that are described in the Offering Circular or contemplated by the UCI Acquisition Document or by any of the other documents related to the UCI Transactions;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Company or Subordinated Shareholder Funding to any Person;

(14) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding or entering into of employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company, as appropriate;

(15) the entering into and performance of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments;”

(16) any contribution to the capital of the Company;

(17) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(18) pledges of Equity Interests of Unrestricted Subsidiaries;

(19) the formation and maintenance of any consolidated or combined group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(20) any employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(21) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens.  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary (including Capital Stock or Indebtedness of a Restricted Subsidiary), whether owned on the Issue Date or acquired thereafter, or any interest therein or any income, profits or proceeds therefrom securing any Indebtedness (an “Initial Lien”), except Permitted Liens; provided, however, that any Lien on such property or assets will be permitted notwithstanding that it is not a Permitted Lien if the Notes and Guarantees are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes or the Guarantees), the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of the holders pursuant to this covenant will provide by its terms that such Lien will be automatically and unconditionally released and discharged (a) upon the release and discharge of the Initial Lien, (b) upon the sale or other disposition of the assets subject to such Initial Lien (or the sale or other disposition of the Person that owns such assets) in compliance with the terms of the Indenture, (c) upon the designation of a Restricted Subsidiary whose property or assets secure such Initial Lien as an Unrestricted Subsidiary in accordance with the terms of the Indenture, (d) following an Event of Default under the Indenture or an event of default under any other Indebtedness secured by the collateral securing such Indebtedness, pursuant to an enforcement action, if required, in accordance with the terms of any applicable intercreditor agreement or (e) upon the effectiveness of any defeasance or satisfaction and discharge of the Notes as specified in the Indenture.

Reports and Other Information.  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and holders of the Notes with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within the time period specified in the SEC’s rules and regulations, annual reports on Form 20-F (or any successor or comparable form applicable to the Company within the time period for non-accelerated filers to the extent such term is applicable to such form) containing the information required to be contained therein (or required in such successor or comparable form); provided, however, that, prior to the filing of the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, such report shall not be required to contain any certification required by any such form or by law,

(2) within 60 days after the end of each fiscal quarter other than the fourth fiscal quarter of any year, the information that would be required by a report on Form 10-Q (or any successor or comparable form applicable to the Company) (which information, if the Company is not required to file reports on Form 10-Q, will be filed on Form 6-K (or any successor or comparable form applicable to the Company)); provided, however, that prior to the filing of the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, such report shall not be required to contain any certification required by any such form or by law, and

(3) promptly from time to time after the occurrence of an event required to be reported on Form 8-K (or any successor or comparable form applicable to the Company), the information that would be required by a Form 8-K (or any successor or comparable form applicable to the Company) (which information, if the Company is not required to file reports on Form 8-K will be filed on Form 6-K (or any successor or comparable form applicable to the Company));

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will post the reports specified in the first sentence of this paragraph on its website within the time periods that would apply if the Company was required to file those reports with the SEC. In addition, the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC if it was subject to Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing, the Company may satisfy the foregoing reporting requirements (i) prior to the filing with the SEC of the Exchange Offer Registration Statement, or if the Exchange Offer Registration Statement is not filed within the applicable time limits pursuant to the Registration Rights Agreement, the Shelf Registration Statement, by providing the Trustee and the noteholders with (x) substantially the same information as would be required to be filed with the SEC by the Company on Form 20-F (or any successor or comparable form applicable to the Company) if it was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 90 days after the end of the applicable fiscal year and (y) substantially the same information as would be required to be filed with the SEC by the Company on Form 10-Q (or any successor or comparable form applicable to the Company) if it was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within 60 days after the end of the applicable fiscal quarter and (ii) after filing with the SEC the Exchange Offer Registration Statement, or if the Exchange Offer Registration Statement is not filed within the applicable time limits pursuant to the Registration Rights Agreement, the Shelf Registration Statement, but prior to the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, by publicly filing with the SEC the Exchange Offer Registration Statement or Shelf Registration Statement, to the extent any such registration statement contains substantially the same information as would be required to be filed by the Company if it was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and the noteholders with such registration statement (and amendments thereto) promptly following the filing with the SEC thereof.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders of the Notes if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

The Indenture also provides that, so long as any of the Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, the Company will make available to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

Future Guarantors.  The Indenture provides that each Restricted Subsidiary (unless such Subsidiary is the Issuer, a Subsidiary Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to (a) any Indebtedness under any Credit Agreement or (b) any Public Debt (including any proceeds loans or other intercompany loans in respect thereof) of the Issuer, the Company or any Subsidiary Guarantor, in each case, will execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the terms provided for in the Indenture; provided that notwithstanding the foregoing:

(a) no Guarantee shall be required as a result of any Indebtedness or guarantee of Indebtedness that existed at the time such Person became a Restricted Subsidiary if the Indebtedness or guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(b) if such Indebtedness is by its terms expressly subordinated to the Notes or any Guarantee, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes or any other senior guarantee;

(c) no Guarantee shall be required from a Financial Assistance Restricted Subsidiary;

(d) no Guarantee shall be required from a US Controlled Foreign Subsidiary unless it guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness under any Credit Agreement (including any proceeds loans or other intercompany loans in respect thereof) of the Issuer, the Company or any Subsidiary Guarantor;

(e) no Guarantee shall be required if such Guarantee could reasonably be expected to give rise to or result in (x) personal liability for, or material risk of personal liability for, the officers, directors or shareholders of the Company, any parent of the Company or any Restricted Subsidiary, (y) any violation of, or material risk of violation of, applicable law that cannot be avoided or otherwise prevented through measures reasonably available to the Company or any such Restricted Subsidiary, including, for the avoidance of doubt, “whitewash” or similar procedures or (z) any significant cost, expense, liability or obligation (including with respect of any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (y) undertaken in connection with, such Guarantee, which cannot be avoided through measures reasonably available to the Company or any such Restricted Subsidiary; and

(f) each such Guarantee will be limited as necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law.

The Guarantees shall be released in accordance with the provisions of the Indenture described under “— Guarantees.”

Covenant Suspension.  If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and the Company has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day, the Company and the Restricted Subsidiaries will not be subject to the covenants (and related defaults) specifically listed under the following captions in this “Description of the Notes” (the “Suspended Covenants”):

(1) “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(2) “— Limitation on Restricted Payments;”

(3) “— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(4) “— Asset Sales;”

(5) “— Transactions with Affiliates;”

(6) “— Future Guarantors;”

(7) clause (4) of the first paragraph of “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets;” and

(8) “— Change of Control.”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a breach of a Suspended Covenant if not so suspended and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture. Such covenants will not, however, be of any effect with regard to the actions of the Company and the Restricted Subsidiaries properly taken during the continuance of the covenant suspension and the covenant described under “— Limitation on Restricted Payments” shall be interpreted as if it had been in effect since the Issue Date except that no Default will be deemed to have occurred and will not occur solely by reason of a Restricted Payment made during the covenant suspension.

During the continuance of the covenant suspension, no Restricted Subsidiary may be designated as an Unrestricted Subsidiary.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Company.  The Indenture provides that, except for mergers contemplated on the Issue Date to consummate the UCI Acquisition which shall be explicitly permitted, the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of properties or assets constituting all or Substantially All of the properties or assets of the Company and its Subsidiaries taken as a whole in one or more related transactions, to any Person unless:

(1) the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of any member state of the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof, or New Zealand (the Company, or such Person, as the case may be, being herein called the “Successor Holding Company”);

(2) the Successor Holding Company (if other than the Company) expressly assumes all the obligations of the Company under its Guarantee and the Indenture pursuant to supplemental indentures or other documents or instruments in form and substance satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Holding Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Holding Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Holding Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Holding Company or such Restricted Subsidiary at the time of such transaction), either:

(a) the Successor Holding Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b) the Fixed Charge Coverage Ratio for the Successor Holding Company and its Restricted Subsidiaries would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Holding Company is not the Company, the Issuer and each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its obligations under the Indenture, Notes and Guarantee, as applicable, shall apply to such Person’s obligations under the Indenture, the Notes and Guarantee; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture, provided that in giving such opinion such counsel may rely on an Officers’ Certificate as to compliance with the foregoing clauses (3) and (4) and as to any matters of fact.

The Successor Holding Company (if other than the Company) will succeed to, and be substituted for, the Company, under the Indenture and its Guarantee, and in such event the Company will automatically be released and discharged from its obligations under the Indenture and its Guarantee. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Company in any member state of the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof, or New Zealand, or may convert into a limited liability company, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby. The provisions set forth in this “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

The Issuer.  The Indenture provides that, except for mergers contemplated on the Issue Date in connection with the UCI Transactions which shall be explicitly permitted, the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of the properties or assets of the Company and its Subsidiaries taken as a whole in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, the District of Columbia, or any state or territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Issuer”); provided, however, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Issuer (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Notes and the Indenture pursuant to supplemental indentures or other documents or instruments in form and substance satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either:

(a) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” or

(b) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Issuer is not the Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its obligations under the Indenture, Notes and Guarantee, as applicable, shall apply to such Person’s obligations under the Indenture, the Notes and Guarantee; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or amalgamation and such supplemental indentures (if any) comply with the Indenture, provided that in giving such opinion such counsel may rely on an Officers’ Certificate as to compliance with the foregoing clauses (3) and (4) and as to any matters of fact.

The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia, or any state or territory thereof, or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby. The provisions set forth in this “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company, the Issuer and the Restricted Subsidiaries.

Guarantors.  The Indenture further will provide that, subject to certain limitations in the Indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or Substantially All of the properties or assets of the Company and its Subsidiaries taken as a whole in one or more related transactions to, any Person unless:

(1) either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of any member state of the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof, or New Zealand (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”), and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee, or (b) if such sale or disposition or consolidation, amalgamation or merger is with a Person other than the Company or any Restricted Subsidiary, such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “— Certain Covenants — Asset Sales;” and

(2) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, in a transaction to which the immediately preceding paragraph 1(a) applies, the Successor Guarantor (if other than such Guarantor) will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in any member state of the European Union that was a member state on January 1, 2004, the United States, the District of Columbia, or any state or territory thereof, or New Zealand, so long as the amount of Indebtedness of the Guarantor is not increased thereby, and (2) a Guarantor may merge, amalgamate or consolidate with another Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Guarantor may, without complying with the foregoing covenant, (x) consolidate, amalgamate or merge with or into or wind up into (each, a “Consolidation”) (A) the Issuer or any Guarantor or (B) any Restricted Subsidiary that is not a Guarantor; provided, however, that at the time of each such Consolidation pursuant to clause (B) the aggregate amount of properties and assets subject to all such Consolidations since the Issue Date shall not exceed 5.0% of the consolidated assets of the Company, the Issuer and the Subsidiary Guarantors as shown on the most recent available consolidated balance sheet of the Company after giving effect to each such Consolidation and including all Consolidations occurring from and after the Issue Date (excluding Consolidations in connection with the UCI Transactions described in the Offering Circular) or (y) sell, assign, transfer, lease, convey or otherwise dispose of, to the Issuer or any Guarantor, all or Substantially All of the properties or assets of the Company and its Subsidiaries taken as a whole to the extent such properties or assets are owned by such Subsidiary Guarantor.

Additional Covenants.  The Indenture also contains covenants with respect to the following matters: (a) payment of the principal, premium, any Additional Amounts and interest; (b) maintenance of an office or agency in New York; and (c) arrangements regarding the handling of money held.

Defaults

An Event of Default is defined in the Indenture as:

(1) a default in any payment of interest on any Note when due, continued for 30 days;

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon required redemption, upon declaration or otherwise;

(3) the failure by the Company or any Restricted Subsidiary to comply with the covenants described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture (other than a failure to make the required repurchase in connection with the purchase of Notes when required);

(5) the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company, a Significant Subsidiary or any Restricted Subsidiary that, directly or indirectly, owns or holds any Equity Interest of the Issuer (the “bankruptcy provisions”);

(7) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or

(8) any Guarantee of a Significant Subsidiary (or any Guarantee of one or more Guarantors that collectively would represent a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof or the terms of the Indenture) or any Guarantor that qualifies as a Significant Subsidiary (or one or more Guarantors that collectively would represent a Significant Subsidiary) denies or disaffirms its obligations under the Indenture or any Guarantee and such Default continues for 20 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) (other than a failure to purchase Notes) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes of such series notify the Issuer of the default and the Issuer does not cure or cause the cure of such default within the time specified in clause (4) hereof, after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, the Issuer or any Restricted Subsidiary that, directly or indirectly, holds or owns any Equity Interest of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest (including additional interest, if any) on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company, the Issuer or any Restricted Subsidiary that, directly or indirectly, holds or owns any Equity Interest of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. We cannot assure you that indemnification satisfactory to the Trustee will be on commercially reasonable terms or terms acceptable to holders of the Notes such that an agreement will be reached and the Trustee will act on behalf of the noteholders.

The Indenture provides that if a Default occurs and is continuing and has been notified to the Trustee, the Trustee must mail (or otherwise deliver in accordance with applicable DTC procedures) to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after written notice of it is received by the Trustee. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year and in any event, within 14 days of request by the Trustee, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee (i) as soon as it becomes aware of the occurrence of an Event of Default, written notice of the occurrence of such Event of Default and (ii) within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Notes may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding; provided, however, that without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Note,

(3) reduce the principal of or extend the Stated Maturity of any Note,

(4) reduce the premium or amount payable upon the redemption of any Note, change the time at which any Note may be redeemed as described under “— Optional Redemption,”

(5) make any Note payable in money other than that stated in such Note,

(6) expressly subordinate the Notes or any Guarantee to any other Indebtedness of the Company, the Issuer or any Subsidiary Guarantor not otherwise permitted by the Indenture,

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8) make any change in the amendment provisions which require the holder’s consent as described in this sentence or in the waiver provisions or

(9) make any change in the provisions of the Indenture described under “— Withholding Taxes” that adversely affects the rights of any Holder to receive payments of Additional Amounts pursuant to such provisions or amend the terms of the Notes or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder that are required to be withheld or deducted by any Relevant Taxing Jurisdiction from any payments made on the Note or any Guarantees by the Payors, unless the Company or any Restricted Subsidiary agrees to pay any Additional Amounts that arise as a result. For purposes of this paragraph (9) a “Relevant Taxing Jurisdiction” shall include the United States.

Without the consent of any Holder, the Issuer, the Company and the Trustee may amend the Indenture and the Notes (1) to cure any ambiguity, omission, mistake, defect or inconsistency, (2) to give effect to any provision of the Indenture (including the release of any Guarantees in accordance with the terms of the Indenture, and to comply with the covenant under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”), (3) to provide for the assumption by a Successor Issuer or a Successor Holding Company, as applicable, of the obligations of the Issuer or the Company, as applicable, under the Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Guarantor under the Indenture and its Guarantee, (4) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code), (5) to add a Guarantee with respect to the Notes, (6) to add to the covenants of the Company, the Issuer or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or the Issuer, (7) to make any change that does not adversely affect the rights of any Holder, (8) to evidence and give effect to the acceptance and appointment under the Indenture of a successor Trustee, (9) to provide for the accession of the Trustee to any instrument in connection with the Notes, (10) to make certain changes to the Indenture to provide for the issuance of Additional Notes or (11) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, if such qualification is required.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail (or otherwise deliver in accordance with applicable DTC procedures) to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer, the Company or any direct or indirect parent corporation or (ii) director, officer, employee or manager of a Guarantor, will have any liability for any obligations of the Issuer, the Company or any Subsidiary Guarantor under the Notes, the Indenture or any Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture, or the obligations of a Payor to pay Additional Amounts applicable to any payment with respect to the Notes or any Guarantee) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company, the Issuer or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that any counsel may rely on an Officers’ Certificate as to matters of fact.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), and cure any existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer at any time may terminate its obligations under the covenants described under “— Certain Covenants,” the operation of the cross-acceleration provision and the bankruptcy provisions with respect to Significant Subsidiaries, and the judgment default provision described under “— Defaults” and the undertakings and covenants contained under “— Change of Control” and “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6) (with respect only to Significant Subsidiaries), (7) or (8) under “— Defaults” or because of the failure of the Issuer to comply with clause (4) under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise its defeasance option, the Issuer must irrevocably deposit (the “defeasance trust”) with the Trustee money in US Dollars for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions set out in the Indenture, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Concerning the Trustee

Wilmington Trust FSB is the Trustee under the Indenture.

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Notices

All notices to noteholders will be validly given if mailed to them at their respective addresses in the register of the Holders of the Notes, if any, maintained by the Registrar (or otherwise delivered in accordance with applicable

DTC procedures). In addition, for so long as any Notes are represented by Global Notes, all notices to Holders of the Notes will be delivered to DTC, which will give such notices to the holders of Book-Entry Interests.

Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed (or otherwise delivered in accordance with applicable DTC procedures), such notice shall be deemed to have been given on the later of such publication and the seventh day after being so mailed or delivered. Any notice or communication mailed to a noteholder shall be mailed to such Person by first-class mail or other equivalent means (or otherwise delivered in accordance with applicable DTC procedures) and shall be sufficiently given to him if so mailed or delivered within the time prescribed. Failure to mail (or otherwise deliver in accordance with applicable DTC procedures) a notice or communication to a noteholder or any defect in it shall not affect its sufficiency with respect to other noteholders. If a notice or communication is mailed or delivered in the manner provided above, it is duly given, whether or not the addressee receives it.

Currency Indemnity and Calculation of Dollar-denominated Restrictions

The US Dollar is the sole currency of account and payment for all sums payable by the Issuer or any Guarantor under or in connection with the Notes, including damages. Any amount with respect to the Notes received or recovered in a currency other than US Dollars, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuer or any Guarantor or otherwise by any noteholder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or any Guarantor will only constitute a discharge to the Issuer or any Guarantor to the extent of the US Dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that US Dollar amount is less than the US Dollar amount expressed to be due to the recipient or the Trustee under any Note, the Issuer and any Guarantor will indemnify such recipient against any loss sustained by it as a result. In any event, the Issuer and any Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the holder of a Note or the Trustee to certify in a manner satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer and any Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any U.S. Dollar-denominated restriction herein, the U.S. Dollar Equivalent amount for purposes hereof that is denominated in a non-U.S. Dollar currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-U.S. Dollar amount is Incurred or made, as the case may be.

Consent to Jurisdiction and Service

Each of the Company and each Guarantor that is a Foreign Subsidiary will irrevocably and unconditionally: (1) submit itself and its property in any legal action or proceeding relating to the Indenture to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (2) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (3) designate and appoint the Issuer as its authorized agent upon which process may be served in any action, suit or proceeding arising out of or relating to the Indenture that may be instituted in any Federal or state court in the State of New York; and (4) agree that service of any process, summons, notice or document by US registered mail addressed to the Issuer, with written notice of said service to such Person at the address of the Issuer set forth in the Indenture shall be effective service of process for any action, suit or proceeding brought in any such court.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

General

The Notes will be represented by one or more global Notes in registered form without interest coupons attached (collectively, the “Global Notes”). The Global Notes initially will be deposited upon issuance with the custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

In the event that Additional Notes are issued pursuant to the terms of the Indenture, the Issuer may, in its sole discretion, cause some or all of such Additional Notes, if any, to be issued in the form of one or more global Notes (the “Additional Global Notes”) and registered in the name of and deposited with the nominee of DTC.

Ownership of beneficial interests in each Global Note and ownership of interests in each Additional Global Note (together, the “Book-Entry Interests”) will be limited to persons that have accounts with the Depositary or persons that may hold interests through such participants. Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary and their participants. As used in this section, “Depositary” means, with respect to the Global Notes and the Additional Global Notes, if any, DTC.

The Book-Entry Interests will not be held in definitive form. Instead, the Depositary will credit on its book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge or grant any other security interest in Book-Entry Interests. In addition, while the Notes are in global form, “holders” of Book-Entry Interests may not be considered the owners or “holders” of Notes for purposes of the Indenture.

So long as the Notes and any Additional Notes are held in global form, DTC (or its nominee), may be considered the sole holders of Global Notes for all purposes under the Indenture. As such, participants must rely on the procedures of DTC, and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

The Issuer and the Trustee and their respective agents will not have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Issuance of Definitive Registered Notes

Under the terms of the Indenture, owners of Book-Entry Interests will not receive definitive Notes in registered form (“Definitive Registered Notes”) in exchange for their Book-Entry Interests unless (a) the Issuer has consented thereto in writing, or such transfer or exchange is made pursuant to one of clauses (i), (ii) or (iii) of this paragraph and (b) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the applicable provisions of the Indenture. Subject to applicable provisions of the Indenture, Definitive Registered Notes shall be transferred to all owners of Book-Entry Interests in the relevant Global Note if:

(i) the Issuer notifies the Trustee in writing that the Depositary is unwilling or unable to continue to act as depositary and the Issuer does not appoint a successor depositary within 120 days;

(ii) the Depositary so requests if an event of default under the Indenture has occurred and is continuing; or

(iii) the Issuer, at its option, notifies the Trustee in writing that they elect to issue Definitive Registered Notes under the Indenture.

In such an event, Definitive Registered Notes will be issued and registered in the name or names and issued in denominations of $2,000 in principal amount and integral multiples of $1,000 as requested by or on behalf of the Depositary (in accordance with its customary procedures and certain certification requirements and based upon directions received from participants reflecting the beneficial ownership of the Book-Entry Interests), and such Definitive Registered Notes will bear the restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by the Indenture or applicable law. Payment of principal of, and premium, if any, and interest on the Notes shall be payable at the place of payment designated by the Issuer pursuant to the Indenture; provided, however, that at the Issuer’s option, payment of interest on a Note may be made by check mailed to the person entitled thereto to such address as shall appear on the Note register.

Redemption of the Global Notes

In the event any Global Note, or any portion thereof, is redeemed, the Depositary will distribute the amount received by it in respect of the Global Note so redeemed to the holders of the Book-Entry Interests in such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by the Depositary in connection with the redemption of such Global Note (or any portion thereof).

We understand that under existing practices of DTC, if fewer than all of the Notes are to be redeemed at any time, DTC will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no book-entry interest of less than $2,000 in principal amount may be redeemed in part.

Payments on Global Notes

Payments of any amounts owing in respect of the Global Notes for the Notes (including principal, premium, interest, additional interest and Additional Amounts) will be made by the Issuer in US Dollars to the paying agents under the Indenture. The paying agents will, in turn, make such payments to the Depositary or its nominee, as the case may be, which will distribute such payments to their respective participants in accordance with their respective procedures.

Under the terms of the Indenture, the Issuer, the Trustee and the paying agents will treat the registered holder of the Global Notes as the owner thereof for the purpose of receiving payments and other purposes under the Indenture. Consequently, the Issuer, the Trustee and the paying agents and their respective agents have not and will not have any responsibility or liability for:

•	any aspect of the records of the Depositary or any participant or indirect participant relating to, or payments made on account of, a Book-Entry Interest, for any such payments made by the Depositary or any participant or indirect participants, or maintaining, supervising or reviewing the records of the Depositary or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•	the Depositary or any participant or indirect participant.

Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is the case with securities held for the accounts of customers registered in “street name.”

Action by Owners of Book-Entry Interests

We understand that the Depositary will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. The Depositary will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange the Global Notes for Definitive Registered Notes in certificated form, and to distribute such Definitive Registered Notes to its respective participants.

Transfers

Transfers of any Global Note shall be limited to transfers of such Global Note in whole, but (subject to the provisions described above under “— Book-Entry, Delivery and Form — Issuance of Definitive Registered Notes,” to provisions described below in the section “— Book-Entry, Delivery and Form — Transfers” and the applicable provisions of the Indenture), not in part, to the Depositary, its successors or its nominees.

Subject to the foregoing, Book-Entry Interests may be transferred and exchanged in a manner otherwise in accordance with the terms of the Indenture. Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in another Global Note will, upon transfer, cease to be a Book-Entry Interest in the first mentioned Global Note and become a Book-Entry Interest in the relevant Global Note, and accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as that person retains such Book-Entry Interests.

Definitive Registered Notes, if any, may be transferred and exchanged for Book-Entry Interests in a Global Note only pursuant to the terms of the Indenture and, if required, only after the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Plan of Distribution.”

Global Clearance and Settlement Under the Book-Entry System

Initial Settlement

Initial settlement for the Notes will be made in US Dollars. In the case of Book-Entry Interests held through DTC, such Book-Entry Interests will be credited to the securities custody account of DTC holders, as applicable, on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

The Book-Entry Interests will trade through participants of the Depositary, and will settle in same-day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading any Book-Entry Interests where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Clearing Information

We expect that the Notes will be accepted for clearance through the facilities of DTC.

Information Concerning DTC

All Book-Entry Interests will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by such settlement system and may be changed at any time. We are not responsible for those operations or procedures.

We understand the following with respect to DTC:

DTC was created to hold securities for its participants and facilitate the clearance and settlement transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person (including, for the avoidance of doubt, Indebtedness Incurred by such other Person in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person); and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” (as determined by the Company) means, with respect to any Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value at such redemption date of (1) the redemption price of such Note on February 15, 2015 (such redemption price being described in the first paragraph under “— Optional Redemption” exclusive of any accrued interest and additional interest, if any) plus (2) all required remaining scheduled interest payments due on such Note through February 15, 2015 (excluding accrued but unpaid interest and additional interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate at the redemption date plus 50 basis points over (B) the principal amount of such Note on such redemption date.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary and other than the issuance of Preferred Stock of a Restricted Subsidiary issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, surplus or worn-out property or equipment in the ordinary course of business;

(b) transactions permitted pursuant to the provisions described above under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “— Certain Covenants — Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company to a Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater Fair Market Value or, as determined in good faith by senior management or the Board of Directors of the Company, to be of comparable or greater usefulness to the business of the Company and the Restricted Subsidiaries as a whole;

(g) foreclosure, exercise of termination rights or any similar action with respect to any property or any other asset of the Company or any Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory, trading stock or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) an issuance of Capital Stock pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(m) dispositions consisting of the granting of Permitted Liens;

(n) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) a transfer (including by capital contribution) of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary or any Restricted Subsidiary (x) in a Qualified Receivables Financing or (y) pursuant to any other factoring on arm’s length terms or (z) in the ordinary course of business;

(r) the sale of any property in a Sale/Leaseback Transaction not prohibited by the Indenture with respect to any assets built or acquired by the Company or any Restricted Subsidiary after the Issue Date;

(s) in the ordinary course of business, any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater Fair Market Value or, as determined in good faith by senior management or the Board of Directors of the Company, to be of comparable or greater usefulness to the business of the Company and the Restricted Subsidiaries as a whole; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “— Certain Covenants — Asset Sales;” and

(t) sales or other dispositions of Equity Interests in joint ventures in existence on the Issue Date.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement and the other Credit Agreement Documents, in each case as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of such Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) US dollars, pounds sterling, euro, the national currency of any member state in the European Union or, in the case of any Restricted Subsidiary that is not organized or existing under the laws of the United States, any member state of the European Union or any state or territory thereof, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the US, U.K., Canadian, Swiss or Japanese government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Monetary Union, the United Kingdom, Switzerland or Norway or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Company or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) for the purpose of paragraph (a) of the definition of “Asset Sale,” any marketable securities of third parties owned by the Company or the Restricted Subsidiaries on the Issue Date;

(9) interest in investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and

(10) instruments equivalent to those referred to in clauses (1) through (8) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount and bond premium, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations (provided, however, that if Hedging Obligations result in net benefits received by such Person, such benefits shall be credited to reduce Consolidated Interest Expense to the extent paid in cash unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income) and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any capitalizing interest on Subordinated Shareholder Funding); plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and the Restricted Subsidiaries; minus

(4) interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto) including severance expenses, relocation costs and expenses and expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including integration costs) or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the UCI Acquisition Document, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the UCI Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than the Issuer or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived or are permitted under the covenant described under “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries;” provided, however, that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “— Certain Covenants — Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any non-cash impairment charges or asset write-offs, and the amortization of intangibles arising in each case pursuant to GAAP shall be excluded;

(11) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights to officers, directors and employees shall be excluded;

(12) any (a) one-time non-cash compensation charges, (b) the costs and expenses after the Issue Date related to employment of terminated employees, (c) costs or expenses realized in connection with, resulting from or in anticipation of the UCI Transactions or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established or adjusted as a result of the UCI Transactions (including as a result of the adoption or modification of accounting policies in connection with the UCI Transactions) within 12 months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP shall be excluded;

(16) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of the applicable standard under GAAP shall be excluded; and

(17) solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Company calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Company during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means with respect to any Person for any period, provision for taxes based on income, profits or capital, including, without limitation, national, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the Senior Secured Credit Facilities and (ii) whether or not the instruments referred to in clause (i) remain outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuer and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof and any security or collateral documents entered into in relation thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company or any parent company of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding of Equity Interests of the Company or any parent company of the Company or any options, warrants or other rights in respect of such Equity Interests.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are not materially more disadvantageous to the holders of the Notes than is customary in comparable transactions (as determined in good faith by the Company));

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person; or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is incorporated or organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges, expenses or reserves; provided that, with respect to each business optimization expense or other restructuring charge, expense or reserve, the Company shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or other restructuring charge or reserve, as the case may be; plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Rank (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between Rank, the Company and its Subsidiaries as described with particularity in the Offering Circular and as in effect on the Issue Date; plus

(6) all add backs reflected in the financial presentation of “Adjusted EBITDA” in the section called “Summary — Summary Historical UCI International Financial Information” in the amounts set forth in and as further described in that section of the Offering Circular, but only to the extent such add backs occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio, Senior Secured First Lien Leverage Ratio and Secured Leverage Ratio, as the case may be; less, without duplication;

(7) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period); less

(8) all deductions reflected in the financial presentation of “Adjusted EBITDA” in the section called “Summary — Summary Historical UCI International Financial Information” in the amounts set forth in and as further described in that section of the Offering Circular, but only to the extent such deductions occurred in the consecutive four quarter period used in the calculations of Fixed Charge Coverage Ratio, Senior Secured First Lien Leverage Ratio and Secured Leverage Ratio, as the case may be.

“Equity Contribution” means the cash to be contributed by Rank to the Issuer as contemplated in the UCI Acquisition Document.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of ordinary shares or Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), other than:

(1) public offerings registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Company) received by the Company, after the Issue Date from:

(1) contributions to its common equity capital; or

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Company except as otherwise provided in the Indenture).

“Financial Assistance Restricted Subsidiary” means any Restricted Subsidiary that is prevented from being a Guarantor due to applicable financial assistance laws; provided, however, that such Restricted Subsidiary shall become a Guarantor upon or as soon as reasonably practical after (but not later than 90 days after (subject to the expiration of applicable waiting periods and compliance with applicable laws)) such financial assistance laws no longer prevent such Restricted Subsidiary from being a Guarantor if it would otherwise be required to be a Guarantor pursuant to “Certain Covenants — Future Guarantors.”

“First Lien Obligations” means (i) all Secured Indebtedness secured by a Lien that has equal priority with, ranks pari passu with, or is otherwise on parity with, or ranks prior to, ahead of, or otherwise senior to, the Lien in respect of the Senior Secured Credit Facilities, (ii) all other Obligations (not constituting Indebtedness) of the Company and its Restricted Subsidiaries under the agreements governing such Secured Indebtedness described in clause (i) to this definition and (iii) all other Obligations of the Company or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services, in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that (i) the pro forma calculation of Consolidated Interest Expense shall not give effect to (a) any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued on the date of determination pursuant to the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock” and (b) the repayment, repurchase or redemption of any Indebtedness, Disqualified Stock or Preferred Stock to the extent such repayment, repurchase or redemption results from the proceeds of Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued pursuant to the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified and Preferred Stock” and (ii) for purposes of this definition only, the satisfaction and discharge of the UCI Floating Rate Senior PIK Notes and the indenture related thereto pursuant to Section 11.01(i)(B) of such indenture shall be deemed to be the redemption of Indebtedness in an amount equal to the amount deposited with the trustee for such notes pursuant to Section 11.01(i)(B) of such indenture in respect of the Indebtedness thereunder.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (in each case including the UCI Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of the Restricted Subsidiaries has determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (in each case including the UCI Transactions), discontinued operations and operational changes (and the change of any associated Fixed Charges (calculated in accordance with the proviso in the prior paragraph) and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the UCI Transactions).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date (such principles being referred to as “U.S. GAAP” for purposes of this definition only), except with respect to any reports or financial information required to be delivered pursuant to the covenant set forth under “— Certain Covenants — Reports and Other Information,” which shall be prepared in accordance with GAAP as in effect on the date thereof; provided that, at any time after adoption of IFRS by the Company and the Issuer for their financial statements and reports for all financial reporting purposes, the Company and the Issuer may elect to apply IFRS for all purposes of the Indenture, and, upon such election (the “IFRS Election”), references in the Indenture to GAAP shall be construed to mean IFRS as in effect on the Issue Date; provided that (1) the IFRS Election, once made, shall be irrevocable except as set forth below (and shall only be made once), (2) all financial statements and reports required to be provided after the IFRS Election pursuant to the Indenture shall be prepared on the basis of IFRS, (3) from and after the IFRS Election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that the IFRS Election had been made on the Issue Date, (4) the IFRS Election shall not have the effect of rendering invalid any payment or Investment made prior to the date of the IFRS Election pursuant to the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or any Incurrence of Indebtedness incurred prior to the date of such election pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (or any other action conditioned on the Company and its Restricted Subsidiaries having been able to Incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under the Indenture on the date made, Incurred or taken, as the case may be and (5) all accounting terms and references in the Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS.

Notwithstanding the foregoing, if, following the IFRS Election, the Company and the Issuer adopt U.S. GAAP for their financial statements and reports for all financial reporting purposes in connection with an initial public offering of the Issuer’s or any of its direct or indirect parents’ common stock pursuant to an effective registration under the Securities Act covering the offer and sale of the Issuer’s or any of its direct or indirect parents’ common stock, the Company and the Issuer may elect to again apply U.S. GAAP for all purposes of the Indenture, and, upon such election (the “GAAP Election”), references in the Indenture to GAAP shall be again construed to mean U.S. GAAP as in effect on the Issue Date; provided that (1) upon subsequently reporting their fiscal year results on the basis of U.S. GAAP, the Company and the Issuer shall restate their financial statements on the basis of U.S. GAAP for the fiscal year ending immediately prior to the fiscal year after the GAAP Election, (2) the GAAP Election, once made, shall be irrevocable except as set forth below (and shall only be made once); provided, however, that, in the event the Company and the Issuer have made a GAAP Election and are thereafter required by applicable law to apply IFRS in lieu of U.S. GAAP (any such change, a “Required Change”), they shall be entitled to apply IFRS (it being understood and agreed that, upon subsequently reporting their fiscal year results on the basis of IFRS, the Company and the Issuer shall restate their financial statements on the basis of IFRS for the fiscal year ending immediately prior to the fiscal year after such Required Change and references in the Indenture to GAAP shall be construed to mean IFRS as in effect on the Issue Date), (3) all financial statements and reports required to be provided after the GAAP Election pursuant to the Indenture shall be prepared on the basis of U.S. GAAP, (4) from and after the GAAP Election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with U.S. GAAP with retroactive effect being given thereto assuming that the GAAP Election had been made on the Issue Date and (5) the GAAP Election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to the covenant described under “— Certain Covenants — Limitation on Restricted Payments” or any Incurrence of Indebtedness incurred prior to the date of such election pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (or any other action conditioned on the Company and its Restricted Subsidiaries having been able to Incur $1.00 of additional Indebtedness) if such payment, Investment, Incurrence or other action was valid under the Indenture on the date made, Incurred or taken, as the case may be.

The Company and the Issuer shall give notice of any IFRS Election or GAAP Election to the Trustee and the Holders within 15 days of such election. For the avoidance of doubt, solely making an IFRS Election or GAAP Election (without any other action) will not be treated as an Incurrence of Indebtedness.

“Guarantee” means any guarantee of the obligations of the Issuer under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantors” means (x) the Company and the Restricted Subsidiaries (other than the Issuer) that have granted a guarantee with respect to the Senior Secured Credit Facilities as of the Issue Date in connection with the UCI Acquisition and (y) any Person that subsequently becomes a Guarantor in accordance with the terms of the Indenture; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder”, “Holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“including” means including without limitation.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person (without duplication):

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Company and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing) to the extent there is recourse to the Company or the Restricted Subsidiaries (as that term is understood in the context of recourse and non-recourse receivable financings);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues or marketing fees; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; (5) obligations under the UCI Acquisition Document; or (6) Subordinated Shareholder Funding.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and Nomura Securities North America, LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the US, U.K., Canadian, Swiss or Japanese government or any member state of the European Monetary Union or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments:”

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means January 26, 2011, the date on which the Notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent of the Company was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company or any direct or indirect parent of the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the Net Income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under either “— Certain Covenants — Asset Sales — Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Obligor” means the Company, the Issuer or a Guarantor.

“Offering Circular” means the Confidential Preliminary Offering Circular dated January 6, 2011, with respect to the offering of the Notes.

“Officer” of any Person means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person or any other person that the board of directors of such person shall designate for such purpose.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company or of a Subsidiary or parent of the Company that is designated by the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or similar position of the Company or such Subsidiary or parent that meets the requirements set forth in the Indenture and is in form and substance satisfactory to the Trustee.

“Opinion of Counsel” means a written opinion addressed to the Trustee from legal counsel in form and substance satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Holders” means, at any time, each of (i) Rank, (ii) the Management Group and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of the Company or any of its Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, including in the Equity Interests of such Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or Substantially All of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “— Certain Covenants — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment only may be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) advances to officers, directors or employees, taken together with all other advances made pursuant to this clause (6), not to exceed the greater of $2.5 million and 0.25% of Total Assets (determined at the time of such advances);

(7) any Investment acquired by the Company or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by the Company or any Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or (d) in settlement of debts created in the ordinary course of business;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(9) any Investment by the Company or any Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of $37.5 million or 3.25% of Total Assets (determined at the time of such Investment and with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale or other transfer of an Unrestricted Subsidiary to the extent the proceeds of such sale received by the Company and the Restricted Subsidiaries consists of cash and Cash Equivalents), not to exceed the greater of $10.0 million and 1.0% of Total Assets (determined at the time of such Investment and with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company;

(12) Investments the payment for which consists of Equity Interests or Subordinated Shareholder Funding of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clauses (2) and (3) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments;”

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Future Guarantors;”

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(20) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(21) guarantees by the Company or any Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations), trademarks, licenses, purchase agreements or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practice;

(22) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) that are otherwise a Permitted Lien or made in connection with a Permitted Lien; and

(23) any Indebtedness permitted under clause (y) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or US government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings and for which there are adequate reserves set aside in accordance with GAAP or the non-payment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and the Restricted Subsidiaries taken as a whole;

(4) Liens (i) required by any regulatory or government authority or (ii) in favor of the Company of performance and surety bonds or bid bonds or letters of credit or completion guarantees issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties Incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and which do not in the aggregate materially impair the operation of the business of such Person;

(6) (i) Liens securing an aggregate principal amount of Indebtedness not to exceed the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Leverage Ratio of the Company to exceed 4.00 to 1.00, and Liens securing guarantees of such Indebtedness; (ii) Liens securing Indebtedness Incurred pursuant to clause (a) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, and Liens securing guarantees of such Indebtedness; (iii) Liens securing Indebtedness Incurred pursuant to clause (d) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, and Liens securing guarantees of such Indebtedness; provided, however, with respect to Liens permitted by this clause (iii), such Lien shall be limited to the assets being financed and assets and property affixed or appurtenant thereto and (iv) Liens securing Indebtedness Incurred pursuant to clause (z) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date (other than Liens described in clause (6));

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose) that secured the obligations to which the original Liens relate (plus improvements on such property);

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose) that secured the obligations to which the original Liens relate (plus improvements on such property);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(11) Liens securing Hedging Obligations not Incurred in violation of the Indenture;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries;

(14) Liens on assets or property of the Company or any Restricted Subsidiary securing the Notes or any Guarantees;

(15) Liens in favor of the Company or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries and on the Equity Interests of joint ventures securing obligations of such joint ventures;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9) and (20); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to a Lien in respect of the Indebtedness being refinanced, refunded, extended, renewed or replaced) that secured the original Lien as in effect immediately prior to the refinancing, refunding, extension, renewal or replacement of the Indebtedness secured by such Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (20) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) such new Lien shall not have priority over, rank ahead of, or otherwise be senior pursuant to any intercreditor agreement to the original Lien securing the Indebtedness being refinanced, refunded, extended, renewed or replaced; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in any of clauses (6), (7), (8) or (9), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under such original clause and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause 6(i);

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(25) any interest or title of a lessor under any Capitalized Lease Obligation;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(28) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $25.0 million at any one time outstanding;

(29) Liens arising from Uniform Commercial Code filings regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(30) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(31) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets prior to completion; and

(32) any Liens that arise in favor of the trustee for, or the holders of, the UCI Floating Rate Senior PIK Notes in connection with the deposit of funds with such trustee to pay and discharge the indebtedness under the UCI Floating Rate Senior PIK Notes as part of the UCI Transactions.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding-up.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the Notes (or any Additional Notes) and (ii) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than 10 Persons (provided that multiple managed accounts and affiliates of any such

Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any of its Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company or, as the case may be, the Subsidiary in question;

(2) all sales of accounts receivable and related assets are made at Fair Market Value; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Subsidiaries (other than a Receivables Subsidiary or the Subsidiary undertaking such Receivables Financing) to secure Indebtedness under the Credit Agreement, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rank” means (i) Mr. Graeme Richard Hart (or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs or any of his immediate family members), and any of his or their Affiliates (each a “Rank Party”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Rank Party; provided that in the case of (ii) (x) a Rank Party owns a majority of the voting power of the Voting Stock of the Company or any direct or indirect parent of the Company, (y) no other Person has beneficial ownership of any of the Voting Stock included in determining whether the threshold set forth in clause (x) has been satisfied and (z) a Rank Party controls a majority of the Board of Directors of each of the Company or any direct or indirect parent of the Company, as applicable.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of an Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary or (b) any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any of Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is with recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of any Company; and

(c) to which neither the Company nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes, dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Notes, one or more registration rights agreements between the Issuer and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Representative” means the trustee, agent or representative (if any) for any Indebtedness; provided that if, and for so long as, any Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Restricted Cash” means cash and Cash Equivalents held by the Company or any Restricted Subsidiaries that are contractually restricted from being distributed or otherwise paid to the Company or not available for general corporate purposes, except for such restrictions that are contained in agreements governing Indebtedness permitted under the Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Secured Indebtedness of such Person less the amount of Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the Secured Leverage Calculation Date (as defined below). In the event that such Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Secured Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Secured Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the Company may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Secured Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Secured Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, (a) Indebtedness under the UCI Floating Rate Senior PIK Notes shall not be included in the calculation of Secured Indebtedness if, and to the extent that, funds have been deposited with the trustee for the UCI Floating Rate Senior PIK Notes in connection with the repayment and discharge of such Indebtedness as part of the UCI Transactions and (b) Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the UCI Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of the Restricted Subsidiaries has determined to make or have made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the UCI Transactions), discontinued operations and other operational changes (and the change of any associated Secured Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the UCI Transactions).

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means, with respect to any Person, (a) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (b) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (a), unless, in the case of clauses (a) and (b), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations in respect thereof are subordinate in right of payment to the Notes or the Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary of the Company;

(2) any liability for national, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities);

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Senior Secured Credit Facilities” means the Credit Agreement dated as of January 26, 2011, among, among others, the Issuer, the Company and Credit Suisse AG, as administrative agent, the other financial institutions party thereto, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder (subject to compliance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens”) or altering the maturity thereof.

“Senior Secured First Lien Indebtedness” means, with respect to any Person at any date, the sum of (without duplication) (A) Indebtedness under the Senior Secured Credit Facilities, (B) all other Indebtedness Incurred pursuant to clause (a) of Permitted Debt and (C) to the extent not included in clauses (A) or (B), all other First Lien Obligations of such Person and its Restricted Subsidiaries, in each case as of such date (determined on a consolidated basis in accordance with GAAP).

“Senior Secured First Lien Leverage Ratio” means, with respect to any Person at any date, the ratio of (i) Senior Secured First Lien Indebtedness less the amount of Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding the Senior Secured First Lien Leverage Calculation Date (as defined below). In the event that such Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Senior Secured First Lien Indebtedness subsequent to the commencement of the period for which the Senior Secured First Lien Leverage Ratio is being calculated but prior to the event for which the calculation of the Senior Secured First Lien Leverage Ratio is made (the “Senior Secured First Lien Leverage Calculation Date”), then the Senior Secured First Lien Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Senior Secured First Lien Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the Company may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Senior Secured First Lien Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Senior Secured First Lien Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, (a) Indebtedness under the UCI Floating Rate Senior PIK Notes shall not be included in the calculation of Senior Secured First Lien Indebtedness if, and to the

extent that, funds have been deposited with the trustee for the UCI Floating Rate Senior PIK Notes in connection with the repayment and discharge of such Indebtedness as part of the UCI Transactions and (b) Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the UCI Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of the Restricted Subsidiaries has determined to make or have made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured First Lien Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the UCI Transactions), discontinued operations and other operational changes (and the change of any associated Senior Secured First Lien Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Senior Secured First Lien Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the UCI Transactions).

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1) the Company’s and the Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of the Company and the Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2) the Company’s and the Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of the Company and the Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3) the Company’s and the Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Company and the Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Company by any direct or indirect parent, any Affiliate of any direct or indirect parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1) does not (including upon the happening of any event) mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than

Disqualified Stock) of the Company or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Stated Maturity of the Notes is restricted by any intercreditor agreement;

(2) does not (including upon the happening of any event) require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Stated Maturity of the Notes is restricted by any intercreditor agreement;

(3) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment (in each case, prior to the first anniversary of the Stated Maturity of the Notes) or the payment of any amount as a result of any such action or provision, or the exercise of any rights or enforcement action (in each case, prior to the first anniversary of the Stated Maturity of the Notes) is restricted by any intercreditor agreement;

(4) does not provide for or require any security interest or encumbrance over any asset of the Company or any of its Subsidiaries; and

(5) pursuant to its terms or pursuant to any intercreditor agreement, is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding;

provided that any event or circumstance that results in such subordinated obligation ceasing to qualify as Subordinated Shareholder Funding, including it ceasing to be held by any direct or indirect parent, any Affiliate of any direct or indirect parent or any Permitted Holder or any Affiliate thereof, shall constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Company unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to any Company, any Indebtedness of such Company which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Guarantor that is a Subsidiary of the Company.

“Substantially All” when used in relation to assets, means assets of the relevant entity or entities having a market value of at least 75% of the market value of all of the assets of such entity or entities at the date of the relevant transactions.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled ‘‘— Certain Covenants — Limitation on Restricted Payments.”

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means the total consolidated assets of the Company and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” (as determined by the Company) means, with respect to the Notes, as of any redemption date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date the redemption notice is mailed (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2015; provided, however, that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any managing director, vice president, senior associate or any other officer of the Trustee (1) who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and (2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“UCI” means United Components, Inc., a wholly owned subsidiary of UCI International, Inc.

“UCI Acquisition” means the acquisition by the Company, through the Issuer, of all of the outstanding stock of UCI pursuant to the UCI Acquisition Document.

“UCI Acquisition Document” means the Agreement and Plan of Merger, dated as of November 29, 2010, among Rank Group Limited, the Company and UCI International.

“UCI Acquisition Holdings” means UCI Acquisition Holdings, Inc., a direct wholly owned subsidiary of UCI International and the direct parent of UCI.

“UCI Existing Credit Facility Repayment” refers to UCI International’s loan to its indirect, wholly owned subsidiary, United Components, Inc. and the repayment in full of its Indebtedness under the credit agreement, dated as of September 23, 2010, among UCI, UCI Acquisition Holdings, the Issuer and Bank of America, N.A., as administrative agent, and the other financial institutions party thereto.

“UCI Floating Rate Senior PIK Notes” refers to the Floating Rate Senior PIK Notes due 2013 of UCI International, with an outstanding principal amount of $355.1 million as of January 10, 2011.

“UCI Tender Offer” refers to UCI International’s offer to purchase and consent solicitations with respect to the UCI Floating Rate Senior PIK Notes.

“UCI Transactions” refers to: (i) the offering of the Notes, (ii) the term loan borrowings under the Senior Secured Credit Facilities in connection with the UCI Acquisition, (iii) the repayment of certain UCI International indebtedness, including repayment of the UCI Floating Rate Senior PIK Notes in connection with the UCI Tender Offer, (iv) the UCI Existing Credit Facility Repayment, (v) the UCI Acquisition, (vi) the merger of UCI Acquisition Holdings with and into UCI International, with the result that UCI will be the direct, wholly owned subsidiary of

UCI International, (vii) the Equity Contribution, (viii) the other transactions related to the foregoing and (ix) the payment of fees and expenses related to the foregoing.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary;

provided, however, that the Issuer shall not be an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries; provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“US Controlled Foreign Subsidiary” means any Person that (A)(i) is a Foreign Subsidiary and (ii) is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and the US Treasury Regulations thereunder or (B)(i) is a Domestic Subsidiary and (ii) has no material assets other than securities of one or more Foreign Subsidiaries (which are “controlled foreign corporations” within the meaning of Section 957(a) of the Code and the US Treasury Regulations thereunder) of such Domestic Subsidiary and indebtedness issued by such Foreign Subsidiaries.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. Dollars, at any time for determination thereof by the Company or the Trustee, the amount of U.S. Dollars obtained by converting such currency other than U.S. Dollars involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or, if The Wall Street Journal is no longer published, or if such information is no longer available in The Wall Street Journal, such source as may be selected in good faith by the Company) on the date of such determination.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to the exchange offer (as described under the heading “The Exchange Offer”). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold the notes as part of a straddle, hedge, conversion or other integrated transaction or U.S. Holders that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term “Holder” means a beneficial owner of a note.

The exchange of an old note for a new note pursuant to the exchange offer will not result in a taxable exchange to a Holder of such old note. Accordingly, a Holder of an old note will not recognize any gain or loss upon the exchange of an old note for a new note pursuant to the exchange offer. Such Holder’s holding period for such new note will include the holding period for such old note, and such Holder’s adjusted tax basis in such new note will be the same as such Holder’s adjusted tax basis in such old note. The U.S. federal income tax considerations relating to the old notes will generally continue to apply to the new notes. Similarly, there will be no U.S. federal income tax consequences to a Holder of an old note that does not participate in the exchange offer.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND ANY OTHER TAX CONSIDERATIONS TO THEM RELATING TO THE NOTES, INCLUDING THE TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. UCI International has agreed that, for a period of (i) in the case of an exchange dealer or initial purchaser, 180 days after the expiration date and (ii) in the case of any broker dealer, 90 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any such exchange dealer, initial purchaser or broker-dealer for use in connection with any such resale. In addition, until and including August 11, 2011, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of (i) in the case of an exchange dealer or initial purchaser, 180 days after the expiration date and (ii) in the case of any broker-dealer, 90 days after the expiration date, UCI International will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any such exchange dealer, initial purchaser or broker-dealer that requests such documents in the letter of transmittal. UCI International has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

VALIDITY OF THE SECURITIES

The validity of the new notes and the guarantees will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Debevoise & Plimpton LLP will rely upon the opinion of Bell Gully as to certain matters of New Zealand law, the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law, the opinion of Tzangas, Plakas, Mannos & Raies, Ltd. as to certain matters of Ohio law and the opinion of Ballard Spahr LLP as to certain matters of Pennsylvania law.

EXPERTS

The consolidated financial statements and schedule of UCI International, Inc. as of December 31, 2010 and 2009, and for each of the three years ended December 31, 2010, 2009 and 2008 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of UCI Holdings Limited as of and for the period from November 26, 2010 to December 31, 2010 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
UCI International, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of UCI International, Inc. and subsidiaries (the “Company”) (a Delaware corporation) as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UCI International, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company’s consolidated financial statements have been adjusted retrospectively for presentation associated with noncontrolling interests in 2009.

/s/  GRANT THORNTON LLP

Cincinnati, Ohio
March 28, 2011

UCI International, Inc.

Consolidated Balance Sheets

	December 31,
	2010	2009
	(In thousands)

Assets
Current assets
Cash and cash equivalents	$200,330	$131,942
Accounts receivable, net	271,832	261,210
Inventories, net	144,156	133,058
Deferred tax assets	38,377	31,034
Restricted cash	16,290	—
Other current assets	17,663	23,499

Total current assets	688,648	580,743
Property, plant and equipment, net	135,060	149,753
Goodwill	241,461	241,461
Other intangible assets, net	63,048	68,030
Deferred financing costs, net	9,937	3,164
Restricted cash	—	9,400
Other long-term assets	7,103	6,304

Total assets	$1,145,257	$1,058,855

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$115,159	$111,898
Short-term borrowings	3,271	3,460
Current maturities of long-term debt	4,473	17,925
Accrued expenses and other current liabilities	131,331	108,147

Total current liabilities	254,234	241,430
Long-term debt, less current maturities	766,735	720,202
Pension and other postretirement liabilities	87,040	70,802
Deferred tax liabilities	8,975	8,785
Other long-term liabilities	4,636	6,672

Total liabilities	1,121,620	1,047,891
Contingencies — Note 14
Shareholders’ equity (deficit)
UCI International, Inc. shareholders’ equity
Common stock	29	29
Additional paid in capital	279,939	279,485
Retained deficit	(214,856)	(237,858)
Accumulated other comprehensive loss	(41,475)	(32,502)

Total UCI International, Inc. shareholders’ equity	23,637	9,154
Noncontrolling interest	—	1,810

Total equity	23,637	10,964

Total liabilities and equity	$1,145,257	$1,058,855

The accompanying notes are an integral part of these statements.

UCI International, Inc.

Consolidated Income Statements

	Year Ended December 31,
	2010	2009	2008
	(In thousands)

Net sales	$944,983	$884,954	$880,441
Cost of sales	708,581	688,192	705,280

Gross profit	236,402	196,762	175,161
Operating (expenses) income
Selling and warehousing	(60,550)	(56,598)	(62,906)
General and administrative	(50,643)	(44,927)	(48,854)
Amortization of acquired intangible assets	(5,219)	(5,758)	(6,349)
Restructuring costs, net (Note 2)	(1,655)	(923)	(2,380)
Trademark impairment loss (Note 7)	—	—	(500)
Patent litigation costs (Note 14)	(5,869)	(7,002)	—

Operating income	112,466	81,554	54,172
Other expense
Interest expense, net	(60,829)	(60,469)	(65,404)
Management fee expense	(2,000)	(2,000)	(2,000)
Loss on early extinguishment of debt (Note 11)	(8,687)	—	—
Miscellaneous, net	(3,433)	(5,458)	(3,507)

Income (loss) before income taxes	37,517	13,627	(16,739)
Income tax (expense) benefit	(14,552)	(5,105)	4,313

Net income (loss)	22,965	8,522	(12,426)
Less: Loss attributable to noncontrolling interest	(37)	(680)	(818)

Net income (loss) attributable to UCI International, Inc.	$23,002	$9,202	$(11,608)

The accompanying notes are an integral part of these statements.

UCI International, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009	2008
	(In thousands)

Cash flows from operating activities:
Net income (loss) attributable to UCI International, Inc.	$23,002	$9,202	$(11,608)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of other intangible assets	35,405	37,134	36,970
Amortization of deferred financing costs and debt issuance costs	3,209	2,978	3,088
Non-cash interest expense on Senior PIK Notes	31,150	28,921	29,801
Non-cash loss on early extinguishment of debt	8,662	—	—
Deferred income taxes	(1,870)	407	(5,245)
Trademark impairment loss	—	—	500
Other non-cash, net	3,485	258	2,980
Changes in operating assets and liabilities
Accounts receivable	(11,742)	1,017	(9,538)
Inventories	(13,692)	27,008	(19,088)
Other current assets	6,931	(3,863)	9,513
Accounts payable	5,626	7,237	2,954
Accrued expenses and other current liabilities	22,187	18,883	(7,527)
Other assets	672	1,057	252
Other long-term liabilities	315	(958)	(1,317)

Net cash provided by operating activities	113,340	129,281	31,735

Cash flows from investing activities:
Capital expenditures	(21,298)	(15,266)	(31,940)
Proceeds from sale of property, plant and equipment	437	2,566	421
Proceeds from sale of joint venture interest (net of transaction costs and cash sold)	272	—	—
Increase in restricted cash	(6,890)	(9,400)	—

Net cash used in investing activities	(27,479)	(22,100)	(31,519)

Cash flows from financing activities:
Issuance of debt	11,917	13,187	27,993
Debt repayments	(13,439)	(35,227)	(23,407)
Proceeds of 2010 Credit Facility (net of original issue discount of $5,375)	419,625	—	—
Payment of deferred financing costs and swaption premium	(9,893)	—	—
Repayment of 2006 Credit Facility	(190,000)	—	—
Redemption of senior subordinated notes, including call premium and redemption period interest	(235,512)	—	—
Proceeds from exercise of stock options	2	18	146

Net cash (used in) provided by financing activities	(17,300)	(22,022)	4,732

Effect of exchange rate changes on cash	(173)	128	(318)

Net increase in cash and cash equivalents	68,388	85,287	4,630
Cash and cash equivalents at beginning of year	131,942	46,655	42,025

Cash and cash equivalents at end of year	$200,330	$131,942	$46,655

The accompanying notes are an integral part of these statements.

UCI International, Inc.

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

	UCI International, Inc.
	Shareholders’ Equity (Deficit)
				Accumulated
		Additional		Other
	Common	Paid In	Retained	Comprehensive	Noncontrolling	Total	Comprehensive
	Stock	Capital	Deficit	Income (Loss)	Interest	Equity	Income (Loss)
	(In thousands)

Balance at January 1, 2008	$28	$278,306	$(235,452)	$6,762	$3,308	$52,952
Recognition of stock based compensation expense		833				833
Exercise of stock options	1	146				147
Tax effect of exercise of stock options		(144)				(144)
Comprehensive income
Net income			(11,608)		(818)	(12,426)	$(11,608)
Other comprehensive income (loss)
Interest rate swaps (after $3 of income tax)				4		4	4
Foreign currency (after $(134) of income tax)				(4,357)		(4,357)	(4,357)
Pension and OPEB liability (after $25,994) of income tax)				(42,009)		(42,009)	(42,009)

Total comprehensive income							$(57,970)

Balance at December 31, 2008	$29	$279,141	$(247,060)	$(39,600)	$2,490	$(5,000)

Balance at January 1, 2009	$29	$279,141	$(247,060)	$(39,600)	$2,490	$(5,000)
Recognition of stock based compensation expense		350				350
Exercise of stock options		18				18
Tax effect of exercise of stock options		(24)				(24)
Comprehensive income
Net (loss)			9,202		(680)	8,522	$9,202
Other comprehensive income (loss)
Foreign currency (after $(213) of income tax)				1,242		1,242	1,242
Pension and OPEB liability (after $(3,622) of income tax)				5,856		5,856	5,856

Total comprehensive loss							$16,300

Balance at December 31, 2009	$29	$279,485	$(237,858)	$(32,502)	$1,810	$10,964

Balance at January 1, 2010	$29	$279,485	$(237,858)	$(32,502)	$1,810	$10,964
Recognition of stock based compensation expense		443				443
Exercise of stock options		2				2
Tax effect of exercise of stock options		9				9
Sale of joint venture					(1,773)	(1,773)
Comprehensive income
Net income			23,002		(37)	22,965	$23,002
Other comprehensive income
Foreign currency (after $14 of income tax)				(139)		(139)	(139)
Pension and OPEB liability (after $5,464 of income tax)				(8,834)		(8,834)	(8,834)

Total comprehensive income							$14,029

Balance at December 31, 2010	$29	$279,939	$(214,856)	$(41,475)	$—	$23,637

The accompanying notes are an integral part of these statements.

UCI International, Inc.

Notes to Consolidated Financial Statements

NOTE 1 — GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

UCI International, Inc. (formerly known as UCI Holdco, Inc.) was incorporated on March 8, 2006 as a holding company for UCI Acquisition Holdings, Inc. (“UCI Acquisition”) and United Components, Inc. UCI International, Inc. owns all of the common stock of United Components, Inc. through its wholly owned subsidiary UCI Acquisition. UCI International, Inc., UCI Acquisition and United Components, Inc. are corporations formed at the direction of The Carlyle Group (“Carlyle”). At December 31, 2010, affiliates of The Carlyle Group owned 90.8% of UCI Holdco, Inc.’s common stock and the remainder was owned by certain current and former members of UCI International, Inc.’s senior management and board of directors.

All operations of UCI International, Inc. are conducted by United Components, Inc. United Components, Inc. operates through its subsidiaries. United Components, Inc. manufactures and distributes vehicle parts, primarily servicing the vehicle replacement parts market in North America and Europe.

On November 29, 2010, UCI International, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among UCI International, Inc., Rank Group Limited (“Rank Group”), and a newly formed affiliate of Rank Group, which affiliate was subsequently merged with and into UCI International, Inc. (the “Merger”), with UCI International, Inc. continuing as the surviving corporation and an affiliate of Rank Group (the “Rank Acquisition”). The Rank Acquisition closed on January 26, 2011. See further discussion in Note 24 — Subsequent Events — Rank Acquisition and Related Financing.

Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of UCI International, Inc., its wholly owned subsidiaries and a 51% owned joint venture (see Note 19). All significant intercompany accounts and transactions have been eliminated. In these notes to the financial statements, the term “UCI International” refers to UCI International, Inc. and its subsidiaries as well as UCI Acquisition and its subsidiaries prior to the formation of UCI International, Inc. The term “UCI” refers to United Components, Inc. and its subsidiaries. The accompanying consolidated financial statements have been prepared based upon the historical carrying amount of assets and liabilities of UCI International.

Revenue Recognition

UCI International records sales when title has transferred to the customer, the sales price is fixed and determinable, and the collection of the related accounts receivable is reasonably assured.

Provisions for estimated sales returns, allowances and warranty costs are recorded when the sales are recorded. Sales returns, allowances and warranty costs are estimated based upon historical experience, current trends, and UCI International’s expectations regarding future experience. Adjustments to such returns, allowances, and warranty costs are made as new information becomes available.

In order to obtain exclusive contracts with certain customers, we may incur up-front costs or assume the cost of returns of products sold by the previous supplier. These costs are capitalized and amortized over the life of the contract. The amortized amounts are recorded as a reduction of sales.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

New business changeover costs also can include the costs related to removing a new customer’s inventory and replacing it with UCI International inventory, commonly referred to as a “stocklift.” Stocklift costs are recorded as a reduction to revenue when incurred.

Cash Equivalents

Certificates of deposit, commercial paper, and other highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Allowance for Doubtful Accounts

UCI International generally does not require collateral for its trade accounts receivable. Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. These allowances are established based on a combination of write-off history, aging analysis, and specific account evaluations. When a receivable balance is known to be uncollectible, it is written off against the allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost or market. Cost is principally determined using standard or average cost, which approximates the first-in, first-out method. Inventories are reduced by an allowance for excess and obsolete inventories, based on UCI International’s review of on-hand inventories. The expense of inventory write-downs is included in cost of sales.

Depreciation and Amortization

Depreciation of property, plant and equipment is provided on a straight-line basis, over the estimated service lives of the assets. Leasehold improvements are amortized over the shorter of their service life or the remaining term of the lease.

Major renewals and improvements of property, plant and equipment are capitalized, and repairs and maintenance costs are expensed as incurred. Repairs and maintenance expenses for the years ended December 31, 2010, 2009 and 2008 were $5.1 million, $4.4 million, and $6.1 million, respectively.

Most of UCI International’s trademarks have indefinite lives and are not amortized; instead they are subject to impairment evaluations. Trademarks with finite lives and other intangible assets are amortized over their useful lives on an accelerated or straight-line basis commensurate with the expected benefits received from such intangible assets.

Goodwill and Trademarks with Indefinite Lives

Goodwill is subject to annual review unless conditions arise that require a more frequent evaluation. The review for impairment is based on a two-step accounting test. The first step is to compare the estimated fair value of UCI International with the recorded net book value (including the goodwill). If the estimated fair value is higher than the recorded net book value, no impairment is deemed to exist and no further testing is required. If, however, the estimated fair value is below the recorded net book value, then a second step must be performed to determine the goodwill impairment required, if any. In this second step, the estimated fair value from the first step is used as the purchase price in a hypothetical acquisition. Purchase business combination accounting rules are followed to determine a hypothetical purchase price allocation to the reporting unit’s assets and liabilities. The residual amount of goodwill that results from this hypothetical purchase price allocation is compared to the recorded amount of goodwill, and the recorded amount is written down to the hypothetical amount, if lower.

UCI International performs its annual goodwill impairment review in the fourth quarter of each year using discounted future cash flows of the Company’s one reporting unit. Management retains the services of an

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

independent valuation company in order to assist in evaluating the estimated fair value of the company. The process of evaluating the potential impairment of goodwill is subjective because it requires the use of estimates and assumptions as to future cash flows of the company and discount rates commensurate with the risks involved in the assets. Although the Company bases cash flow forecasts on assumptions that are consistent with plans and estimates we use to manage our company, there is significant judgment in determining the cash flows. Based upon the results of the annual impairment review, it was determined that the fair value of our Company significantly exceeded the carrying value of the assets and no impairment existed.

Trademarks with indefinite lives are tested for impairment on an annual basis in the fourth quarter, unless conditions arise that would require a more frequent evaluation. In assessing the recoverability of these assets, projections regarding estimated discounted future cash flows and other factors are made to determine if impairment has occurred. If UCI International concludes that there has been impairment, UCI International will write down the carrying value of the asset to its fair value. In 2008, UCI International recorded a trademark impairment loss of $0.5 million.

Each year, UCI International evaluates those trademarks with indefinite lives to determine whether events and circumstances continue to support the indefinite useful lives. Other than the trademark impairment mentioned above, UCI International has concluded that events and circumstances continue to support the indefinite lives of these trademarks.

Impairment of Long-Lived Assets, other than Goodwill and Trademarks with Indefinite Lives and Long-Lived Assets to be Disposed of

UCI International evaluates all of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of such long-lived assets is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows that are expected to be generated by the asset. If the carrying amount exceeds the expected undiscounted future cash flows, the asset is considered to be impaired. If an asset is considered to be impaired, it is written down to fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See Notes 2 and 7 for impairment losses recorded in 2009 and 2008.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for operating losses and tax credit carryforwards. UCI International establishes valuation allowances against operating losses and tax credit carryforwards when the ability to fully utilize these benefits is determined to be uncertain. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

UCI International records a liability for uncertain tax positions when management concludes that the likelihood of sustaining such positions upon examination by taxing authorities is less than “more likely than not.” UCI International also records any interest and penalties related to these unrecognized tax benefits as a component of “Income tax expense.”

Foreign Currency Translation

Chinese operations — The functional currency of UCI International’s Chinese operations is the U.S. dollar. Income statements of these operations are translated into U.S. dollars at the average exchange rates for each relevant period, except for cost of sales, which is translated primarily at historical exchange rates. Non-monetary assets and liabilities are translated into U.S. dollars at historical rates, and monetary assets and liabilities are translated at the

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

closing exchange rate as of the applicable balance sheet date. Adjustments resulting from the translation of the balance sheet are recorded in the income statement.

All other foreign operations — The functional currency for all other foreign operations is their local currency. Income statements of these operations are translated into U.S. dollars using the average exchange rates during the applicable period. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rates in effect at the applicable balance sheet date. Resulting cumulative translation adjustments are recorded as a component of shareholders’ equity in “Accumulated other comprehensive income (loss).”

Foreign Currency Transactions

Transaction foreign exchange gains and losses are included in “Cost of sales” in the income statement. The net foreign exchange gains (losses) were $(0.2) million, $(0.3) million and $(2.6) million for the years ended December 31, 2010, 2009 and 2008, respectively.

Reporting of Comprehensive Income (Loss)

Comprehensive income (loss) includes (i) net income (loss), (ii) the cumulative effect of translating balance sheets of certain foreign subsidiaries to U.S. dollars, (iii) the effect of adjusting interest rate swaps to market, and (iv) the recognition of pension and other postretirement benefit liabilities. The last three are not included in the income statement and are reflected as adjustments to shareholders’ equity.

Financial Statement Presentation

The following provides a description of certain items that appear in the income statement:

Net sales includes the selling price of our products sold to our customers, less provisions for warranty costs, estimated sales returns, customer allowances and cash discounts. Shipping and handling fees that are billed to customers are classified as revenues.

Cost of sales includes all costs required to bring a product to a ready-for-sale condition. Such costs include direct and indirect materials (net of vendor consideration), direct and indirect labor costs (including pension, postretirement and other fringe benefits), supplies, utilities, depreciation, insurance, shipping and other costs. Cost of sales also includes the procurement, packaging, and shipping of products purchased for resale.

Selling and warehousing expenses includes costs of selling and marketing, warehousing, technical services and distribution. The major cost elements for this line item include salaries and wages (including pension, postretirement and other fringe benefits), freight, depreciation and advertising.

Advertising is expensed as incurred. Advertising expense for the years ended December 31, 2010, 2009 and 2008 was $1.6 million, $1.5 million, and $2.9 million, respectively.

General and administrative expenses includes the costs of executive, accounting and administrative personnel (including pension, postretirement and other fringe benefits), professional fees, insurance, provisions for doubtful accounts, rent and information technology costs.

Income Statement Reclassification

Certain engineering expenses totaling $2.8 million in both 2009 and 2008 were presented in general and administrative expenses. These engineering expenses have been reclassified to cost of sales in the consolidated income statements for 2009 and 2008 in order to conform to the current year presentation.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Environmental Liabilities

UCI International accrues for environmental investigation, remediation and penalty costs when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The liability is determined on an undiscounted cash flow basis and is not reduced for potential claims for recovery. Claims for recovery are recognized as agreements are reached with third parties. Environmental expenditures are capitalized if they mitigate or prevent future contamination or if they improve the environmental safety or efficiency of the existing assets. All other environmental costs are expensed as incurred. Environmental cost estimates may include expenses for remediation of identified sites, long term monitoring, payments for claims, administrative expenses, and expenses for ongoing evaluations and litigation. The liability is adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available.

Insurance Reserves

UCI International’s insurance for workers’ compensation, automobile, product and general liability includes high deductibles for which UCI International is responsible. Deductibles, for which UCI International is responsible, are estimated and recorded as expenses in the period incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. The estimates and assumptions include estimates of collectability of accounts receivable and the realizability of inventory, goodwill and other intangible assets. They also include estimates of cost accruals, environmental liabilities, warranty and product returns, insurance reserves, income taxes, pensions and other postretirement benefits and other factors. Management has exercised reasonableness in deriving these estimates; however, actual results could differ from these estimates.

Segment Reporting

In accordance with the guidance included in Accounting Standards Codification ASC 280, “Segment Reporting,” UCI International reports as one segment. UCI International is in one business, which is the manufacturing and distribution of vehicle parts. The products and services, customer base, distribution channel, manufacturing process, procurement, and economic characteristics are similar throughout all of UCI International’s operations.

Derivative Financial Instruments

UCI International routinely enters into purchase agreements to acquire materials used in the normal course of its operations. In certain instances, a routine purchase agreement may meet the technical definition of a derivative. In all such cases, UCI International elects the “normal purchases” exemption from derivative accounting.

Other than the purchase agreements discussed above, UCI International recognizes derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. Changes in the fair value of those instruments will be reported in income or other comprehensive income (loss) depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of the derivative, and the effect on the financial statements, will depend on its hedge designation and whether the hedge is highly effective in offsetting changes in the fair value of cash flows of the asset or liability hedged.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Recently Adopted Accounting Guidance

On September 30, 2009, UCI International adopted changes issued by the Financial Accounting Standards Board (“FASB”) to the authoritative hierarchy of accounting principles generally accepted in the United States of America (“GAAP”). These changes establish the FASB Accounting Standards Codificationtm (“ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the ASC. These changes and the ASC itself do not change GAAP. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on UCI International’s financial statements.

Business Combinations and Consolidation Accounting

On January 1, 2009, UCI International adopted changes issued by the FASB to consolidation accounting and reporting. These changes establish accounting and reporting for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance defines a noncontrolling interest, previously called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. These changes require, among other items: a noncontrolling interest to be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of operations; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be measured at fair value and a gain or loss to be recognized in net income based on such fair value. Other than the change in presentation of noncontrolling interests, the adoption of these changes had no impact on UCI International’s financial statements. The presentation and disclosure requirements of these changes were applied retrospectively.

On January 1, 2010, UCI International adopted changes issued by the Financial Accounting Standards Board (“FASB”) to accounting for variable interest entities. These changes require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the solely quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The adoption of these changes had no impact on UCI International’s financial statements.

Fair Value Accounting

On January 1, 2009, UCI International adopted changes issued by the FASB to fair value accounting and reporting as it relates to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on at least an annual basis. These changes define fair value, establish a framework for measuring fair value in GAAP, and expand disclosures about fair value measurements. This guidance applies to other GAAP that require or permit fair value measurements and is to be applied prospectively with limited exceptions. The adoption of these changes, as it relates to nonfinancial assets and nonfinancial liabilities, had no impact on UCI International’s financial statements. These provisions will be applied at such time as a fair value

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

measurement of a nonfinancial asset or nonfinancial liability is required, which may result in a fair value that is materially different than would have been calculated prior to the adoption of these changes.

On June 30, 2009, UCI International adopted changes issued by the FASB to fair value accounting. These changes provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance for identifying circumstances that indicate a transaction is not orderly. This guidance is necessary to maintain the overall objective of fair value measurements, which is that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The adoption of these changes had no impact on UCI International’s financial statements.

Other

On June 30, 2009, UCI International adopted changes issued by the FASB to accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued, otherwise known as “subsequent events.” Specifically, these changes set forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occur after the balance sheet date.

On January 1, 2009, UCI International adopted changes issued by the FASB to accounting for intangible assets. These changes amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset in order to improve the consistency between the useful life of a recognized intangible asset outside of a business combination and the period of expected cash flows used to measure the fair value of an intangible asset in a business combination. The adoption of these changes had no impact on UCI International’s financial statements.

On January 1, 2009, UCI International adopted changes issued by the FASB to disclosures by public entities about transfers of financial assets and interests in variable interest entities. The changes require additional disclosures about transfers of financial assets. The required disclosures are intended to provide more transparency to financial statement users about a transferor’s continuing interest in transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying special purpose entities. UCI International has agreements to sell undivided interests in certain of its receivables with factoring companies which in turn have the right to sell an undivided interest to a financial institution or other third party. However, UCI International retains no rights or interest, and has no obligations, with respect to the sold receivables. Furthermore, UCI International does not service the receivables after the sales. Because of the terms of UCI International’s sales of receivables, the adoption of the changes did not have an effect on UCI International’s financial statements.

On January 1, 2009, UCI International adopted changes issued by the FASB to disclosures about derivative instruments and hedging activities. These changes require enhanced disclosures about an entity’s derivative and hedging activities, including (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. Because of UCI International’s insignificant, if any, use of derivatives, adoption of these changes did not have an effect on UCI International’s financial statements.

Effective January 1, 2010, UCI International adopted changes issued by the FASB on January 6, 2010, for a scope clarification to the FASB’s previously-issued guidance on accounting for noncontrolling interests in consolidated financial statements. These changes clarify the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a consolidated subsidiary. An entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

subsidiary at fair value. The gain or loss includes any gain or loss associated with the difference between the fair value of the retained investment in the subsidiary and its carrying amount at the date the subsidiary is deconsolidated. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. See Note 19 for a discussion of the disposition of UCI International’s 51% owned joint venture.

Recently Issued Accounting Guidance

Revenue Recognition for Multiple-Deliverable Arrangements

In October 2009, the FASB issued changes to revenue recognition for multiple-deliverable arrangements. These changes require separation of consideration received in such arrangements by establishing a selling price hierarchy (not the same as fair value) for determining the selling price of a deliverable, which will be based on available information in the following order: vendor-specific objective evidence, third-party evidence, or estimated selling price. The changes also: eliminate the residual method of allocation and require that the consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the arrangement to each deliverable on the basis of each deliverable’s selling price; require that a vendor determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis; and expand the disclosures related to multiple-deliverable revenue arrangements. These changes become effective for UCI International on January 1, 2011. Management has determined that the adoption of these changes will not have an impact on UCI International’s financial statements, as UCI International does not currently have any such arrangements with its customers.

NOTE 2 — RESTRUCTURING COSTS, NET

UCI International incurred costs related to the company’s capacity consolidation activities which are reported in the income statement in “Restructuring costs, net.” The components of restructuring gains (costs), net are as follows (in millions):

	Year Ended December 31,
	2010	2009	2008

Costs to maintain land and building held for sale	$(0.3)	$(0.4)	$(0.6)
Curtailment and settlement losses	(0.6)	(0.2)	—
Severance costs	—	—	(0.2)
Disposition of joint venture interest	(1.1)	—	—
Gain on sale of building, net of moving costs	0.3	1.5	—
Asset impairments	—	(1.8)	(1.6)

	$(1.7)	$(0.9)	$(2.4)

2010 Activities

In 2010, UCI International recognized a gain of $0.3 million related to the sale of the land and building at a previously idled manufacturing facility. In addition, UCI International incurred costs of $0.3 million to maintain the land and building prior to the sales. In 2009 and 2008, UCI International incurred costs of $0.4 million and $0.6 million, respectively, to maintain the land and building.

In 2010, UCI International recorded pension curtailment and settlement losses and other severance costs related to headcount reductions at its Mexican subsidiaries totaling $0.6 million. Additionally, UCI International recorded a non-cash charge of $1.1 million related to the sale of the company’s interest in a 51% owned joint venture in 2010 (see Note 19).

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

2009 Capacity Consolidation and European Realignment Actions

UCI International implemented restructuring plans in 2009 to further align UCI International’s cost structure with customers’ spending and current market conditions. The restructuring plans targeted excess assembly and aluminum casting capacity and restructuring costs of the plan included workforce reductions, facility closures, consolidations and realignments.

UCI International idled a Mexican aluminum casting operation in 2009 and consolidated the capacity into its Chinese casting operation. During that period, UCI International also relocated a small amount of filter manufacturing capacity which resulted in the idling of certain equipment with no alternative use. In connection with these capacity consolidations, UCI International recorded asset impairments of $1.8 million in 2009 and incurred post employment benefit plans curtailment costs of $0.1 million.

In order to accommodate expected growth in Europe, UCI International’s Spanish distribution operation was relocated to a new leased facility resulting in the idling and subsequent sale of an owned facility. UCI International recognized a gain of $1.5 million on the sale of this facility in 2009. UCI International incurred other costs of $0.1 million during that period associated with the relocation of the facility.

Additional 2008 Costs

In 2008, UCI International recorded pre-tax expense related to the closing of a former water pump facility. These costs included asset impairment charges of $1.6 million related the manufacturing facility and equipment that was no longer useable and severance costs of $0.2 million.

NOTE 3 — ALLOWANCE FOR DOUBTFUL ACCOUNTS

Changes in UCI International’s allowance for doubtful accounts were as follows (in millions):

	December 31,
	2010	2009	2008

Beginning of year	$3.2	$4.0	$2.3
Provision for doubtful accounts	0.5	0.4	2.0
Accounts written off	(0.9)	(1.2)	(0.3)

	$2.8	$3.2	$4.0

NOTE 4 — SALES OF RECEIVABLES

UCI International has factoring agreements arranged by four customers with eight banks. Under these agreements, UCI International has the ability to sell undivided interests in certain of its receivables to the banks which in turn have the right to sell an undivided interest to a financial institution or other third party. UCI International enters into these relationships at its discretion as part of its overall customer agreements and cash management activities. Pursuant to these agreements, UCI International sold $248.3 million and $225.9 million of receivables during 2010 and 2009, respectively.

If receivables had not been factored, $137.8 million and $121.5 million of additional receivables would have been outstanding at December 31, 2010 and 2009, respectively. UCI International retained no rights or interest, and has no obligations, with respect to the sold receivables. UCI International does not service the receivables after the sales.

The sales of receivables were accounted for as a sale and were removed from the balance sheet at the time of the sales. The costs of the sales were discounts deducted by the factoring companies. These costs were $3.9 million, $5.5 million and $3.5 million in 2010, 2009 and 2008, respectively. These costs are recorded in the consolidated income statements in “Miscellaneous, net.”

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 5 — INVENTORIES

The components of inventories were as follows (in millions):

	December 31,
	2010	2009

Raw materials	$56.7	$47.5
Work in process	26.3	27.6
Finished products	77.3	73.1
Valuation reserves	(16.1)	(15.1)

	$144.2	$133.1

Changes in UCI International’s allowance for excess and obsolete inventory were as follows (in millions):

	December 31,
	2010	2009	2008

Beginning of year	$15.1	$14.9	$15.6
Charges to income	3.2	3.1	3.7
Inventory written off	(2.1)	(3.0)	(4.3)
Other	(0.1)	0.1	(0.1)

	$16.1	$15.1	$14.9

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in millions):

		December 31,
	Depreciable Life	2010	2009

Land and improvements	5-10 years (for improvements)	$6.1	$6.1
Buildings and improvements	5-40 years	65.3	65.5
Equipment	3-15 years	236.6	234.1

		308.0	305.7
Less accumulated depreciation		(172.9)	(155.9)

		$135.1	$149.8

Included in equipment shown above are cumulative additions related to capital lease obligations of $2.6 million and $3.5 million at December 31, 2010 and 2009, respectively. The related accumulated depreciation was approximately $1.8 million and $2.2 million at December 31, 2010 and 2009, respectively.

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $27.3 million, $28.6 million and $28.0 million, respectively.

The fair value of UCI International’s asset retirement obligation (“ARO”) is recorded as a liability with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the related buildings. The asset retirement costs are amortized over the useful life of the building. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense. The liabilities for ARO were $1.2 million and $1.1 million at December 31, 2010 and 2009, respectively.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 7 — OTHER INTANGIBLE ASSETS

The components of other intangible assets were as follows (in millions):

		December 31, 2010			December 31, 2009
	Amortizable		Accumulated			Accumulated
	Life	Gross	Amortization	Net	Gross	Amortization	Net

Acquired intangible assets
Customer relationships	3 - 20 years	$62.1	$(36.5)	$25.6	$62.1	$(32.4)	$29.7
Technologies	10 years	8.9	(7.8)	1.1	8.9	(7.0)	1.9
Trademarks	10 years	4.3	(2.8)	1.5	4.3	(2.3)	2.0
Trademarks	Indefinite	25.5	—	25.5	25.5	—	25.5
Integrated software system	7 years	23.6	(14.3)	9.3	20.1	(11.2)	8.9

		$124.4	$(61.4)	$63.0	$120.9	$(52.9)	$68.0

In 2008, UCI International recognized a trademark impairment loss of $0.5 million. This non-cash loss was due to a customer’s decision to market a significant portion of UCI International-supplied products under the customer’s own private label brand, instead of UCI International’s brand. This decision has not affected and is not expected to affect UCI International’s sales of these products.

The estimated amortization expense related to acquired intangible assets and the integrated software system for each of the succeeding five years based on the historical carrying values of identifiable intangible assets prior to the Rank Acquisition is (in millions):

	Acquired	Integrated
	Intangible	Software
	Assets	System

2011	$4.7	$3.2
2012	4.3	2.6
2013	3.8	1.8
2014	3.3	0.7
2015	3.0	0.6

The Rank Acquisition will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is required to be allocated to the underlying tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair market values as of the date of the acquisition. Accordingly, the carrying value and related future amortization expense will change based upon the assets’ respective fair values and estimated lives as of the date of the Rank Acquisition.

NOTE 8 — RESTRICTED CASH

During 2009, UCI International posted $9.4 million of cash to collateralize a letter of credit required by its workers compensation insurance carrier. During 2010, the letter of credit requirement with the workers compensation insurance carrier was reduced by $0.5 million and that amount of the cash collateral was returned. During the second quarter of 2010, UCI International posted $7.4 million of cash to collateralize a letter of credit required to appeal the judgment in the patent litigation discussed in more detail in Note 14. This cash was invested in highly liquid, high quality government securities and was not available for general operating purposes as long as the letters of credit remain outstanding or until alternative collateral is posted. In connection with entering into the Senior Secured Credit Facilities (as defined in Note 24), the letters of credit were replaced by letters of credit issued under the Senior Secured Revolving Facility (as defined in Note 24) and the cash collateral was released. The cash

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

collateral totaling $16.3 million is recorded as “Restricted cash” as a component of current assets on the balance sheet at December 31, 2010.

NOTE 9 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following (in millions):

	December 31,
	2010	2009

Salaries and wages	$3.1	$3.1
Bonuses and profit sharing	8.5	6.1
Vacation pay	4.4	4.4
Product returns	53.7	42.1
Rebates, credits and discounts due customers	17.4	13.6
Insurance	11.0	9.8
Taxes payable	7.1	7.0
Interest	2.0	2.4
Other	24.1	19.6

	$131.3	$108.1

NOTE 10 — PRODUCT RETURNS LIABILITY

The liability for product returns is included in “Accrued expenses and other current liabilities.” This liability includes accruals for estimated parts returned under warranty and for parts returned because of customer excess quantities. UCI International provides warranties for its products’ performance. Warranty periods vary by part. In addition to returns under warranty, UCI International allows its customers to return quantities of parts that the customer determines to be in excess of its current needs. Customer rights to return excess quantities vary by customer and by product category. Generally, these returns are contractually limited to 3% to 5% of the customer’s purchases in the preceding year. While UCI International does not have a contractual obligation to accept excess quantity returns from all customers, common practice for UCI International and the industry is to accept periodic returns of excess quantities from on-going customers. If a customer elects to cease purchasing from UCI International and change to another vendor, it is industry practice for the new vendor, and not UCI International, to accept any inventory returns resulting from the vendor change and any subsequent inventory returns.

In 2008, UCI International identified an unusually high level of warranty returns related to one category of parts. When these parts were subjected to certain conditions, they experienced a higher than normal failure rate. As a result of the higher than normal failure rate, a $6.7 million warranty loss provision was recorded in 2008. This loss provision is included in the line captioned “Additional reductions to sales” in the table below. UCI International modified the design of these parts to eliminate this issue.

UCI International routinely monitors returns data and adjusts estimates based on this data.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Changes in UCI International’s product returns accrual were (in millions):

	Year Ended December 31,
	2010	2009	2008

Beginning of year	$42.1	$32.0	$28.1
Cost of unsalvageable returned parts	(52.0)	(46.4)	(51.6)
Additional reductions to sales	63.6	55.2	55.5
Reclassification from other current liabilities	—	1.3	—

End of year	$53.7	$42.1	$32.0

NOTE 11 — DEBT

UCI International’s debt is summarized as follows (in millions):

	December 31,
	2010	2009

UCI International Senior PIK notes	$355.1	$324.1
UCI 2010 Term Loan	423.9	—
UCI 2010 Revolving Credit Facility	—	—
UCI 2006 Credit Facility term loan	—	190.0
UCI Previously Outstanding Subordinated Notes	—	230.0
UCI short-term borrowings	3.3	3.5
UCI capital lease obligations	0.7	0.9
Unamortized debt discount and debt issuance costs	(8.5)	(6.9)

	774.5	741.6
Less:
UCI short-term borrowings	3.3	3.5
Current maturities	4.5	17.9

Long-term debt	$766.7	$720.2

UCI International’s floating rate senior PIK notes (the “Senior PIK Notes”) — On December 20, 2006, UCI International issued $235 million of Floating Rate Senior PIK notes (the “Senior PIK Notes”). These notes were sold at a 3.5% discount and are due December 15, 2013.

Interest on the Senior PIK Notes is payable quarterly and the interest rate for the Senior PIK Notes is based on three-month LIBOR with a floor of 1.25% plus the applicable spread. The spread was 750 basis points from December 15, 2007 through December 15, 2008, and 800 basis points after December 15, 2008. The rate was 9.25% throughout all of 2010. Interest on the Senior PIK Notes was paid by issuing new notes.

In connection with the Rank Acquisition, UCI International commenced a tender offer for any and all of the Senior PIK Notes in an aggregate principal amount of $355.1 million and related consent solicitation. $315.0 million in principal amount of the Senior PIK Notes were purchased in connection with the tender offer. UCI International called the remaining Senior PIK Notes not tendered as of the date of the Rank Acquisition. UCI International discharged these remaining Senior PIK Notes in accordance with the terms of the indenture governing the Senior PIK Notes by depositing with the trustee all outstanding amounts due under the Senior PIK Notes and instructing the trustee to provide holders of the remaining Senior PIK Notes with an irrevocable notice of redemption. The redemption date was February 25, 2011. See further discussion of the Rank Acquisition and related financing in Note 24 — Subsequent Events — Rank Acquisition and Related Financing.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

The Senior PIK Notes were unsecured and the Senior PIK Notes indenture contained covenants that restricted UCI International’s ability to: incur or guarantee additional debt, pay dividends or redeem stock, make certain investments, sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. Management believes that UCI International was in compliance with all of these covenants.

2010 Credit Facility — On September 23, 2010, UCI International, UCI Acquisition and UCI entered into a credit facility, with UCI, as borrower, and with UCI International and UCI Acquisition and UCI’s domestic subsidiaries, as guarantors (the “2010 Credit Facility”). The 2010 Credit Facility provided for borrowings of up to $500.0 million, consisting of a term loan facility in an aggregate principal amount of $425.0 million (the “2010 Term Loan”), which was fully funded on the closing date of the 2010 Credit Facility, and a revolving credit facility in an aggregate principal amount of $75.0 million (the “2010 Revolving Credit Facility”), none of which was drawn on the closing date of the 2010 Credit Facility. Approximately $23.7 million was available under the 2010 Revolving Credit Facility at December 31, 2010 due to certain restrictions under the Senior PIK Notes.

The proceeds of the 2010 Term Loan were used to (i) repay existing borrowings under UCI’s senior credit Facility term loan, (ii) redeem UCI’s existing Previously Outstanding Subordinated Notes and (iii) pay transaction costs. The following table summarizes the sources and uses of the proceeds at closing (in millions):

Sources		Uses

2010 Revolving Credit Facility	$—	Accrued interest payment	$6.4
2010 Term Loan	425.0	Repay UCI 2006 Credit Facility	172.3
Cash on balance sheet	4.0	Redeem UCI Previously Outstanding Subordinated Notes	230.0
		Transaction costs and original issue discount	20.3

Total Sources	$429.0	Total Uses	$429.0

The 2010 Credit Facility was sold at a 1.0% discount of the principal amount of the 2010 Term Loan and at a 1.5% discount of the commitment under the 2010 Revolving Credit Facility. The original issue discount totaled $5.4 million. In connection with the Rank Acquisition, the 2010 Credit Facility was repaid and terminated. See further discussion in Note 24 — Subsequent Events — Rank Acquisition and Related Financing.

UCI’s 2006 senior credit facility (the “2006 Credit Facility”) — In connection with the entry by UCI into the 2010 Credit Facility, UCI’s 2006 Credit Facility was terminated and all obligations existing under the 2006 Credit Facility were repaid in full using a portion of the proceeds of the 2010 Term Loan. The 2006 Credit Facility was scheduled to expire on June 30, 2012; there were no penalties for early termination.

The 2006 Credit Facility included a term loan pursuant to which, as a result of previous prepayments, no scheduled repayments were due before December 2011. Mandatory prepayments of the term loan were required, however, when UCI generated Excess Cash Flow as defined in the 2006 Credit Facility. UCI generated Excess Cash Flow in the year ended December 31, 2009, resulting in a mandatory prepayment of $17.7 million which was made on April 1, 2010 reducing the amount outstanding under the term loan to $172.3 million. The $172.3 million was paid in full with the proceeds of the 2010 Term Loan on September 23, 2010.

UCI’s 9 3/8% senior subordinated notes (the “Previously Outstanding Subordinated Notes”) — On September 23, 2010, UCI discharged the Previously Outstanding Subordinated Notes in accordance with the terms of the indenture governing the Previously Outstanding Subordinated Notes by depositing with the trustee all outstanding amounts due under the Previously Outstanding Subordinated Notes and instructing the trustee to provide holders of all the Previously Outstanding Subordinated Notes with an irrevocable notice of redemption. The redemption date was October 25, 2010 (the “Redemption Date”). As of September 23, 2010, the aggregate outstanding principal amount of the Notes was approximately $228.2 million, net of unamortized original issue discount of $1.8 million. Pursuant to the terms of the indenture, all the Previously Outstanding Subordinated Notes

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

outstanding on the Redemption Date were redeemed on the Redemption Date at 101.563% of their principal amount plus accrued and unpaid interest thereon up to, but not including, the Redemption Date.

Loss on early extinguishment of 2006 Credit Facility and Previously Outstanding Subordinated Notes —
UCI International recorded a loss of $8.7 million on the early extinguishment of the 2006 Credit Facility and the Previously Outstanding Subordinated Notes. The components of the loss on early extinguishment were as follows (in millions):

UCI Previously Outstanding Subordinated Notes call premium	$3.6
Write-off unamortized original issue discount	1.8
UCI Previously Outstanding Subordinated Notes redemption period interest	1.9
Write-off unamortized deferred financing costs	1.4

$8.7

UCI’s short-term borrowings — Certain of UCI International’s Chinese and Spanish subsidiaries have secured local credit facilities. The Chinese local credit facilities consist of a U.S. Dollar denominated line of credit with a maximum borrowing limit of $2.9 million and a Chinese Yuan denominated line of credit with a maximum borrowing limit of ¥10 million ($1.5 million at December 31, 2010). The Chinese local credit facilities are secured by certain accounts receivable and buildings. The Spanish local credit facilities consist of a Euro denominated revolving credit facility with a borrowing limit of €2.7 million ($3.6 million at December 31, 2010). The Spanish local credit facilities are collateralized by certain accounts receivable related to the amounts financed.

At December 31, 2010, short-term borrowings included $3.3 million of the Chinese subsidiaries’ notes payable to foreign credit institutions. At December 31, 2009, short-term borrowings included $0.3 million of a Spanish subsidiary’s notes payable and $3.2 million of the Chinese subsidiaries’ notes payable to foreign credit institutions. At December 31, 2008, short-term borrowings included $2.3 million of a Spanish subsidiary’s notes payable and $2.9 million of the Chinese subsidiaries’ notes payable to foreign credit institutions. At December 31, 2010, the interest rate on the Chinese subsidiaries’ note payable was 3.1%. At December 31, 2009, the interest rate on the Spanish subsidiary’s notes payable and the Chinese subsidiaries’ notes payable was 0.9% and 3.5%, respectively. At December 31, 2008, the interest rate on the Spanish subsidiary’s notes payable and the Chinese subsidiaries’ notes payable was 3.7% and 5.3%, respectively.

Swaption agreement — On September 28, 2010, UCI entered into a “swaption” agreement providing UCI with the right but not the obligation to enter into an interest rate swap on or about March 23, 2012. If UCI exercises the swaption, UCI would effectively convert $212.5 million of variable rate debt under the 2010 Credit Facility into fixed rate debt with a Eurodollar rate of 2.75% plus the applicable margin under the 2010 Credit Facility for a two-year period ending March 23, 2014. The cost of entering into the swaption was $0.5 million. While UCI considers the swaption to be an effective economic hedge of interest rate risks, UCI did not designate or account for the swaption as a hedge. Changes in the market value of the swaption are recognized currently in income as a component of “Miscellaneous, net.”

Future payments — As a result of the Rank Acquisition and related financing discussed in Note 24 — Subsequent Events — Rank Acquisition and Related Financing, the 2010 Credit Facility and Senior PIK notes were repaid or redeemed. See Note 24 — Subsequent Events — Rank Acquisition and Related Financing for a schedule of future debt maturities prepared on a pro forma basis assuming the Transactions occurred on December 31, 2010.

Interest expense — Net interest expense in 2010 and 2009 was $60.8 million and $60.5 million, respectively. Net interest expense in 2008 was $65.4 million, including $0.1 million of accelerated write-off of deferred financing costs due to the voluntary prepayment of $10.0 million of the senior credit facility term loan. No interest was capitalized in 2010, 2009 and 2008.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 12 — INCOME TAXES

The components of income before income taxes were as follows (in millions):

	Year Ended December 31,
	2010	2009	2008

Income (loss) before income taxes
United States	$35.8	$8.1	$(17.7)
Foreign	1.7	5.5	1.0

	$37.5	$13.6	$(16.7)

Components of income tax expense (benefit) were as follows (in millions):

	Year Ended December 31,
	2010	2009	2008

Current
Federal	$12.4	$3.5	$(3.1)
State	2.7	1.0	0.9
Foreign	1.9	1.3	2.5

	17.0	5.8	0.3

Deferred
Federal	(0.9)	(1.4)	(2.4)
State	—	(0.6)	(0.3)
Foreign	(1.5)	1.3	(1.9)

	(2.4)	(0.7)	(4.6)

	$14.6	$5.1	$(4.3)

A reconciliation of income taxes computed at the United States Federal statutory tax rate to income tax expense follows (in millions):

	Year Ended December 31,
	2010	2009	2008

Income tax expense (benefit) at U.S. Federal statutory rate	$13.1	$4.8	$(5.8)
Federal income taxes related to “check the box” election	(0.3)	(0.4)	3.4
Foreign income not taxable, foreign income tax losses not benefited and rate differential	0.9	0.1	(2.0)
State income taxes, net of Federal income tax benefit	1.8	0.2	0.4
Other, net	(0.9)	0.4	(0.3)

Income tax expense (benefit)	$14.6	$5.1	$(4.3)

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Deferred taxes were attributable to the following (in millions):

	December 31,
	2010	2009

Deferred tax assets
Pension and postretirement benefits	$5.3	$7.5
Product returns and warranty accruals	20.5	16.0
Inventory valuation	6.6	6.8
Net operating loss carryforwards	5.0	5.2
Vacation accrual	1.4	1.3
Insurance accruals	2.8	3.1
Allowance for doubtful accounts	0.9	1.1
Tax credit carryforwards	0.3	0.3
Pension liability adjustment included in other comprehensive income (loss)	24.5	19.1
Other accrued liabilities	8.5	6.7
Other	2.5	2.2

	78.3	69.3
Less: valuation allowance for net operating loss carryforwards and foreign tax credit carryforwards	(4.9)	(5.2)

Total deferred tax assets	73.4	64.1

Deferred tax liabilities
Depreciation and amortization	(14.7)	(14.5)
Goodwill amortization for tax, but not book	(24.6)	(21.2)
Acquired intangible assets	(2.8)	(2.4)
Prepaid expenses	(1.7)	(2.7)
Other	(0.2)	(1.1)

Total deferred tax liabilities	(44.0)	(41.9)

Net deferred tax assets	$29.4	$22.2

The net deferred tax assets were included in the balance sheet as follows (in millions):

	December 31,
	2010	2009

Deferred tax assets	$38.4	$31.0
Deferred tax liabilities	(9.0)	(8.8)

Net deferred tax assets	$29.4	$22.2

At December 31, 2007, UCI International had valuation allowances for all of the deferred tax assets associated with foreign net operating loss carryforwards. In 2008, UCI International concluded that $0.6 million of these deferred tax assets would be realized and, accordingly the valuation allowances were reduced by $0.6 million. This reduction resulted in a $0.6 million benefit in 2008 income tax expense.

At December 31, 2010, UCI International had $13.6 million of foreign net operating loss carryforwards with no expiration date, $1.9 million of foreign net operating losses which expire between 2017 and 2020 and $0.3 million of foreign tax credit carryforwards which expire in 2023 and 2024. In assessing the realization of

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

the deferred tax assets related to these carryforwards, UCI International determined that it is more likely than not that $4.4 million of the deferred tax assets related to these loss carryforwards and tax credits will not be realized. Therefore, a valuation allowance has been recorded for these carryforwards.

At December 31, 2010, UCI International had various state net operating loss carryforwards totaling $13.1 million which expire at various times. In assessing the realization of the deferred tax asset related to the state carryforwards, UCI International determined that it is more likely than not that $0.5 million of the deferred tax assets related to the state carryforwards will not be realized. Therefore, a valuation allowance has been recorded for these carryforwards. At December 31, 2008, UCI International had U.S. Federal net operating loss carryforwards of $12.9 million. This net operating loss was used in 2009.

Realization of the remaining net deferred tax assets is dependent on UCI International generating sufficient taxable income in future years to utilize the benefits of the reversals of temporary differences. UCI International has performed an assessment regarding the realization of the remaining net deferred tax assets, which includes projecting future taxable income, and has determined it is more likely than not that the remaining net deferred tax assets will be realized.

Changes in UCI International’s valuation allowance for deferred tax assets were as follows (in millions):

	December 31,
	2010	2009	2008

Beginning of year	$5.2	$4.2	$4.3
Provisions	0.7	0.4	0.9
Deductions	(1.0)	0.6	(1.0)

End of year	$4.9	$5.2	$4.2

UCI International does not provide for U.S. income taxes on undistributed earnings of its foreign subsidiaries that are intended to be permanently reinvested. At December 31, 2010, these undistributed earnings amounted to approximately $26.8 million. Determination of the net amount of unrecognized U.S. income taxes with respect to these earnings is not practicable.

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in millions):

	2010	2009	2008

Balance at January 1	$7.7	$7.5	$5.6
Additions for tax positions related to the current year	1.9	1.3	2.4
Reductions based on tax positions related to the current year	(0.6)	(0.2)	(0.3)
Additions for tax positions of prior years	0.8	0.1	0.3
Reductions for tax positions of prior years	(0.1)	(0.2)	(0.1)
Reduction for lapse of applicable statutes of limitations	(0.6)	(0.8)	(0.4)

Balance at December 31	$9.1	$7.7	$7.5

At December 31, 2010, approximately $3.7 million of the unrecognized tax benefits, if recognized, would change UCI International’s effective tax rate. In 2010, UCI International recorded, as income tax expense, $0.3 million of interest and $(0.2) million of penalties related to the unrecognized tax benefits. At December 31, 2010, the total interest (net of federal benefit) and penalties accrued related to uncertain tax benefits were $0.8 million and $0.5 million, respectively.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

While most of UCI International’s business is conducted within the United States, UCI International also conducts business in several foreign countries. As a result, UCI International and/or one or more of its subsidiaries files income tax returns in the U.S. federal tax jurisdiction and in many state and foreign tax jurisdictions. In the normal course of business, UCI International is subject to examination by tax authorities in these tax jurisdictions. With few exceptions, UCI International is not subject to examination by federal, state or foreign tax authorities for tax years which ended on or before 2005. Chinese tax authorities have commenced a transfer price examination at one of UCI International’s subsidiaries. Other than this examination and routine inquiries, UCI International and its subsidiaries are not currently under examination by tax authorities.

UCI International expects the total unrecognized tax benefits to decline by approximately $0.3 million in 2011. This decline is due to the expiration of applicable statutes of limitations. All of this amount will impact the effective tax rate.

NOTE 13 —	EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plans

UCI International maintains defined benefit retirement plans covering certain U.S. and non-U.S. employees. Retiree benefits under the defined benefit retirement plans are generally based on years of service and employee compensation.

Obligations and Funded Status

The measurement date used to determine pension obligations is December 31. The following table sets forth the plans’ status (in millions).

	December 31,
	2010	2009

Accumulated benefit obligation	$243.3	$214.9

Change in projected benefit obligations:
Projected benefit obligations at beginning of year	$227.6	$217.5
Service cost	4.3	4.4
Interest cost	13.4	13.0
Actuarial loss	21.1	2.4
Plan amendments	—	—
Plan curtailment and settlements	0.3	(0.1)
Benefits paid	(10.5)	(9.7)
Special termination benefits	—	—
Currency translation adjustment	0.1	0.1

Projected benefit obligations at end of year	$256.3	$227.6

Change in plan assets:
Fair value of plan assets at beginning of year	$166.5	$146.5
Actual return on plan assets	21.2	25.4
Employer contributions	3.0	4.2
Benefits paid	(10.5)	(9.7)
Currency translation adjustment	0.1	0.1

Plan assets at end of year	$180.3	$166.5

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

	December 31,
	2010	2009

Funded status, net	$(76.0)	$(61.1)

Amounts recognized in the balance sheet consist of:
Noncurrent assets	$0.8	$0.6
Current liabilities	(0.1)	(0.1)
Noncurrent liabilities	(76.7)	(61.6)

	$(76.0)	$(61.1)

A portion of the above “Funded status, net” has not been recorded in any of UCI International’s income statements, but instead has been recorded in “Accumulated other comprehensive income (loss).” Amounts recognized in “Accumulated other comprehensive income (loss)” consisted of (in millions):

		Amortization and
		Curtailment
		in 2010
	Dec 31,	Pension	2010	Dec 31,
	2009	Expense	Additions	2010

Prior service costs	$(2.7)	$0.4	$—	$(2.3)
Net actuarial gain (loss)	(46.3)	0.6	(14.2)	(59.9)
Deferred income tax benefit (expense)	18.8	(0.4)	5.4	23.8

Accumulated other comprehensive income (loss)	$(30.2)	$0.6	$(8.8)	$(38.4)

		Amortization
		in 2009
	Dec 31,	Pension	2009	Dec 31,
	2008	Expense	Additions	2009

Prior service costs	$(3.1)	$0.4	$—	$(2.7)
Net actuarial gain (loss)	(55.2)	0.3	8.6	(46.3)
Deferred income tax benefit (expense)	22.2	(0.3)	(3.1)	18.8

Accumulated other comprehensive income (loss)	$(36.1)	$0.4	$5.5	$(30.2)

The “Accumulated other comprehensive income (loss)” at December 31, 2010 will be eliminated as part of the purchase price allocation for the Rank Acquisition.

For certain of the pension plans, accumulated benefit obligations (ABO) exceed plan assets. For these plans, the combined projected benefit obligation, ABO and fair value of plan assets were $247.9 million, $235.2 million and $171.1 million, respectively, as of December 31, 2010 and $219.8 million, $207.4 million and $158.1 million, respectively, as of December 31, 2009.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Components of Net Periodic Pension Expense

The components of net periodic pension expense were as follows (in millions):

	Year Ended December 31,
	2010	2009	2008

Service cost	$4.3	$4.4	$4.4
Interest cost	13.4	13.0	12.6
Expected return on plan assets	(14.7)	(14.4)	(15.2)
Amortization of prior service cost	0.3	0.3	0.3
Amortization of unrecognized (gain) loss	0.6	0.3	(0.1)
Special termination benefits and curtailment loss recognized	0.6	0.2	0.2

	$4.5	$3.8	$2.2

In 2010 and 2009, UCI International recorded $0.6 million and $0.2 million, respectively of curtailment losses related to headcount reductions as part of specific actions taken to align UCI International’s cost structure with current market conditions. As a result of closing one of UCI International’s water pump operations in 2008 UCI International recorded $0.2 million of expense for special pension benefits for the terminated employees.

Assumptions

UCI International determines its actuarial assumptions on an annual basis. In determining the present values of UCI International’s benefit obligations and net periodic pension expense for all plans as of and for the years ended December 31, 2010, 2009 and 2008, UCI International used the following assumptions:

	2010	2009	2008

Weighted average discount rate to determine benefit obligations	5.5%	6.0%	6.2%
Weighted average discount rate to determine net cost	6.0%	6.2%	6.5%
Weighted average rate of future compensation increases to determine benefit obligation	3.5%	3.5%	4.0%
Weighted average rate of future compensation increases to determine net cost	3.5%	4.0%	4.0%
Weighted average rate of return on plan assets to determine net cost	8.0%	8.0%	8.0%

The discount rate was determined considering current yield curves representing high quality, long-term fixed income instruments. The discount rate for the U.S. plans is based on a review of high quality (Aa or better) bonds from the Barclay’s Capital bond database.

Plan Assets

UCI International directs the investment of the plans’ assets with the objective of being able to meet current and future benefit payment needs while maximizing total investment returns within the constraints of a prudent level of portfolio risk and diversification. UCI International believes it is prudent to diversify among and within each asset class to decrease portfolio risk while, at the same time, proving the potential for enhanced long-term returns. Equity investments comprise the largest portion of the plan assets because they are believed to provide greater long-term returns than fixed income investments, although with greater short-term volatility. Additionally, UCI International believes that a meaningful allocation to foreign equities will increase portfolio diversification and thereby decrease portfolio risk while, at the same time, providing the potential for enhanced long-term returns. With respect to fixed income investments, UCI International believes that the duration of the fixed income component should approximate the projected benefit obligation duration for better correlation of assets to liabilities.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Derivatives, options and futures are permitted investments but only for the purpose of reducing risk. Derivatives, options and futures are not permitted for speculative purposes. Currently, the use of derivative instruments is not significant when compared to the overall portfolio.

UCI International believes that investment managers with active mandates can reduce portfolio risk below market risk and potentially add value through security selection strategies. Consistent with this belief, UCI International retains the services of professional money managers to provide advice and recommendations to help UCI International discharge its fiduciary responsibilities in furtherance of the plans’ goals. With the services of professional money managers and the asset allocation targets discussed below, UCI International believes that the assumed expected long-term return on plan assets of 8.0% used to determine net pension cost will be achieved.

UCI International has a long-term strategic target for the allocation of plan assets. However, UCI International realizes that actual allocations at any point will vary from this strategic target due to current and anticipated market conditions and required cash flows to and from the plans. The “Permitted Range” anticipates this fluctuation and provides flexibility for the professional managers’ portfolios to vary around the target without a mandatory immediate rebalancing.

	Strategic
	Target	Permitted Range

U.S. equities	42%	37% to 47%
Foreign equities	23%	18% to 28%
Fixed income	35%	25% to 45%

	100%

The fair value of the plan assets at December 31, 2010 are presented below (in millions).

		% of Total
		Plan Assets

U.S. equities
Large Cap Growth	$17.2
Large Cap Value	16.4
Large Cap Indexed	28.8
Small and Mid Cap Growth	9.1
Small and Mid Cap Value	10.4

Total U.S. equities	81.9	46%

Foreign equities	38.4	21%

Fixed income
Short & Mid Duration	17.0
Long Duration	37.1
Long Duration Indexed	5.2

Total fixed income	59.3	33%

Cash	0.7	*

	$180.3	100%

*	Less than 1%

The plan assets are primarily invested in commingled collective trusts, as well as a portion in pooled separate accounts of a large, rated A+ (Superior) by A.M. Best insurance company, collectively the “Investment Funds.” The

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Investment Funds are managed by professional money managers. The following provides a summary of the investment styles of the respective Investment Funds.

Growth Investment Funds — This investment style seeks long-term growth through equity appreciation. Large Cap Growth funds seeks long-term appreciation through investment in large market capitalizations similar to companies in the Russell 1000, while the Small and Mid Cap Growth funds invest in small and mid market capitalizations similar to companies in the Russell 2500.

Value Investment Funds — This investment style seeks to identify equity securities that are perceived to be undervalued in the marketplace. Large Cap Value funds invest in large market capitalizations similar to companies in the Russell 1000, while the Small and Mid Cap Growth funds invest in small and mid market capitalizations similar to companies in the Russell 2500.

Large Cap Indexed — This investment style seeks to replicate the S&P 500.

Foreign Equities — This investment style uses multiple sub-advisors including core, value, growth and emerging markets strategies to provide a diversified exposure to non-U.S. equity markets.

Short & Mid Duration Fixed Income — This investment style invests in a diversified portfolio of corporate securities and U.S. Treasuries and Agencies with shorter average durations. This investment style benchmarks against the Barclays Capital Aggregate Index.

Long Duration Fixed Income — This investment style invests in a diversified portfolio of corporate securities and U.S. Treasury securities which have maturities greater than ten years. The asset allocation is weighted much heavier to U.S. investment grade corporate securities.

Long Duration Indexed — This investment style seeks to track the return of the Barclay’s Capital Long Government / Credit Bond Index. This strategy invests in a diversified portfolio of corporate securities and U.S. Treasuries and Agencies which have maturities greater than ten years.

Fair value measurements — The Investment Funds determine the fair value of them by accumulating the fair values of their underlying investments. The pension plans own undivided interests in the underlying assets of the Investment Funds where no active market exists for the identical investment. Accordingly, the fair value measurements of the Investment Funds are considered Level 2 measurements.

Cash Flows

Historically, it has been UCI International’s policy to fund amounts for pension plans sufficient to meet the minimum requirements set forth in applicable benefits laws and local tax laws, for U.S. plans, including the Pension Protection Act of 2006 and the Worker, Retiree, and Employer Recovery Act of 2008. From time to time, UCI International may have contributed additional amounts as deemed appropriate. Following the Rank Acquisition, UCI International intends to change its funding policy to fund amounts for pension plans sufficient to maintain a minimum 80% funded level. UCI International expects to contribute approximately $15.6 million to its plans during 2011.

Pension benefits expected to be paid are as follows: $10.7 million in 2011; $11.3 million in 2012; $12.0 million in 2013; $12.6 million in 2014; $13.3 million in 2015; and $78.0 million in 2016 through 2020. Expected benefit payments are based on the same assumptions used to measure UCI International’s benefit obligations at December 31, 2010 and include estimated future employee service.

Profit Sharing and Defined Contribution Plans

Certain UCI International subsidiaries sponsor defined contribution plans under section 401(k) of the Internal Revenue Code. Eligible participants may elect to defer from 5% to 50% of eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. For some plans, such subsidiaries are required to match

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

employees’ contributions based on formulas which vary by plan. For the rest of these plans, UCI International matching contributions are discretionary. For those plans where UCI International’s matching contributions are discretionary, UCI International did not make any matching contributions in 2010 and 2009.

UCI International’s subsidiaries in China participate in government-sponsored defined contribution plans. UCI International’s subsidiary in the United Kingdom sponsors a defined contribution plan. For United States profit sharing and defined contribution pension plans, UCI International expensed $1.2 million, $1.1 million and $2.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. For the Chinese and United Kingdom defined contribution plans, UCI International expensed $0.1 million, $0.1 million, and $0.7 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Other Postretirement Benefits

Certain UCI International subsidiaries provide health care and life insurance benefits to eligible retired employees. The plans are partially funded by participant contributions and contain cost-sharing features such as deductibles and coinsurance.

The measurement date used to determine postretirement obligations is December 31. The following table presents information for the postretirement plans (in millions):

	December 31,
	2010	2009

Change in benefit obligations
Benefit obligations at beginning of year	$9.8	$9.7
Service cost	0.3	0.3
Interest cost	0.6	0.6
Actuarial loss	1.0	—
Benefits paid	(0.7)	(0.8)

Benefit obligations accrued at end of year	$11.0	$9.8

The accrued obligation was included in the balance sheet as follows (in millions):

	December 31,
	2010	2009

Accrued obligation included in “Accrued expenses and other current liabilities”	$(0.7)	$(0.7)
Accrued obligation included in “Pension and other postretirement liabilities”	(10.3)	(9.1)

	$(11.0)	$(9.8)

A portion of the $11.0 million and $9.8 million of accrued liabilities shown above has not been recorded in UCI International’s income statements, but instead has been recorded in “Accumulated other comprehensive income (loss).” The accumulated amounts in “Accumulated other comprehensive income (loss)” were $(2.0) million ($(1.3) million after tax) and $(1.0) million ($(0.6) million after tax) at December 31, 2010 and 2009, respectively.

The following were the components of net periodic postretirement benefit cost (in millions):

	Year Ended December 31,
	2010	2009	2008

Service cost	$0.3	$0.3	$0.3
Interest cost	0.6	0.6	0.5

	$0.9	$0.9	$0.8

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

UCI International determines its actuarial assumptions annually. In determining the present values of UCI International’s benefit obligations, UCI International used discount rates of 5.5%, 6.0% and 6.1% for the years ended December 31, 2010, 2009 and 2008, respectively. In determining UCI International’s benefit obligation at December 31, 2010, the annual health care cost trend rate is assumed to decline from 8.0% in 2011 to 4.5% in 2030. In determining net periodic benefit cost, UCI International used discount rates of 6.0%, 6.1% and 6.5% for the years ended December 31, 2010, 2009 and 2008, respectively. Increasing the assumed healthcare cost trend rates by one percentage point would result in additional annual costs of approximately $0.1 million. Decreasing the assumed health care cost trend rates by one percentage point would result in a decrease of approximately $0.1 million in annual costs. The effect on postretirement benefit obligations at December 31, 2010 of a one percentage point increase would be $0.6 million. The effect of a one percentage point decrease would be $0.5 million.

UCI International continues to fund medical and life insurance benefit costs principally on a pay-as-you-go basis. The pay-as-you-go expenditures for postretirement benefits have not been material. UCI International expects to contribute amounts to its postretirement plans as follows: $0.7 million in 2011; $0.7 million in 2012; $0.8 million in 2013; $0.7 million in 2014; $0.8 million in 2015; and $4.1 million in 2016 through 2020.

NOTE 14 —	COMMITMENTS AND CONTINGENCIES

Leases

The following is a schedule of the future minimum payments under operating leases that have non-cancelable lease terms (in millions):

Minimum
Payments

2011	$5.3
2012	4.0
2013	3.1
2014	2.9
2015	2.8
2016 and thereafter	8.2

$26.3

These lease payments include the payment of certain taxes and other expenses. Rent expense was $5.8 million, $6.3 million and $5.8 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Insurance Reserves

UCI International purchases insurance policies for workers’ compensation, automobile and product and general liability. These policies include high deductibles for which UCI International is responsible. These deductibles are estimated and recorded as expenses in the period incurred. Estimates of these expenses are updated each quarter and are adjusted accordingly. These estimates are subject to substantial uncertainty because of several factors that are difficult to predict, including actual claims experience, regulatory changes, litigation trends and changes in inflation. Estimated unpaid losses for which UCI International is responsible are included in the balance sheet in “Accrued expenses and other current liabilities.”

Environmental

UCI International is subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes, and the cleanup of contaminated sites. UCI International or its

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

predecessors have been identified as a potentially responsible party, or is otherwise currently responsible, for contamination at five sites. One of these sites is a former facility in Edison, New Jersey (the “New Jersey Site”), where a state agency has ordered UCI International to continue with the monitoring and investigation of chlorinated solvent contamination. The New Jersey Site has been the subject of litigation to determine whether a neighboring facility was responsible for contamination discovered at the New Jersey Site. A judgment has been rendered in that litigation to the effect that the neighboring facility is not responsible for the contamination. UCI International is analyzing what further investigation and remediation, if any, may be required at the New Jersey Site. UCI International is also responsible for a portion of chlorinated solvent contamination at a previously owned site in Solano County, California (the “California Site”), where UCI International, at the request of the regional water board, is investigating and analyzing the nature and extent of the contamination and is conducting some remediation. Based on currently available information, management believes that the cost of the ultimate outcome of the environmental matters related to the New Jersey Site and the California Site will not exceed the $1.2 million accrued at December 31, 2010 by a material amount, if at all. However, because all investigation and analysis has not yet been completed and due to inherent uncertainty in such environmental matters, it is possible that the ultimate outcome of these matters could have a material adverse effect on results for a single quarter. Expenditures for these environmental matters totaled $0.8 million in 2010 and $0.4 million in each of 2009 and 2008.

In addition to the two matters discussed above, UCI International or its predecessors have been named as a potentially responsible party at a third-party waste disposal site in Calvert City, Kentucky (the “Kentucky Site”). UCI estimates settlement costs at $0.1 million for this site. Also, UCI International is involved in regulated remediation at two of its manufacturing sites (the “Manufacturing Sites”). The combined cost of the remaining remediation at such Manufacturing Sites is $0.1 million. UCI International anticipates that the majority of the $0.2 million reserved for settlement and remediation costs will be spent in the next year. To date, the expenditures related to the Kentucky Site and the Manufacturing Sites have been immaterial.

Antitrust Litigation

Starting in 2008, UCI and its wholly owned subsidiary, Champion Laboratories, Inc., or Champion, were named as defendants in numerous antitrust complaints originally filed in courts around the country. The complaints allege that several defendant filter manufacturers engaged in price fixing for aftermarket automotive filters in violation of Section 1 of the Sherman Act and/or state law. Some of these complaints are putative class actions on behalf of all persons that purchased aftermarket filters in the U.S. directly from the defendants, from 1999 to the present. Others are putative class actions on behalf of all persons who acquired indirectly aftermarket filters manufactured and/or distributed by one or more of the defendants, from 1999 to the present. The complaints seek treble damages, an injunction against future violations, costs and attorney’s fees.

On August 18, 2008, the Judicial Panel on Multidistrict Litigation, or JPML, transferred these cases to the United States District Court for the Northern District of Illinois for coordinated and consolidated pretrial proceedings.

On November 26, 2008, the direct purchaser plaintiffs filed a Consolidated Amended Complaint. This complaint names Champion as one of multiple defendants, but it does not name UCI. The complaint is a putative class action and alleges violations of Section 1 of the Sherman Act in connection with the sale of light duty (i.e., automotive and light truck) oil, air and fuel filters for sale in the aftermarket. The direct purchaser plaintiffs seek treble damages, an injunction against future violations, costs and attorney’s fees.

On June 30, 2010, the indirect purchaser plaintiffs filed a Third Amended Consolidated Indirect Purchaser Complaint. This complaint names Champion as one of multiple defendants, but it does not name UCI. The complaint is a putative class action and alleges violations of Section 1 of the Sherman Act and violations of state antitrust, consumer protection and unfair competition law related to the sale of replacement motor vehicle oil, fuel and engine air filters. The indirect purchaser plaintiffs seek treble damages, penalties and punitive damages where available, an injunction against future violations, disgorgement of profits, costs and attorney’s fees.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

On January 12, 2009, Champion, but not UCI, was named as one of ten defendants in a related action filed in the Superior Court of California, for the County of Los Angeles on behalf of a purported class of direct and indirect purchasers of aftermarket filters. This case has been removed to federal court and transferred to the Northern District of Illinois for coordinated pre-trial proceedings. On February 25, 2010, the California plaintiffs filed an amended complaint on behalf of a putative class of operators of service stations in California who indirectly purchased for resale oil, air, transmission, and fuel filters from defendants.

In 2008, the Office of the Attorney General for the State of Florida issued Antitrust Civil Investigative Demands to Champion and UCI requesting documents and information related to the sale of oil, air, fuel and transmission filters. On April 16, 2009, the Florida Attorney General filed a complaint against Champion and eight other defendants in the Northern District of Illinois. The complaint alleges violations of Section 1 of the Sherman Act and Florida law related to the sale of aftermarket filters. The complaint asserts direct and indirect purchaser claims on behalf of Florida governmental entities and Florida consumers. It seeks treble damages, penalties, fees, costs and an injunction. The Florida Attorney General action is being coordinated with the rest of the filters cases pending in the Northern District of Illinois.

On August 9, 2010, the County of Suffolk, New York, filed a related complaint in the United States District Court for the Eastern District of New York against Champion and eight other defendants on behalf of a purported class of indirect aftermarket filter purchasers consisting of towns, counties, villages, police, fire and sanitation departments and municipalities throughout the United States. The complaint alleges violations of Section 1 of the Sherman Act and New York’s Donnelly Act. The JPML transferred this case to the Northern District of Illinois for coordinated pre-trial proceedings.

The parties substantially completed their production of documents on or around September 20, 2010. Depositions began in December 2010. Following the completion of depositions, the court will set a schedule for class certification briefing.

On December 21, 2009, William G. Burch filed a related complaint under seal in the United States District Court for the Northern District of Oklahoma against Champion and other defendants on behalf of the United States pursuant to the False Claims Act. On June 10, 2010, the United States filed a Notice of the United States’ Election to Decline Intervention. On June 17, 2010, the court ordered the complaint unsealed and directed Burch to serve it on the defendants which he has done. The JPML transferred this action to the Northern District of Illinois for coordinated pre-trial proceedings with the other aftermarket filters matters pending there. Mr. Burch filed a First Amendment complaint there on November 24, 2010 raising claims under the federal False Claims Act, and similar acts of nineteen states and the District of Columbia.

Champion, but not UCI, was also named as one of five defendants in a class action filed in Quebec, Canada in 2008. This action alleges conspiracy violations under the Canadian Competition Act and violations of the obligation to act in good faith related to the sale of aftermarket filters. The plaintiff seeks joint and several liability against the five defendants in the amount of C$5 million in compensatory damages and C$1 million in punitive damages. The plaintiff is seeking authorization to have the matter proceed as a class proceeding, which motion has not yet been ruled on.

Champion, but not UCI, was also named as one of 14 defendants in a class action filed, in Ontario, Canada in 2008. This action alleges civil conspiracy, intentional interference with economic interests, and conspiracy violations under the Canadian Competition Act related to the sale of aftermarket filters. The plaintiff seeks joint and several liability against the 14 defendants in the amount of C$150 million in general damages and C$15 million in punitive damages. The plaintiff is also seeking authorization to have the matter proceed as a class proceeding, which motion has not yet been ruled on.

On June 10, 2010, the Office of the Attorney General for the State of Washington issued an Antitrust Civil Investigative Demand to Champion requesting documents and information related to the sale of oil, air, fuel and transmission filters. Champion is cooperating with the Attorney General’s requests.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

The Antitrust Division of the Department of Justice (DOJ) investigated the allegations raised in these suits and certain current and former employees of the defendants, including Champion, testified pursuant to subpoenas. On January 21, 2010, DOJ sent a letter to counsel for Champion stating that “the Antitrust Division’s investigation into possible collusion in the replacement auto filters industry is now officially closed.”

We intend to vigorously defend against these claims. No amounts have been reserved in our financial statements for these matters, as management does not believe a loss is probable. During 2010, 2009 and 2008, we incurred $7.2 million, $1.3 million and $4.0 million, respectively, defending against these claims. These amounts are included in “General and administrative expenses” in the income statement.

Value-added Tax Receivable

UCI International’s Mexican operation has outstanding receivables denominated in Mexican pesos in the amount of $2.3 million, net of allowances, from the Mexican Department of Finance and Public Credit. The receivables relate to refunds of Mexican value-added tax, to which UCI International believes it is entitled in the ordinary course of business. The local Mexican tax authorities have rejected UCI International’s claims for these refunds, and UCI International has commenced litigation in the regional federal administrative and tax courts to order the local tax authorities to process these refunds. During 2010, UCI International recorded a $1.4 million provision due to uncertainties of collection of these receivables.

Patent Litigation

Champion is a defendant in litigation with Parker-Hannifin Corporation pursuant to which Parker-Hannifin claims that certain of Champion’s products infringe a Parker-Hannifin patent. On December 11, 2009, following trial, a jury verdict was reached, finding in favor of Parker-Hannifin with damages of approximately $6.5 million. On May 3, 2010, the court entered a partial judgment in this matter, awarding Parker-Hannifin $6.5 million in damages and a permanent injunction. Both parties filed post-trial motions. Parker-Hannifin sought treble damages and attorneys’ fees. Champion sought a judgment as a matter of law on the issues of infringement and patent invalidity. On March 17, 2011, the court issued an order denying Champion’s motion for a judgment at law and awarding Parker-Hannifin an additional $3.3 million in damages plus attorneys’ fees, estimated to be approximately $1.5 million. Champion continues to vigorously defend this matter, and intends to appeal the court’s final judgment when it is entered; however, there can be no assurance with respect to the outcome of litigation. Champion recorded an $11.3 million liability for this matter on the balance sheet included in “Accrued expenses and other current liabilities” at December 31, 2010. During 2010 and 2009, Champion incurred post-trial costs of $1.1 million and $0.5 million, respectively. These costs are included in the income statements in “Patent litigation costs”.

In order to appeal the judgment in this matter, during 2010 UCI International posted a letter of credit in the amount of $7.4 million. The letter of credit issuer required UCI International to cash collateralize the letter of credit. This cash is recorded as “Restricted cash” and is a component of current assets on the balance sheet at December 31, 2010.

Other Litigation

UCI International is subject to various other contingencies, including routine legal proceedings and claims arising out of the normal course of business. These proceedings primarily involve commercial claims, product liability claims, personal injury claims and workers’ compensation claims. The outcome of these lawsuits, legal proceedings and claims cannot be predicted with certainty. Nevertheless, UCI International believes that the outcome of any currently existing proceedings, even if determined adversely, would not have a material adverse effect on UCI International’s financial condition or results of operations.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 15 —	RELATED PARTY TRANSACTIONS

UCI International has an employment agreement with one of its executive officers providing for annual compensation amounting to approximately $0.5 million per annum plus bonuses and severance pay under certain circumstances. In addition, UCI International has agreements with certain of its other executive officers providing for severance under certain circumstances. The severance agreements generally provide for salary continuation for a period of twelve months or, in the case of a change in control, a period of 24 months. Total potential severance for its executive officers amounts to approximately $1.4 million, or in the case of a change in control, approximately $2.8 million.

In 2003, UCI International entered into a management agreement with TC Group, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight to be provided to UCI International and its subsidiaries. Pursuant to this agreement, UCI International paid an annual management fee of $2.0 million and out-of-pocket expenses, and UCI International was permitted to pay Carlyle additional fees associated with financial advisory services and other transactions. The management agreement provided for indemnification of Carlyle against liabilities and expenses arising out of Carlyle’s performance of services under this agreement. The agreement terminated in connection with the Rank Acquisition.

Sales to The Hertz Corporation were $0.8 million, $0.9 million and $0.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. Affiliates of The Carlyle Group own more than 10% of Hertz Global Holdings, Inc. The Hertz Corporation is an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc.

Sales to Allison Transmission, Inc. were $0.8 million and $0.6 million for the years ended December 31, 2010 and 2009, respectively. Affiliates of The Carlyle Group own more than 10% of Allison Transmission, Inc.

ASC rents a building from its former president. The 2010, 2009 and 2008 rent payments were $1.5 million, $1.5 million and $1.5 million, respectively.

NOTE 16 —	GEOGRAPHIC INFORMATION

UCI International had the following net sales by country (in millions):

	Year Ended December 31,
	2010	2009	2008

United States	$805.4	$755.1	$735.1
Canada	31.4	29.0	30.1
Mexico	23.5	24.7	32.9
United Kingdom	15.6	11.6	12.3
France	10.7	8.6	9.8
Germany	6.5	5.4	5.0
Spain	4.4	4.2	5.2
Venezuela	2.2	2.3	4.6
Other	45.3	44.1	45.4

	$945.0	$885.0	$880.4

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Net long-lived assets by country were as follows (in millions):

	December 31,
	2010	2009

United States	$181.0	$194.2
China	24.9	29.7
Mexico	6.5	8.9
Spain	2.7	3.8
Goodwill	241.5	241.5

	$456.6	$478.1

NOTE 17 —	STOCK-BASED COMPENSATION

In 2010, 2009 and 2008, pre-tax expenses of $0.4 million, $0.4 million and $0.8 million, respectively, were recorded for stock option based compensation.

Description of Equity Incentive Plan

UCI International adopted a stock option plan in 2003. In December 2008, the Board of Directors of UCI International approved the adoption of an amended and restated equity incentive plan that represented a complete amendment, restatement and continuation of the previous stock option plan. The amended and restated equity incentive plan permits the granting of options to purchase shares of common stock of UCI International to its employees, directors, and consultants, as well as the granting of restricted shares of UCI International common stock. Options and restricted shares granted pursuant to the equity incentive plan must be authorized by the Compensation Committee of the Board of Directors of UCI International. The aggregate number of shares of UCI International’s common stock that may be issued under the equity incentive plan may not exceed 450,000.

The terms of the options may vary with each grant and are determined by the Compensation Committee within the guidelines of the equity incentive plan. No option life can be greater than ten years. Options currently vest over an 8 year period, and vesting of a portion of the options could accelerate if UCI International achieves certain financial targets, or in the event of certain changes in control. The options have an exercise price equal to the estimated market value of UCI International’s common stock on the date of grant, except for options to purchase 45,750 shares of stock granted in 2007 at an exercise price that was above the estimated market value at the date of grant.

The terms of the restricted stock are determined by the Compensation Committee within the guidelines of the equity incentive plan. The shares of the restricted stock vest only upon a change in control of UCI International.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Stock Options

Information related to the number of shares under options follows:

	December 31,
	2010	2009	2008

Number of shares under option:
Outstanding, beginning of year	127,715	177,426	233,995
Granted	—	2,000	2,000
Canceled	(525)	(48,061)	(38,000)
Exercised	(375)	(3,650)	(20,569)

Outstanding, end of year	126,815	127,715	177,426

Exercisable, end of year	116,792	110,906	141,520

The Black-Scholes option pricing model was used to estimate fair values of the options as of the date of grant. There were no options granted in 2010. The fair value of options granted in 2009 and 2008 was $29.98 and $5.06, respectively. Principal assumptions used in applying the Black-Scholes model were as follows:

Valuation Assumptions	2009	2008

Dividend yield	0.00%	0.00%
Risk-free interest rate	2.92%	2.82%
Volatility	41.76%	42.15%
Expected option term in years	8	8
Weighted average exercise price per share	$58.80	$23.63
Weighted average market value per share	$58.80	$13.87

Because of its outstanding debt balances, UCI International does not anticipate paying cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero. The expected option term is based on the assumption that options will be outstanding throughout their 8-year vesting period. Volatility is based upon the volatility of comparable publicly traded companies. Because UCI International is not publicly traded, the market value of its stock is estimated based upon the valuation of comparable publicly traded companies, the value of reported acquisitions of comparable companies, and discounted cash flows. The exercise price and market value per share amounts presented above were as of the date the stock options were granted.

A summary of stock option activity in 2010 follows:

			Weighted
			Average
	Number	Weighted	Remaining
	of Shares	Average	Contractual
	Under Option	Exercise Price	Life

Outstanding at December 31, 2009	127,715	$13.66
Granted	—	—
Canceled	(525)	5.00
Exercised	(375)	5.00

Outstanding at December 31, 2010	126,815	$9.63	4.4 years

Exercisable at December 31, 2010	116,792	$8.76	4.3 years

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

The intrinsic value of options exercised during 2010, 2009 and 2008 was $0.1 million, $0.1 million and $0.3 million, respectively. Proceeds from the exercise of options in 2010, 2009 and 2008 of $2 thousand, $18 thousand and $0.1 million, respectively, were received and retained by UCI International.

A summary of the number of shares under options that are outstanding as of December 31, 2010 follows:

	Weighted	Weighted	Number	Weighted
	Average	Average	Exercisable at	Average
Number of Shares Under Option	Remaining Life	Exercise Price	December 31, 2010	Exercise Price

107,815	3.9	$5.00	103,457	$5.00
15,000	7.1	$23.63	10,534	$23.63
2,000	9.0	$58.80	800	$58.80
2,000	7.0	$105.00	2,000	$105.00

At December 31, 2010, there was $0.5 million of unrecognized compensation cost relating to outstanding unvested stock options. As a result of the change in control resulting from the Rank Acquisition discussed in Note 1, the remaining unvested stock options became vested. The remaining $0.5 million of this cost will be recognized by UCI International as the predecessor company in January 2011.

The $0.4 million, $0.4 million and $0.8 million of stock option based compensation expense recorded in 2010, 2009 and 2008, respectively, is a non-cash charge.

Restricted Stock

In December 2008, the Compensation Committee granted 32,500 shares of restricted stock in exchange for options to purchase 32,500 shares of common stock issued in 2007 at an exercise price of $105.00 per share. The stock options surrendered in exchange for the restricted stock are presented as a cancellation of stock options in the stock option activity table above. Also in December 2008, the Compensation Committee granted an additional 21,840 shares of restricted stock to various members of management.

A summary of all restricted stock activity during 2010 is as follows:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value

Restricted Stock Outstanding at December 31, 2009	109,840	$26.05
Granted	—	$—
Vested	—	$—
Forfeited	(2,000)	$58.80

Restricted Stock Outstanding at December 31, 2010	107,840	$31.94

During 2009 and 2008, the Company granted 59,500 and 54,340 shares of restricted stock with aggregate fair values of $2.9 million and $0.7 million, respectively.

The terms of the restricted stock agreement provide that the shares of restricted stock vest only upon a change of control, as defined, of UCI International. Due to the uncertainty surrounding the ultimate vesting of the restricted stock, no stock-based compensation expense has been recorded. The Rank Acquisition resulted in a change in control. Accordingly, compensation expense of approximately $13.2 million, which was equal to the fair value of the restricted stock at the date of the Rank Acquisition, will be recognized by UCI International as the predecessor company in January 2011.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 18 —	FAIR VALUE ACCOUNTING

The accounting guidance on fair value measurements uses the term “inputs” to broadly refer to the assumptions used in estimating fair values. It distinguishes between (i) assumptions based on market data obtained from independent third party sources (“observable inputs”) and (ii) UCI International’s assumptions based on the best information available (“unobservable inputs”). The accounting guidance requires that fair value valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy consists of the three broad levels listed below. The highest priority is given to Level 1, and the lowest is given to Level 3.

Level 1 — Quoted market prices in active markets for identical assets or liabilities

Level 2 — Inputs other than Level 1 inputs that are either directly or indirectly observable

Level 3 —	Unobservable inputs developed using UCI International’s estimates and assumptions, which reflect those that market participants would use when valuing an asset or liability

The determination of where an asset or liability falls in the hierarchy requires significant judgment.

Assets measured at fair value on a nonrecurring basis

In 2010 and 2009, no assets were adjusted to their fair values on a nonrecurring basis.

In 2008, the assets listed in the following table were adjusted to fair value on a nonrecurring basis. The amounts are in millions.

	Fair Value Measurements
	Using Significant	2008
	Unobservable Inputs	Write-down
Description	(Level 3)	Loss Adjustments

Assets held for sale(a)	$0.0	$(1.3)
Trademarks(b)	$0.5	$(0.5)

(a)	See Note 2 for a description of the impairment write-down of these long-lived assets held for sale. Their carrying amount of $1.3 million was written down to their fair value of zero. This resulted in a loss of $1.3 million, which was included in the 2008 income statement in “Restructuring costs”.

(b)	See Note 7 for a description of the 2008 impairment write-down of this intangible asset. The estimated fair value of this asset is based on discounted cash flows. The cash flows are estimated benefits, which are in the form of avoided costs, because UCI International owns this intangible asset. The estimated fair value of this intangible asset is based on “Level 3” inputs.

Fair value of financial instruments

Cash and cash equivalents — The carrying amount of cash equivalents approximates fair value because the original maturity is less than 90 days.

Trade accounts receivable — The carrying amount of trade receivables approximates fair value because of their short outstanding terms.

Trade accounts payable — The carrying amount of trade payables approximates fair value because of their short outstanding terms.

Short-term borrowings — The carrying value of these borrowings equals fair value because their interest rates reflect current market rates.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Long-term debt — The fair value of the $423.9 million of term loan borrowings under the 2010 Credit Facility at December 31, 2010 was $428.7 million. The estimated fair value of UCI’s term loan was based on information provided by an independent third party who participates in the trading market for debt similar to the term loan. Due to the infrequency of trades, this input is considered to be a Level 2 input.

The fair value of the $190.0 million of term loan borrowings under 2006 Credit Facility at December 31, 2009 was $176.7 million. The estimated fair value of UCI’s term loan was based on information provided by an independent third party who participates in the trading market for debt similar to the term loan. Due to the infrequency of trades, this input is considered to be a Level 2 input.

The fair value of UCI’s $230.0 million Previously Outstanding Subordinated Notes at December 31, 2009 was $221.1 million. The estimated fair value of these notes was based on bid/ask prices, as reported by a third party bond pricing service. Due to the infrequency of trades of the senior subordinated notes, these inputs are considered to be Level 2 inputs.

The fair value of the Senior PIK Notes at December 31, 2010 and December 31, 2009 was $352.9 million and $274.2 million, respectively. The estimated fair value of these notes is based on the bid/ask prices, as reported by a third party bond pricing service. Due to the infrequency of trades of these notes, these inputs are considered to be Level 2 inputs.

Swaption — The estimated fair value of the swaption was $1.0 million at December 31, 2010. The estimated fair value of the swaption was based on information provided by an independent third party who participates in the trading market for financial instruments similar to the swaption. Due to the infrequency of trades of similar financial instruments, these inputs are considered to be Level 2 inputs.

NOTE 19 —	JOINT VENTURE SALE

In May 2010, UCI International completed the sale of its entire 51% interest in its Chinese joint venture to its joint venture partner, Shandong Yanzhou Liancheng Metal Products Co. Ltd. (“LMC”). The sale price was approximately $0.9 million, plus the assumption of certain liabilities due UCI International of approximately $2.4 million, less estimated transaction costs. Cash proceeds at closing, net of transaction costs and cash sold, were $0.3 million. UCI International recorded a non-cash charge of $1.6 million ($1.2 million after tax).

The following table summarizes the net book value of the joint venture at the date of sale, proceeds of the sale and the resultant loss (in millions):

Current assets (excluding cash sold of $0.3 million)	$3.4
Long-lived assets	5.1
Current liabilities	(2.6)
Noncurrent liabilities	(0.3)
Noncontrolling interest	(1.8)

Net book value of joint venture investment sold	3.8
Less proceeds:
Liabilities assumed by LMC	2.4
Cash proceeds (net of transaction costs and cash sold)	0.3

Loss on sale of joint venture interest	$1.1

In connection with the sale, UCI International entered into a long-term supply agreement pursuant to which LMC will supply certain components to UCI International. As part of this long-term supply agreement, LMC will purchase from UCI International all the aluminum necessary to produce aluminum parts to be supplied under the agreement.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 20 —	OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) was as follows (in millions):

			Total
		Pension	Accumulated
	Foreign	and OPEB	Other
	Currency	Liability	Comprehensive
	Adjustment	Adjustment	Income (Loss)

Balance at January 1, 2008	$1.4	$5.4	$6.8
2008 change	(4.3)	(42.1)	(46.4)

Balance at December 31, 2008	(2.9)	(36.7)	(39.6)
2009 change	1.2	5.9	7.1

Balance at December 31, 2009	(1.7)	(30.8)	(32.5)
2010 change	(0.1)	(8.9)	(9.0)

Balance at December 31, 2010	$(1.8)	$(39.7)	$(41.5)

NOTE 21 —	OTHER INFORMATION

Cash payments for interest in 2010, 2009 and 2008 were $27.2 million, $29.6 million and $33.6 million, respectively. Cash payments (net of refunds) for income taxes for 2010, 2009 and 2008 were $14.5 million, $7.6 million and $(3.5) million, respectively.

At December 31, 2010 and 2009, 5,000,000 shares of voting common stock were authorized and 2,863,835 and 2,863,460, respectively, were, issued and outstanding. The par value of each share of common stock is $0.01 per share.

NOTE 22 —	CONCENTRATION OF RISK

UCI International places its cash investments with a relatively small number of high quality financial institutions. Substantially all of the cash and cash equivalents, including foreign cash balances at December 31, 2010 and 2009, were uninsured. Foreign cash balances at December 31, 2010 and 2009 were $9.4 million and $8.4 million, respectively.

UCI International sells vehicle parts to a wide base of customers. Sales are primarily to automotive aftermarket customers. UCI International has outstanding receivables owed by these customers and to date has experienced no significant collection problems. Sales to a single customer, AutoZone, approximated 31%, 30% and 29% of total net sales for the years ended December 31, 2010, 2009 and 2008, respectively. No other customer accounted for more than 10% of total net sales for the years ended December 31, 2010, 2009 and 2008.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

NOTE 23 —	QUARTERLY FINANCIAL INFORMATION (unaudited)

The following is a summary of the unaudited quarterly results of operations. UCI International believes that all adjustments considered necessary for a fair presentation in accordance with generally accepted accounting principles have been included (in millions).

	Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31

2010
Net sales	$230.3	$236.2	$241.5	$237.0
Gross profit	57.2	60.0	62.0	57.2
Net income attributable to UCI International, Inc.	6.6	8.9	4.4	3.1

2009
Net sales	$219.9	$217.4	$228.9	$218.8
Gross profit	40.3	48.3	55.8	55.2
Net income (loss) attributable to UCI International, Inc.	(4.4)	2.5	8.2	2.9

UCI International’s quarterly results were affected by the gains and (losses) described in Notes 2, 11 and 14. Below is a summary of the gains and (losses). None of these gains and (losses) affected net sales or gross profit. The amounts below are after-tax amounts:

	2010 Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31

Note 2 — Restructuring costs	$(1.3)	$(0.2)	$0.2	$0.3
Note 11 — Loss on early extinguishment of debt	—	—	(5.4)	—
Note 14 — Antitrust litigation costs	(0.6)	(1.5)	(1.3)	(1.1)
Note 14 — Patent litigation costs	(0.6)	(0.1)	—	(3.0)

	2009 Quarter Ended
	March 31	June 30	Sept. 30	Dec. 31

Note 2 — Restructuring costs	$(0.1)	$0.4	$(0.3)	$(0.6)
Note 14 — Antitrust litigation costs	(0.3)	(0.1)	(0.1)	(0.3)
Note 14 — Patent litigation costs	—	—	—	4.3

NOTE 24 —	SUBSEQUENT EVENTS — RANK ACQUISITION AND RELATED FINANCING

On November 29, 2010, UCI International, Inc. entered into the Merger Agreement by and among UCI International, Rank Group, and Uncle Acquisition 2010 Corp (“Acquisition Co.”), a wholly owned subsidiary of UCI Holdings Limited (“Holdings”), which was subsequently merged with and into UCI International, Inc., with UCI International, Inc. continuing as the surviving corporation and an affiliate of Rank Group. The Merger and the Merger Agreement were approved by the Board of Directors of UCI International, Inc. and stockholders of UCI International, Inc. holding a majority of total shares entitled to vote by all holders of common stock of UCI International, Inc. Subject to the terms and conditions of the Merger Agreement, Acquisition Co. acquired all of the outstanding shares of capital stock and other equity interests in UCI International for a payment of $375.0 million. The Merger Agreement does not include any post-closing indemnification obligations or any provision for adjusting the amount payable to stockholders (whether for working capital or otherwise). The Rank Acquisition closed on January 26, 2011.

In connection with the Rank Acquisition, the 2010 Credit Facility was repaid and terminated. In addition, UCI International (i) purchased $315.0 million aggregate principal amount of the Senior PIK Notes pursuant to a tender

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

offer commenced on January 5, 2011, (ii) called for redemption any of the Senior PIK Notes that were not purchased as of the time of the Rank Acquisition and (iii) deposited $41.2 million for the satisfaction and discharge of such remaining Senior PIK Notes with the trustee under the indenture for the Senior PIK Notes. The redemption of the remaining Senior PIK Notes was completed on February 25, 2011.

On January 26, 2011, UCI International entered into a $375 million senior secured credit facilities agreement (the “Senior Secured Credit Facilities”) comprising a $300 million senior secured term loan facility (the “Senior Secured Term Loan Facility”) and a $75 million senior secured revolving facility (the “Senior Secured Revolving Facility”).

The Rank Acquisition, the repayment and termination of the 2010 Credit Facility and the redemption and discharge of the Senior PIK Notes are collectively referred to as the “Transactions.” The Transactions were financed with (i) the net proceeds from the issuance of $400.0 million of senior notes (the “Senior Notes”), (ii) an equity contribution of $320.0 million by an affiliate of the Rank Group (the “Equity Contribution”), (iii) borrowings under the Senior Secured Term Loan Facility and (iv) available cash of UCI International.

Sources and Uses of Funds

The sources and uses of the funds for the Transactions are shown in the table below (dollars in millions):

Available Cash(1)	$177.0
Senior Secured Revolving Facility(2)	—
Senior Secured Term Loan Facility(3)	298.5
Senior Notes(4)	400.0
Equity Contribution(5)	320.0
Advances from Rank(6)	10.3

Total Sources of Funds	$1,205.8

Purchase equity(7)	$375.0
Repayment of the 2010 Credit Facility(8)	424.1
Redemption and discharge of Senior PIK Notes(9)	363.9
Fees and expenses(10)	42.8

Total uses of funds	$1,205.8

(1)	Reflects available cash of UCI International used in connection with the Transactions.

(2)	Reflects the $75.0 million of commitments under the Senior Secured Revolving Facility, which was undrawn at closing. Letters of credit previously collateralized by cash were replaced by letters of credit issued under the Senior Secured Revolving Facility. The letters of credit reduced the available borrowing capacity under the Senior Secured Revolving Facility by $16.3 million.

(3)	Reflects $300.0 million of borrowings under the Senior Secured Term Loan Facility, net of $1.5 million of assumed original issue discount.

(4)	Reflects $400.0 million of aggregate principal amount of the Senior Notes.

(5)	Reflects the Equity Contribution of $320.0 million.

(6)	Reflects advances from Rank Group for fees and expenses associated with the Transactions made on trade terms.

(7)	Reflects the purchase price of $375.0 million for the Rank Acquisition.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

(8)	Reflects the repayment and termination of the 2010 Credit Facility, including $423.9 million of outstanding principal at the time of the Transactions and $0.2 million of accrued interest.

(9)	Reflects the repayment of the Senior PIK Notes consisting of $355.1 million of aggregate principal amount outstanding, accrued interest of $3.8 million and $5.0 million of call premium and redemption period interest.

(10)	Reflects the fees and expenses associated with the Transactions.

Loss on Early Extinguishment of 2010 Credit Facility and Senior PIK Notes

UCI International will record a loss of $24.2 million on the early extinguishment of the 2010 Credit Facility and the Senior PIK Notes as the predecessor company in January 2011. The components of the loss on early extinguishment were as follows (in millions):

Senior PIK Notes call premium and redemption period interest	$5.0
Write-off Senior PIK Notes unamortized original issue discount	3.3
Write-off Senior PIK Notes unamortized deferred financing costs	0.9
Write-off 2010 Credit Facility unamortized original issue discount	5.1
Write-off 2010 Credit Facility unamortized deferred financing costs	8.9
Fees and expenses related to early extinguishment of debt	1.0

$24.2

Significant Terms of the Senior Secured Credit Facilities

The following table provides an overview of the significant terms of the Senior Secured Credit Facilities:

Borrower:	UCI International, Inc.
Facilities:	Senior Secured Revolving Facility: $75.0 million (letter of credit sublimit of $50.0 million) Senior Secured Term Loan Facility: $300.0 million
Incremental Facility Amount:	$235.0 million of incremental term or revolving facilities
Guarantors:	Holdings and certain of its direct and indirect subsidiaries including, among others, UCI and certain of its domestic subsidiaries
Security:	First priority lien on substantially all tangible and intangible assets, as well as outstanding capital stock of UCI and certain of its domestic subsidiaries and 65% of the voting equity interests in certain domestic and first-tier foreign subsidiaries
Term (Maturity Date)	Senior Secured Revolving Facility: 5 years — January 26, 2016 Senior Secured Term Loan Facility: 6.5 years — July 26, 2017
Interest:	At UCI’s option, Eurocurrency Rate (subject to a floor of 1.5%) or Alternate Base Rate (subject to a floor of the three month Adjusted LIBO Rate (as defined in the Senior Secured Credit Facilities) plus 1%), in each case, an applicable margin
Applicable Margin:	Eurocurrency Rate Loans Alternate Base Rate Loans
4.0% per annum 3.0% per annum
Fees:	Unused Revolving Credit Facility Commitment Fee: 1.125% per annum Letter of Credit Fees: Outstanding Letter of Credit Fee — 4.0% per annum

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Amortization:	Senior Secured Revolving Facility: None Senior Secured Term Loan Facility: 1% per annum, paid quarterly beginning March 31, 2011, balance due July 26, 2017
Optional Prepayments:	Indebtedness under the Senior Secured Credit Facilities may be voluntarily prepaid in whole or in part, subject to minimum amounts and break funding costs or pursuant to auction procedures set forth in the Senior Secured Credit Facilities.
Mandatory Prepayments:	• 100% of net cash proceeds of asset sales (subject to certain exceptions)
• 100% of debt issuances (not otherwise permitted by the Senior Secured Credit Facilities)
• 50% of excess cash flow with step downs to 25% when Senior Secured Leverage Ratio is less than or equal to 2.0x
Financial Covenants:	(i) Maximum Senior Secured Leverage Ratio; (ii) Minimum Interest Coverage Ratio; and (iii) Maximum Capital Expenditures
Negative Covenants:	The Senior Secured Credit Facilities include certain negative covenants restricting or limiting the ability of Holdings, the borrowers and their material subsidiaries to, among other things: declare dividends or redeem stock; repay certain debt; make loans or investments; guarantee or incur additional debt; incur liens; engage in acquisitions or other business combinations; sell assets; and change the business conducted by Holdings.

Significant Terms of the Senior Notes

The Senior Notes were sold at par and are due February 15, 2019. The Senior Notes bear interest at 8.625% and interest is payable semi-annually on February 15 and August 15 beginning August 15, 2011. Cash fees related to the issuance of the Senior Notes were $11.8 million and will be recorded as an addition to “Deferred financing costs” and will be amortized as interest expense over the life of the Senior Notes.

On or after February 15, 2015, UCI International has the option to redeem all or part of the Senior Notes at the following redemption prices (expressed as percentages of principal amount):

Period	Percentage

2015	104.313%
2016	102.156%
2017 and thereafter	100%

Notwithstanding the foregoing, at any time and from time to time prior to February 15, 2014, UCI International may at its option redeem in the aggregate up to 35% of the original aggregate principal amount of the Senior Notes with the net cash proceeds of one or more Equity Offerings as defined in the indenture relating to the Senior Notes, at a redemption price of 108.625%, plus accrued and unpaid interest and additional interest, if any, to the redemption date.

Upon the occurrence of certain events constituting a change of control, holders of the Senior Notes have the right to require UCI International to repurchase all or any part of the Senior Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the repurchase date.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

The indebtedness evidenced by the Senior Notes is senior indebtedness of UCI International, is equal in right of payment to all existing and future senior indebtedness of UCI International and is senior in right of payment to all future subordinated indebtedness of UCI International. The Senior Notes are unconditionally guaranteed on a senior basis by Holdings and certain of its subsidiaries. The Senior Notes are effectively subordinated to any secured indebtedness of UCI International (including indebtedness of UCI International outstanding under the Senior Secured Credit Facilities) to the extent of the value of the assets securing such indebtedness.

The indenture governing the Senior Notes contains covenants that restrict the ability of Holdings and its subsidiaries to, among other things, incur additional debt or issue disqualified and preferred stock, make certain payments including payment of dividends or redemption of stock, make certain investments, incur certain liens, sell assets, merge or consolidate with other entities, and enter into transactions with affiliates.

Pro Forma Scheduled Maturities

Below is a schedule of required future repayments of all debt outstanding on December 31, 2010 on a pro forma basis assuming the Transactions occurred on December 31, 2010 (in millions).

2011	$6.5
2012	3.2
2013	3.1
2014	3.1
2015	3.0
Thereafter	685.1

$704.0

NOTE 25 —	GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The Senior Secured Credit Facilities are secured by substantially all of the assets of UCI International. The Senior Notes and borrowings under the Senior Secured Credit Facilities are guaranteed on a full and unconditional and joint and several basis by UCI International’s domestic subsidiaries.

The condensed financial information that follows includes condensed financial statements for (a) UCI International, which is the issuer of the Senior Notes and borrower under the Senior Secured Credit Facilities, (b) the domestic subsidiaries, which guarantee the Senior Notes and borrowings under the Senior Secured Credit Facilities (the “Guarantors”), (c) the foreign subsidiaries (the “Non-Guarantors”), and (d) consolidated UCI International. Also included are consolidating entries, which principally consist of eliminations of investments in consolidated subsidiaries and intercompany balances and transactions. All goodwill is included in the Guarantors’ balance sheet.

Separate financial statements of the Guarantor subsidiaries are not presented because their guarantees are full and unconditional and joint and several, and UCI International believes separate financial statements and other disclosures regarding the Guarantor subsidiaries are not material to investors.

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Balance Sheet
December 31, 2010

	UCI
	International		UCI		Non-
	Consolidated	Eliminations	International	Guarantors	Guarantors
	(In thousands)

Assets
Current assets
Cash and cash equivalents	$200,330	$—	$17	$190,865	$9,448
Accounts receivable, net	271,832	—	—	255,999	15,833
Inventories, net	144,156	—	—	117,996	26,160
Deferred tax assets	38,377	—	175	37,659	543
Restricted cash	16,290	—	—	16,290	—
Other current assets	17,663	—	84	8,531	9,048

Total current assets	688,648	—	276	627,340	61,032
Property, plant and equipment, net	135,060	—	—	102,307	32,753
Investment in subsidiaries	—	(400,182)	339,047	61,135	—
Goodwill	241,461	—	—	241,461	—
Other intangible assets, net	63,048	—	—	62,215	833
Deferred financing costs, net	9,937	—	951	8,986	—
Other long-term assets	7,103	—	—	5,600	1,503

Total assets	$1,145,257	$(400,182)	$340,274	$1,109,044	$96,121

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$115,159	$—	$—	$97,434	$17,725
Short-term borrowings	3,271	—	—	—	3,271
Current maturities of long-term debt	4,473	—	—	4,473	—
Accrued expenses and other current liabilities	131,331	—	4,234	120,806	6,291

Total current liabilities	254,234	—	4,234	222,713	27,287
Long-term debt, less current maturities	766,735	—	351,697	415,038	—
Pension and other postretirement liabilities	87,040	—	—	86,159	881
Deferred tax liabilities	8,975	—	59	8,485	431
Other long-term liabilities	4,636	—	—	3,853	783
Intercompany payables (receivables)	—	—	(39,353)	33,749	5,604
Total shareholders’ equity	23,637	(400,182)	23,637	339,047	61,135

Total liabilities and shareholders’ equity	$1,145,257	$(400,182)	$340,274	$1,109,044	$96,121

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Balance Sheet
December 31, 2009

	UCI
	International		UCI		Non-
	Consolidated	Eliminations	International	Guarantors	Guarantors
	(In thousands)

Assets
Current assets
Cash and cash equivalents	$131,942	$—	$29	$123,504	$8,409
Accounts receivable, net	261,210	—	—	245,606	15,604
Inventories, net	133,058	—	—	110,247	22,811
Deferred tax assets	31,034	—	320	31,641	(927)
Other current assets	23,499	—	—	15,642	7,857

Total current assets	580,743	—	349	526,640	53,754
Property, plant and equipment, net	149,753	—	—	110,179	39,574
Investment in subsidiaries	—	(360,712)	299,936	60,776	—
Goodwill	241,461	—	—	241,461	—
Other intangible assets, net	68,030	—	—	67,540	490
Deferred financing costs, net	3,164	—	1,321	1,843	—
Restricted cash	9,400	—	—	9,400	—
Other long-term assets	6,304	—	—	6,126	178

Total assets	$1,058,855	$(360,712)	$301,606	$1,023,965	$93,996

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$111,898	$—	$—	$94,095	$17,803
Short-term borrowings	3,460	—	—	—	3,460
Current maturities of long-term debt	17,925	—	—	17,925	—
Accrued expenses and other current liabilities	108,147	—	1,159	103,149	3,839

Total current liabilities	241,430	—	1,159	215,169	25,102
Long-term debt, less current maturities	720,202	—	319,349	400,853	—
Pension and other postretirement liabilities	70,802	—	—	69,788	1,014
Deferred tax liabilities	8,785	—	239	7,970	576
Other long-term liabilities	6,672	—	—	4,739	1,933
Intercompany payables (receivables)	—	—	(30,105)	25,510	4,595
Total shareholders’ equity	10,964	(360,712)	10,964	299,936	60,776

Total liabilities and shareholders’ equity	$1,058,855	$(360,712)	$301,606	$1,023,965	$93,996

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Income Statement
Year Ended December 31, 2010

	UCI
	International		UCI		Non-
	Consolidated	Eliminations	International	Guarantors	Guarantors
	(In thousands)

Net sales	$944,983	$(104,564)	$—	$902,979	$146,568
Cost of sales	708,581	(104,564)	—	681,219	131,926

Gross profit	236,402	—	—	221,760	14,642
Operating expenses
Selling and warehousing	(60,550)	—	—	(53,955)	(6,595)
General and administrative	(50,643)	—	(6,472)	(39,564)	(4,607)
Amortization of acquired intangible assets	(5,219)	—	—	(5,219)	—
Restructuring gains (costs)	(1,655)	—	—	49	(1,704)
Patent litigation costs	(5,869)	—	—	(5,869)	—

Operating income (loss)	112,466	—	(6,472)	117,202	1,736
Other income (expense)
Interest expense, net	(60,829)	—	(32,837)	(27,988)	(4)
Intercompany interest	—	—	—	350	(350)
Management fee expense	(2,000)	—	—	(2,000)	—
Loss on early extinguishment of debt	(8,687)	—	(25)	(8,662)	—
Miscellaneous, net	(3,433)	—	—	(3,433)	—

Income (loss) before income taxes	37,517	—	(39,334)	75,469	1,382
Income tax (expense) benefit	(14,552)	—	12,901	(27,342)	(111)

Increase (decrease) from continuing operations before equity in earnings of subsidiaries	22,965	—	(26,433)	48,127	1,271
Equity in earnings of subsidiaries	—	(50,743)	49,435	1,308	—

Net income (loss)	22,965	(50,743)	23,002	49,435	1,271
Less: Loss attributable to noncontrolling interest	(37)	—	—	—	(37)

Net income attributable to UCI International, Inc.	$23,002	$(50,743)	$23,002	$49,435	$1,308

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Income Statement
Year Ended December 31, 2009

	UCI
	International		UCI		Non-
	Consolidated	Eliminations	International	Guarantors	Guarantors
	(In thousands)

Net sales	$884,954	$(104,585)	$—	$842,830	$146,709
Cost of sales	688,192	(104,585)	—	662,574	130,203

Gross profit	196,762	—	—	180,256	16,506
Operating expenses
Selling and warehousing	(56,598)	—	—	(50,829)	(5,769)
General and administrative	(44,927)	—	(2,238)	(37,529)	(5,160)
Amortization of acquired intangible assets	(5,758)	—	—	(5,758)	—
Restructuring costs	(923)	—	—	(1,371)	448
Patent litigation costs	(7,002)	—	—	(7,002)	—

Operating income (loss)	81,554	—	(2,238)	77,767	6,025
Other income (expense)
Interest expense, net	(60,469)	—	(30,468)	(29,843)	(158)
Intercompany interest	—	—	—	494	(494)
Management fee expense	(2,000)	—	—	(2,000)	—
Miscellaneous, net	(5,458)	—	—	(5,458)	—

Income (loss) before income taxes	13,627	—	(32,706)	40,960	5,373
Income tax (expense) benefit	(5,105)	—	11,272	(14,192)	(2,185)

Increase (decrease) from continuing operations before equity in earnings of subsidiaries	8,522	—	(21,434)	26,768	3,188
Equity in earnings of subsidiaries	—	(34,504)	30,636	3,868	—

Net income (loss)	8,522	(34,504)	9,202	30,636	3,188
Less: Loss attributable to noncontrolling interest	(680)	—	—	—	(680)

Net income attributable to UCI International, Inc.	$9,202	$(34,504)	$9,202	$30,636	$3,868

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Income Statement
Year Ended December 31, 2008

	UCI
	International		UCI		Non-
	Consolidated	Eliminations	International	Guarantors	Guarantors
	(In thousands)

Net sales	$880,441	$(88,019)	$—	$834,630	$133,830
Cost of sales	705,280	(88,019)	—	662,453	130,846

Gross profit	175,161	—	—	172,177	2,984
Operating expenses
Selling and warehousing	(62,906)	—	—	(57,115)	(5,791)
General and administrative	(48,854)	—	(2,292)	(40,386)	(6,176)
Amortization of acquired intangible assets	(6,349)	—	—	(6,349)	—
Restructuring costs	(2,380)	—	—	(2,380)	—
Trademark impairment loss	(500)	—	—	(500)	—

Operating income (loss)	54,172	—	(2,292)	65,447	(8,983)
Other income (expense)
Interest expense, net	(65,404)	—	(31,212)	(34,080)	(112)
Intercompany interest	—	—	—	862	(862)
Management fee expense	(2,000)	—	—	(2,000)	—
Miscellaneous, net	(3,507)	—	—	(14,207)	10,700

Income (loss) before income taxes	(16,739)	—	(33,504)	16,022	743
Income tax (expense) benefit	4,313	—	11,969	(7,161)	(495)

Increase (decrease) from continuing operations before equity in earnings of subsidiaries	(12,426)	—	(21,535)	8,861	248
Equity in earnings of subsidiaries	—	(10,993)	9,927	1,066	—

Net income (loss)	(12,426)	(10,993)	(11,608)	9,927	248
Less: Loss attributable to noncontrolling interest	(818)	—	—	—	(818)

Net income (loss) attributable to UCI International, Inc.	$(11,608)	$(10,993)	$(11,608)	$9,927	$1,066

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Statement of Cash Flows
Year Ended December 31, 2010

	UCI
	International			UCI		Non-
	Consolidated	Eliminations		International	Guarantors	Guarantors
	(In thousands)

Net cash provided by (used in) operating activities	$113,340	$		$(3,633)	$111,754	$5,219

Cash flows from investing activities:
Capital expenditures	(21,298)		—	—	(16,114)	(5,184)
Proceeds from sale of property, plant and equipment	437			—	352	85
Proceeds from sale of joint venture (net of transaction costs and cash sold)	272			—	—	272
Increase in restricted cash	(6,890)		—	—	(6,890)	—

Net cash used in investing activities:	(27,479)		—	—	(22,652)	(4,827)

Cash flows from financing activities:
Issuances of debt	11,917		—	—	—	11,917
Debt repayments	(13,439)		—	—	(1,333)	(12,106)
Proceeds of 2010 Credit Facility (net of original issue discount of $5,375)	419,625		—	—	419,625	—
Payment of deferred financing costs and swaption premium	(9,893)		—	—	(9,893)	—
Repayment of 2006 Credit Facility	(190,000)		—	—	(190,000)	—
Redemption of senior subordinated notes, including call premium and redemption period interest	(235,512)		—	—	(235,512)	—
Change in intercompany indebtedness	—		—	3,619	(4,628)	1,009
Proceeds from exercise of stock options	2		—	2	—	—

Net cash provided by (used in) financing activities	(17,300)		—	3,621	(21,741)	820

Effect of exchange rate changes on cash	(173)		—	—	—	(173)

Net increase (decrease) in cash and cash equivalents	68,388		—	(12)	67,361	1,039
Cash and cash equivalents at beginning of year	131,942		—	29	123,504	8,409

Cash and cash equivalents at end of period	$200,330		$—	$17	$190,865	$9,448

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Statement of Cash Flows
Year Ended December 31, 2009

	UCI
	International			UCI		Non-
	Consolidated	Eliminations		International	Guarantors	Guarantors
	(In thousands)

Net cash provided by (used in) operating activities	$129,281	$		$(4,247)	$108,077	$25,451

Cash flows from investing activities:
Capital expenditures	(15,266)		—	—	(10,543)	(4,723)
Proceeds from sale of property, plant and equipment	2,566			—	96	2,470
Increase in restricted cash	(9,400)		—	—	(9,400)	—

Net cash used in investing activities:	(22,100)		—	—	(19,847)	(2,253)

Cash flows from financing activities:
Issuances of debt	13,187		—	—	—	13,187
Debt repayments	(35,227)		—	—	(20,304)	(14,923)
Intercompany capital contribution	—		—	—	(5,400)	5,400
Change in intercompany indebtedness	—		—	4,215	21,057	(25,272)
Proceeds from exercise of stock options	18		—	18	—	—

Net cash provided by (used in) financing activities	(22,022)		—	4,233	(4,647)	(21,608)

Effect of exchange rate changes on cash	128		—	—	—	128

Net increase (decrease) in cash and cash equivalents	85,287		—	(14)	83,583	1,718
Cash and cash equivalents at beginning of year	46,655		—	43	39,921	6,691

Cash and cash equivalents at end of period	$131,942		$—	$29	$123,504	$8,409

UCI International, Inc.

Notes to Consolidated Financial Statements (Continued)

Consolidating Condensed Statement of Cash Flows
Year Ended December 31, 2008

	UCI
	International			UCI		Non-
	Consolidated	Eliminations		International	Guarantors	Guarantors
	(In thousands)

Net cash provided by (used in) operating activities	$31,735	$		$(187)	$28,739	$3,183

Cash flows from investing activities:
Capital expenditures	(31,940)		—	—	(21,276)	(10,664)
Proceeds from sale of property, plant and equipment	421		—	—	121	300

Net cash used in investing activities:	(31,519)		—	—	(21,155)	(10,364)

Cash flows from financing activities:
Issuances of debt	27,993		—	—	20,003	7,990
Debt repayments	(23,407)		—	—	(10,479)	(12,928)
Change in intercompany indebtedness	—		—	(501)	(15,105)	15,606
Proceeds from exercise of stock options	146		—	146	—	—

Net cash provided by (used in) financing activities	4,732		—	(355)	(5,581)	10,668

Effect of exchange rate changes on cash	(318)		—	—	—	(318)

Net increase (decrease) in cash and cash equivalents	4,630		—	(542)	2,003	3,169
Cash and cash equivalents at beginning of year	42,025		—	585	37,918	3,522

Cash and cash equivalents at end of period	$46,655		$—	$43	$39,921	$6,691

UCI Holdings Limited and Subsidiaries

Consolidated financial statements as of December 31, 2010 and for the period from November 26, 2010 (date of incorporation) through December 31, 2010 and
Report of the Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
UCI Holdings Limited and subsidiaries

We have audited the accompanying consolidated balance sheet of UCI Holdings Limited (known on incorporation as Uncle Holdings (No. 3) Limited) and subsidiaries (the “Company”) (a New Zealand registered company) as of December 31, 2010 and the related consolidated statements of operations, shareholder’s equity (deficit) and cash flows for the period from the date of incorporation (November 26, 2010) to December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UCI Holdings Limited and subsidiaries as of December 31, 2010, and the results of its operations and cash flows for the period from the date of incorporation (November 26, 2010) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/  GRANT THORNTON LLP

Cincinnati, Ohio
February 10, 2011

UCI Holdings Limited and Subsidiaries

Consolidated Balance Sheet

December 31,
2010
(In thousands)

Assets
Current assets
Cash and cash equivalents	$—
Deferred tax assets	—

Total current assets	—
Deferred financing costs, net	—
Other long-term assets (Note 2)	5,305

Total assets	$5,305

Liabilities and shareholder’s equity (deficit)
Current liabilities
Accounts payable and accruals	$3,995
Amount due to Rank Group Limited (Note 3)	2,569

Total current liabilities	6,564
Deferred tax liabilities	—

Total liabilities	6,564

Shareholder’s equity (deficit)
Common stock	—
Additional paid in capital	—
Retained deficit	(1,259)
Accumulated other comprehensive income (loss)	—

Total shareholder’s equity (deficit)	(1,259)

Total liabilities and shareholder’s equity (deficit)	$5,305

The accompanying notes are an integral part of this statement.

UCI Holdings Limited and Subsidiaries

Consolidated Statement of Operations

Period Ended
December 31,
2010*
(In thousands)

Net sales	$—
Cost of sales	—

Gross profit	—
Operating (expenses) income
General and administrative	(1,259)

Operating income	(1,259)
Other expense
Interest expense, net	—

Loss before income taxes	(1,259)
Income tax (expense) benefit

Net loss	$(1,259)

*	For the period from the date of incorporation (November 26, 2010) to December 31, 2010

The accompanying notes are an integral part of this statement.

UCI Holdings Limited and Subsidiaries

Consolidated Statement of Cash Flows

Period Ended
December 31,
2010*
(In thousands)

Cash flows from operating activities:
Net loss	$(1,259)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash acquisition costs	1,259

Net cash provided by operating activities	—

Cash flows from investing activities:
Net cash used in investing activities	—

Cash flows from financing activities:
Net cash provided by financing activities	—

Effect of exchange rate changes on cash	—

Net increase in cash and cash equivalents	—
Cash and cash equivalents at beginning of the period*	—

Cash and cash equivalents at end of year	$—

*	For the period from the date of incorporation (November 26, 2010) to December 31, 2010

Non-cash Financing Activities

During the period the Group incurred (in thousands) non-cash financing costs of $5,305 and non-cash acquisition costs of $1,259 associated with the financing and acquisition of UCI International Inc. which was completed on January 26, 2011.

The accompanying notes are an integral part of this statement.

UCI Holdings Limited and Subsidiaries

Consolidated Statement of Changes in Shareholder’s Equity (Deficit)

				Accumulated
		Additional		Other
	Common	Paid In	Retained	Comprehensive	Total	Comprehensive
	Stock	Capital	(Deficit)	Income (Loss)	Equity/(Deficit)	Loss
	(In thousands)

Balance at November 26, 2010*	$—	$—	$—	$—	$—	$—
Comprehensive income/(loss)
Net loss			(1,259)		(1,259)	(1,259)
Other comprehensive income
(Foreign currency)				—		—

Total comprehensive loss						$(1,259)

Balance at December 31, 2010	$—	$—	$(1,259)	$—	$(1,259)

*	For the period from the date of incorporation (November 26, 2010) to December 31, 2010

The accompanying notes are an integral part of this statement.

UCI Holdings Limited and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 — GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

UCI Holdings Limited (known on incorporation as Uncle Holdings (No. 3) Limited) (the “Company”), an entity domiciled in New Zealand, was incorporated on November 26, 2010 for the purpose of consummating the acquisition of UCI International, Inc. (“UCI”), an entity owned by members of the Carlyle Group and certain current and former officers, employees and members of management. UCI is a leading designer, manufacturer and distributor of a broad range of filtration products, fuel and cooling systems products and vehicle electronics. As outlined in Note 6, the acquisition of UCI was completed on January 26, 2011, at which time Uncle Acquisition 2010 Corp. (an indirect subsidiary of the Company) merged with UCI, with UCI continuing as the surviving entity.

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned direct and indirect subsidiaries UCI Acquisition Holdings (No. 1) Corp., UCI Acquisition Holdings (No. 2) Corp., UCI Acquisition Holdings (No. 3) Corp. and Uncle Acquisition 2010 Corp. (the “Group”). All significant intercompany accounts, transactions and capital as held in controlled entities have been eliminated.

Cash Equivalents

Certificates of deposit, commercial paper, and other highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for operating losses and tax credit carry forwards. The Group establishes valuation allowances against operating losses and tax credit carry forwards when the ability to fully utilize these benefits is determined to be uncertain. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

At December 31, 2010, no deferred tax assets or liabilities were recorded by the Group.

At December 31, 2010, no liabilities for uncertain tax positions were recorded by the Group.

For the period from the date of incorporation through December 31, 2010 the Group applied the New Zealand statutory tax rate of 30%. As a result of the expenses incurred for the period being non-deductible the effective tax rate for the period was 0%.

Foreign Currency Translation

The functional currency for all operations outside of the United States is their local currency. Income statements of these operations are translated into U.S. dollars using the average exchange rates during the applicable period. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rates in effect at the applicable balance sheet date. Resulting cumulative translation adjustments are recorded as a component of shareholder’s equity in “Accumulated other comprehensive income (loss).”

The financial statements are presented in US dollars ($).

UCI Holdings Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Reporting of Comprehensive Income (Loss)

Comprehensive income (loss) includes (i) net income (loss) and (ii) the cumulative effect of translating balance sheets of certain foreign subsidiaries to U.S. dollars.

Financial Statement Presentation

The following provides a description of certain items that appear in the income statement:

General and administrative expenses include the costs of professional fees which are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Management has exercised reasonableness in deriving these estimates; however, actual results could differ from these estimates.

NOTE 2 —	OTHER LONG-TERM ASSETS

Other Long-Term Assets (in thousands) consist of professional fees and expenses incurred in respect of the financing activities associated with the acquisition of UCI which was completed on January 26, 2011 (refer to Note 6).

December 31,
2010

Other Long-Term Assets	$5,305

$5,305

NOTE 3 —	AMOUNT DUE TO RANK GROUP LIMITED

Amount due to Rank Group Limited (in thousands) consist of amounts payable to a related entity for third party professional fees and expenses associated with the acquisition and financing activities relating to the acquisition of UCI which was completed on January 26, 2011 (refer to Note 6).

December 31,
2010

Amount due to Rank Group Limited	$2,569

$2,569

NOTE 4 —	RELATED PARTY TRANSACTIONS

The immediate parent of the Company is UCI Holdings (No. 1) Limited and the ultimate controlling entity of the Group being UCI Holdings (No. 2) Limited. The ultimate sole shareholder of the Group is Mr. Graeme Hart.

During the period Rank Group Limited, an entity under the common ultimate control of the sole shareholder, incurred third party professional fees and expenses associated with the acquisition ($1,259) and financing ($1,310) of UCI which was completed on January 26, 2011 (refer to Note 6). As of December 31, 2010, these amounts had been recognized and remained unsettled and were included in the amount due to Rank Group Limited.

UCI Holdings Limited and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

NOTE 5 —	OTHER INFORMATION

On the date of incorporation (November 26, 2010), the immediate parent of the Company UCI Holdings (No. 1) Limited, contributed $1.00 (one dollar) for the issue of 1 share.

On November 29, 2010 a member of the Group, Uncle Acquisition 2010 Corp, entered into an agreement and plan of merger to acquire 100% of UCI by way of merger for a purchase price of $375 million in cash. On December 23, 2010, the Company and Uncle Acquisition 2010 Corp signed a debt commitment letter which comprised of a $525 million senior secured credit facility and a $250 million senior unsecured bridge facility (the “Debt Commitment Letter”), which was to be utilized to partially fund the UCI acquisition in the event that permanent financing was not obtained. Drawings under the Debt Commitment Letter were subject to certain conditions. Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities (each as defined in Note 6), the commitments under the Debt Commitment Letter terminated.

NOTE 6 —	SUBSEQUENT EVENTS

On January 25, 2011, UCI Holdings (No. 1) Limited subscribed for 1,000 shares in the Company for an aggregate issue price of $320.0 million (the “Equity Contribution”).

On January 26, 2011, the following occurred:

•	Uncle Acquisition 2010 Corp issued $400 million 8.625% senior notes due 2019 (the “Senior Notes”). The Senior Notes are guaranteed by the Company and certain of its subsidiaries.

•	The Company and certain of its subsidiaries entered into a $375 million senior secured credit facilities agreement comprising a $300 million senior secured term loan facility (“Term Loans”) and a $75 million senior secured revolving facility (together the “Senior Secured Credit Facilities”). The Company and certain of its subsidiaries guaranteed and provided security for the Senior Secured Credit Facilities.

•	The Group completed the acquisition of UCI at which time Uncle Acquisition 2010 Corp merged into UCI with UCI continuing as the surviving entity.

The proceeds from the borrowings under the Term Loans, the issuance of the Senior Notes, the Equity Contribution and available cash of UCI were used to fund the acquisition of UCI, repay certain existing indebtedness of UCI and pay related fees and expenses.

Other long term assets (in thousands) of $1,310 incurred in connection with the Senior Secured Credit Facilities and the Senior Notes have been reclassified and recognized as deferred financing costs. Upon the issuance of the Senior Notes and the drawdown of the Terms Loans, residual costs of $3,995 relating to the Debt Commitment Letter were expensed in full. Additional deferred financing costs were also incurred in connection with the Senior Secured Credit Facilities and the Senior Notes. The amounts of such costs have not yet been quantified.

Management continues to assess the acquisition of UCI and at this time is unable to fully quantify the effect.

UCI International, Inc.

Offer to Exchange

$400,000,000 Outstanding 8.625% Senior Notes due 2019 for
$400,000,000 Registered 8.625% Senior Notes due 2019

PROSPECTUS

May 13, 2011

DEALER PROSPECTUS DELIVERY OBLIGATION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. UCI International has agreed that, for a period of (i) in the case of an exchange dealer or initial purchaser, 180 days after the expiration date and (ii) in the case of any broker dealer, 90 days after the expiration date, it will make this prospectus available to any such exchange dealer, initial purchaser or broker-dealer for use in connection with any such resale. See “Plan of Distribution.”